PROSPECTUS
--------------------------------------------------------------------------------

                                   3,400,000 Shares
LOGO

                                     Common Stock
--------------------------------------------------------------------------------

Meridian Industrial Trust, Inc. (the "Company") is a self-administered and self-managed real estate operating company engaged primarily in the business of owning, acquiring, developing, managing and leasing income-producing warehouse/distribution and light industrial properties. At September 30, 1996, the Company owned and operated 59 warehouse/distribution properties and 25 light industrial properties encompassing approximately 10.6 million square feet of leasable space that was 95.1% leased to 231 tenants on a pro forma basis including the recently completed acquisition of one warehouse/distribution property and assuming the acquisition of five warehouse/distribution properties and the completion of two build-to-suit development projects as described in this Prospectus (the "Property Transactions"). The Company also owned seven retail properties encompassing 902,684 square feet as of such date. The industrial properties are located in nine significant industrial centers and distribution hubs throughout the United States. The Company intends to increase its presence in these markets through acquisitions and development and to expand into other important distribution markets and continue its strategy of being a demand-driven, competitively priced, nationwide provider of industrial space.

All of the shares of common stock of the Company, par value $.001 per share ("Common Stock"), offered hereby are being sold by the Company (the "Offering"). The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "MDN." On November 19, 1996, the last reported sales price of the Common Stock on the NYSE was $18.625 per share. See "Price Range of Common Stock."

The Company operates as a real estate investment trust (a "REIT") for federal income tax purposes and expects to pay regular quarterly distributions to its stockholders. See "Distribution Policy." The shares of Common Stock are subject to certain restrictions on ownership and transfer designed to preserve the Company's status as a REIT for federal income tax purposes. See "Description of Stock -- Restrictions on Ownership and Transfer."

SEE "RISK FACTORS" ON PAGES 17 TO 24 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.
--------------------------------------------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
           PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
               CRIMINAL OFFENSE.

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                                     Underwriting
                                                  Price to           Discounts and         Proceeds to
                                                   Public           Commissions(1)         Company(2)
-----------------------------------------------------------------------------------------------------------
Per Share...................................        $18.25               $1.00               $17.25
-----------------------------------------------------------------------------------------------------------
Total(3)....................................      $62,050,000         $3,400,000           $58,650,000
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated to be $932,000.

(3) The Company has granted the several Underwriters a 30-day over-allotment option to purchase up to 510,000 additional shares of Common Stock on the same terms and conditions as set forth above. If all such shares are purchased by the Underwriters, the total Price to Public will be $71,357,500, the total Underwriting Discounts and Commissions will be $3,910,000 and the total Proceeds to Company will be $67,447,500. See "Underwriting."
--------------------------------------------------------------------------------

The shares of Common Stock are offered by the several Underwriters, subject to delivery by the Company and acceptance by the Underwriters, to prior sale and to withdrawal, cancellation or modification of the offer without notice. Delivery of the shares to the Underwriters is expected to be made at the office of Prudential Securities Incorporated, One New York Plaza, New York, New York, on or about November 25, 1996.

PRUDENTIAL SECURITIES INCORPORATED
                           DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION
                                            ROBERTSON, STEPHENS & COMPANY

November 19, 1996

                            ------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY EFFECT TRANSAC-TIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               TABLE OF CONTENTS

                                                   PAGE
                                                   ---
PROSPECTUS SUMMARY...............................    4
  The Company....................................    4
  Risk Factors...................................    6
  Recent Investments and Dispositions............    7
  Business Objective.............................    9
  The Target Markets.............................   12
  Properties.....................................   12
  The Offering...................................   13
  Distributions..................................   13
  Tax Status of the Company......................   13
  Summary Selected Financial and Other Data......   14
RISK FACTORS.....................................   17
  Risk of Inability to Sustain Distribution
    Level........................................   17
  Influence of Significant Stockholders..........   17
  Real Estate Investment Risks...................   17
  Potential Environmental Liability Related to
    the Properties...............................   19
  Risks of Acquisition, Development and
    Construction Activities......................   19
  Risks of Adverse Effect on the Company From
    Debt Servicing, Increases in Interest Rates,
    Financial Covenants and Absence of
    Limitations on Debt..........................   20
  Possible Stock Price Volatility................   21
  Effect of Market Interest Rates on Price on
    Common Stock.................................   21
  Dilution.......................................   21
  Conflicts of Interest..........................   21
  Changes in Policies without Stockholder
    Approval.....................................   21
  Costs of Compliance with Americans with
    Disabilities Act and Similar Laws............   21
  Risks of Failure to Qualify as a REIT and Other
    Tax Liabilities..............................   22
  Limits on Ownership and Changes in Control May
    Deter Changes in Management and Third Party
    Acquisition Proposals........................   22
  Exemptions for Certain Persons from the
    Maryland Business Combination Law............   23
  Dependence on Key Personnel....................   23
  Shares Available for Future Sale...............   23
RECENT INVESTMENTS AND DISPOSITIONS..............   25
  Completed Acquisitions.........................   25
  Pending Acquisitions...........................   25
  Development Projects Under Contract and In
    Progress.....................................   26
  Pending Developments...........................   27
  Capitalization Rate............................   28
  Completed and Pending Dispositions.............   28
THE COMPANY......................................   29
  General........................................   29
  Business Objective.............................   30
  Growth Strategy................................   30
  Portfolio Management Strategy..................   31
  Marketing and Leasing Strategy.................   31
  Financing Strategy.............................   32
  Organizational Strategy........................   32
  The Industrial Real Estate Sector..............   32
  The Target Markets.............................   33
  Current Target Markets.........................   34
USE OF PROCEEDS..................................   36
PRICE RANGE OF COMMON STOCK......................   36
DISTRIBUTION POLICY..............................   36
DILUTION.........................................   37
CAPITALIZATION...................................   38
SELECTED FINANCIAL AND OTHER DATA................   39
  General........................................   39
  Pro Forma Financial Information................   39
  Historical As Adjusted Financial Information...   39
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS............   41
BUSINESS AND PROPERTIES..........................   48
  General........................................   48
  Industrial Properties..........................   53
  Retail Properties..............................   70
  Environmental Matters..........................   71
  Regulation.....................................   72
  The Unsecured Credit Facility..................   72
  The Mortgage Loan..............................   73
  Legal Proceedings..............................   73
POLICIES WITH RESPECT TO CERTAIN ACTIVITIES......   73
  Investment Policies............................   73
  Financing Policies.............................   74
  Conflict of Interest Policy....................   74
  Policies with Respect to Other Activities......   75
MANAGEMENT.......................................   76
  Directors and Executive Officers...............   76
  Board of Directors and Committees..............   79
  Compensation of Directors and Officers.........   80
  The Stock Plan.................................   81
  Limitation of Liability and Indemnification....   84
THE CONSOLIDATION TRANSACTIONS...................   84
  The Preferred Stock Private Placement..........   85
CERTAIN RELATIONSHIPS AND RELATED PARTY
  TRANSACTIONS...................................   85
  The USAA Option and Warrant....................   85
  The Hunt Consulting Agreement..................   86
PRINCIPAL AND MANAGEMENT STOCKHOLDERS............   87
  Principal Stockholders and Stockholdings of
    Directors and Management.....................   87
DESCRIPTION OF STOCK.............................   88
  General........................................   88
  Common Stock...................................   88
  The Merger Warrants............................   89
  The USAA Warrant and USAA Option...............   89
  Preferred Stock................................   89
  Restrictions on Ownership and Transfer.........   92
  Dividend Reinvestment and Stock Purchase
    Plan.........................................   95
CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE
  CHARTER AND BYLAWS.............................   95
  Board of Directors.............................   95
  Mergers, Consolidations and Sales of Assets....   96
  Business Combinations..........................   96
  Control Share Acquisitions.....................   96
  Related Party Transactions.....................   97
  Special Meetings of Stockholders...............   97
  Advance Notice of Director Nominations and New
    Business.....................................   98
  Amendments to Organizational Documents.........   98
  Liability and Indemnification of Certain
    Persons......................................   98
  Common Stock...................................   99
  Preferred Stock................................   99
FEDERAL INCOME TAX CONSIDERATIONS................  100
  Federal Income Taxation of the Company.........  100
  Requirements for Qualification.................  101
  Failure to Qualify as a REIT...................  105
  Taxation of Taxable Domestic Stockholders......  106
  Backup Withholding.............................  106
  Taxation of Domestic Tax-Exempt Stockholders...  107
  Taxation of Foreign Stockholders...............  107
  Possible Tax Law Changes.......................  108
  State and Local Taxes..........................  109
SHARES AVAILABLE FOR FUTURE SALE.................  110
UNDERWRITING.....................................  112
LEGAL MATTERS....................................  113
EXPERTS..........................................  113
ADDITIONAL INFORMATION...........................  113
GLOSSARY.........................................  114
INDEX TO FINANCIAL STATEMENTS....................  F-1

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus or incorporated herein by reference. Unless otherwise indicated, the information contained in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised. As used herein, the term "Company" includes Meridian Industrial Trust, Inc., a Maryland corporation, and/or one or more of its subsidiaries, as appropriate, "Common Stock" refers to the common stock, par value $.001 per share, of the Company, and "Properties" refers to properties owned by the Company, including the Property Transactions. Certain additional terms relating to the Offering are defined in the Glossary of this Prospectus.

                                  THE COMPANY

     Meridian Industrial Trust, Inc. is a self-administered and self-managed real estate operating company engaged primarily in the business of owning, acquiring, developing, managing and leasing income-producing warehouse/distribution and light industrial properties. At September 30, 1996, the Company owned and operated 59 warehouse/distribution properties and 25 light industrial properties encompassing approximately 10.6 million square feet of leasable space that was 95.1% leased to 231 tenants on a pro forma basis including the recently completed acquisition of one warehouse/distribution property and assuming completion of the acquisition of five warehouse/distribution properties and the completion of two build-to-suit development projects as described herein (the "Property Transactions"). See "Recent Investments and Dispositions." Based on the total square feet of leasable space and management's knowledge of the industrial real estate market, the Company believes it is one of the largest owners and managers of industrial space for lease in the United States. The Company also owned seven retail properties encompassing 902,684 square feet at September 30, 1996. The following table provides an overview of the Properties which are located in significant industrial centers and distribution hubs throughout the United States on a pro forma basis assuming completion of the Property Transactions.

                                                   NUMBER           APPROXIMATE       ANNUALIZED
                   MARKET AREA                  OF PROPERTIES       SQUARE FEET        BASE RENT
    ------------------------------------------  -------------       -----------       -----------
    Dallas....................................        21              2,345,916       $ 7,254,389
    Los Angeles Basin.........................        12              1,512,309         6,863,455
    Memphis...................................        11              2,071,535         5,705,354
    Chicago...................................        16              1,336,604         4,280,684
    Seattle...................................         3                535,898         3,220,071
    Atlanta...................................         2                385,111         3,040,354
    Columbus..................................         1              1,014,592         3,020,424
    San Francisco Bay Area....................         3                647,352         2,888,257
    Phoenix...................................        11                460,343         2,275,341
    Other.....................................        11              1,217,181         4,948,600
                                                      --
                                                                     ----------       -----------
         Total................................        91             11,526,841       $43,496,929
                                                      ==             ==========       ===========

     The Company intends to increase its presence in these markets through acquisitions and development and to expand into other important distribution markets, including Indianapolis, Orlando and the New Jersey/Pennsylvania I-95 Corridor. These twelve regional markets are referred to collectively in this Prospectus as the "Target Markets." See "The Company -- Target Markets." The Company's strategy is to be a demand-driven, competitively priced, nationwide provider of warehouse/distribution space.

     On February 23, 1996 (the date operations commenced), the Company succeeded to substantially all of the operations of four related publicly traded, finite-life real estate investment trusts. See "The Consolidation Transactions." Since February 23, 1996, the Company has purchased or substantially completed development of six modern warehouse/distribution Properties at an aggregate estimated cost of $79.0 million representing a total of approximately 2.3 million square feet located in four Target Markets. Additionally, the Company has committed to acquire or develop on a build-to-suit basis eight industrial properties representing 1.6 million square feet in five Target Markets at an anticipated aggregate cost of $59.8 million. The Company's investments in real estate have increased by 47.8% since February 23, 1996, on a pro forma basis including the effects of the Property Transactions. It is anticipated that net proceeds of this Offering, together with cash on hand, will be used to fund certain of the Property Transactions or to repay temporary borrowings made in connection therewith. See "Recent Investments and Dispositions"; "Use of Proceeds."

     The Company's fundamental business objective is to maximize total return to its stockholders by increasing cash flow per share and by increasing the long-term value of the Company's Properties. In order to achieve this objective, the Company will seek to build market share, to achieve name recognition and to continue to improve its operating efficiency. The Company places a high priority on disciplined portfolio management and anticipating customers' needs.

     The Company intends to achieve its primary business objective by applying its corporate strategies to achieve growth in its portfolio of Properties. The Company will seek to grow through (i) acquiring warehouse/distribution properties, (ii) developing warehouse/distribution properties primarily on a build-to-suit basis, (iii) repositioning the Company's existing portfolio by selling Properties which no longer meet its investment objectives and reinvesting the proceeds and (iv) maximizing cash flow from its operating Properties by increasing occupancy levels and releasing space at higher levels. For example, the Company has invested or committed to invest $138.8 million in the acquisition and development of properties since it commenced operations. The Company also has sold $7.8 million of Properties which no longer meet its objectives.

     The Company's business strategy is responsive to the accelerated pace of change in the way distribution space is used and where it is located. Management believes this change is the result of global competition and technological advances which drive companies to increase efficiencies and reduce costs. Logistics, the science of procuring, storing and distributing goods, has redefined many of the criteria for designing distribution space and has led to the development of the modern warehouse. The Company defines the modern warehouse building as one that typically has greater clear heights to stack goods (24 feet or greater), deeper truck turning radii (in excess of 150 feet), high capacity sprinkler systems and cross docking capabilities as well as other important features that are designed to increase the velocity of goods distribution. In addition, rapid decline in the cost of computer driven technology has made high technology methods for tracking, storing and retrieving goods available to many companies. As a result of the foregoing, there is a growing trend among distribution space users to consolidate inventory into large, modern warehouses located in major markets along the "path of goods movement" (i.e., major cities at the intersection of highways, airports, rail lines and shipping ports). Major cities along the path of goods movement are the Target Markets for the Company's growth strategy. See "The Company -- Target Markets."

     The Company believes that demand for modern warehouses will increase as a result of such factors as population growth, increased industrial production, increased capital spending and increased consumer demand. The resulting increase in demand for this type of distribution space has not been met by a corresponding increase in supply. Therefore, distribution space users often seek build-to-suit transactions in which building design can be matched with specific logistical requirements and modern distribution technologies.

     In addition, there was an overall decline in the construction of industrial space during the early 1990's due in part to the decrease in the availability of financing for such construction. Although construction of industrial space has recently increased from the depressed levels of the early 1990's, management believes that the overall decrease in supply of industrial space over the last five years, coupled with increased demand for space arising from economic growth, will result in increases in rental rates and appreciation in the value of properties in the industrial real estate sector.

     The Company's senior executives have an average of approximately 17 years experience in the commercial real estate business and an average tenure of eight and a half years with the Company and its predecessors. The Company's comprehensive in-house expertise includes management of public and private companies, operating public real estate investment trusts, acquisitions, dispositions, development, property management, leasing, marketing, finance, accounting and law. The executive officers include Allen J.

Anderson, Chairman and Chief Executive Officer; Milton K. Reeder, President and Chief Financial Officer; and Dennis Higgs, Senior Vice President.

     The Company also has attracted institutional investors that, as of September 30, 1996, owned (directly or indirectly) a substantial portion of the Company's outstanding stock, including Hunt Realty Corporation ("Hunt Realty"), investment entities managed by J.P. Morgan Investment Management, Inc. ("J.P. Morgan"), USAA Real Estate Company ("USAA"), Ameritech Pension Trust ("Ameritech"), The State Teachers Retirement Board of Ohio ("OTR") and investment entities managed by Morgan Stanley Asset Management, Inc. ("Morgan Stanley"). Hunt Realty and J.P. Morgan own their respective shares of Common Stock through Hunt Realty Acquisitions, L.P. ("Hunt"). See "Principal and Management Stockholders."

                                  RISK FACTORS

     An investment in the Common Stock involves various risks, and prospective investors should carefully consider the matters discussed under "Risk Factors" prior to any investment in the Company. These risks are summarized below.

     - The Company's current level of distributions was determined based on a number of assumptions, any one or more of which could prove incorrect or change over time. No assurance can be given that the Company will be able to sustain its current level of distributions.

     - Five stockholders of the Company (Hunt, USAA and Morgan Stanley which own Common Stock, and Ameritech and OTR which own Series B Preferred Stock that is convertible into Common Stock) owned, as of September 30, 1996, a total of 43.0% of the outstanding Common Stock (assuming conversion of the Series B Preferred Stock and after giving effect to the issuance of Common Stock in this Offering). As long as these stockholders own a significant percentage of the Company's stock, they will retain substantial influence over the affairs of the Company that may result in decisions that do not fully represent the interests of all stockholders of the Company.

     - The Company is subject to risks incident to the ownership and operation of commercial real estate generally, such as the effect of economic and other conditions on real estate values (including those associated with cyclical weaknesses in real estate markets, the inability to renew or release space upon expiration of leases (3.6% and 22.5% of the Company's total leased space is scheduled to expire during the fourth quarter of 1996 and in 1997, respectively), the impact on the retail Properties of the financial difficulties relating to the retail industry generally, competition, environmental issues, uninsured losses, build-to-suit construction and compliance with laws such as the Americans with Disabilities Act) and the ability of the Company's properties to generate sufficient cash flow to meet operating expenses (including debt service).

     - The Company is subject to risks associated with its current debt, including (i) interest rate exposure (because the interest rate under the Unsecured Credit Facility is variable), (ii) the prospect that the Company will be unable to refinance its Unsecured Credit Facility when it matures in February 1998, (iii) the failure to meet required loan covenants (such as maintaining certain debt coverage and loan-to-value ratios) under its Unsecured Credit Facility and the mortgage loan secured by 37 of the Company's Properties (the "Mortgage Loan") and the consequences of such failure and (iv) the inability to refinance "balloon" mortgage indebtedness under the Mortgage Loan.

     - The market price of the Common Stock could be subject to significant fluctuations in response to various factors and events, including quarterly variations in operating results, the liquidity of the market for the Common Stock, shares registered for resale under the Securities Act or which may otherwise become available for sale over time, regulatory changes affecting the real estate industry generally, announcements of business developments by the Company or its competitors, interest rate fluctuations and other changes in general real estate market conditions. In addition, purchasers of Common Stock from this Offering will experience immediate dilution in the net book value of their shares.

     - The Board of Directors has the ability to change the Company's investment, financing, conflicts of interest, distribution and other policies without a vote of stockholders.

     - Subject to the Company's conflicts of interest policy (which prohibits, among other things, transactions with officers, directors and substantial stockholders and their affiliates without the approval of a majority of the independent Board members), the Company may enter into future transactions with its officers, directors and substantial stockholders and their affiliates.

     - The Company will be taxed as a regular corporation if it fails to qualify as a REIT.

     - The Company's Organizational Documents contain limitations on the stockholders' ability to effect a change in control of the Company, including restrictions generally precluding the ownership of Common Stock by any single stockholder in excess of 8.5% of the lesser of the number of shares or value of the Common Stock.

     - The Company is dependent on the efforts of its executive officers, and the loss of their services could have an adverse effect on the operations of the Company.

     This Prospectus contains certain forward-looking statements which involve risks and uncertainties. See "Risk Factors." The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that cause such differences include, but are not limited to, the risks described under the "Risk Factors" section of this Prospectus.

                      RECENT INVESTMENTS AND DISPOSITIONS

     The Company began operations on February 23, 1996. Since that time it has actively sought to acquire and develop properties which meet its real estate underwriting criteria and dispose of those Properties which no longer fit the strategic focus of the Company.

INVESTMENTS

     The Company actively seeks to acquire operating properties and to develop new properties which meet its real estate underwriting criteria. All of the Company's development activity has been build-to-suit development projects that are subject to long term net leases which provide for periodic rental escalations. The Company believes that its strategy of selectively acquiring and developing warehouse/distribution properties to meet the needs of a growing list of tenants will allow it to achieve its business objectives.

     Acquisition Activity. Consistent with the Company's strategy of acquiring modern warehouse/distribution properties, the Company has significantly expanded its portfolio of industrial properties since it commenced operations, acquiring four Properties for aggregate consideration of $53.2 million. In addition, the Company has entered into binding contracts (subject to customary closing conditions) to acquire an additional five operating properties for aggregate estimated consideration of approximately $38.6 million. The Company expects to close these transactions by year end, although there can be no assurance that any of the pending acquisitions will be consummated.

     The following table summarizes the operating properties acquired by the Company since inception or that the Company currently has under contract to acquire:

                                                               APPROXIMATE       ESTIMATED
     PROPERTIES(1)                       MARKET                SQUARE FEET     CONSIDERATION(2)
-----------------------    ----------------------------------  -----------     -------------
Arenth Avenue              Los Angeles Basin                      332,790       $  9,700,000
Rustin Avenue              Los Angeles Basin                      113,721          4,115,000
Wanamaker Avenue           Los Angeles Basin                      136,249          4,500,000
Mission Oaks Boulevard     Los Angeles Basin                      310,736          9,885,000
Meyer Circle               Los Angeles Basin                      201,380          8,050,000
Crowfarn Drive             Memphis                                128,248          2,500,000
Crosswind Drive            Columbus                             1,014,592         30,919,000
Overlake Place             San Francisco Bay Area                 160,000          8,508,000
Gold River Lane            San Francisco Bay Area                 353,000         13,616,000
                                                                ---------       ------------
  Total                                                         2,750,716       $ 91,793,000
                                                                =========       ============

---------------
(1) The Arenth Avenue, Overlake Place, Crosswind Drive and Rustin Avenue acquisitions closed in March, June, September and November of 1996, respectively. The other acquisitions listed above are currently under contract and are included in the Property Transactions for pro forma purposes (as is the Rustin Avenue acquisition).

(2) Including transaction costs.

     Development Activity. In addition to acquisitions of operating properties, the Company seeks to develop new distribution facilities leased to creditworthy tenants. The following table summarizes the Company's development projects that are either under construction, under contract or are subject to a letter of intent. All of the properties listed below are 100% pre-leased. There can be no assurance that the Company will complete the following development projects. See "Recent Investments and Dispositions -- Development Projects."

                                                    ESTIMATED                      ESTIMATED
                                                     DATE OF       APPROXIMATE    CONSTRUCTION
      PROPERTIES                MARKET             COMPLETION      SQUARE FEET      COST(1)
-----------------------   -------------------   -----------------  -----------    ------------
Water's Ridge Drive(2)    Dallas                December 1996         367,744     $ 10,090,000
Sarah Jane Parkway(2)     Dallas                December 1996         361,690       15,650,000
Boulder Avenue            Minneapolis           March 1997            100,000        4,454,000
Skylab Road               Los Angeles Basin     June 1997             165,000        9,000,000
Highlands Parkway         Atlanta               July 1997             150,000        7,770,000
                                                                   -----------    ------------
     Total                                                          1,144,434     $ 46,964,000
                                                                   ===========    ============

---------------
(1) Including transaction costs.

(2) These development projects are included in the Property Transactions for pro forma purposes.

     Capitalization Rate. The average capitalization rate for the nine acquisition properties and five development properties listed above is estimated to be 10.5% (calculated by dividing the aggregate estimated annual net operating income by the aggregate estimated consideration (including transaction costs) or the aggregate estimated construction costs for these properties). Actual net operating income and actual construction costs may differ from the estimates used in calculating this average capitalization rate and as a result this capitalization rate is not necessarily indicative of the actual return the Company will realize from these properties. In addition, there can be no assurance that the capitalization rate with respect to these properties will be attained with respect to future acquisitions or developments.

DISPOSITIONS

     As part of its corporate strategy the Company will seek to reposition the Company's existing portfolio by selling properties which no longer meet its investment criteria. Since it commenced operations, the Company has sold four Properties for aggregate net proceeds of approximately $7.8 million. Additionally, the Company has entered into binding contracts to sell three of its retail Properties and is actively marketing two warehouse/distribution Properties located in Alabama and a fourth retail Property. The Company plans to reinvest the net sale proceeds into warehouse/distribution properties. See "Recent Investments and Dispositions."

                               BUSINESS OBJECTIVE

     The Company's fundamental business objective is to maximize total return to its stockholders by increasing cash flow per share and increasing the long-term value of the Company's properties. The Company intends to achieve this objective by continuing to implement the operating strategies summarized below.

GROWTH STRATEGY

     The Growth Strategy is to acquire and develop industrial properties in Target Markets while maximizing cash flow from operating Properties. The Company seeks to make acquisitions in its Target Markets and develop new properties primarily on a build-to-suit basis to meet the needs of customers. The Company maximizes cash flow from operating Properties by retaining existing tenants, releasing space at higher rates and increasing occupancy levels. As part of this strategy, the Company will seek to build market share, to achieve name recognition in its Target Markets and to continue to improve its operating efficiency. Specifically, it will evaluate and engage in the following activities:

     Acquisitions. The Company continually investigates potential individual property acquisitions. For example, since inception, the Company has acquired four Properties that comprise 1.6 million square feet of space for aggregate consideration of $53.2 million, has entered into contracts for the acquisition of an additional five Properties that comprise 1.1 million square feet for aggregate consideration of $38.6 million, and is evaluating a number of other potential individual acquisition candidates. See "Recent Investments and Dispositions." In addition, the Company intends to pursue acquisitions of multi-building portfolios currently owned by regional developers seeking increased liquidity, including acquisitions through tax-advantaged structures sometimes referred to as "downREITs." Further, many U.S. companies own distribution facilities which, for various financial and logistical reasons, they no longer wish to own. Also, many institutional investors own industrial portfolios which they may seek to liquidate. These property owners represent a potential opportunity for the Company to grow through acquisitions.

     When evaluating acquisition and development opportunities, the Company will consider such factors as: (i) geographic area and type of property; (ii) location, construction quality, condition and design of the property; (iii) potential for capital appreciation of the property; (iv) ability of the Company to improve the property's performance through renovations; (v) terms of tenant leases, including the potential for rent increases; (vi) potential for economic growth and the tax and regulatory environment of the area in which the property is located; (vii) potential for expansion of the properties; (viii) occupancy and demand by tenants for properties of a similar type in the vicinity; (ix) competition from existing properties and the potential for the construction of new properties in the area; and (x) the creditworthiness of tenants.

     Development. The Company will also seek to develop new warehouse/distribution properties on a selective basis. For example, since inception the Company has started construction on three build-to-suit transactions, including two Properties that the Company expects to complete before year end, that collectively comprise 829,434 square feet for an aggregate anticipated cost of $30.2 million and has agreed to develop two additional build-to-suit projects for an aggregate anticipated cost of $16.8 million. The Company expects that future development projects will be undertaken to (i) meet expansion needs of existing tenants, (ii) meet requirements of new tenants on a build-to-suit basis and (iii) selectively provide inventory for lease in certain Target Markets. See "Recent Investments and Dispositions" for a description of each of the Company's current development projects.

     Redeployment of Assets. The Company will continuously seek opportunities to upgrade its portfolio in response to changes in the marketplace. Since inception, the Company has sold four Properties for approximately $7.8 million, entered into binding contracts to sell three of its retail Properties and is actively marketing two warehouse/distribution Properties located in Alabama and a fourth retail Property.

     Internal Growth. The Company will seek to capitalize on opportunities to maximize growth in cash flow from its operating Properties by (i) retaining existing tenants, (ii) increasing occupancy and (iii) releasing space at higher rates. With regard to retaining existing tenants, the Company's tenant retention rates on a square footage basis for the Company's industrial Properties during 1995 and for the nine months ended September 30, 1996, excluding the effect of the Property Transactions, were 81.5% and 65.8%, respectively. The occupancy rate of the portfolio at September 30, 1996 on a pro forma basis assuming completion of the Property Transactions, was 95.0%. The Company's ability to retain existing tenants and its commitment to increasing occupancy levels may improve property revenues by minimizing vacancy periods attributable to leasing downtime and reducing leasing costs such as tenant improvements and leasing commissions. In connection with renewals and released space, during 1995 and for the nine months ended September 30, 1996 excluding the effect of the Property Transactions, average base rents increased by 3.7% and 8.0%, respectively. The Company also expects to obtain rental increases from existing leases which expire after December 31, 1996, but have scheduled rental adjustments (both fixed and inflation indexed). These leases comprise approximately 34.7% of the Company's industrial leases, assuming completion of the Property Transactions. Further, the Company will seek to achieve internal growth through controlling operating expenses and renovating properties to a higher and better use where appropriate.

PORTFOLIO MANAGEMENT STRATEGY

     The Portfolio Management Strategy is to actively manage the portfolio by utilizing market research to help determine which markets and submarkets are most favorable for new acquisitions. This research is designed to facilitate the understanding of market cycles for demand and supply. Market cycles vary from region to region, making individual markets more or less attractive for new acquisitions at any given time on a comparative basis. The Company intends to emphasize new acquisitions in those markets which are, at the time, believed to offer better risk adjusted investment returns. Based on the same research and understanding of comparative market cycles, the Company will sell assets that no longer meet its business objectives or when a market is believed to be overvalued.

     In a similar fashion, the Company makes leasing decisions based upon market research and its Portfolio Management Strategy. When a particular market is believed to be in danger of oversupply, longer term lease maturities will be sought on renewals and new leases. Alternatively, when a market is believed to be under-supplied relative to expected new demand, shorter term lease maturities will be accepted.

MARKETING AND LEASING STRATEGY

     The Marketing and Leasing Strategy is to anticipate customer needs in a manner that promotes tenant retention and maximizes the opportunity to increase net rental revenues. The Company plans to increase its market share in the Target Markets in which it currently owns Properties. Management believes that by obtaining and expanding critical mass in its Target Markets the Company can achieve above-average rents and occupancy levels. This opportunity arises out of an ability to anticipate the changing needs of existing tenants who seek either to expand or relocate their operations to other buildings owned by the Company. The Company believes that this flexibility generally leads to greater tenant satisfaction, higher average rents and lower cost of operations. In addition, significant local market presence may create stronger access to potential new tenants.

     The Company pursues an active leasing strategy by aggressively marketing available space, renewing existing leases at higher rents per square foot and seeking leases that provide for the pass through of property-related expenses to the tenant. In that regard, at September 30, 1996 on a pro forma basis assuming completion of the Property Transactions, approximately 28.2% of the Company's industrial Properties was leased on a triple-net basis permitting the Company to pass through to tenants property-related costs. Substantially all of the other leases provide for the pass through of property-related expenses over a base year amount. Further, 34.7% of the Company's industrial Properties (on a pro forma basis assuming the completion of the Property Transactions) are subject to leases which contain automatic rental adjustment provisions and extend beyond December 31, 1996. One component of the Company's leasing strategy is to increase its percentage of leases (based on leased area) that are on a triple-net basis.

     The Company will continue and expand existing local marketing programs that focus on the business and brokerage communities. Also, the Company will market its industrial space directly to "Fortune 1000" users in multiple markets to meet their warehouse and distribution space needs.

FINANCING STRATEGY

     The Financing Strategy is to minimize the Company's cost of capital by maintaining conservative debt levels, achieving an investment grade credit rating and maintaining ready access to public and private debt and equity capital. The Company believes that the size of its portfolio and the diversity of its buildings and tenants will allow it access to the debt and equity markets that are not generally available to smaller, less diversified property owners and may enhance the Company's ability to achieve an investment grade credit rating. Where intermediate or long-term debt financing is employed, the Company will generally seek to obtain fixed interest rates or enter into agreements intended to cap the effective interest rate on floating rate debt. The Company intends to operate with a ratio of debt-to-total market capitalization that generally will not exceed 50%. At September 30, 1996, the Company's debt-to-total market capitalization ratio was approximately 34.0%, and would be approximately 26.8%, on a pro forma basis after giving effect to the Offering (and the application of the net proceeds therefrom) and the Property Transactions.

     The Company is currently negotiating an increase in its borrowing limit under the Unsecured Credit Facility from $75 million to $125 million in connection with the completion of the Offering. However, there can be no assurance that this increase will be obtained.

ORGANIZATIONAL STRATEGY

     The Organizational Strategy is to maintain a centralized professional staff which focuses on important value-added decisions. The Company implements its growth, marketing and leasing, financing, portfolio management and organizational strategies, together with other critical operating functions, from its headquarters in San Francisco. The Company is staffed by experienced real estate professionals and executives who also have substantial private and public capital markets expertise. The Company's management and real estate professionals perform the following functions: asset management; investment analysis; acquisition due diligence; asset acquisition and disposition; marketing; capital markets; legal; and accounting. The Company maintains operational, financial and reporting control in all aspects of its business. However, the Company relies on outsourcing of certain functions where it is most cost-effective to do so and when management believes that it can effectively oversee and monitor the quality of services performed by outside vendors. In pursuing build-to-suit opportunities that meet its investment objectives, the Company expects to rely on qualified third parties to provide design and construction services.

     The Company's officers and asset management staff are directly responsible for all leasing activities, including (i) initiating renewal/expansion negotiations with existing tenants, (ii) soliciting the brokerage community for new lease proposals and (iii) negotiating and signing all leases. In addition, the Company's asset managers maintain regular contact with tenants to assure customer service and monitor the effectiveness of individual regional operators on day-to-day property specific duties. Further, over the last two years, the Company believes this system has helped to maintain high tenant retention in the Properties while increasing rental rates on lease renewals.

     The Company currently employs a system of independent agents or "regional operators" to provide tenants with certain routine services on a day-to-day basis. These services include maintenance, rent collections, oversight of physical improvements and certain other services that may be performed by third party providers in a reliable and cost-effective manner. Because regional operators are in daily contact with tenants of other industrial property owners, the Company expects that its relationships with its regional operators may be a source of additional leasing, acquisition and build-to-suit development opportunities.

                               THE TARGET MARKETS

     The Company believes that as retailing and manufacturing businesses continue to focus on higher inventory turns and just-in-time delivery of goods, transportation of products will continue to be the most important link in the distribution chain. Higher inventory turns are increasing the importance of storing finished goods near the final consumer for quick response to meet consumer demand. Further, greater reliance on just-in-time inventory control by manufacturers requires that goods used in the manufacturing process be stored relatively close to manufacturing centers to ensure continuous replenishment of those goods when needed.

     As the distribution chain continues to become shorter and regional economies expand or contract, the demand for storage space will fluctuate (the demand in specific source and destination markets will increase or decrease). However, space located along the path of goods movement will remain in demand even as source and destination points change over time. The Company has Target Markets across the United States that are located strategically along the path of goods movement. Upon completion of the Property Transactions, the Company will own Properties in the following Target Markets: Dallas; Los Angeles Basin; Memphis; Chicago; Seattle; Atlanta; Columbus; San Francisco Bay Area; and Phoenix. The Company currently does not own Properties in the Indianapolis, Orlando and New Jersey/Pennsylvania I-95 Corridor Target Markets. For a description of certain information relating to the Target Markets, see "The Company -- The Target Markets; -- Current Markets."

     The Company expects that it will make further investments in Target Markets in which it currently owns Properties and will expand into the remaining Target Markets as attractive investment opportunities become available. The Company believes that opportunities exist in its Target Markets to acquire or develop additional industrial properties at attractive yields.

                                   PROPERTIES

     The Company owned and operated 59 warehouses/distribution Properties, 25 light industrial Properties and seven retail Properties at September 30, 1996, on a pro forma basis assuming completion of the Property Transactions. Those Properties contained approximately 11.5 million square feet of rentable space that was 95.0% leased to 345 tenants at September 30, 1996, on a pro forma basis assuming completion of the Property Transactions.

     The warehouse/distribution Properties can be used for bulk distribution or light assembly and manufacturing uses. They generally have clear heights equal to or greater than 24 feet, building depths in excess of 150 feet, office finish of less than 15%, high capacity sprinklers, cross docking capabilities, and numerous dock high truck doors. These Properties contained approximately 9.2 million rentable square feet at September 30, 1996, on a pro forma basis assuming completion of the Property Transactions.

     The light industrial Properties are suitable for tenants with smaller space requirements and have lower ceiling heights and more office finish. The light industrial Properties generally have clear heights of 14 to 22 feet, building depth of 60 to 150 feet and office finish of 10% to 50%. These Properties contained approximately 1.4 million rentable square feet at September 30, 1996.

     The seven retail Properties in the portfolio consist of four neighborhood and community shopping centers and three free standing retail buildings. These Properties contained 902,684 rentable square feet at September 30, 1996 (or approximately 7.8% of the total rentable square feet of the total portfolio on a pro forma basis, assuming completion of the Property Transactions). The Company expects that it will sell the retail Properties in its portfolio as market conditions warrant and purchase with the net proceeds from such sales industrial Properties that meet the Company's investment objectives. Currently, the Company has entered into binding contracts to sell three retail Properties and is actively marketing a fourth retail Property.

                                  THE OFFERING

Common Stock Offered Hereby..................  3,400,000 shares
Common Stock to be Outstanding after the
  Offering...................................  13,085,563 shares(1)
Use of Proceeds..............................  To fund certain of the Property Transactions and to repay temporary borrowings incurred
                                               under the Unsecured Credit Facility in
                                               connection therewith.
NYSE Symbol..................................  MDN

---------------
(1) Excludes (i) approximately 553,000 shares of Common Stock issuable upon the exercise of the Merger Warrants, (ii) 184,900 shares of Common Stock issuable upon the exercise of the USAA Warrant, (iii) 693,838 shares of Common Stock issuable upon the exercise of outstanding options granted pursuant to the Stock Plan and (iv) 2,272,727 shares of Common Stock issuable upon the conversion of outstanding shares of Series B Preferred Stock (based on the current conversion price of such stock).

                                 DISTRIBUTIONS

     From February 23, 1996 (the date operations commenced) through September 30, 1996, the Company paid quarterly per share distributions equivalent to $0.29 to holders of record of the Common Stock. The Company currently expects to continue to declare and pay regular quarterly distributions of $0.29 per share to holders of its Common Stock, which on an annualized basis is equivalent to an annual distribution of $1.16 per share of Common Stock. In addition, the terms of the outstanding shares of Series B Preferred Stock provide for cumulative dividends at an initial per share rate of at least $0.31 per quarter or $1.24 per year. From February 23, 1996 (the date of completion of the Preferred Stock Private Placement) through September 30, 1996, the Company paid quarterly per share distributions to the holders of record of the Series B Preferred Stock equivalent to $0.31. Future distributions by the Company will be at the discretion of the Board of Directors and there can be no assurance that any such distributions will be made by the Company. Distributions by the Company to the extent of its current and accumulated earnings and profits for federal income tax purposes generally will be taxable to stockholders as ordinary dividend income. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable reduction of the stockholder's basis in its shares of Common Stock to the extent thereof, and thereafter as taxable gain. Distributions that are treated as a reduction of the stockholder's basis in its shares of Common Stock will have the effect of deferring taxation until the sale of the stockholder's shares. The Company currently estimates that approximately 48% of its distributions for calendar 1996 will represent a return of capital for Federal income tax purposes. See "Distribution Policy" and "Federal Income Tax Considerations -- Taxation of Taxable Domestic Stockholders."

                           TAX STATUS OF THE COMPANY

     The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its initial taxable year ended December 31, 1995. If the Company qualifies for taxation as a REIT, the Company generally will not be subject to federal income tax on that portion of its ordinary income or net capital gain that is currently distributed to stockholders. Based on various assumptions and factual representations made by the Company regarding the various requirements for qualification as a REIT, in the opinion of Vinson & Elkins L.L.P., counsel for the Company, the Company has qualified as a REIT for its taxable year ended December 31, 1995, and the Company is organized in conformity with the requirements for qualification as a REIT and its method of operation has and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code, provided the Company continues to meet the asset composition, source of income, shareholder diversification, distribution, recordkeeping, and other requirements of the Code necessary for the Company to qualify as a REIT. The opinion of Vinson & Elkins L.L.P. is not, however, binding on the Internal Revenue Service (the "IRS") or any court. Vinson & Elkins L.L.P. will not be engaged to monitor or review the Company's compliance with these requirements. While the Company expects to satisfy these tests and plans to use its best efforts to qualify as a REIT, no assurance can be given that the Company will be able to do so for any particular year, or that the applicable law will not change and adversely affect the Company and its stockholders. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. See "Federal Income Tax Considerations -- Failure to Qualify as a REIT" for a more detailed discussion of the consequences of a failure of the Company to qualify as a REIT. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property and to federal income and excise taxes on its undistributed income and certain other categories of income.

                   SUMMARY SELECTED FINANCIAL AND OTHER DATA

GENERAL

     The following selected financial and other data includes data regarding substantially all of the operations and Properties of four publicly-traded finite-life real estate investment trusts that were involved in the Consolidation Transactions. See "The Consolidation Transactions" and "Glossary" for the definitions of certain terms used herein. The following table sets forth selected financial and other data on a pro forma, historical as adjusted and historical basis for the Company, and on a historical combined basis for the Merged Trusts. The Properties that the Company purchased from Trust 83 in the Asset Purchase (the "Trust 83 Properties") are not included in the historical combined financial information of the Merged Trusts. The table should be read in conjunction with the pro forma and historical as adjusted financial statements and notes thereto and the respective historical financial statements and notes thereto included elsewhere in this Prospectus.

PRO FORMA FINANCIAL INFORMATION

     The accompanying unaudited pro forma selected balance sheet data as of September 30, 1996 has been prepared to reflect (i) the Property Transactions,
(ii) the completion of the Offering, and (iii) the paydown of the Unsecured Credit Facility using the net proceeds from the Offering and cash on hand, as described in "Use of Proceeds," as if such transactions and adjustments had occurred on September 30, 1996. The accompanying unaudited pro forma selected operating and other data has been prepared to reflect (i) the incremental effect of the Property Transactions and completed acquisitions, (ii) the incremental effect of four property dispositions occurring prior to September 30, 1996,
(iii) the incremental effects of the paydown of the Unsecured Credit Facility using the net proceeds from the Company's March 1996 offering of 1,500,000 shares of Common Stock and (iv) the paydown of the Unsecured Credit Facility using the net proceeds from this Offering and cash on hand, as if such transactions and adjustments had occurred on January 1, 1995.

     The pro forma selected financial and other data should be read in connection with the respective historical as adjusted financial information and notes thereto and historical financial statements and notes thereto included elsewhere in this Prospectus. In the opinion of management, the pro forma selected financial and other data provides for all adjustments necessary to reflect the effects of the Property Transactions and completed acquisitions, property dispositions, March 1996 offering, the Offering, and the paydown of the Unsecured Credit Facility.

     The pro forma information is unaudited and is not necessarily indicative of the consolidated results that would have occurred if the transactions and adjustments reflected therein had been consummated in the period or on the date presented, or on any particular date in the future, nor does it purport to represent the financial position, results of operations or changes in cash flows for future periods.

HISTORICAL AS ADJUSTED FINANCIAL INFORMATION

     The accompanying unaudited historical as adjusted condensed consolidated statements of operations for the nine months ended September 30, 1996 and for the year ended December 31, 1995 has been prepared to reflect (i) the respective historical results of the Merged Trusts and the Trust 83 Properties for the respective periods, (ii) the incremental effects of the Merger, the Refinancing and the Recapitalization on the historical results of the Merged Trusts and the Trust 83 Properties and (iii) the historical results of the Company, to reflect the post-Merger operations of the Company as if such transactions and adjustments had occurred on January 1, 1995. The Merger, Asset Purchase and Refinancing each closed concurrently on February 23, 1996.

     The unaudited historical as adjusted selected financial and other data should be read in connection with the historical financial statements and notes thereto included elsewhere in this Prospectus. In the opinion of management, the historical as adjusted condensed consolidated financial information provides for all adjustments necessary to reflect the effects of the disposition and acquisition of certain properties during 1995, the Recapitalization, the Merger, the Asset Purchase and the Refinancing.

     The historical as adjusted condensed consolidated financial information is unaudited and is not necessarily indicative of the consolidated results that would have occurred if the transactions reflected therein had been consummated in the period presented, or on any particular date in the future, nor does it purport to represent the financial position, results of operations or changes in cash flows for future periods.

                   SUMMARY SELECTED FINANCIAL AND OTHER DATA
                      AS OF AND FOR THE PERIODS INDICATED
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               HISTORICAL           YEAR ENDED DECEMBER 31,
                                 NINE MONTHS ENDED                             AS ADJUSTED   --------------------------------------
                                 SEPTEMBER 30, 1996                             FOR NINE                                    MERGED
                         ----------------------------------   MERGED TRUSTS      MONTHS                                     TRUSTS
                           PRO      HISTORICAL               JANUARY 1, 1996      ENDED         PRO        HISTORICAL        (3)
                          FORMA         AS                   TO FEBRUARY 23,  SEPTEMBER 30,    FORMA       AS ADJUSTED     --------
                           (1)     ADJUSTED (2)  HISTORICAL     1996 (3)        1995 (2)      1995(1)       1995 (2)         1995
                         --------  ------------  ----------  ---------------  -------------  ----------  ---------------   --------
OPERATING DATA:
 Total Revenues......... $ 38,535    $ 29,877     $ 23,933       $ 5,158         $29,392      $ 51,367      $  38,816      $ 34,597
 Income (Loss) Before
   Extraordinary
   Items................   13,681       9,486        7,955          (542)          8,678        18,004         11,035           852
 Extraordinary Items....       --          --         (411)           --              --            --             --        (1,865)
 Net Income (Loss)......   13,681       9,486        7,544          (542)          8,678        18,004         11,035        (1,013)
 Net Income Allocable to
   Common...............   11,558       7,363        5,838          (542)          6,564        15,186          8,217            --
 Net Income Per Common
   Share:
   Before Extraordinary
    Items............... $   0.87    $     --     $   0.82       $    --         $    --      $   1.14      $      --      $     --
   Net Income...........     0.87          --         0.77            --              --          1.14             --            --
 Distributions Per
   Share:
   Common Stock.........     0.87          --         0.70            --              --          1.16             --            --
   Series B Preferred
    Dividends...........     0.93          --         0.75            --              --          1.24             --            --
BALANCE SHEET DATA:
 Investment in Real
   Estate, Net.......... $339,583    $     --     $283,655       $    --         $    --      $     --      $      --      $217,216
 Total Assets...........  348,506          --      292,700            --              --            --             --       247,159
 Mortgage Loans.........   71,852          --       66,094            --              --            --             --       109,728
 Unsecured Credit
   Facility.............   34,230          --       41,900            --              --            --             --            --
 Stockholders' Equity...  232,444          --      174,726            --              --            --             --       106,375
OTHER DATA:
 Funds From
   Operations (4)....... $ 19,131    $ 13,380     $ 10,988       $    --         $12,374      $ 25,174      $  16,085      $     --
 Cash Flows Provided By
   (Used In):
 Operating Activities...   17,427      11,676       14,791          (549)         11,137        22,144         13,055         7,229
   Investing
    Activities..........   (2,436)    (54,376)     (45,741)         (185)         (2,741)     (122,062)        (3,143)       (5,039)
 Financing Activities...  (11,963)     32,097       32,097          (442)         (7,835)      113,421        (12,335)       (6,069)
 Weighted Average:
   Common Shares
    Outstanding.........   13,297          --        9,716            --              --        13,297             --            --
   Preferred Shares
    Outstanding.........    2,273          --        2,273            --              --         2,273             --            --


                            1994       1993       1992       1991
                          --------   --------   --------   --------
                         <
OPERATING DATA:
 Total Revenues.........  $ 34,822   $ 35,024   $ 38,096   $ 39,587
 Income (Loss) Before
   Extraordinary
   Items................   (11,135)    (9,993)   (18,884)   (17,878)
 Extraordinary Items....        --        796         --         --
 Net Income (Loss)......   (11,135)    (9,197)   (18,884)   (17,878)
 Net Income Allocable to
   Common...............        --         --         --         --
 Net Income Per Common
   Share:
   Before Extraordinary
    Items...............  $     --   $     --   $     --   $     --
   Net Income...........        --         --         --         --
 Distributions Per
   Share:
   Common Stock.........        --         --         --         --
   Series B Preferred
    Dividends...........        --         --         --         --
BALANCE SHEET DATA:
 Investment in Real
   Estate, Net..........  $226,219   $249,492   $277,561   $300,854
 Total Assets...........   250,986    275,951    304,426    323,735
 Mortgage Loans.........   137,143    151,130    168,059    166,534
 Unsecured Credit
   Facility.............        --         --         --         --
 Stockholders' Equity...   107,388    118,523    128,182    148,914
OTHER DATA:
 Funds From
   Operations (4).......  $     --   $     --   $     --   $     --
 Cash Flows Provided By
   (Used In):

 Operating Activities...     6,755      8,226      6,946      5,140
   Investing
    Activities..........     5,949       (466)    (1,723)    (3,110)

 Financing Activities...   (14,200)    (4,696)    (1,007)     1,414
 Weighted Average:
   Common Shares
    Outstanding.........        --         --         --         --
   Preferred Shares
    Outstanding.........        --         --         --         --

---------------
(1) The pro forma financial operating and other data reflects the Offering, Property Transactions and certain other adjustments as if such transactions and adjustments had occurred on January 1, 1995. The pro forma balance sheet data reflects such transactions and adjustments as if such transactions and adjustments had occurred on September 30, 1996.

(2) The historical as adjusted reflects the incremental effects of the Consolidation Transactions and related transactions on the Company and the Merged Trusts as discussed in "The Consolidation Transactions."

(3) Reflects the historical operations of the Merged Trusts for the period from January 1, 1996 to the Merger date of February 23, 1996, and for each of the five years ended December 31, 1995.

(4) In addition to cash flows and net income, management and industry analysts generally consider Funds From Operations ("Funds From Operations") to be one additional measure of the performance of an equity REIT because, together with net income and cash flows, Funds From Operations provides investors with an additional basis to evaluate the ability of an entity to incur and service debt and to fund acquisitions and other capital expenditures. However, Funds From Operations does not measure whether cash flow is sufficient to fund all of an entity's cash needs including principal amortization, capital improvements, and distributions to stockholders. Funds From Operations also does not represent cash generated from operating, investing or financing activities as determined in accordance with generally accepted accounting principles. Funds From Operations should not be considered as an alternative to net income as an indicator of an entity's operating performance or as an alternative to cash flow as a measure of liquidity. Funds From Operations is defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") as net income or loss, excluding gains or losses from debt restructurings and sales of properties, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. In March 1995, NAREIT issued a White Paper analysis to address certain interpretive issues under its definition of Funds From Operations. The White Paper provides that amortization of deferred financing costs and depreciation of non-rental real estate assets are no longer to be added back to net income to arrive at Funds From Operations. The Company calculates Funds From Operations as defined by NAREIT and as interpreted in the White Paper (i.e., the Company does not add back amortization of deferred financing costs and depreciation of non-rental real estate assets to net income). A reconciliation of Funds From Operations to net income for the periods ended September 30, 1996 and 1995, and the year ended December 31, 1995 is set forth below:

                                                                                                NINE
                                                                                               MONTHS
                                                                                                ENDED               YEAR
                                                                                              SEPTEMBER            ENDED
                                                                NINE MONTHS ENDED                30,            DECEMBER 31,
                                                                SEPTEMBER 30, 1996              1995                1995
                                                        ----------------------------------   -----------   ----------------------
                                                          PRO     HISTORICAL                 HISTORICAL      PRO      HISTORICAL
                                                         FORMA    AS ADJUSTED   HISTORICAL   AS ADJUSTED    FORMA    AS ADJUSTED
                                                        -------   -----------   ----------   -----------   -------   ------------
    Net Income, Before Gains and Losses and
     Extraordinary Items..............................  $13,681     $ 9,486      $  7,778      $ 8,678     $18,004     $ 11,035
    Depreciation and Amortization of Real Estate
     Assets...........................................    5,450       3,894         3,210        3,696       7,170        5,050
                                                        -------     -------       -------      -------     -------      -------
    Funds From Operations.............................  $19,131     $13,380      $ 10,988      $12,374     $25,174     $ 16,085
                                                        =======     =======       =======      =======     =======      =======

                                  RISK FACTORS

     An investment in shares of Common Stock involves various risks. Prospective investors should carefully consider the following risk factors, in addition to the other information set forth in this Prospectus, in connection with an investment in the shares of Common Stock offered hereby.

     This Prospectus contains statements which constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Those statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) potential acquisitions or property developments by the Company; (ii) the use of the proceeds of the Offering; (iii) the Company's financing plans; (iv) trends affecting the Company's financial condition or results of operations; (v) the Company's growth strategy, operating strategy and financing strategy; (vi) the declaration and payment of dividends; and (vii) regulatory matters affecting the Company. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward looking statements as a result of various factors. The accompanying information contained in this Prospectus, including without limitation the information set forth under the headings "Risk Factors," "The Company," Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties," identifies important factors that could cause such differences.

     RISK OF INABILITY TO SUSTAIN DISTRIBUTION LEVEL. The Company's current intended distribution level is based on a number of assumptions, including assumptions relating to the future operations of the Company. These assumptions concern, among other matters, continued property occupancy and profitability of tenants, capital expenditures and other costs relating to the Company's properties, the level of leasing activity, the strength of real estate markets, competition, the cost of environmental compliance and compliance with other laws, the amount of uninsured losses, and decisions by the Company to reinvest rather than distribute cash available for distribution. The Company currently expects to maintain its current distribution level. However, some of the assumptions described above are beyond the control of the Company, and a significant change in any such assumptions could cause a reduction in cash available for distributions, which could affect the Company's ability to sustain its distribution level.

     INFLUENCE OF SIGNIFICANT STOCKHOLDERS. Five stockholders of the Company (Hunt, USAA and Morgan Stanley which own shares of Common Stock, and Ameritech and OTR, which own shares of Series B Preferred Stock that are convertible into shares of Common Stock) owned as of September 30, 1996 a total of 43.0% of the outstanding Common Stock on a pro forma basis (assuming conversion of the shares of Series B Preferred Stock and after giving effect to the issuance of shares of Common Stock in this Offering). So long as the holders of shares of Series B Preferred Stock collectively hold shares of Series B Preferred Stock representing on an as-converted basis more than the Minimum Ownership Level (as defined in the Company's Charter and described together with additional rights under "Description of Stock -- Preferred Stock"), the holders of shares of Series B Preferred Stock (Ameritech and OTR) are entitled to require the Company to increase the size of its Board of Directors by one person and to elect a designee to fill such vacancy. At the next annual meeting of stockholders following any such appointment, the number of directors would be set at nine directors, including the director elected by the holders of the Series B Preferred Stock. Accordingly, for so long as these stockholders own a significant percentage of the Company's stock, they will retain substantial influence over the affairs of the Company, which may result in decisions that do not fully represent the interests of all stockholders of the Company. See "Principal and Management Stockholders."

     REAL ESTATE INVESTMENT RISKS.

     Expiring Leases. The Company's inability to renew or release space upon expiration of its expiring leases could adversely affect the Company's cash available for distributions. In addition, the Company usually will incur additional costs in the form of leasing commissions and tenant improvements if it is unable to renew an expiring lease with an existing tenant. In that regard, during the fourth quarter of 1996 and in 1997, leases covering approximately 3.6% and 22.5%, respectively, of the Company's total leased space are scheduled to expire. See "Business and Properties."

     General Risks. The Company's investments are subject to the risks incident to ownership and operation of commercial real estate generally. The yields available from equity investments in real estate depend upon the amount of income generated and expenses incurred. If the Company's properties do not generate revenue sufficient to cover operating expenses, including debt service and capital expenditures, the Company's cash available for distribution and ability to make distributions to its stockholders will be adversely affected.

     A commercial property's revenues and value may be adversely affected by a number of factors, including: the national, state and local economic climate and real estate conditions (such as oversupply of or reduced demand for space and changes in market rental rates); the perceptions of prospective tenants of the safety, convenience and attractiveness of the properties; the ability of the owner to provide adequate management, maintenance and insurance; the ability to collect on a timely basis all rents from tenants; the expense of periodically renovating, repairing and reletting space; and increasing operating costs (including real estate taxes and utilities) which may not be passed through the tenants. Certain significant expenditures associated with investments in real estate (such as mortgage payments, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in rental revenues from a property. If a property is mortgaged to secure the payment of indebtedness and if the Company is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the property or the exercise of other remedies by the mortgagee. In addition, real estate values and income from properties are affected by such factors as compliance with laws, including tax laws, interest rate levels and the availability of financing. Also, rentable square feet of commercial property is often affected by market conditions and may therefore fluctuate over time.

     Reliance on Major Tenants. At September 30, 1996 on a pro forma basis assuming completion of the Property Transactions, the Company's largest tenant, Sears Logistics Services, Inc. (an affiliate of Sears Roebuck and Co.) accounted for approximately 11.9% of the Company's pro forma total annual Base Rent. In addition, five other tenants in the aggregate accounted for approximately 16.0% of the Company's pro forma total annual Base Rent at such date. The Company would be adversely affected in the event of bankruptcy or insolvency of, or a downturn in the business of, any such tenants.

     Tenant Defaults. Substantially all the Company's income is derived from rental income from real property and, consequently, the Company's cash flow and ability to make expected distributions to stockholders would be adversely affected if a significant number of tenants of the Properties failed to meet their lease obligations. In the event of a default by a lessee, the Company may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. At any time, a tenant of the Properties may also seek protection under the bankruptcy laws, which could result in rejection and termination of such tenant's lease and thereby cause a reduction in the cash available for distribution by the Company. If a tenant rejects its lease, the Company's claim for breach of the lease would be treated (absent collateral securing the claim) as a general unsecured claim. No assurance can be given that the Company will not experience significant tenant defaults in the future.

     Market Illiquidity. Equity real estate investments are relatively illiquid. Such illiquidity will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, provisions of the Code limit a REIT's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties at a time when it is otherwise economically advantageous to do so, thereby adversely affecting returns to holders of Common Stock.

     Operating Risks. The Properties are subject to operating risks common to commercial real estate in general, any and all of which may adversely affect occupancy or rental rates. The Properties are subject to increases in operating expenses such as: cleaning, electricity, heating, ventilation and air conditioning; insurance and administrative costs; and other general costs associated with security, landscaping, repairs and maintenance. While the Company's tenants are currently obligated to pay all or a portion of these escalating costs, there can be no assurance that tenants will agree to pay such costs upon renewal or that new tenants will agree to pay such costs. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. While the Company generally implements cost saving incentive measures at its Properties, if any of the above occurs, the Company's ability to make distributions to stockholders could be adversely affected.

     Competition. There are numerous commercial properties that compete with the Company in attracting tenants and numerous companies that compete in the selection of land for development and properties for acquisition.

     Uninsured Losses. The Company carries or requires its tenants to carry comprehensive liability, fire, extended coverage and rental loss insurance with respect to all of the Properties, with policy specifications, insured limits and deductibles customarily carried for similar properties. There are, however, certain types of losses (such as losses arising from acts of war or relating to pollution) that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in a Property, as well as the anticipated future revenue from such Property and could continue to be obligated on any mortgage indebtedness or other obligations related to the Property. Any such loss would adversely affect the business of the Company and its financial condition and results of operations.

     Retail Property Risks. At September 30, 1996, on a pro forma basis assuming completion of the Property Transactions, seven of the Company's Properties were retail Properties. The Company's investments in retail Properties are subject to risks incident to: (i) the oversupply of retail space in certain areas of the United States; (ii) severe competition from new retailers and the nationwide expansion of existing retailers; and (iii) various negative general economic factors.

     POTENTIAL ENVIRONMENTAL LIABILITY RELATED TO THE PROPERTIES. Under various federal, state and local laws, ordinances and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. These laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The cost of any required remediation and the owner's liability therefore as to any property is generally not limited under such enactments and could exceed the value of the property and/or the aggregate assets of the owner. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs") when such materials are in poor condition, or in the event of renovation or demolition. Such laws impose liability for release of ACMs into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation of costs, as well as certain other related costs, including governmental fines and injuries to persons and property.

     All the Properties have been subject to a Phase I or similar environmental audit undertaken by independent environmental consultants after December 1992 (which involved general inspections without soil sampling, ground water analysis or radon testing and, for the Properties constructed in 1978 or earlier, survey inspections to ascertain the existence of ACMs). In addition, Phase II studies were conducted on ten of the Properties in 1995. These environmental audits have not revealed, and the Company is not aware of, any environmental liability that would have a material adverse effect on the Company's business. See "Business and Properties -- Environmental Matters."

     RISKS OF ACQUISITION, DEVELOPMENT AND CONSTRUCTION ACTIVITIES. The Company intends to acquire operating warehouse/distribution and light industrial properties to the extent they can be acquired on advantageous terms and meet the Company's investment criteria. Acquisitions of such properties entail general investment risk associated with any real estate investment, including the risk that investments will fail to perform as expected or that estimates of cost of improvements to bring an acquired property up to standards established for the intended market condition may prove inaccurate.

     The Company also intends to grow through the selective development and construction of build-to-suit warehouse/distribution and light industrial properties, in accordance with the Company's policies as opportunities arise in the future. See "The Company -- Growth Strategy." Risks associated with the Company's development and construction activities include the risk that: the Company may abandon development activities after expending resources to determine feasibility; construction cost of a project may exceed original estimates; occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable; financing may not be available on favorable terms for development of a property; and the construction and lease-up may not be completed on schedule, resulting in increased debt service, expense and construction costs. Development activities are also subject to risk relating to inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations. If any of the above occur, the Company's ability to make expected distributions to stockholders could be adversely affected. In addition, new development activities, regardless of whether they are ultimately successful, typically require a substantial portion of management's time and attention.

    RISKS OF ADVERSE EFFECT ON THE COMPANY FROM DEBT SERVICING, INCREASES IN INTEREST RATES, FINANCIAL COVENANTS AND ABSENCE OF LIMITATIONS ON DEBT.

     Debt Financing. The Company is subject to risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that existing indebtedness on the Properties will not be able to be refinanced or that the terms of such refinancings will be as favorable as the terms of the existing indebtedness. See "Business and Properties -- The Unsecured Credit Facility;" " -- The Mortgage Loan." There can be no assurance that the Company will be able to refinance any indebtedness or otherwise obtain funds by selling assets or raising equity to make required payments on maturing indebtedness.

     Requirements of Credit Facilities; Foreclosures. The Company established the Unsecured Credit Facility under which it has a maximum borrowing amount of $75 million. The Unsecured Credit Facility requires the Company to comply with a number of customary financial and other covenants (such as maintaining certain debt coverage and loan-to-value ratios). The Unsecured Credit Facility matures on February 23, 1998 and may be extended for an additional year upon satisfaction of certain conditions. The Company may not have funds on hand sufficient to repay such indebtedness at maturity. It may therefore be necessary for the Company to refinance debt through additional debt financing or equity offerings. If the Company is unable to refinance its indebtedness on acceptable terms, the Company may be forced to dispose of properties upon disadvantageous terms, which could result in losses to the Company and adversely affect the amount of cash available for distribution to stockholders.

     The Company has $66.1 million outstanding under its Mortgage Loan which matures June 1, 2005. Currently 37 Properties secure payment of indebtedness under the Mortgage Loan. See "Business and Properties -- The Mortgage Loan." If the Company is unable to meet payments, certain Properties could be foreclosed upon by or otherwise transferred to the lender with a consequent loss of income and asset value to the Company.

     Risk of Rising Interest Rates. Outstanding advances under the Unsecured Credit Facility bear interest rates at a variable rate. In addition, the Company may incur indebtedness in the future that also bears interest at a variable rate or may be required to refinance its debt at higher rates. Increases in interest rates could increase the Company's interest expense, which could adversely affect the Company's ability to pay expected distributions to stockholders.

     No Limitation on Debt. At September 30, 1996, on a pro forma basis, after giving effect to the Property Transactions and the completion of the Offering (and application of the net proceeds therefrom), the debt-to-total market capitalization of the Company would be approximately 26.8%. The Company currently has a policy of incurring debt only if, upon such incurrence, the Company's debt-to-total market capitalization would be 50% or less. However, the Organizational Documents of the Company do not contain any limitation on the amount of indebtedness the Company may incur. Accordingly, the Board could alter or eliminate this policy and would do so if, for example, it were necessary in order for the Company to continue to qualify as an REIT. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the cash available for distribution to stockholders and could increase the risk of default on the Company's indebtedness.

     POSSIBLE STOCK PRICE VOLATILITY. The Common Stock has been listed for trading under the symbol "MDN" on the NYSE since February 26, 1996. Prior to that date there was no public market for the Common Stock. The market price of Common Stock could be subject to significant fluctuations in response to various factors and events, including quarterly variations, operating results, liquidity of the market for Common Stock, regulatory changes affecting the real estate industry generally, announcements of business developments by the Company or its competitors, interest rate fluctuations and other changes in real estate market conditions.

     EFFECT OF MARKET INTEREST RATES ON PRICE OF COMMON STOCK. One of the factors that influences the market price of the shares of Common Stock in public markets is the annual yield on the price paid for shares of Common Stock from distributions by the Company. An increase in market interest rates may lead prospective purchasers of the Common Stock to demand a higher annual yield from future distributions. Such an increase in the required distribution yield may adversely affect the market price of Common Stock.

     DILUTION. Purchasers of Common Stock in the Offering will experience immediate dilution in the net book value of the shares they purchase. See "Dilution."

     CONFLICTS OF INTEREST. The Company has adopted certain policies designed to eliminate or minimize conflicts of interest. These policies include a requirement that all transactions in which officers, directors and substantial shareholders and their affiliates have a conflicting interest must be approved by a majority of the disinterested directors of the Company who are not officers or full time employees of the Company or members of the immediate family of any such officer or employee (the "Independent Directors"). However, there can be no assurance that these policies will be successful in minimizing or eliminating such conflicts and, if they are not successful, decisions could be made that might fail fully to reflect the interests of all stockholders.

     CHANGES IN POLICIES WITHOUT STOCKHOLDER APPROVAL. The investment, financing, conflicts of interest, borrowing and distribution policies of the Company and its policies with respect to all other activities, including qualifications as a REIT, growth, debt, capitalization and operations, will be determined by the Board. Although it has no present intention to do so, the Board may amend or revise these policies at any time and from time to time at its discretion without a vote of the stockholders of the Company. A change in these polices could adversely affect the Company's financial condition, results of operations or the market price of the Common Stock. See "Policies with Respect to Certain Activities."

     COSTS OF COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT AND SIMILAR LAWS.

     Americans with Disabilities Act. Under the Americans with Disabilities Act of 1990 (the "ADA"), places of public accommodation and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Although management of the Company believes that the Properties are substantially in compliance with present requirements of the ADA, the Company may incur additional costs of compliance in the future. A number of additional federal, state and local laws exist which impose further burdens or restrictions on owners with respect to access by disabled persons and may require modifications to the Properties, or restrict certain further renovations thereof, with respect to access by disabled persons. The ultimate amount of the cost of compliance with the ADA or other such laws is not currently ascertainable. While such costs are not expected to have a material effect on the Company, they could be substantial. If required changes involve greater expense than the Company currently anticipates, the Company's ability to make expected distributions could be adversely affected.

     Other Laws. The Properties are also subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that the Properties are currently in compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company and could have an adverse effect on the Company's expected distributions.

     RISKS OF FAILURE TO QUALIFY AS A REIT AND OTHER TAX LIABILITIES.

     Consequences of Failure to Qualify as a REIT. The Company has elected to be taxed as a REIT under the Code, commencing with its initial taxable year ended December 31, 1995. To maintain REIT status, the Company must meet a number of highly technical requirements on a continuing basis. Those requirements seek to ensure, among other things, that the gross income and investments of a REIT are largely real estate related, that a REIT distributes substantially all its ordinary taxable income to stockholders on a current basis and that the REIT's ownership is not overly concentrated. Due to the complex nature of these rules, the limited available guidance concerning interpretation of the rules, the importance of ongoing factual determinations and the possibility of adverse changes in the law, administrative interpretations of the law and developments at the Company, no assurance can be given that the Company will qualify as a REIT for any particular year.

     If the Company fails to qualify as a REIT, it will be taxed as a regular corporation, and distributions to stockholders will not be deductible in computing the Company's taxable income. The resulting corporate tax liabilities could materially reduce the funds available for distribution to the Company's stockholders or for reinvestment. In the absence of REIT status, distributions to stockholders would no longer be required. Moreover, the Company might not be able to elect to be treated as a REIT for the four taxable years after the year during which the Company ceased to qualify as a RElT. In addition, if the Company later requalified as a REIT, it might be required to pay a full corporate-level tax on any unrealized gain in its assets as of the date of requalification and to make distributions equal to any earnings accumulated during the period of non-REIT status.

     Effect of REIT Distribution Requirements. To maintain its qualification as a REIT, the Company must annually distribute to the Company's stockholders at least 95% of its net ordinary taxable income (not capital gains). This requirement limits the Company's ability to accumulate capital. Under certain circumstances, the Company may not have sufficient cash or other liquid assets to meet the distribution requirement. Difficulties in meeting the distribution requirements might arise due to competing demands for the Company's funds or to timing differences between tax reporting and cash receipts and disbursements (because income may have to be reported before cash is received, or expenses may have to be paid before a deduction is allowed or deductions may be disallowed or limited). In those situations, the Company might be required to borrow funds or sell properties on adverse terms in order to meet the distribution requirements. Although the Company does not anticipate difficulties in meeting the distribution requirements, no assurance can be given that the necessary funds will be available. If the Company fails to make a required distribution, it would cease to be a REIT. See "Federal Income Tax Considerations -- REIT Qualification."

    LIMITS ON OWNERSHIP AND CHANGES IN CONTROL MAY DETER CHANGES IN MANAGEMENT AND THIRD PARTY ACQUISITION PROPOSALS.

     In order to maintain its qualification as a REIT, not more than 50% in value of the outstanding shares of stock of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than 1995) (the "Five or Fewer Requirement"). To help the Company meet these requirements and otherwise maintain its REIT status, the Charter, subject to certain exceptions, prohibits (i) actual or constructive ownership by any person (other than persons designated by the Board as "Excepted Holders") of more than 8.5% of the lesser of the number or value of the outstanding shares of any class or series of the Company's stock, (ii) ownership of stock that would cause the Company to be "closely held" or otherwise fail to qualify as a REIT and (iii) transfers that, if effective, would result in outstanding shares being owned by less than 100 persons. See "Federal Income Tax Consequences -- REIT Qualification." The Charter provides that, upon any attempted transfer of shares (including warrants or options to acquire shares) that, if effective, would result in any person owning stock in violation of the ownership restrictions (other than the prohibition against transfers that would result in less than 100 owners), the number of shares that would otherwise cause the violation (rounded to the nearest whole share) shall be automatically transferred to a Trustee as trustee of a Trust for the benefit of a charitable beneficiary as "Shares-In-Trust." The person who otherwise would have been considered the owner (the "Prohibited Owner") will have no rights or economic interest in those shares. For these purposes, potentially violative "ownership" is evaluated by taking into account the broad constructive ownership rules of Sections 544 and 318 of the Code, with certain modifications. In addition, a "transfer" that is subject to these restrictions includes any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any person to have or acquire ownership (applying the constructive ownership rules) of Equity Stock. See "Description of Stock -- Restrictions on Ownership and Transfer."

     In addition, certain provisions of the Company's organizational documents and the MGCL may have the effect of delaying, deferring or preventing a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company. For example, such provisions may (i) deter tender offers for Common Stock that may be attractive to stockholders or
(ii) deter purchases of large blocks of Common Stock, thereby limiting the opportunity for stockholders to receive a premium for their Common Stock over then-prevailing market prices. See "Certain Provisions of Maryland Law and of the Charter and Bylaws."

     Future Issuances of Common Stock. The Charter authorizes the Board to cause the Company to issue additional authorized but unissued shares of Common Stock without stockholder approval. Any such issuance could have the effect of diluting existing stockholders' interest in the Company.

     Preferred Stock. The Charter authorizes the Board to (i) issue up to 25 million shares of preferred stock, par value $0.001 per share (the "Preferred Stock"), (ii) classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock, (iii) establish the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, limitations and restrictions on ownership, and (iv) establish terms and conditions of redemption for each class or series of any Preferred Stock issued. See "Description of Stock -- Preferred Stock."

     EXEMPTIONS FOR CERTAIN PERSONS FROM THE MARYLAND BUSINESS COMBINATION
LAW. Under the MGCL, certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be approved by two super-majority stockholder votes unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its common shares.

     Pursuant to the statute, the Company has exempted any business combination involving Hunt, USAA, Ameritech and certain affiliates thereof and, consequently, the five-year prohibition and the super-majority vote requirements described above will not apply to a business combination between any of them and the Company. As a result, these stockholders and affiliates may be able to enter into business combinations with the Company, which may not be in the best interest of the stockholders, without compliance by the Company with the super-majority vote requirements and other provisions of the statute. See "Certain Provisions of Maryland Law and of the Charter and Bylaws -- Business Combinations."

     DEPENDENCE ON KEY PERSONNEL. The Company is dependent on the efforts of its executive officers. The loss of their services could have an adverse effect on the operations of the Company.

     SHARES AVAILABLE FOR FUTURE SALE. Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. The Company, its executive officers and directors, Hunt, USAA, Ameritech and OTR have agreed, subject to certain exceptions, that they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise dispose or transfer (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other disposition or transfer) of any shares of Common Stock or other stock of the Company, or any securities convertible into or exercisable or exchangeable for any shares of Common Stock or any other stock of the Company without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters, for a period of 90 days from the date of this Prospectus. At the conclusion of such period, any shares of Common Stock may be sold, subject to certain additional restrictions, in the public markets pursuant to registration rights granted by the Company or available exemptions from registration. See "Shares Available for Future Sale." In addition, 1,000,000 shares of Common Stock have been issued or reserved for issuance pursuant to the Stock Plan and, when issued, these shares will be available for sale in the public market from time to time pursuant to exemptions from registration requirements or upon registration. See
"Management -- The Stock Plan."

                      RECENT INVESTMENTS AND DISPOSITIONS

     The Company actively seeks to acquire and develop properties which meet its real estate underwriting criteria and dispose of those Properties which no longer fit the strategic focus of the Company.

COMPLETED ACQUISITIONS

     Since February 23, 1996, the Company has acquired four warehouse/distribution Properties that comprise 1.6 million square feet for aggregate consideration of approximately $53.2 million. These Properties, with the exception of the Rustin Avenue Property, are not included in the Property Transactions. The following table summarizes these completed acquisitions.

                                                               APPROXIMATE       ESTIMATED
      PROPERTIES                         MARKET                SQUARE FEET     CONSIDERATION(1)
-----------------------    ----------------------------------  -----------     -------------
Arenth Avenue              Los Angeles Basin                      332,790       $  9,700,000
Rustin Avenue              Los Angeles Basin                      113,721          4,115,000
Crosswind Drive            Columbus                             1,014,592         30,919,000
Overlake Place             San Francisco Bay Area                 160,000          8,508,000
                                                                ---------        -----------
  Total                                                         1,621,103       $ 53,242,000
                                                                =========        ===========

---------------
(1) Including transaction costs.

     Arenth Avenue Property. On March 29, 1996, the Company purchased a 332,790 square foot warehouse/distribution facility located in City of Industry, California (Los Angeles Basin) for a purchase price of approximately $9.7 million. The Property is leased on a triple-net basis to General Tire Corp. through March 2001. The building, constructed in 1973, has a 24-foot clear ceiling height, 21 dock-high doors and an internal rail spur and is situated on a 16-acre site.

     Rustin Avenue Property. On November 15, 1996, the Company purchased two warehouse/distribution buildings in Riverside, California (Los Angeles Basin) that contain a total of 113,721 square feet for a purchase price of approximately $4.1 million. The Property is leased to several tenants, including APS, Inc., Processors Unlimited and STO Corporation. The buildings, constructed in 1989, have clear ceiling heights of 22 and 24 feet, feature a total of 21 dock-high doors and are situated on a six-acre site.

     Crosswind Drive Property. On September 30, 1996, the Company purchased a 1,014,592 square foot warehouse/distribution facility located in Columbus, Ohio for a purchase price of approximately $30.9 million. The Property is leased to Sears Logistics Services, Inc. (and guaranteed by Sears Roebuck & Co.) on a triple-net basis for ten years with rental escalation during the term. The building, constructed in 1989 and expanded in 1996, has a 32-foot clear ceiling height, 150 dock-high doors and parking for 503 trailers and is situated on a 57-acre site.

     Overlake Place Property. On June 10, 1996, the Company purchased a 160,000 square foot warehouse/ distribution facility located in Newark, California (San Francisco Bay Area) for a purchase price of approximately $8.5 million. The Property is leased on a triple-net basis to BT Office Products International, Inc. for ten years with rental escalation during the term. The building, constructed in 1996, has a 24-foot clear ceiling height, eight dock-high doors and an Early Suppression-Fast Response ("ESFR") sprinkler system and is situated on a 12-acre site.

PENDING ACQUISITIONS

     The Company has entered into definitive agreements to acquire five additional warehouse/distribution Properties that comprise 1.1 million square feet for aggregate consideration of approximately $38.6 million.

These Properties are included in the Property Transactions for pro forma purposes. The following table summarizes these pending acquisitions.

                                                               APPROXIMATE       ESTIMATED
      PROPERTIES                         MARKET                SQUARE FEET     CONSIDERATION(1)
-----------------------    ----------------------------------  -----------     -------------
Wanamaker Avenue           Los Angeles Basin                      136,249       $  4,500,000
Mission Oaks Boulevard     Los Angeles Basin                      310,736          9,885,000
Meyer Circle               Los Angeles Basin                      201,380          8,050,000
Crowfarn Drive             Memphis                                128,248          2,500,000
Gold River Lane            San Francisco Bay Area                 353,000         13,616,000
                                                                ---------        -----------
  Total                                                         1,129,613       $ 38,551,000
                                                                =========        ===========

---------------
(1) Including transaction costs.

     Wanamaker Avenue Property. On September 24, 1996, the Company entered into a contract to purchase a 136,249 square foot warehouse/distribution facility located in Ontario, California (Los Angeles Basin) for a purchase price of $4.5 million. The Property is leased to several tenants, including the Cutter Biological Division of Miles Laboratory, Inc. and Professional Expediting Methods, Inc. The acquisition is expected to close in November 1996. The building, constructed in 1985, has a 24-foot clear ceiling height and 17 dock-high doors and is situated on a six-acre site.

     Mission Oaks Boulevard Property. On October 29, 1996, the Company entered into a contract to purchase a 310,736 square foot warehouse/distribution facility located in Camarillo, California (Los Angeles Basin) for a purchase price of approximately $9.9 million. The acquisition is expected to close in December 1996. The Property is leased to Technicolor Videocassette, Inc. on a triple-net basis through November 1, 1999 with rental escalation during the term. The building, constructed in 1969 and completely renovated in 1987, has a 28-foot clear ceiling height and 25 dock-high doors and is situated on an 18-acre site.

     Meyer Circle Property. On October 1, 1996, the Company signed a letter of intent to purchase a 201,380 square foot warehouse/distribution facility located in Corona, California (Los Angeles Basin) for a purchase price of $8.1 million. In addition, the Company will assume approximately $5.8 million in indebtedness that bears interest at 10% per annum and is currently expected to be repaid in 1997. The acquisition is expected to close in December 1996. The Property is leased to Core Mark International through March 2003 with rental escalation during the term. The building, constructed in 1983, has a 24-foot clear ceiling height and 12 dock-high doors and is situated on a nine-acre site.

     Crowfarn Drive Property. On October 7, 1996, the Company entered into a contract to purchase a 128,248 square foot warehouse/distribution facility located in Memphis, Tennessee for a purchase price of approximately $2.5 million. The acquisition is expected to close in November 1996. The Property is leased to Jefferson Smurfit Corporation on a modified-gross basis (i.e., the Company is responsible for base year real estate taxes and insurance and the tenant is responsible for any increases over these base year amounts and utilities, maintenance of common areas and non-structural repairs) through December 1998. The building, constructed in 1978, has a 22-foot clear ceiling height, 16 dock-high doors and an external rail spur and is situated on an eight-acre site.

     Gold River Lane Property. The Company entered into a contract to purchase a 353,000 square foot warehouse/distribution facility that is under construction in Stockton, California (San Francisco Bay Area). The $13.6 million acquisition is expected to close upon completion of construction of the facility in December 1996. The Property is leased on a triple-net basis to Kraft Foods, Inc., for an initial term of ten years with rental escalation during the term. The building has a 30-foot clear ceiling height and 55 dock-high doors. The site contains 29 acres and includes additional land for a 90,000 square foot expansion to the existing structure.

DEVELOPMENT PROJECTS UNDER CONTRACT AND IN PROGRESS

     The following table summarizes the Company's development projects that are either under construction, under contract or are subject to a letter of intent. The Company has started construction on the Water's Ridge Drive, Sarah Jane Parkway and Boulder Avenue projects that collectively comprise approximately 829,400 square feet at an aggregate anticipated cost of $30.2 million. All of the properties listed below are 100% pre-leased.

                                                    ESTIMATED                      ESTIMATED
                                                     DATE OF       APPROXIMATE    CONSTRUCTION
      PROPERTIES                MARKET             COMPLETION      SQUARE FEET      COST(1)
-----------------------   -------------------   -----------------  -----------    ------------
Water's Ridge Drive(2)    Dallas                December 1996         367,744     $ 10,090,000
Sarah Jane Parkway(2)     Dallas                December 1996         361,690       15,650,000
Boulder Avenue            Minneapolis           March 1997            100,000        4,454,000
Skylab Road               Los Angeles Basin     June 1997             165,000        9,000,000
Highlands Parkway         Atlanta               July 1997             150,000        7,770,000
                                                                   -----------    ------------
     Total                                                          1,144,434     $ 46,964,000
                                                                   ===========    ============

---------------
(1) Including transaction costs.

(2) These development projects are included in the Property Transactions for pro forma purposes.

     Water's Ridge Drive Project. On April 19, 1996, the Company entered into a contract to develop and lease a 367,744 square foot warehouse/distribution facility located in Lewisville, Texas (Dallas). The Company anticipates that its total investment will be approximately $10.1 million and that the construction will be completed in December 1996. The Property is leased on a triple-net basis to LD Brinkman & Co. for a 15-year term with rental escalation during the term. The building has a 30-foot clear ceiling height, 80 cross-docked dock-high doors and an ESFR sprinkler system and is situated on a 20-acre site.

     Sarah Jane Parkway Project. On May 16, 1996, the Company entered into a contract to develop and lease to Allegiance Corporation a 361,690 square foot warehouse/distribution facility located in Grand Prairie, Texas (Dallas). The Company anticipates that its total investment will be approximately $15.7 million and that construction will be completed in December 1996. The Property is leased on a triple-net basis to Allegiance Corporation for a 15-year term with rental escalation during the term. The building has a 33-foot clear ceiling height, 36 dock-high doors and an ESFR sprinkler system. The site contains 20 acres and includes additional land for a 90,000 square foot expansion to the existing structure.

     Boulder Avenue Project. On August 20, 1996, the Company entered into a contract to develop a 100,000 square foot warehouse/distribution facility located in Rosemount, Minnesota. The Company anticipates that its total investment will be approximately $4.5 million and that the construction will be completed in March 1997. The property is leased on a triple-net basis to Cannon Equipment for a 15-year term with rental increases in the sixth and 11th years. The building will feature a 24-foot clear ceiling height, four dock-high doors and an ESFR sprinkler system. The ten-acre site includes additional land for a 115,200 square foot expansion to the existing structure.

PENDING DEVELOPMENTS

     The Company is currently negotiating definitive agreements with respect to each of the following build-to-suit development projects. All of the properties listed below are 100% pre-leased. These development projects are not currently under construction and are not included in the Property Transactions.

     Skylab Road Project. On September 18, 1996, the Company entered into a letter of intent to develop and lease to Dynamic Cooking Systems, Inc. a 165,000 square foot warehouse/distribution facility located in Huntington Beach, California (Los Angeles Basin). The Company anticipates that its total investment will be approximately $9 million and that construction will be completed in June 1997. The lease is triple-net, has a ten-year term and provides for rent increases in the third, sixth and ninth years of the lease term. The building will feature a 24-foot clear ceiling height and 20 dock-high doors and is situated on an eight-acre site.

     Highlands Parkway Project. The Company has substantially negotiated the terms of the development and lease to International Business Machines of a 150,000 square foot warehouse/distribution facility to be located in Atlanta, Georgia. The Company anticipates that its total investment will be approximately $7.8 million and that the construction will be completed in July 1997. The modified-gross lease has a ten-year term and provides for yearly rent increases. The building will feature a 28-foot clear ceiling height, 28 dock-high doors and an ESFR sprinkler system. The 24-acre site includes additional land for a 140,000 square foot expansion to the existing structure.

CAPITALIZATION RATE

     The average capitalization rate for the nine acquisition properties and five development properties listed above is estimated to be 10.5% (calculated by dividing the aggregate estimated annual net operating income by the aggregate estimated consideration (including transaction costs) or the aggregate estimated construction costs for these properties). Actual net operating income and actual construction costs may differ from the estimates used in calculating this average capitalization rate and as a result this capitalization rate is not necessarily indicative of the actual return the Company will realize from these properties. In addition, there can be no assurance that the capitalization rate with respect to these properties will be attained with respect to future acquisitions or developments.

COMPLETED AND PENDING DISPOSITIONS

     On April 15, 1996, the Company sold the Moorpark R&D Building, a 109,256 square foot warehouse/ distribution property located in Moorpark, California, for $3.9 million. On August 23, 1996, the Company sold three properties located in Alabama, Progress Center I & II (light industrial properties aggregating 92,427 square feet) and the 8215 Highway Building (a 15,986 square foot light industrial property), for an aggregate of $3.9 million. The Company also is actively marketing two warehouse/distribution Properties, Birmingham I and II, located in Birmingham, Alabama.

     The Company has entered into binding contracts to sell three of its retail
Properties: Golden Cove Center, Meridian Village and Seatac Village. These Properties comprise 374,973 square feet in the aggregate and represent approximately 41.5% of the Company's retail portfolio. The Company also is actively marketing its Park Ten Center retail Property.

                                  THE COMPANY

GENERAL

     Meridian Industrial Trust, Inc. is a self-administered and self-managed real estate operating company engaged primarily in the business of owning, acquiring, developing, managing and leasing income-producing warehouse/distribution and light industrial properties. At September 30, 1996 on a pro forma basis assuming completion of the Property Transactions, the Company owned and operated 59 warehouse/distribution properties and 25 light industrial properties encompassing approximately 9.2 and 1.4 million square feet, respectively, of leasable space that was 94.9% and 96.5% respectively, leased to a total of 231 tenants. See "Recent Investments and Dispositions." Based on the total square feet of leasable space and management's knowledge of the industrial real estate market, the Company believes it is one of the largest owners and managers of industrial space for lease in the United States. The Company also owned seven retail properties encompassing 902,684 square feet at September 30, 1996.

     Upon completion of the Property Transactions, the Company will have industrial Properties located in significant industrial centers and distribution hubs throughout the United States (Dallas, Los Angeles Basin, Memphis, Chicago, Seattle, Atlanta, Columbus, San Francisco Bay Area and Phoenix). The Company intends to increase its presence in these markets and in other regional markets (Indianapolis, Orlando and the New Jersey/Pennsylvania I-95 Corridor) and to continue its strategy of being a demand-driven, competitively priced, nationwide provider of industrial space.

     The Company's business strategy is responsive to the accelerated pace of change in the way distribution space is used and where it is located. Management believes this change is the result of global competition and technological advances which drive companies to increase efficiencies and reduce costs. Logistics, the science of procuring, storing and distributing goods, has redefined many of the criteria for designing distribution space and has led to the development of the modern warehouse. The Company defines the modern warehouse building as one that typically has greater clear heights to stack goods (24 feet or greater), deeper truck turning radii (in excess of 150 feet), high capacity sprinkler systems and cross docking capabilities as well as other important features that are designed to increase the velocity of goods distribution. In addition, rapid decline in the cost of computer driven technology has made high technology methods for tracking, storing and retrieving goods available to many companies. As a result of the foregoing, there is a growing trend among distribution space users to consolidate inventory into large, modern warehouses located in major markets along the "path of goods movement" (i.e., major cities at the intersection of highways, airports, rail lines and shipping ports). Major cities along the path of goods movement are the Target Markets for the Company's growth strategy.

     The Company believes that demand for modern warehouses will increase as a result of such factors as population growth, increased industrial production, increased capital spending and increased consumer demand. The resulting increase in demand for this type of distribution space has not been met by a corresponding increase in supply. Therefore, distribution space users often seek build-to-suit transactions in which building design can be matched with specific logistical requirements and modern distribution technologies.

     The Company's senior executives have an average of approximately 17 years experience in the commercial real estate business and an average tenure of eight and a half years with the Company and its predecessor. The Company's comprehensive in-house expertise includes management of public and private companies, operating public real estate investment trusts, acquisitions, dispositions, development, property management, leasing, marketing, finance, accounting and law. The executive officers include Allen J. Anderson, Chairman and Chief Executive Officer, Milton K. Reeder, President and Chief Financial Officer and Dennis Higgs, Senior Vice President. The Company also has attracted institutional investors that, as of September 30, 1996, owned a substantial portion of the Company's outstanding stock, including Hunt Realty, J.P. Morgan, USAA, Ameritech, OTR and Morgan Stanley.

     The Company was incorporated in the State of Maryland in May 1995. The Company's executive offices are located at 455 Market Street, 17th Floor, San Francisco, California 94105, and its telephone number is (415) 281-3900. At September 30, 1996, the Company had 26 employees.

BUSINESS OBJECTIVE

     The Company's fundamental business objective is to maximize total return to its stockholders by increasing cash flow per share and increasing the long-term value of the Company's Properties. The Company intends to achieve this objective by continuing to implement the operating strategies summarized below.

GROWTH STRATEGY

     The Growth Strategy is to acquire and develop industrial properties in Target Markets while maximizing cash flow from operating Properties. The Company seeks to make acquisitions in its Target Markets and develop new properties on a build-to-suit basis to meet the needs of customers. The Company maximizes cash flow from operating Properties by retaining existing tenants, releasing space at higher rates and increasing occupancy levels. As part of this strategy, the Company will seek to build market share, to achieve name recognition in its Target Markets and to continue to improve its operating efficiency. Specifically, it will evaluate and engage in the following activities:

     Acquisitions. The Company continually investigates potential individual property acquisitions. For example, since it commenced operations, the Company has acquired four Properties which comprise 1.6 million square feet of space for aggregate consideration of $53.2 million, has entered into contracts for the acquisition of an additional five operating properties which comprise 1.1 million square feet for aggregate consideration of $38.6 million, and is evaluating a number of other potential individual acquisition candidates. See "Recent Investments and Dispositions." In addition, the Company intends to pursue acquisitions of multi-building portfolios currently owned by regional developers seeking increased liquidity, including acquisitions through tax-advantaged structures sometimes referred to as "downREITs." Further, many U.S. companies own distribution facilities which, for various financial and logistical reasons, they no longer wish to own. Also, many institutional investors own industrial portfolios which they may seek to liquidate. These property owners represent a potential opportunity for the Company to grow through acquisitions.

     When evaluating acquisition and development opportunities, the Company will consider such factors as: (i) geographic area and type of property; (ii) location, construction quality, condition and design of the property; (iii) potential for capital appreciation of the property; (iv) ability of the Company to improve the property's performance through renovations; (v) terms of tenant leases, including the potential for rent increases; (vi) potential for economic growth and the tax and regulatory environment of the area in which the property is located; (vii) potential for expansion of the property; (viii) occupancy and demand by tenants for properties of a similar type in the vicinity; (ix) competition from existing properties and the potential for the construction of new properties in the area; and (x) the creditworthiness of tenants.

     Development. The Company will also seek to develop new warehouse/distribution properties on a selective basis, primarily in build-to-suit arrangements. For example, since inception the Company has started construction on three build-to-suit transactions, including two Properties that the Company expects to complete before year end, that collectively comprise 829,434 square feet for an aggregate anticipated cost of $30.2 million and has agreed to two additional build-to-suit transactions for an anticipated cost of $16.8 million. The Company expects that future development projects will be undertaken to (i) meet expansion needs of existing tenants, (ii) meet requirements of new tenants on a build-to-suit basis, and (iii) selectively provide inventory for lease in certain Target Markets. See "Recent Investments and Dispositions" for a description of each of the Company's current development projects.

     Redeployment of Assets. The Company will continuously seek opportunities to upgrade its portfolio in response to changes in the marketplace. Since it commenced operations, the Company has sold four Properties for approximately $7.8 million, entered into binding contracts to sell three of its retail Properties and is actively marketing two warehouse distribution Properties located in Alabama and a fourth retail Property.

     Internal Growth. The Company will seek to capitalize on opportunities to maximize growth in cash flow from its operating Properties by (i) retaining existing tenants, (ii) increasing occupancy and (iii) releasing space at higher rates. With regard to retaining existing tenants, the Company's tenant retention rates on a square footage basis for the Company's industrial Properties during 1995 and for the nine months ended September 30, 1996, excluding the effect of the Property Transactions in the aggregate were 81.5% and 65.8%, respectively. The occupancy rate of the portfolio at September 30, 1996 on a pro forma basis assuming completion of the Property Transactions, was 95.0% in the aggregate. The Company's ability to retain existing tenants and its commitment to increasing occupancy levels may improve property revenues by minimizing vacancy periods attributable to leasing downtime and reducing leasing costs such as tenant improvements and leasing commissions. In connection with renewals and released space, during 1995 and for the nine months ended September 30, 1996, the average base rents increased by 3.7% and 8.0%, respectively. The Company also expects to obtain rental increases from existing leases which expire after December 31, 1996 but have scheduled rental adjustments (both fixed and inflation indexed). These leases comprise approximately 34.7% of the Company's industrial leases assuming completion of Property Transactions. Further, the Company will seek to achieve internal growth through controlling operating expenses and renovating properties to a higher and better use where appropriate.

PORTFOLIO MANAGEMENT STRATEGY

     The Portfolio Management Strategy is to actively manage the portfolio by utilizing market research to help determine which markets and submarkets are most favorable for new acquisitions. This research is designed to facilitate the understanding of market cycles for demand and supply. Market cycles vary from region to region, making individual markets more or less attractive for new acquisitions at any given time on a comparative basis. The Company intends to emphasize new acquisitions in those markets which are, at the time, believed to offer better risk adjusted investment returns. Based on the same research and understanding of comparative market cycles, the Company will sell assets that no longer meet its business objectives or when a market is believed to be overvalued.

     In a similar fashion, the Company makes leasing decisions based upon market research and its Portfolio Management Strategy. When a particular market is believed to be in danger of oversupply, longer term lease maturities will be sought on renewals and new leases. Alternatively, when a market is believed to be under-supplied relative to expected new demand, shorter term lease maturities will be accepted.

MARKETING AND LEASING STRATEGY

     The Marketing and Leasing Strategy is to anticipate customer needs in a manner that promotes tenant retention and maximizes the opportunity to increase net rental revenues. The Company plans to increase its market share in the Target Markets in which it currently owns Properties. Management believes that by obtaining and expanding critical mass in its Target Markets the Company can achieve above-average rents and occupancy levels. This opportunity arises out of an ability to anticipate the changing needs of existing tenants who seek either to expand or relocate their operations to other buildings owned by the Company. The Company believes that this flexibility generally leads to greater tenant satisfaction, higher average rents and lower cost of operations. In addition, significant local market presence may create stronger access to potential new tenants.

     The Company pursues an active leasing strategy by aggressively marketing available space, renewing existing leases at higher rents per square foot and seeking leases that provide for the pass-through of property-related expenses to the tenant. In that regard, at September 30, 1996 on a pro forma basis assuming completion of the Property Transactions, approximately 28.2% of the Company's industrial Properties was leased on a triple-net basis permitting the Company to pass through to tenants property-related costs. Substantially all of the other leases provide for the pass-through of property-related expenses over a base year amount. Further, 34.7% of the Company's portfolio (on a pro forma basis assuming completion of the Property Transactions) are subject to leases which contain automatic rental adjustment provisions and extend beyond December 31, 1996. One component of the Company's leasing strategy is to increase its percentage of leases (based on leased area) that are on a triple-net basis.

     The Company will continue and expand existing local marketing programs that focus on the business and brokerage communities. Also, the Company will market its industrial space directly to "Fortune 1000" users in multiple markets to meet their warehouse and distribution space needs.

FINANCING STRATEGY

     The Financing Strategy is to minimize the Company's cost of capital by maintaining conservative debt levels, achieving an investment grade credit rating and maintaining ready access to public and private debt and equity capital. The Company believes that the size of its portfolio and the diversity of its buildings and tenants will allow it access to the debt and equity markets that are not generally available to smaller, less diversified property owners because of the portfolio size and diversity requirements of the capital markets. In addition, management believes that growing and further diversifying its portfolio may enhance its ability to achieve an investment grade credit rating. Where intermediate or long-term debt financing is employed, the Company will generally seek to obtain fixed interest rates or enter into agreements intended to cap the effective interest rate on floating rate debt. The Company intends to operate with a ratio of debt-to-total market capitalization that generally will not exceed 50%. At September 30, 1996, the Company's debt-to-total market capitalization rate was approximately 34.0% and would be approximately 26.8% on a pro forma basis after giving effect to the Offering (and application of the net proceeds therefrom) and the Property Transactions. The Company's Organizational Documents do not impose any limit on the incurrence of debt. However, the Company is subject to limitations on indebtedness imposed by the Unsecured Credit Facility and the terms of the Series B Preferred Stock.

     The Company is currently negotiating an increase in its borrowing limit under the Unsecured Credit Facility from $75 million to $125 million in connection with the completion of this Offering. However, there can be no assurance that this increase will be obtained.

ORGANIZATIONAL STRATEGY

     The Organizational Strategy is to maintain a centralized professional staff which focuses on important value-added decisions. The Company implements its growth, marketing and leasing, financing, portfolio management and organizational strategies together with other critical operating functions, from its headquarters in San Francisco. The Company is staffed by experienced real estate professionals and executives who also have substantial private and public capital markets expertise. The Company's management and real estate professionals perform the following functions: asset management; investment analysis; acquisition due diligence; asset acquisition and disposition; marketing; capital markets; legal; and accounting. The Company maintains operational, financial and reporting control in all aspects of its business. However, the Company relies on outsourcing of certain functions where it is most cost-effective to do so and when management believes that it can effectively oversee and monitor the quality of services performed by outside vendors. In pursuing build-to-suit opportunities that meet its investment objectives, the Company expects to rely on qualified third parties to provide design and construction services.

     The Company's officers and asset management staff are directly responsible for all leasing activities, including (i) initiating renewal/expansion negotiations with existing tenants, (ii) soliciting the brokerage community for new lease proposals and (iii) negotiating and signing all leases. In addition, the Company's asset managers maintain regular contact with tenants to assure customer service and monitor the effectiveness of individual regional operators on day-to-day property specific duties. Further, over the last two years, the Company believes this system has helped to maintain high tenant retention in the Properties while increasing rental rates on lease renewals.

     The Company currently employs a system of independent agents or "regional operators" to provide tenants with certain routine services on a day-to-day basis. These services include maintenance, rent collections, oversight of physical improvements and certain other services that may be performed by third party providers in a reliable and cost-effective manner. Because regional operators are in daily contact with tenants of other industrial property owners, the Company expects that its relationships with its regional operators may be a source of additional leasing, acquisition and build-to-suit development opportunities.

THE INDUSTRIAL REAL ESTATE SECTOR

     The Company believes that the industrial real estate sector provides an opportunity for attractive returns on investment. Since 1984, warehouse properties in the United States have generated higher average annual income returns than both office and retail properties, according to the National Council of Real Estate Investment Fiduciaries (NCREIF). The Company believes that demand for industrial space will increase as a result of such factors as population growth, increased industrial production, increased capital spending and increased consumer demand. These economic factors, in the Company's opinion, should lead to continued strong demand for industrial space. Although the amount of construction of industrial space in 1995 increased significantly from the depressed levels of the early 1990s, management believes that the overall decrease in supply of industrial space during the last six years, coupled with increased demand for space and the downward trend of vacancy rates, will result in increases in rental rates and appreciation in the value of properties in the industrial real estate sector.

THE TARGET MARKETS

     General. The Company believes that, as retailing and manufacturing businesses continue to focus on higher inventory turns and just-in-time delivery of goods, transportation of products will continue to be the most important link in the distribution chain. Higher inventory turns are increasing the importance of storing finished goods near the final consumer for quick response to meet consumer demand. Further, greater reliance on just-in-time inventory control by manufacturers requires that goods used in the manufacturing process be stored relatively close to manufacturing centers to ensure continuous replenishment of those goods when needed.

     As the distribution chain continues to become shorter and regional economies expand or contract, the demand for storage space will fluctuate (the demand in specific source and destination markets will increase or decrease). However, space located along the path of goods movement will remain in demand even as source and destination points change over time. The Company has Target Markets across the United States that are located strategically along the path of goods movement.

     Upon completion of the Property Transactions, the Company will own industrial Properties located in the following Target Markets:

        Dallas                                          Atlanta
        Los Angeles Basin                               Columbus
        Memphis                                         San Francisco Bay Area
        Chicago                                         Phoenix
        Seattle

     The Company currently does not own industrial Properties in the Indianapolis, Orlando and New Jersey/Pennsylvania I-95 Corridor Target Markets.

     The Company expects that it will make further investments in Target Markets in which it currently owns Properties and will expand into the remaining Target Markets as attractive investment opportunities become available. The Company believes that opportunities exist in its Target Markets to acquire or develop additional industrial properties at attractive yields.

     The Company's Target Markets have been selected on the basis of their ability to play a continuing and expanding role in the country's nationwide distribution process. The Properties are generally located near major transportation facilities, including highway and freeway interchanges, airports, shipping ports and railyards. Management believes that the portfolio of Properties is geographically well-located within competitive submarkets and is well received by prospective tenants and the brokerage communities in the Target Markets. The current portfolio is characterized by a tenant base that is a mix of local, regional and national companies. These companies are involved in a variety of industries, including retailing and wholesaling, telecommunications, aerospace, publishing, entertainment, advertising, pharmaceuticals and financial services. Within these industries, the Company's tenants are involved in all stages of the manufacturing, assembly and distribution processes of a diverse set of commercial and retail products and services. The Company's objective will be to continue to improve this tenant base in each Target Market by increasing the general credit quality of tenants and emphasizing tenants that have increasing distribution and storage space requirements.

     As part of its business plan, the Company intends to evaluate additional markets in which it may acquire properties and may eliminate certain existing Target Markets as conditions warrant.

     National Focus. The Company believes that its national focus on ownership and management of industrial properties in selected markets has many strategic advantages over owning and managing properties exclusively in one region of the country, including the following:

     - Enabling the Company to maintain and improve geographic diversification.

     - Permitting the Company to lease space to a company in more than one market.

     - Providing the Company with the ability to respond to acquisition opportunities in multiple markets throughout the country.

     - Providing the Company with the opportunity to enhance or create critical mass in the largest and most diverse industrial markets.

     - Affording the Company growth opportunities in markets of institutional investment quality, thus protecting property values and providing for easier access to capital.

     - Allowing the Company to establish a Meridian tradename recognized by industrial space users throughout the country.

     - Exposing the Company to direct build-to-suit transactions with major national tenants in multiple markets.

CURRENT TARGET MARKETS

     Set forth below is a brief description of the Target Markets in which the Company currently owns industrial properties. The information was derived from data provided by, among other sources, Torto Wheaton, Wilkinson & Snowden, and the Source Book of County Demographics.

     Dallas. As of 1995, the population of Dallas was 2.9 million, making it the 11th largest in the country. The median per capita personal income in 1995 was $23,605, which is 13.4% above the national average. Industries concentrated in Dallas include oil & gas extraction and transmission and technology and electronic products.

     At year end 1995, Dallas was the seventh largest industrial market nationally (286.4 million square feet) and has grown 3.6 million square feet since 1990. Warehouses comprise the largest portion (58.1%) of the market, with manufacturing facilities next at 18.9%. Vacancy rates ranged from 3.8% in manufacturing space to 10.6% in warehouse properties.

     Los Angeles Basin. As of 1995, the population of the Los Angeles metropolitan area was 9.2 million, making it the largest in the country. The median per capita personal income in 1995 for Los Angeles was $21,660, which is 4.0% above the national average. Industries concentrated in Los Angeles include motion pictures, apparel and other textile products and transportation services.

     With industrial space slightly above 794.0 million square feet, Los Angeles ranked second nationally at year end 1995 and has grown 10.3 million square feet since 1990. Manufacturing facilities comprise the largest component (40.7%) of the market, with warehouses next at 40.4%. Vacancy rates for the total industrial market and warehouse properties were 9.0% and 10.0%, respectively.

     Memphis. As of 1995, the population of the Memphis metropolitan statistical area was approximately 1.1 million and its per capita personal income was $15,577, which is 33.5% below the national average. Industries concentrated in Memphis include air carriers (including Federal Express Corporation), communications, manufacturing, health care, education and distribution.

     At year end 1995, the Memphis industrial market totaled approximately 105.7 million square feet with a vacancy rate of 12.2%. Between December 1993 and December 1994, the Memphis industrial market grew 2.7 million square feet. From December 1994 to December 1995, the market grew 5.5 million square feet.

     Chicago.  As of 1995, the population of the Chicago metropolitan area was
7.7 million, making it the third largest in the country. The median per capita personal income in 1995 was $24,856, which is 19.4% above the national average. Industries concentrated in Chicago include security and commodity brokerage, air transportation, electronic equipment, insurance carriers, and printing and publishing.

     At year end 1995, Chicago's aggregate industrial space of 844.9 million square feet was the largest industrial market in the country, and has grown 20.0 million square feet since 1990. Manufacturing facilities comprise the largest component (44.6%) of the market, with warehouses next at 33.0%. Vacancy rates range from 6.1% in manufacturing space to 8.9% in warehouse properties.

     Seattle. As of 1995, the population of Seattle metropolitan area was 2.2 million, making it the 22nd largest in the country. The median per capita personal income in 1995 for Seattle was $26,122, which is 25.5% above the national average. Industries concentrated in Seattle include aerospace, transportation equipment and water transportation.

     The Seattle industrial market totaled 204.1 million square feet at year end 1995 which ranks 13th in terms of size and has grown 9.7 million square feet since 1990. Warehouses comprise the largest portion (49.9%) of the market and had an average vacancy rate of 6.3%, while the total industrial market experienced a 5.0% vacancy rate.

     Atlanta. As of 1995, the population of the Atlanta metropolitan statistical area was 3.3 million, making it the ninth largest in the country. The median per capita personal income in 1995 for Atlanta was $22,676, which is 8.9% above the national average. Industries concentrated in Atlanta include communications, trucking/warehousing and durable goods.

     Atlanta's aggregate industrial space of 278.2 million square feet made it the eighth largest in the nation and had an average vacancy rate of 8.3% as of December 1995. Since 1990, Atlanta's industrial market has grown 34.8 million square feet.

     Columbus.  As of 1995, the population of Columbus metropolitan area was
1.42 million, making it the 38th largest in the country. The median per capita personal income in 1995 for Columbus was $20,716, which is .5% below the national average. Industries concentrated in Columbus include nonmetallic minerals except fuels, special trade contractors, insurance carriers, retail, and real estate.

     The Columbus industrial market is comprised of 152.7 million square feet of industrial space, ranking it the 23rd largest industrial market in the U.S. The industrial market in Columbus has grown 6.9 million square feet since 1990. Warehouses comprise the largest portion (54.5%) of the market, with manufacturing facilities next at 36.9%. Vacancy rates range from 4.1% in manufacturing space to 9.2% in warehouse properties.

     San Francisco Bay Area. As of 1995, the San Francisco Bay Area (metropolitan statistical areas of San Francisco, San Jose and Oakland) had a population of 5.4 million people. The median per capita personal income was $28,636, which is 37.5% above the national average. Industries concentrated in the San Francisco Bay Area include electric & electronic equipment, industrial machinery & equipment, petroleum & coal products, real estate and air transportation.

     The industrial market in the San Francisco Bay Area totaled 522.6 million square feet and has grown 7.6 million square feet since 1990. The total industrial market had an average vacancy rate of approximately 7.3%, while warehouses had a 7.9% vacancy rate.

     Phoenix.  As of 1995, the population of the Phoenix metropolitan area was
2.5 million, making it the 17th largest in the country. The median per capita personal income in 1995 for Phoenix was $19,852, which is 4.6% below the national average. Industries concentrated in Phoenix include air transportation, tourism and construction.

     The industrial market in Phoenix totaled 152.5 million square feet in size, ranking it 24th in the nation as of year end 1995. The industrial market had an average vacancy rate of approximately 6.7% at year end 1995. Warehouses comprise the largest portion (50.6%) of the market, with manufacturing facilities next at 29.0%. Vacancy rates ranged from 5.6% in manufacturing to 13.2% in R&D properties.

                                USE OF PROCEEDS

     The net proceeds to the Company from the Offering, after deducting the underwriting discounts and commissions and estimated Offering expenses, are estimated to be approximately $57.7 million ($66.5 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use the net proceeds from the Offering, together with cash on hand, to fund certain of the Property Transactions and to repay temporary borrowings under the Unsecured Credit Facility incurred in connection therewith. Borrowings under the Company's Unsecured Credit Facility bear interest at an annual rate of LIBOR plus 1.70% (7.1% at September 30, 1996) and mature in February 1998.

     Pending application of the net proceeds, the Company may invest such portion of the net proceeds in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with the Company's intention to qualify for taxation as a REIT. Such investments may include, for example, obligations of the Government National Mortgage Association, other government and governmental agency securities, certificates of deposit and interest-bearing bank deposits.

     If the Underwriters' over-allotment option for the Offering is exercised in full, the Company expects to use the additional net proceeds (which would be approximately $8.8 million) to make additional repayments on outstanding borrowings under the Company's Unsecured Credit Facility.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock has been listed on the NYSE since February 26, 1996, under the symbol "MDN." On November 19, 1996, the last reported sales price per share of Common Stock on the NYSE was $18.625. There were approximately 19,552 holders of record of the Company's Common Stock at October 25, 1996. The following table sets forth the high and low last reported closing sales prices per share of the Common Stock on the NYSE since it has been listed.

                      YEAR ENDING DECEMBER 31, 1996:                          HIGH       LOW
---------------------------------------------------------------------------  -------   -------
February 26, 1996 through March 30, 1996...................................  $17.000   $15.125
Second Quarter.............................................................  $18.375   $15.625
Third Quarter..............................................................  $18.125   $17.125
Fourth Quarter (through November 19, 1996).................................  $19.000   $17.250

                              DISTRIBUTION POLICY

     From February 23, 1996 (the date operations commenced) through September 30, 1996, the Company paid quarterly per share distributions equivalent to $0.29 to holders of record of the Common Stock. The Company currently expects to continue to pay regular quarterly distributions of $0.29 per share to holders of its Common Stock, which on an annualized basis is equivalent to an annual distribution of $1.16 per share of Common Stock. In addition, the terms of the outstanding shares of Series B Preferred Stock provide for cumulative dividends at an initial per share rate of at least $0.31 per quarter or $1.24 per year. From February 23, 1996 (the date of completion of the Preferred Stock Private Placement) through September 30, 1996, the Company paid quarterly per share distributions to the holders of record of the Series B Preferred Stock equivalent to $0.31. Future distributions by the Company will be at the discretion of the Board of Directors, and there can be no assurance that any such distributions will be made by the Company.

     Distributions by the Company to the extent of its current and accumulated earnings and profits for federal income tax purposes generally will be taxable to stockholders as ordinary dividend income. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable reduction of the stockholder's basis in its shares of Common Stock to the extent thereof, and thereafter as taxable gain. Distributions that are treated as a reduction in the stockholder's basis in its shares of Common Stock will have the effect of deferring taxation until the sale of the stockholder's shares. The Company currently estimates that approximately 48% of its distributions for calendar 1996 will represent a return of capital for Federal income tax purposes. See "Federal Income Tax Considerations -- Taxation of Taxable Domestic Stockholders."

                                    DILUTION

     Purchasers of the Common Stock offered hereby will experience immediate dilution in the net book value of their shares of Common Stock from the Offering price of $18.250 per share. The Offering price of $18.250 per share of Common Stock exceeds the current net book value per share of Common Stock. Therefore, the pre-Offering holders of the Company's Common Stock will realize an immediate increase in the net book value of their shares, while the purchasers of the Common Stock offered hereby will realize an immediate dilution of the net book value of their shares. The Company's pro forma net book value per share is calculated by subtracting the sum of the Company's pro forma total liabilities and the liquidation preference value of the Series B Preferred Stock from its pro forma total assets (the Company has recorded no intangible assets) and dividing the remainder by the number of shares of the Company's Common Stock outstanding immediately after the Offering. The following table illustrates this per share dilution.

    Offering price (1)...............................................              $18.250
    Net book value per share at September 30, 1996 (2)...............  $14.428
    Increase in net book value per share attributable to new
      investors......................................................    0.661
                                                                       -------
    Pro Forma net book value per share after the Offering (2)........               15.089
                                                                                   -------
    Dilution per share to new investors..............................              $ 3.161
                                                                                   =======

---------------
(1) Before deducting underwriting discounts and commissions and estimated expenses of the Offering and assuming the Underwriters' over-allotment option is not exercised.

(2) Based on the historical and pro forma financial information included elsewhere in this Prospectus.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company on a historical basis as of September 30, 1996 and on a pro forma basis, after giving effect to the Offering and the application of the net proceeds therefrom as described in "Use of Proceeds," the Property Transactions and certain other adjustments. The capitalization table should be read in conjunction with the historical financial statements and notes thereto and pro forma financial information included elsewhere in this Prospectus.

                                                                   AS OF SEPTEMBER 30, 1996
                                                                 ----------------------------
                                                                 HISTORICAL         PRO FORMA
                                                                 ----------         ---------
                                                                  (IN THOUSANDS EXCEPT SHARE
                                                                            DATA)
    DEBT:
      Mortgage loans (1).......................................   $  66,094         $  71,852
      Unsecured Credit Facility (2)............................      41,900            34,230
                                                                  ---------         ---------
              Total debt.......................................     107,994           106,082
                                                                  ---------         ---------
    STOCKHOLDERS' EQUITY:
      Common Stock and Series B Preferred Stock, at par (3)....          12                15
      Additional paid-in capital...............................     176,771           234,486
      Distributions in excess of income........................      (2,057)           (2,057)
                                                                  ---------         ---------
              Total stockholders' equity.......................     174,726           232,444
                                                                  ---------         ---------
              Total capitalization.............................   $ 282,720         $ 338,526
                                                                  =========         =========

---------------
(1) Reflects the assumption of a mortgage loan in connection with one of the Property Transactions.

(2) Reflects a net increase in borrowings under the Unsecured Credit Facility comprising pro forma borrowings to fund the Property Transactions, offset by repayment of a portion thereof using the net proceeds from the Offering and cash on hand as described in "Use of Proceeds."

(3) The Company has authorized 25 million shares of Preferred Stock, par value of $0.001 per share, of which 2,272,727 shares of Series B Preferred Stock are outstanding. The Company has authorized 175 million shares of Common Stock, $0.001 par value per share, of which 9,684,570 shares were outstanding at September 30, 1996, excluding (i) 553,000 shares of Common Stock issuable upon the exercise of the Merger Warrants, (ii) 184,900 shares of Common Stock issuable upon the exercise of the USAA Warrant and (iii) 693,838 shares of Common Stock issuable upon the exercise of outstanding options granted pursuant to the Stock Plan.

                       SELECTED FINANCIAL AND OTHER DATA

GENERAL

     The following selected financial and other data includes data regarding substantially all of the operations and Properties of four publicly-traded finite-life real estate investment trusts that were involved in the Consolidation Transactions. See "The Consolidation Transactions" and "Glossary" for the definitions of certain terms used herein. The following table sets forth selected financial and other data on a pro forma, historical as adjusted and historical basis for the Company, and on a historical combined basis for the Merged Trusts. The Trust 83 Properties are not included in the historical combined financial information of the Merged Trusts. The table should be read in conjunction with the pro forma and historical as adjusted financial statements and notes thereto and the respective historical financial statements and notes thereto included elsewhere in this Prospectus.

PRO FORMA FINANCIAL INFORMATION

     The accompanying unaudited pro forma selected balance sheet data as of September 30, 1996 has been prepared to reflect (i) the Property Transactions,
(ii) the completion of the Offering, and (iii) the paydown of the Unsecured Credit Facility using the net proceeds from the Offering and cash on hand, as described in "Use of Proceeds," as if such transactions and adjustments had occurred on September 30, 1996. The accompanying unaudited pro forma selected operating and other data has been prepared to reflect (i) the incremental effect of the Property Transactions and completed acquisitions, (ii) the incremental effect of four property dispositions occurring prior to September 30, 1996,
(iii) the incremental effect of the paydown of the Unsecured Credit Facility using the net proceeds from the Company's March 1996 offering of 1,500,000 shares of Common Stock and (iv) the paydown of the Unsecured Credit Facility using the net proceeds from this Offering and cash on hand, as if such transactions and adjustments had occurred on January 1, 1995.

     The pro forma selected financial and other data should be read in connection with the respective historical as adjusted financial information and notes thereto and historical financial statements and notes thereto included elsewhere in this Prospectus. In the opinion of management, the pro forma selected financial and other data provides for all adjustments necessary to reflect the effects of the Property Transactions and completed acquisitions, property dispositions, March 1996 offering, the Offering, and paydown of the Unsecured Credit Facility.

     The pro forma information is unaudited and is not necessarily indicative of the consolidated results that would have occurred if the transactions and adjustments reflected therein had been consummated in the period or on the date presented, or on any particular date in the future, nor does it purport to represent the financial position, results of operations or changes in cash flows for future periods.

HISTORICAL AS ADJUSTED FINANCIAL INFORMATION

     The accompanying unaudited historical as adjusted condensed consolidated statements of operations for the nine months ended September 30, 1996 and for the year ended December 31, 1995 has been prepared to reflect (i) the respective historical results of the Merged Trusts and the Trust 83 Properties for the respective periods, (ii) the incremental effects of the Merger and the Refinancing and Recapitalization on the historical results of the Merged Trusts and the Trust 83 Properties, and (iii) the historical results of the Company, to reflect the post-Merger operations of the Company as if such transactions and adjustments had occurred on January 1, 1995. The Merger, Asset Purchase and Refinancing each closed concurrently on February 23, 1996.

     The unaudited historical as adjusted selected financial and other da ta should be read in connection with the historical financial statements and notes thereto included elsewhere in this Prospectus. In the opinion of management, the historical as adjusted condensed consolidated financial information provides for all adjustments necessary to reflect the effects of the disposition and acquisition of certain properties during 1995, the Recapitalization, the Merger, the Asset Purchase and the Refinancing.

     The historical as adjusted condensed consolidated financial information is unaudited and is not necessarily indicative of the consolidated results that would have occurred if the transactions reflected therein had been consummated in the period presented, or on any particular date in the future, nor does it purport to represent the financial position, results of operations or changes in cash flows for future periods.

                       SELECTED FINANCIAL AND OTHER DATA
                      AS OF AND FOR THE PERIODS INDICATED
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               HISTORICAL           YEAR ENDED DECEMBER 31,
                                 NINE MONTHS ENDED                             AS ADJUSTED   --------------------------------------
                                 SEPTEMBER 30, 1996                             FOR NINE                                    MERGED
                         ----------------------------------   MERGED TRUSTS      MONTHS                                     TRUSTS
                           PRO      HISTORICAL               JANUARY 1, 1996      ENDED         PRO        HISTORICAL        (3)
                          FORMA         AS                   TO FEBRUARY 23,  SEPTEMBER 30,    FORMA       AS ADJUSTED     --------
                           (1)     ADJUSTED (2)  HISTORICAL     1996 (3)        1995 (2)      1995(1)       1995 (2)         1995
                         --------  ------------  ----------  ---------------  -------------  ----------  ---------------   --------
OPERATING DATA:
 Total Revenues......... $ 38,535    $ 29,877     $ 23,933       $ 5,158         $29,392      $ 51,367      $  38,816      $ 34,597
 Income (Loss) Before
   Extraordinary
   Items................   13,681       9,486        7,955          (542)          8,678        18,004         11,035           852
 Extraordinary Items....       --          --         (411)           --              --            --             --        (1,865)
 Net Income (Loss)......   13,681       9,486        7,544          (542)          8,678        18,004         11,035        (1,013)
 Net Income Allocable to
   Common...............   11,558       7,363        5,838          (542)          6,564        15,186          8,217            --
 Net Income Per Common
   Share:
   Before Extraordinary
    Items............... $   0.87    $     --     $   0.82       $    --         $    --      $   1.14      $      --      $     --
   Net Income...........     0.87          --         0.77            --              --          1.14             --            --
 Distributions Per
   Share:
   Common Stock.........     0.87          --         0.70            --              --          1.16             --            --
   Series B Preferred
    Dividends...........     0.93          --         0.75            --              --          1.24             --            --
BALANCE SHEET DATA:
 Investment in Real
   Estate, Net.......... $339,583    $     --     $283,655       $    --         $    --      $     --      $      --      $217,216
 Total Assets...........  348,506          --      292,700            --              --            --             --       247,159
 Mortgage Loans.........   71,852          --       66,094            --              --            --             --       109,728
 Unsecured Credit
   Facility.............   34,230          --       41,900            --              --            --             --            --
 Stockholders' Equity...  232,444          --      174,726            --              --            --             --       106,375
OTHER DATA:
 Funds From
   Operations (4)....... $ 19,131    $ 13,380     $ 10,988       $    --         $12,374      $ 25,174      $  16,085      $     --
 Cash Flows Provided By
   (Used In):
 Operating Activities...   17,427      11,676       14,791          (549)         11,137        22,144         13,055         7,229
   Investing
    Activities..........   (2,436)    (54,376)     (45,741)         (185)         (2,741)     (122,062)        (3,143)       (5,039)
 Financing Activities...  (11,963)     32,097       32,097          (442)         (7,835)      113,421        (12,335)       (6,069)
 Weighted Average:
   Common Shares
    Outstanding.........   13,297          --        9,716            --              --        13,297             --            --
   Preferred Shares
    Outstanding.........    2,273          --        2,273            --              --         2,273             --            --


                            1994       1993       1992       1991
                          --------   --------   --------   --------
                         <
OPERATING DATA:
 Total Revenues.........  $ 34,822   $ 35,024   $ 38,096   $ 39,587
 Income (Loss) Before
   Extraordinary
   Items................   (11,135)    (9,993)   (18,884)   (17,878)
 Extraordinary Items....        --        796         --         --
 Net Income (Loss)......   (11,135)    (9,197)   (18,884)   (17,878)
 Net Income Allocable to
   Common...............        --         --         --         --
 Net Income Per Common
   Share:
   Before Extraordinary
    Items...............  $     --   $     --   $     --   $     --
   Net Income...........        --         --         --         --
 Distributions Per
   Share:
   Common Stock.........        --         --         --         --
   Series B Preferred
    Dividends...........        --         --         --         --
BALANCE SHEET DATA:
 Investment in Real
   Estate, Net..........  $226,219   $249,492   $277,561   $300,854
 Total Assets...........   250,986    275,951    304,426    323,735
 Mortgage Loans.........   137,143    151,130    168,059    166,534
 Unsecured Credit
   Facility.............        --         --         --         --
 Stockholders' Equity...   107,388    118,523    128,182    148,914
OTHER DATA:
 Funds From
   Operations (4).......  $     --   $     --   $     --   $     --
 Cash Flows Provided By
   (Used In):

 Operating Activities...     6,755      8,226      6,946      5,140
   Investing
    Activities..........     5,949       (466)    (1,723)    (3,110)

 Financing Activities...   (14,200)    (4,696)    (1,007)     1,414
 Weighted Average:
   Common Shares
    Outstanding.........        --         --         --         --
   Preferred Shares
    Outstanding.........        --         --         --         --

---------------
(1) The pro forma financial operating and other data reflects the Offering, Property Transactions and certain other adjustments as if such transactions and adjustments had occurred on January 1, 1995. The pro forma balance sheet data reflects such transactions and adjustments as if such transactions and adjustments had occurred on September 30, 1996.

(2) The historical as adjusted reflects the incremental effects of the Consolidation Transactions and related transactions on the Company and the Merged Trusts as discussed in "The Consolidation Transactions."

(3) Reflects the historical operations of the Merged Trusts for the period from January 1, 1996 to the Merger date of February 23, 1996, and for each of the five years ended December 31, 1995.

(4) In addition to cash flows and net income, management and industry analysts generally consider Funds From Operations to be one additional measure of the performance of an equity REIT because, together with net income and cash flows, Funds From Operations provides investors with an additional basis to evaluate the ability of an entity to incur and service debt and to fund acquisitions and other capital expenditures. However, Funds From Operations does not measure whether cash flow is sufficient to fund all of an entity's cash needs including principal amortization, capital improvements, and distributions to stockholders. Funds From Operations also does not represent cash generated from operating, investing or financing activities as determined in accordance with generally accepted accounting principles. Funds From Operations should not be considered as an alternative to net income as an indicator of an entity's operating performance or as an alternative to cash flow as a measure of liquidity. Funds From Operations is defined by NAREIT as net income or loss, excluding gains or losses from debt restructurings and sales of properties, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. In March 1995, NAREIT issued a White Paper analysis to address certain interpretive issues under its definition of Funds From Operations. The White Paper provides that amortization of deferred financing costs and depreciation of non-rental real estate assets are no longer to be added back to net income to arrive at Funds From Operations. The Company calculates Funds From Operations as defined by NAREIT and as interpreted in the White Paper (i.e., the Company does not add back amortization of deferred financing costs and depreciation of non-rental real estate assets to net income). A reconciliation of Funds From Operations to net income for the periods ended September 30, 1996 and 1995, and the year ended December 31, 1995 is set forth below:

                                                                                                NINE
                                                                                               MONTHS
                                                                                                ENDED               YEAR
                                                                                              SEPTEMBER            ENDED
                                                                NINE MONTHS ENDED                30,            DECEMBER 31,
                                                                SEPTEMBER 30, 1996              1995                1995
                                                        ----------------------------------   -----------   ----------------------
                                                          PRO     HISTORICAL                 HISTORICAL      PRO      HISTORICAL
                                                         FORMA    AS ADJUSTED   HISTORICAL   AS ADJUSTED    FORMA    AS ADJUSTED
                                                        -------   -----------   ----------   -----------   -------   ------------
    Net Income, before Gains and Losses and
     Extraordinary Items..............................  $13,681     $ 9,486      $  7,778      $ 8,678     $18,004     $ 11,035
    Depreciation and Amortization of Real Estate
     Assets...........................................    5,450       3,894         3,210        3,696       7,170        5,050
                                                        -------     -------       -------      -------     -------      -------
    Funds From Operations.............................  $19,131     $13,380      $ 10,988      $12,374     $25,174     $ 16,085
                                                        =======     =======       =======      =======     =======      =======

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
               (DOLLARS IN THOUSANDS UNLESS INDICATED OTHERWISE)

     The following discussion contains certain forward-looking statements. Actual results could differ materially. See "Risk Factors."

BACKGROUND

     The historical consolidated balance sheets as of September 30, 1996 and the historical consolidated statements of operations for the nine months ended September 30, 1996 reflect the historical operations of the Company.

     The historical combined balance sheets as of December 31, 1995 and 1994, and the historical combined statements of operations for the years ended December 31, 1995, 1994 and 1993 reflect the combined historical operations of the Merged Trusts. Such amounts do not include the historical operations of the Properties acquired by the Company in connection with the Asset Purchase.

     The following discussion should be read in conjunction with the pro forma, historical as adjusted, and respective historical financial statements and notes thereto included elsewhere in this Prospectus. In the opinion of management, the respective pro forma and historical as adjusted financial information provides for all adjustments necessary to reflect (i) the pro forma effects of the Offering and application of the net proceeds therefrom as described in "Use of Proceeds," the Property Transactions and completed acquisitions and certain other transactions and (ii) the historical as adjusted effects of the disposition and acquisition of certain properties during 1995, the Consolidation Transactions, the Refinancing and the Recapitalization.

RESULTS OF OPERATIONS

 Comparison of Pro Forma Results of Operations for the Nine Months Ended September 30, 1996 to the Historical As Adjusted Results of Operations for the Nine Months Ended September 30, 1996

     The Company's pro forma statements of operations for the period ended September 30, 1996 reflect adjustments to the historical as adjusted results for the following: (i) the incremental impact of the Property Transactions and completed acquisitions on rental revenues and certain expenses, (ii) the incremental impact of four property dispositions on rental revenues and certain expenses, (iii) the incremental effects of Unsecured Credit Facility repayment with the proceeds from the Company's offering of Common Stock that closed on April 3, 1996, and (iv) the effect of the Offering and the resulting repayment of borrowings under the Company's Unsecured Credit Facility. Such adjustments result in an increase in pro forma total revenues and net income before extraordinary items over historical as adjusted amounts of $8,658 and $4,195, respectively.

 Comparison of Historical As Adjusted Results of Operations for the Nine Months Ended September 30, 1996 to Historical As Adjusted Results of Operations for the Nine Months Ended September 30, 1995

     The Company's historical as adjusted net income of $9,486 is $808 greater for the period ended September 30, 1996 than the comparative period in 1995. The increase is mainly attributable to a slight increase in total revenues and reduced interest expense, offset by a slight increase in operating expenses and property taxes. Overall, the asset portfolio of the Company has remained relatively stable. During 1996, the Company acquired the Arenth Avenue, Overlake Place and Crosswind Drive properties and sold the Moorpark, Progress Centers I and II and 8215 Highway properties. Due to the timing of these acquisitions and dispositions, there was only a slight impact on the operations of the Company.

 Comparison of Historical Results of Operations for the Nine Months Ended September 30, 1996 to Historical Results of Operations for the Period from May 18, 1995 (Inception) to September 30, 1995

     The Company's historical net income of $7,544 is $7,738 greater for the period ended September 30, 1996 than the historical net income for the period from May 18, 1995 (inception) to September 30, 1995. The increase in the historical profitability is primarily attributable to (i) the Merger and Asset Purchase which were effected on February 23, 1996, (ii) the Refinancing which was effected concurrent with the Merger, and (iii) the incremental effect of certain property acquisitions and property dispositions.

 Comparison of Merged Trusts' Historical Combined Results of Operations for the Year Ended December 31, 1995 to the Year Ended December 31, 1994

     Rentals from real estate investments totaled $33,583 and $34,018 during the years ended December 31, 1995 and 1994, respectively. The decrease of $435, or 1.3%, in 1995 compared to 1994, was primarily due to the sale of the Paradise Marketplace and Greentree Buildings in 1995 and 1994, respectively, that resulted in a total decrease of $1,098. This decrease was partially offset by increased leasing activity and scheduled rent increases at certain properties.

     Interest and other income increased by $210 or 26.1% to $1,014 during 1995 compared to 1994. The increase was primarily due to higher interest rates and larger 1995 cash balances.

     Interest and amortization of debt premium expense during 1995 totaled $10,005, a decrease of $2,112, or 17.4%, compared to 1994. The decrease was primarily due to regular principal paydowns made during 1995 and late in 1994, debt paydowns during 1995 as a result of the Recapitalization, and property dispositions that occurred in 1995 and 1994.

     Compared to 1994, property taxes decreased by $260, or 5.0% in 1995 to $4,971. The decrease was primarily due to: (i) a reduction in the assessed value of certain properties resulting in a decrease of $77; (ii) the sale of Greentree properties accounting for a $45 decrease; and (iii) adjustments to the accrued property taxes for the Marietta Trade Center and Troy Tech properties resulting in a $232 decrease. These decreases were partially offset by an increase of $99 for the Cypress A, Cypress Center and Valencia properties as a result of property tax refunds received in 1994.

     Property operating costs totaled $5,761 and $5,895 for the years ended December 31, 1995 and 1994, respectively. The decrease of $134 or 2.3% during 1995 was primarily due to: (i) nonrecurring structural repairs made to the Valencia and Chatsworth properties totaling $250 as a result of the January 1994 earthquake in Southern California; (ii) lower cost reimbursements made to MPP for property and asset management costs; and (iii) the 1994 bad debt provision recognized at the Cooper Center and Cooper Center West properties accounting for $192. These decreases were partially offset by a $285 increase in the provision for bad debt expense in 1995 related to a tenant at the Lombard property that vacated the property before its lease expired.

     Legal costs decreased by $392 or 84.9% to $70 in 1995 when compared to 1994. The decrease was primarily due to professional fees charged to operations in 1994 in connection with the review and evaluation of various strategic alternatives.

     General and administrative expenses for the years ended December 31, 1995 and 1994 remained relatively constant totaling $2,942 and $2,958, respectively.

     During the years ended December 31, 1995 and 1994, the historical combined provision for decrease in net realizable value amounted to $1,140 and $9,001, respectively, to provide for the unrealized decrease in the net realizable value of rental properties. This provision represents a non-cash charge to operations. Investments in real estate are stated at lower of depreciated cost or net realizable value. Net realizable value for financial reporting purposes: (i) is evaluated and identified quarterly by the Company on a property by property basis using undiscounted cash flows; (ii) is measured by comparing the Company's estimate of fair market value based upon either sales comparables or the net cash expected to be generated by the property (comprised of the forecasted operations for the property based upon historical results, together with management's estimates of the property's future occupancy, lease rates and capital improvement requirements), less estimated carrying costs (including interest) throughout the anticipated holding period, plus the estimated cash proceeds from the ultimate disposition of the property; and (iii) is not necessarily an indication of a property's current value or the amount that will be realized upon the ultimate disposition of the property.

To the extent net realizable value is less than the carrying value of the property, a provision for decrease in net realizable value is recorded in the amount by which the carrying value exceeds estimated fair value.

     The 1995 provision for decrease in net realizable value reduced the net book value of the Paradise Shopping Center property to the estimated amount that at the time was expected to be realized in connection with the sale of the property in July 1995. The 1994 provision reduced the carrying value of certain properties to their estimated fair value.

     Depreciation and amortization totaled $8,721 and $9,895 for the years ended December 31, 1995 and 1994, respectively. The decrease of $1,174 or 11.9% in 1995 was primarily due to: (i) property dispositions in 1995 and late in 1994 resulting in a decrease of $739; (ii) decreases in the net realizable value of certain properties resulting in total decrease of $93; and (iii) the full depreciation in 1994 of tenant improvement costs associated with tenants who moved out at the Cypress A and Progress Center I properties.

     The Paradise Marketplace property was sold on July 20, 1995 and a loss on sale amounting to $135 was incurred in connection with the transaction. The property had previously been written down to its estimated net realizable value.

     During 1994, the Cooper Center, Cooper Center West and Cherry Hill properties were sold and a loss on sale totaling $274 was incurred in connection with this transaction. In addition, a loss on sale of properties totaling $124 was incurred in connection with the disposition of the Greentree Buildings. All of the properties had previously been written down to their estimated net realizable value.

 Comparison of Merged Trusts' Historical Combined Results of Operations for the Year Ended December 31, 1994 to the Year Ended December 31, 1993

     Rentals from real estate investments decreased during 1994 by $424 or 1.2% to $34,018 compared to 1993. The decrease was primarily attributable to: (i) a $101 decrease due to the sale of the Mount Prospect and Ridglea Village Shopping Center properties in June and February 1993, respectively, and a $511 decrease due to the sale of Greentree Place in June 1994; (ii) increased vacancies at certain properties; (iii) decreases in percentage rents due to lower tenant revenues; and (iv) a decrease of $130 due to the renewal of the tenant lease at the Wildwood/Pioneer property at prevailing market rates which were lower than the rates of the expired lease. These decreases were partially offset by leasing previously vacant space and renewing certain leases at more favorable terms.

     Interest and other income increased during 1994 by $222 or 38.1% to $804 as compared to 1993. The increase is primarily attributable to: (i) higher cash balances from property sales, resulting in higher yields; and (ii) $30 in interest accrued on the note receivable from the January 1994 sale of Lot 4 of the Park at Woodinville.

     Interest and amortization of debt premium expense decreased during 1994 by $832 or 6.4% to $12,117 as compared to 1993. The decrease is attributable to lower outstanding debt principal resulting from paydowns using proceeds from property sales and cash provided by operating activities.

     Property taxes amounted to $5,231 in 1994, reflecting a 1.0% decline from 1993. The $54 decrease reflects lower taxes due to property sales, partially offset by higher assessed values levied on the Chicago 14 and Lombard 1 properties.

     Property operating costs decreased during 1994 by $484 or 7.6% to $5,895 compared to 1993. The decrease relates primarily to: (i) the sale of properties;
(ii) charges amounting to $278 recorded in 1993 relating to vacating tenants at the Moorpark and Nancy Ridge properties; and (iii) $310 in environmental clean-up costs and maintenance at one of the Chicago 14 properties. The decreases were partially offset by approximately $250 in repairs on the Chatsworth and Valencia properties as a result of the January 1994 earthquake in Southern California.

     General and administrative costs increased during 1994 by $481 or 19.4% to $2,958 as compared to 1993. The increase is primarily a result of: (i) a $268 increase in the cost of liability insurance coverage; and (ii) approximately $100 in costs related to the review and evaluation of various strategic business plans.

     During 1993, the sole tenant at the Moorpark property declared bankruptcy and rejected its existing lease agreement. As a result, a charge was recorded in 1993 as an "adjustment due to tenant bankruptcy" totaling $680. This represented the writeoff of free rent and unamortized leasing commissions.

     Depreciation and amortization decreased during 1994 by $214 or 2.1% to $9,895 compared to 1993. The decrease is attributable to the sale of properties in 1994 and 1993.

     During 1994 and 1993, the historical combined provisions for decrease in net realizable value amounted to $9,001 and $6,496, respectively, to provide for the unrealized decrease in the net realizable value of rental properties. This provision represents a non-cash charge to operations. Investments in real estate are stated at the lower of depreciated cost or net realizable value. Net realizable value for financial reporting purposes: (i) is evaluated and identified quarterly by the Company on a property by property basis using undiscounted cash flows; (ii) is measured by comparing the Company's estimate of fair value based upon either sales comparables or the net cash expected to be generated by the property (comprised of the forecasted operations for the property based upon historical results, together with management's estimates of the property's future occupancy, lease rates and capital improvement requirements), less estimated carrying costs (including interest) throughout the anticipated holding period, plus the estimated cash proceeds from the ultimate disposition of the property and (iii) is not necessarily an indication of a property's current value or the amount that will be realized upon the ultimate disposition of the property. To the extent net realizable value is less than the carrying value of the property, a provision for decrease in net realizable value is recorded in the amount by which the carrying value exceeds estimated fair value.

     In general, the overall decrease in net realizable value for the periods presented can be attributed to declines in certain regional real estate markets, which resulted in higher capitalization rates and decreases in net effective rents for properties located in those markets. The table below presents property by property detail of the provisions for the decrease in net realizable value recorded during 1994 and 1993.

                                 PROPERTY                             1994       1993
        -----------------------------------------------------------  ------     ------
        Valencia...................................................  $1,900     $   --
        Marietta Trade Center......................................   1,900         --
        Paradise Marketplace.......................................   1,812         --
        Birmingham I and II........................................     774         --
        Greentree Properties.......................................      --      1,378
        Mt. Prospect...............................................      --      1,030
        Cypress Center.............................................      --        854
        Park at Woodinville........................................      --        711
        All others, individually less than $700....................   2,615      2,523
                                                                     ------     ------
                  Total............................................  $9,001     $6,496
                                                                     ======     ======

     During 1994, the decrease for Valencia was related primarily to the decline in the local real estate market and the near-term lease expiration for this single tenant property. The Marietta Trade Center provision was caused by the potential vacancy of the anchor tenant. The provision for Paradise Marketplace was related to a writedown to fair market value in anticipation of the sale of the property. Birmingham I and II suffered a writedown in 1994 as a result of a long-term 34,700 square-foot vacancy and the declining economy in the Birmingham region.

     In 1993, the decrease in value for the Greentree Properties was related to a writedown to fair market value in anticipation of the sale of the properties. The Mt. Prospect provision was the result of a writedown to fair value in connection with the lender's judicial sale of the property in satisfaction of the debt. Cypress Center suffered a writedown caused by the single tenant lease expiration and the Park at Woodinville suffered a writedown related primarily to vacancy exposure due to near-term lease expirations and the sale of an adjacent lot.

LIQUIDITY AND CAPITAL RESOURCES

     General. Prior to the Merger, the Merged Trusts historically used equity capital and long-term debt financing as their principal sources for funding property acquisitions. The Company intends to finance property acquisitions, development, expansions and renovations using a combination of cash flow from operations and bank and institutional debt financing, supplemented with private or public debt or equity placements. Where intermediate or long-term debt financing is employed, the Company generally seeks to obtain fixed interest rates or enter into agreements intended to cap the effective interest rate on floating rate debt. The Company intends to operate with a ratio of debt-to-total market capitalization (such ratio representing total indebtedness divided by total market capitalization comprising the sum of total indebtedness, plus the market value of the Company's Common Stock and the liquidation preference value of the Series B Preferred Stock) which generally will not exceed 50%. At September 30, 1996 the Company's debt-to-total market capitalization was approximately 34.0% and would be approximately 26.8% on a pro forma basis, assuming completion of the Property Transactions and the Offering and the application of the net proceeds therefrom.

     At September 30, 1996, the Company had approximately $108.0 million of total debt outstanding, comprising approximately $66.1 million on the Mortgage Loan and approximately $41.9 million on the Unsecured Credit Facility, with approximately $33.1 million available on the Unsecured Credit Facility. Since September 30, 1996, the Company either has acquired or is in the process of acquiring six properties for a total purchase price of approximately $42.7 million and is completing construction of three build-to-suit properties currently in process with an aggregate estimated completion cost of approximately $16.0 million, as set forth in "Recent Investments and Dispositions." After considering the assumption of a mortgage loan in the principal amount of approximately $5.8 million in connection with one of the property acquisitions, the Company anticipates funding the remainder of the approximately $50.2 million associated with the Property Transactions using the estimated net proceeds from the Offering totaling approximately $57.7 million. The Company expects to use the remaining net proceeds from the Offering of approximately $7.5 million and cash on hand to repay borrowings of approximately $7.7 million on the Unsecured Credit Facility. Therefore, on a pro forma basis at September 30, 1996 assuming completion of the Property Transactions and the Offering and the application of the net proceeds therefrom, the Company expects to have approximately $106.1 million of total debt outstanding comprised of the following (in thousands):

        Mortgage Loan; interest at the fixed annual rate of 8.63%;
          interest only payments until maturity in 2005...................  $ 66,094
        Property Mortgage; interest at the annual rate of 10.0%; monthly principal and interest payments of approximately $55 until
          maturity in 1998................................................     5,758
        Unsecured Credit Facility; interest at LIBOR plus 1.7%; interest
          only payments until maturity in February 1998...................    34,230
                                                                            --------
                  Total...................................................  $106,082
                                                                            ========

     The Unsecured Credit Facility provides for fees on the unused facility of 25 basis points to the extent that less than 65% of the facility is used and 15 basis points to the extent that more than 65% of the facility is used. The Unsecured Credit Facility currently provides for a maximum borrowing amount of $75 million. On a pro forma basis assuming completion of the Property Transactions and the Offering, at September 30, 1996, the Company has approximately $40.8 available on the Unsecured Credit Facility. The Company is currently negotiating an increase in its borrowing limit under the Unsecured Credit Facility from $75 million to $125 million after the completion of the Offering. However, there can be no assurance that such an increase will be obtained.

     The pro forma debt maturities at September 30, 1996, assuming completion of the Property Transactions and the Offering and the application of the net proceeds therefrom, for 1996 and thereafter are as follows (in thousands):

            1996......................................................  $     21
            1997......................................................        90
            1998......................................................    39,877
            1999......................................................        --
            2000......................................................        --
            Thereafter................................................    66,094
                                                                        --------
                      Total...........................................  $106,082
                                                                        ========

     After completion of the Offering and the Property Transactions, the Company's pro forma unrestricted cash funds amount to $1.5 million as of September 30, 1996.

Developments and Acquisitions.

     In addition to the three development properties referred to above, the Company has approximately $16.8 committed to fund two additional build-to-suit properties. Other than these development commitments and the Property Transactions referred to above, the Company had no material commitments for capital improvements at September 30, 1996. Planned capital improvements consist only of tenant improvements and other expenditures necessary to lease and maintain the properties. Approximately 26.0% of the Company's leased square footage is subject to leases that expire by December 31, 1997 (including the pro forma effects of the Property Transactions), all of which are in competitive markets. However, the Company's Properties have historically operated in an environment where approximately 50% of the leases turn over within a three-to four-year period. Furthermore, due to the Company's proactive leasing program (which includes aggressively marketing available space and renewing existing leases), the Properties maintained average occupancy levels of 94.0% for the nine months ended September 30, 1996 and 93.5%, 96.5% and 91.6% for the three years ended 1995, 1994 and 1993, respectively. Although potentially significant, the Company anticipates sufficient sources of liquidity (either from operations or through its Unsecured Credit Facility) to fund the costs associated with leasing vacant space or renewing existing leases. The Company believes that its cash generated by operations will be adequate to meet operating requirements and make stockholder distributions in accordance with REIT requirements on both a short-term and long-term basis.

Certain Historical and Pro Forma Performance Measures.

     In the future, the Company intends to finance property acquisitions, development, expansions and renovations using a combination of cash flow from operations and bank and institutional debt financing, supplemented with private or public debt or equity placements.

     A summary of the Company's historical cash flow for the nine months ended September 30, 1996 is as follows (in thousands):

        Cash Flows provided by (used in):
          Operating Activities.............................................  $14,791
          Investing Activities.............................................  (45,741)
          Financing Activities.............................................   32,097

     In addition to cash flows and net income, management and industry analysts generally consider Funds From Operations to be a useful financial performance measure of an equity REIT because, together with net income and cash flows, Funds From Operations provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. Moreover, Funds From Operations does not measure whether cash flow is sufficient to fund all of a REIT's cash needs including principal amortization, capital improvements and distributions to shareholders. Funds From Operations also does not represent cash generated from operating, investing or financing activities as determined in accordance with generally accepted accounting principles. Funds From Operations should not be considered an alternative to net income as an indicator of the Company's operating performance or an alternative to cash flow as a measure of liquidity. The Company calculates Funds From Operations in accordance with the White Paper published by NAREIT. As defined by NAREIT, Funds From Operations means net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustment from unconsolidated partnerships and joint ventures.

     A reconciliation of the Company's pro forma and historical as adjusted net income to pro forma and historical as adjusted Funds From Operations is as follows for nine months ended September 30, 1996 (in thousands, except shares):

                                                                                 HISTORICAL
                                                                  PRO FORMA      AS ADJUSTED
                                                                 -----------     -----------
    Net Income.................................................  $    13,681       $ 9,486
    Reconciling Items -- Depreciation and Amortization related
      to real estate...........................................        5,450         3,894
                                                                 -----------       -------
    Funds From Operations......................................  $    19,131       $13,380
                                                                 ===========       =======
    Pro Forma Weighted Average Equivalents Outstanding (1).....   15,569,533
                                                                 ===========

---------------
(1) Assumes the conversion of Series B Preferred into 2,272,727 shares of Common Stock on a one-for-one basis and the dilutive effects of the USAA Warrant, Merger Warrants and stock options outstanding under the Stock Plan, aggregating 211,243 additional shares of Common Stock.

DISTRIBUTIONS

     From February 23, 1996 (the date operations commenced) through September 30, 1996, the Company paid distributions equivalent to a quarterly distribution of $0.29 per share and approximately $0.31 per share, respectively, to the holders of its Common Stock and Series B Preferred Stock. In the future, the Company currently expects to declare and pay regular distributions of $0.29 per share of Common Stock, which on an annualized basis is equivalent to an annual distribution of $1.16 per share of Common Stock. With this level of distributions, the Company anticipates annual distributions to holders of Common Stock of approximately $15.2 million, based on the 13,085,563 shares outstanding after the Offering. The terms of the outstanding shares of Series B Preferred Stock provide for cumulative dividends at an initial per share rate of at least $1.24 per year or $0.31 per quarter, representing preferred distributions of approximately $2.8 million and $0.7 million, respectively.

INFLATION

     For the last several years, inflation has not had a significant impact on the Company's properties. The Company's leases generally require tenants to pay their share of operating expenses, including common area maintenance, real estate taxes and insurance, thereby reducing the Company's exposure to inflation. Further, many of the leases are for terms of less than five years, which may enable the Company to replace existing leases with new leases at higher base rentals if rents of existing leases are below the then-existing market rate.

INSURANCE

     The Company maintains property, casualty, general liability and earthquake insurance coverage. Management believes that the Company's insurance coverage provides adequate coverage against material risks and exposures. Management will periodically review the Company's insurance coverage.

                            BUSINESS AND PROPERTIES

GENERAL

     The Company owned and operated 59 warehouse/distribution properties and 25 light industrial Properties encompassing approximately 9.2 and 1.4 million square feet, respectively, of leasable space that was 94.9% and 96.5% leased, respectively, as of September 30, 1996 on a pro forma basis assuming the completion of the Property Transactions. The Company also owned and operated seven retail Properties encompassing 902,684 square feet of leasable space that was 93.2% leased as of September 30, 1996.

     The warehouse/distribution Properties are adaptable to bulk distribution or light assembly and manufacturing uses. They generally have clear heights in excess of 24 feet, building depths in excess of 150 feet, office finish of less than 15% and numerous dock high truck doors. Fifty-nine of the Properties are warehouse/distribution Properties. On a pro forma basis assuming completion of the Property Transactions, these Properties comprise approximately 9.2 million rentable square feet (or approximately 79.8% of the total rentable square feet of the Properties).

     The light industrial Properties are adaptable to uses similar to those of the warehouse/distribution Properties. However, they are better suited for smaller tenants and have lower ceiling heights and higher office finish. The light industrial Properties generally have clear heights of 14 to 22 feet, building depths of 60 to 150 feet and office finish of 10% to 50%. Twenty-five of the Properties are in the light industrial category. On a pro forma basis assuming completion of the Property Transactions, these Properties comprise approximately 1.4 million rentable square feet (or approximately 12.4% of the total rentable square footage of the Properties).

     The seven retail Properties include four neighborhood and community shopping centers and three free-standing retail buildings. These Properties contain 902,684 rentable square feet that was 93.2% leased to 114 tenants at September 30, 1996, (or approximately 7.8% of the total rentable square feet of the Properties, on a pro forma basis assuming completion of the Property Transactions). The Company expects that it will sell the retail Properties in its portfolio as market conditions warrant and purchase, with the net proceeds from such sales, industrial properties that meet the Company's investment objectives. Currently the Company has entered into binding contracts for the sale of three of its retail Properties and is actively marketing a fourth retail Property for sale.

     The following table sets forth certain information relating to the Company's Properties, categorized by warehouse/distribution Properties, light industrial Properties and retail Properties as of September 30, 1996, on a pro forma basis assuming completion of the Property Transactions.

                                            LOS ANGELES
       PROPERTY TYPE            DALLAS         BASIN       MEMPHIS(1)     CHICAGO      SEATTLE      ATLANTA     COLUMBUS
----------------------------   ---------    -----------    ----------    ---------    ---------    ---------    ---------
WAREHOUSE/DISTRIBUTION
No. of Properties...........          15             6            10            16           --           --            1
Occupancy Rate..............       99.20%       100.00%        90.97%        82.34%          --           --       100.00%
Rentable Square Feet........   2,098,461     1,202,396     2,006,135     1,336,604           --           --    1,014,592
Percentage of Total
  Portfolio.................       18.20%        10.43%        17.40%        11.60%          --           --         8.80%
Annualized Base Rent(3).....   $6,368,333    $4,607,509    $5,182,154    $4,280,684          --           --    $3,020,424
Percentage of Total Base
  Rent......................       14.64%        10.59%        11.91%         9.84%          --           --         6.94%
LIGHT INDUSTRIAL
No. of Properties...........           6             5             1            --            1           --           --
Occupancy Rate..............       93.77%        98.36%       100.00%           --        96.22%          --           --
Rentable Square Feet........     247,455       234,032        65,400            --      237,221           --           --
Percentage of Total
  Portfolio.................        2.15%         2.03%         0.57%           --         2.06%          --           --
Annualized Base Rent(3).....   $ 886,056     $1,737,332    $ 523,200            --    $1,205,511          --           --
Percentage of Total Base
  Rent......................        2.04%         3.99%         1.20%           --         2.77%          --           --
RETAIL
No. of Properties...........          --             1            --            --            2            2           --
Occupancy Rate..............          --         46.21%           --            --        97.29%       96.67%          --
Rentable Square Feet........          --        75,881            --            --      298,677      385,111           --
Percentage of Total
  Portfolio.................          --          0.66%           --            --         2.59%        3.34%          --
Annualized Base Rent(3).....          --     $ 518,614            --            --    $2,014,560   $3,040,354          --
Percentage of Total Base
  Rent......................          --          1.19%           --            --         4.63%        6.99%          --
TOTAL
No. of Properties...........          21            12            11            16            3            2            1
Occupancy Rate..............       98.63%        97.05%        91.26%        82.34%       96.82%       96.67%      100.00%
Rentable Square Feet........   2,345,916     1,512,309     2,071,535     1,336,604      535,898      385,111    1,014,592
Percentage of Total
  Portfolio.................       20.35%        13.12%        17.97%        11.60%        4.65%        3.34%        8.80%
Annualized Base Rent(3).....   $7,254,389    $6,863,455    $5,705,354    $4,280,684   $3,220,071   $3,040,354   $3,020,424
Percentage of Annualized
  Base Rent.................       16.68%        15.78%        13.12%         9.84%        7.40%        6.99%        6.94%

                              SAN FRANCISCO
       PROPERTY TYPE            BAY AREA        PHOENIX     OTHER(2)       TOTAL
----------------------------  -------------    ---------    ---------    ----------
WAREHOUSE/DISTRIBUTION
No. of Properties...........            2              1            8            59
Occupancy Rate..............       100.00%        100.00%       96.16%        94.90%
Rentable Square Feet........      513,000        118,800      904,297     9,194,285
Percentage of Total
  Portfolio.................         4.45%          1.03%        7.85%        79.76%
Annualized Base Rent(3).....    $2,057,172     $ 462,432    $2,655,891   $28,634,599
Percentage of Total Base
  Rent......................         4.73%          1.06%        6.11%        65.83%
LIGHT INDUSTRIAL
No. of Properties...........           --              9            3            25
Occupancy Rate..............           --          93.30%      100.00%        96.47%
Rentable Square Feet........           --        332,880      312,884     1,429,872
Percentage of Total
  Portfolio.................           --           2.89%        2.71%        12.40%
Annualized Base Rent(3).....           --      $1,595,511   $2,292,709   $8,240,319
Percentage of Total Base
  Rent......................           --           3.67%        5.27%        18.94%
RETAIL
No. of Properties...........            1              1           --             7
Occupancy Rate..............       100.00%        100.00%          --         93.16%
Rentable Square Feet........      134,352          8,663           --       902,684
Percentage of Total
  Portfolio.................         1.17%          0.08%          --          7.83%
Annualized Base Rent(3).....    $ 831,085      $ 217,398           --    $6,622,011
Percentage of Total Base
  Rent......................         1.91%          0.50%          --         15.22%
TOTAL
No. of Properties...........            3             11           11            91
Occupancy Rate..............       100.00%         95.16%       97.15%        94.96%
Rentable Square Feet........      647,352        460,343    1,217,181    11,526,841
Percentage of Total
  Portfolio.................         5.62%          3.99%       10.56%       100.00%
Annualized Base Rent(3).....    $2,888,257     $2,275,341   $4,948,600   $43,496,929
Percentage of Annualized
  Base Rent.................         6.64%          5.23%       11.38%       100.00%

---------------
(1) Included in the Memphis market is one Property located in Olive Branch, Mississippi (which is in close proximity to the Memphis Airport).

(2) Included in the "Other" market are Properties located in the following areas: Birmingham, Alabama (two industrial Properties); Little Rock, Arkansas (two industrial Properties); Troy, Michigan (two industrial Properties); San Diego, California (two industrial Properties); and Nashville, Tennessee (three industrial Properties).

(3) Represents annualized monthly Base Rent from leases in effect as of September 30, 1996, reflecting the pro forma effects assuming completion of the Property Transactions. Base Rent means contractual gross rent and, therefore, excludes payments by tenants on account of real estate tax and operating expense reimbursements.

     The following table sets forth certain information as of September 30, 1996 for each of the Properties, on a pro forma basis assuming completion of the Property Transactions.

                             WAREHOUSE/DISTRIBUTION

                                                 CLEAR    RENTABLE               ANNUAL     NUMBER
                                                 HEIGHT    SQUARE    PERCENT   BASE RENT      OF
      PROPERTY NAME               LOCATION        FEET      FEET     LEASED       (1)       LEASES
-------------------------  ----------------------------   --------   -------   ----------   ------
DALLAS
Great Southwest 110......  Arlington, TX             24    163,043    100.00%  $  407,604       1
Greatsouthwest #4........  Arlington, TX             24     90,880    100.00      203,210       2
Beltline.................  Carrollton, TX            20     96,000    100.00      290,520       7
201 Regal Row............  Dallas, TX                20     59,970    100.00      165,516       1
Northgate #4.............  Dallas, TX                20     56,633    100.00      159,174       3
Valley Branch #2.........  Farmers Branch, TX        22     74,160    100.00      178,308       2
Valwood 20...............  Farmers Branch, TX        24     99,600    100.00      348,600       1
Centreport 17............  Fort Worth, TX            24     51,923    100.00      251,567       1
Northgate
  International..........  Garland, TX               24    260,000    100.00      948,698       1
Sarah Jane Parkway (2)...  Grand Prairie, TX         33    361,690    100.00    1,302,084       1
Las Colinas #1...........  Irving, TX                20     35,050    100.00      110,412       1
Wildwood (3).............  Irving, TX                22    269,768    100.00      593,484       1
Water's Ridge Drive
  (2)....................  Lewisville, TX            30    367,744    100.00    1,055,676       1
Palisades I..............  Plano, TX                 20     56,000     80.00      167,616       5
Palisades II.............  Plano, TX                 20     56,000     90.00      185,864       6

LOS ANGELES BASIN
Arenth Avenue............  City of Industry, CA      24    332,790    100.00    1,085,916       1
Mission Oaks Boulevard
  (2)....................  Camarillo, CA             28    310,736    100.00    1,081,361       1
Meyer Circle (2).........  Corona, CA                24    201,380    100.00      851,999       1
Wanamaker Avenue (2).....  Ontario, CA               24    136,249    100.00      529,540       2
Rustin Avenue (2)........  Riverside, CA          22/24    113,721    100.00      413,573       3
Valencia Industrial Bldg
  (4)....................  Valencia, CA              24    107,520    100.00      645,120       1

MEMPHIS
Olive Branch.............  Olive Branch, MS          32    800,000    100.00    2,176,320       2
Crowfarn Drive (2).......  Memphis, TN               22    128,248    100.00      320,620       1
4000 Air Park Cove.......  Memphis, TN               24    120,640    100.00      319,696       1
4013 Premier (5).........  Memphis, TN               20    181,064        --           --      --
Airport Bldg #14.........  Memphis, TN               22    175,275    100.00      433,356       2
Airport Bldg #16A........  Memphis, TN               16     62,290    100.00      288,330      11
Airport Bldg #16B........  Memphis, TN               16     21,000    100.00       86,520       1
Airport Bldg #17.........  Memphis, TN               22    142,618    100.00      354,876       3
Airport Bldg #3..........  Memphis, TN               20     75,000    100.00      167,436       2
Delp Distribution........  Memphis, TN               22    300,000    100.00    1,035,000       1

                                                 CLEAR
                                                 HEIGHT   RENTABLE               ANNUAL     NUMBER
                                                  FEET     SQUARE    PERCENT   BASE RENT      OF
      PROPERTY NAME               LOCATION         --       FEET     LEASED       (1)       LEASES
                                                          -------    --------  ----------    ---
CHICAGO
5101 W. 122nd Street.....  Alsip, IL                 24    123,986     89.43%  $  480,788       2
Bedford Park.............  Bedford Park, IL          21    200,808    100.00      652,626       1
1000 Lunt................  Elk Grove Village, IL     24    121,465    100.00      504,861       6
1090 Pratt...............  Elk Grove Village, IL     16     24,975    100.00       87,413       1
1100 Pratt...............  Elk Grove Village, IL     18     39,500    100.00      163,135       1
1180 Pratt...............  Elk Grove Village, IL     16     24,350    100.00      113,228       1
1201 Busse...............  Elk Grove Village, IL     16     24,000    100.00      126,000       1
1815 Landmeier...........  Elk Grove Village, IL     21     77,150    100.00      284,580       1
2375 Touhy Ave...........  Elk Grove Village, IL     16     53,550    100.00      211,865       1
700 Pratt................  Elk Grove Village, IL     26     81,480    100.00      282,795       3
801 Lunt.................  Elk Grove Village, IL     18     41,600    100.00      131,572       1
900 Pratt (5)............  Elk Grove Village, IL     16     30,000        --           --      --
3400 West Lake...........  Glenview, IL              26    121,225    100.00      566,596       2
Lombard (6)..............  Lombard, IL               25    193,000        --           --      --
17025 Wallace............  South Holland, IL         21     95,515    100.00      364,907       4
17129 Wallace............  South Holland, IL         21     84,000    100.00      310,318       1

COLUMBUS
Crosswind Drive..........  Columbus, OH              32   1,014,592   100.00    3,020,424       1
SAN FRANCISCO BAY AREA
Overlake Place...........  Newark, CA                24    160,000    100.00      777,262       1
Gold River Lane(2).......  Stockton, CA              30    353,000    100.00    1,279,910       1

PHOENIX
El Dorado Industrial
  Plaza..................  Phoenix, AZ               18    118,800    100.00      462,432      12

OTHER
Birmingham 1 (7).........  Birmingham, AL            22     78,000    100.00      243,420       5
Birmingham 2 (7).........  Birmingham, AL            22     79,095     56.08      154,872       2
1550 Heil Quaker.........  La Vergne, TN             22    238,900    100.00      716,700       1
1600 Corporate Place.....  La Vergne, TN             22    102,652    100.00      307,956       1
Hennessey Warehouse......  La Vergne, TN             22     96,000    100.00      264,000       4
Port Distribution........  Little Rock, AR           26    185,250    100.00      468,675       3
Pontiac..................  Pontiac, MI               21     74,400    100.00      337,776       1
Baxter...................  Little Rock, AR           25     50,000    100.00      162,492       1
                                                         ---------   -------  -----------     ---
     Total/Average.......                                9,194,285     94.90% $28,634,599     126
                                                         =========   =======  ===========     ===

---------------
(1) Represents annualized Base Rent from leases in effect as of September 30, 1996, on a pro forma basis assuming completion of the Property Transactions.

(2) Represents a facility included in the Property Transactions.

(3) The Company is currently developing a new building for the tenant (L.D. Brinkman) that currently leases this building. The tenant is obligated to continue to pay rent on the vacated space for the lesser of six months from the move out date or until the building is leased.

(4) The Company has granted the tenant a right of first refusal to purchase this Property on a sale by the Company which expires on December 1, 1996.

(5) This facility was vacant at September 30, 1996 and the Company currently is marketing the space for lease.

(6) The Company is currently negotiating a lease with a new tenant to occupy 100% of the facility commencing March 1, 1997.

(7) This facility currently is being marketed by the Company for sale.

                                LIGHT INDUSTRIAL

                                                   RENTABLE                  ANNUAL       NUMBER
                                                    SQUARE      PERCENT       BASE          OF
      PROPERTY NAME              LOCATION            FEET       LEASED      RENT (1)      LEASES
-------------------------  --------------------    --------     -------     ---------     ------
DALLAS
Northgate #28............  Dallas, TX                36,736      100.00%    $ 119,392         1
Northgate #5.............  Dallas, TX                31,747       82.64        79,067         3
Regal Empress............  Dallas, TX                46,509      100.00       273,719         8
Valley Branch #1.........  Farmers Branch, TX        33,000      100.00       138,902         7
Las Colinas #4...........  Irving, TX                22,159       55.31        45,197         4
Las Colinas #5...........  Irving, TX                77,304      100.00       229,779         3

LOS ANGELES BASIN
Chatsworth Building......  Chatsworth, CA            40,000      100.00       297,600         1
Cypress A Building.......  Cypress, CA               32,256      100.00       243,855         1
Cypress B Building.......  Cypress, CA               68,760      100.00       467,067         3
Cypress C Building.......  Cypress, CA               36,216      100.00       308,560         1
North Irvine.............  Santa Ana, CA             56,800       93.24       420,250        10

MEMPHIS
Willow Lake..............  Memphis, TN               65,400      100.00       523,200         1
SEATTLE
Park At Woodinville......  Woodinville, WA          237,221       96.22     1,205,511        15

PHOENIX
4030 Phoenix Plaza.......  Phoenix, AZ               21,600       91.67        80,760         9
Phoenix Deer Valley......  Phoenix, AZ               40,528      100.00       172,649         1
Phoenix N. 23rd..........  Phoenix, AZ               40,980       50.00        62,699         1
Phoenix N. 27th..........  Phoenix, AZ               32,480      100.00       222,163         1
Phoenix Plaza One........  Phoenix, AZ               60,400      100.00       332,372        24
Phoenix Plaza Three......  Phoenix, AZ               62,780      100.00       429,415         2
Phoenix Plaza Two........  Phoenix, AZ               60,400      100.00       270,525        22
Phoenix W. Fairmount.....  Phoenix, AZ               11,660      100.00        12,000         1
Phoenix W. Weldon........  Phoenix, AZ                2,052      100.00        12,928         1

OTHER
6355 Nancy Ridge Dr......  San Diego, CA              5,294      100.00        39,384         1
Scripps Venturers........  San Diego, CA            184,761      100.00     1,387,996        10
Troy Tech II.............  Troy, MI                 122,829      100.00       865,329         5
                                                  ---------      ------    ----------       ---
     Total/Average.......                         1,429,872       96.47%   $8,240,319       136
                                                  =========      ======    ==========       ===

---------------
(1) Represents annualized Base Rent from leases in effect as of September 30, 1996.

                                     RETAIL

                                                     RENTABLE                  ANNUAL       NUMBER
                                                      SQUARE      PERCENT       BASE          OF
      PROPERTY NAME               LOCATION             FEET       LEASED      RENT (1)      LEASES
-------------------------  ----------------------    --------     -------     ---------     ------
Park Ten Center (2)......  Chandler, AZ                 8,663      100.00%    $ 217,398         1
Golden Cove Shopping       Rancho Palos Verdes,
  Center (3).............  CA                          75,881       46.21       518,614        24
San Carlos Center........  San Carlos, CA             134,352      100.00       831,085         8
Marietta Trade Center....  Marietta, GA               305,791       95.80     2,540,354        44
Live Oak Parkway.........  Norcross, GA                79,320      100.00       500,000         1
Meridian Village (3).....  Bellingham, WA             145,617       95.65       837,911        19
Seatac Village (3).......  Federal Way, WA            153,060       98.86     1,176,649        23
                                                      -------     -------    ----------       ---
     Total/Average.......                             902,684       93.16%   $6,622,011       120
                                                      =======     =======    ==========       ===

---------------
(1) Represents annualized Base Rent from leases in effect as of September 30, 1996.

(2) This retail Property currently is being marketed by the Company for sale.

(3) These retail Properties are currently under contract for sale.

     All the Properties except the San Carlos Center (San Carlos, California) are owned 100% by the Company in fee. The San Carlos Center consists of two land parcels. One parcel contains approximately 6.3 acres and is owned in fee by the Company. The second parcel contains approximately 0.6 acres and is leased from the City of San Carlos until February 1997. The Company has the right to extend the lease for an additional ten years. The Company is negotiating with the City of San Carlos to restructure the lease to include a longer term and include more land area (approximately 19,000 square feet) to be used for parking or to add an additional structure.

INDUSTRIAL PROPERTIES

     On a pro forma basis assuming completion of the Property Transactions, the Company owned 10.6 million square feet of industrial space at September 30, 1996, which was approximately 95.1% leased to 231 tenants. The 59 warehouse/distribution Properties accounted for 79.8% of the rentable space of the Company's portfolio at September 30, 1996, on a pro forma basis assuming completion of the Property Transactions. Forty-one of the warehouse/distribution Properties (69.5% of these Properties) are located in the Chicago, Dallas or Memphis metropolitan areas.

     On a pro forma basis assuming completion of the Property Transactions, the twenty-five light industrial Properties accounted for 12.4% of the rentable space of the Company's portfolio at September 30, 1996, on a pro forma basis assuming completion of the Property Transactions. Twenty of these properties (80.0% of these Properties) are located in Dallas, Phoenix or the Los Angeles Basin. The remaining light industrial buildings are located in the Memphis, Detroit, San Diego and Seattle areas.

     The information set forth below relates to the occupancy, rental rate, leasing and tenants of the Company's industrial Properties.

     Historical Occupancy and Rental Information. The following table sets forth the total rentable square feet, the total average percent leased, the total annual historical base rental income and the average annual base rental income per leased square foot for the industrial Properties as of September 30, 1996, excluding the pro forma effect of the Property Transactions.

                  HISTORICAL OCCUPANCY AND RENTAL INFORMATION
           WAREHOUSE/DISTRIBUTION AND LIGHT INDUSTRIAL PROPERTIES (1)

                                                    YEAR ENDED DECEMBER 31,       NINE MONTHS ENDED
                                                  ---------------------------       SEPTEMBER 30,
                                                     1994            1995             1996 (2)
                                                  -----------     -----------     -----------------
WAREHOUSE/DISTRIBUTION:
Total Rentable Square Feet......................    5,394,135       5,714,135          6,206,925
Average Percent Leased (3)......................        96.02%          95.40%             92.82%
Total Annual Base Rent (4)......................  $15,033,992     $16,926,742        $17,926,597
Average Annual Base Rent per Leased Square
  Foot..........................................        $2.90           $3.11              $3.11

LIGHT INDUSTRIAL:
Total Rentable Square Feet......................    1,468,656       1,433,114          1,429,424
Average Percent Leased (3)......................        87.82%          92.78%             95.01%
Total Annual Base Rent (4)......................  $ 7,568,282     $ 7,950,643        $ 8,115,378
Average Annual Base Rent per Leased Square
  Foot..........................................        $5.87           $5.98              $5.98

---------------
(1) Excludes facilities in Property Transactions.

(2) Excludes Crosswind Drive facility acquired on September 30, 1996.

(3) Based on average occupancy rate for the period.

(4) Actual base rental income recorded for the period.

     Leases. Lease terms generally range from three to ten years, with some tenants having options to extend leases beyond their initial lease terms. At September 30, 1996, on a pro forma basis assuming completion of the Property Transactions, 74 leases representing 36.0% of the annual Base Rent from the leased space at the industrial Properties are leased on a triple net basis with tenants responsible for most day-to-day operating expenses such as real estate taxes, insurance, utilities, maintenance of common areas and non-structural repairs. The balance of the industrial Properties are generally leased to tenants on a modified gross basis, with tenants responsible for utilities, maintenance of common areas and non-structural repairs. Under these leases, the owner is generally responsible for base year real estate taxes and insurance, and the tenants are responsible for any increases in these items over the base year amounts. These triple net and modified gross leases generally reduce the owner's exposure to increases in operating expenses. Some of the leases provide for escalating rents during their terms. Currently, there are 235 leases with expiration dates after December 31, 1996, 91 of which (representing 38.7% of the annual base rent from the Company's industrial leases) have stated fixed amount or periodic Consumer Price Index (CPI) increases.

     Tenant Lease Expirations. The following table shows scheduled lease expirations for the industrial Properties for all leases in effect as of September 30, 1996, on a pro forma basis assuming completion of the Property Transactions. The table assumes that none of the tenants exercises any renewal option or termination right. The average rentable square footage of the warehouse/distribution Properties and light industrial Properties subject to leases expiring between 1996 and 2011 is approximately 545,000 and 138,000 square feet per year, respectively, on a pro forma basis assuming completion of the Property Transactions.

                               LEASE EXPIRATIONS
             WAREHOUSE/DISTRIBUTION AND LIGHT INDUSTRIAL PROPERTIES

                                                           PERCENTAGE OF      CUMULATIVE %         ANNUAL
                                           SQUARE FEET     TOTAL LEASED      OF TOTAL LEASED     BASE RENT
                             NUMBER OF     SUBJECT TO       SQUARE FEET        SQUARE FEET         UNDER
                              LEASES        EXPIRING        OF EXPIRING        OF EXPIRING        EXPIRING
           YEAR              EXPIRING        LEASES           LEASES             LEASES          LEASES (1)
---------------------------  ---------     -----------     -------------     ---------------     ----------
WAREHOUSE/DISTRIBUTION AND
  LIGHT INDUSTRIAL:
1996.......................      27            366,553           3.63%              3.63%       $ 1,538,033
1997.......................      80          2,408,087          23.83%             27.46%         8,649,896
1998.......................      47            906,553           8.97%             36.43%         2,801,223
1999.......................      41            968,229           9.58%             46.01%         4,608,961
2000.......................      25            786,785           7.79%             53.80%         2,849,583
2001.......................      22            956,761           9.47%             63.27%         3,737,450
2002.......................       2              9,546           0.09%             63.36%            63,433
2003.......................       3            253,860           2.51%             65.87%         1,234,967
2004.......................       5            253,438           2.51%             68.38%           964,651
2005.......................       4            830,587           8.22%             76.60%         2,346,244
2006.......................       4          1,635,112          16.18%             92.78%         5,722,716
2011.......................       2            729,434           7.22%            100.00%         2,357,760
                                ---         ----------                                          -----------
     Total.................     262         10,104,945                                          $36,874,917
                                ===         ==========                                          ===========
WAREHOUSE/DISTRIBUTION:
1996 (2)...................       9            211,925           2.43%              2.43%       $   721,957
1997.......................      32          1,962,334          22.49%             24.92%         6,149,422
1998.......................      25            835,762           9.58%             34.50%         2,457,832
1999.......................      20            671,015           7.69%             42.19%         2,552,852
2000.......................      12            690,044           7.90%             50.09%         2,360,468
2001.......................      15            775,667           8.89%             58.98%         2,491,270
2003.......................       1            201,380           2.31%             61.29%           851,999
2004.......................       4            212,910           2.44%             63.73%           792,002
2005.......................       2            800,000           9.17%             72.90%         2,176,320
2006.......................       4          1,635,112          18.74%             91.64%         5,722,716
2011.......................       2            729,434           8.36%            100.00%         2,357,761
                                ---         ----------                                          -----------
     Total.................     126          8,725,583                                          $28,634,599
                                ===         ==========                                          ===========
LIGHT INDUSTRIAL:
1996 (3)...................      18            154,628          11.21%             11.21%       $   816,076
1997.......................      48            445,753          32.32%             43.53%         2,500,474
1998.......................      22             70,791           5.13%             48.66%           343,390
1999.......................      21            297,214          21.55%             70.21%         2,056,109
2000.......................      13             96,741           7.01%             77.22%           489,115
2001.......................       7            181,094          13.13%             90.35%         1,246,179
2002.......................       2              9,546           0.69%             91.04%            63,433
2003.......................       2             52,480           3.80%             94.84%           382,968
2004.......................       1             40,528           2.94%             97.78%           172,649
2005.......................       2             30,587           2.22%            100.00%           169,926
                                ---         ----------                                          -----------
     Total.................     136          1,379,362                                          $ 8,240,319
                                ===         ==========                                          ===========

---------------
(1) Represents annualized monthly Base Rent of the leases in effect at September 30, 1996, excluding the pro forma effect of the Property Transactions.

(2) Includes two leases that are on a "month-to-month" basis as of September 30, 1996 (33,495 square feet on a pro forma basis and $119,280 of annualized Base Rent).

(3) Includes four leases that are on a "month-to-month" basis as of September 30, 1996 (74,778 square feet and $298,674 of annualized Base Rent).

     The weighted average remaining term for leases for the Company's warehouse/distribution and light industrial Properties is 5.1 years, on a pro forma basis assuming completion of the Property Transactions. Management believes that the portfolio's near term weighting of lease term expirations and decreased expiration thereafter creates a balanced opportunity for the Company to increase rents upon lease renewal or signing a new lease for vacant space.

     Renewals. The Company's tenant retention rates on a square footage basis for the warehouse/distribution and light industrial Properties during 1995 and the nine months ended September 30, 1996, were 81.5% and 65.8%, respectively, excluding the pro forma effects of the Property Transactions. The Company's ability to retain existing tenants and its commitment to increasing occupancy levels may improve property revenues by minimizing vacancy periods attributable to leasing downtime and reducing leasing costs such as tenant improvements and leasing commissions. In connection with releasing space in 1995 and the nine months ended September 30, 1996, annualized Base Rent on renewed and expanded leases with existing tenants in the industrial Properties increased by 3.7% and 8.0%, respectively, excluding the pro forma effects of the Property Transactions.

     Leasing Activity. During 1995 and the nine months ended September 30, 1996, in connection with the warehouse/distribution and light industrial Properties, the Company leased, released or renewed a total of 85 and 70 leases for approximately 2,320,684 rentable square feet (representing 24.3% of total rentable square feet) and 1,371,813 rentable square feet, (representing 14.4% square foot of the total rentable square feet), excluding the pro forma effects of the Property Transactions. The following table sets forth a schedule of new leases signed and the annualized Base Rent per leased square foot for the warehouse/distribution and light industrial Properties, excluding the pro forma effects of the Property Transactions.

                                LEASING ACTIVITY
             WAREHOUSE/DISTRIBUTION AND LIGHT INDUSTRIAL PROPERTIES

                                                    YEAR ENDED DECEMBER 31,     NINE MONTHS ENDED
                                                    -----------------------       SEPTEMBER 30,
                                                      1994          1995              1996
                                                    ---------     ---------     -----------------
WAREHOUSE/DISTRIBUTION:
Number of Lease Transactions......................          47            36                24
Rentable Square Feet Leased.......................   1,815,495     1,993,602           888,941
Base Rent (1).....................................  $6,214,452    $5,751,360        $2,809,308
LIGHT INDUSTRIAL:
Number of Lease Transactions......................          62            49                46
Rentable Square Feet Leased.......................     546,307       327,082           482,872
Base Rent (1).....................................  $3,108,509    $1,733,329        $3,146,484

---------------
(1) Represents annualized Base Rent from leases in effect at the beginning of the new lease term, excluding the pro forma effects of the Property Transactions.

     Tenant Base. At September 30, 1996, excluding the Property Transactions, the warehouse/distribution and light industrial Properties had 220 tenants under 251 separate leases, with no tenant leasing more than 1,814,592 rentable square feet or representing more than 17.3% of the annual total Base Rent of the Properties. The average tenant space is 32,399 square feet. Forty warehouse/distribution and light industrial Properties representing approximately 60.1% of the total warehouse/distribution and light industrial rentable square feet were occupied by single tenants at September 30, 1996 excluding the pro forma effects of the Property Transactions.

     The following table shows on a pro forma basis, assuming completion of the Property Transactions, the 15 largest tenants at the warehouse/distribution and light industrial Properties, as measured by annualized Base Rent as of September 30, 1996.

                                LARGEST TENANTS
             WAREHOUSE/DISTRIBUTION AND LIGHT INDUSTRIAL PROPERTIES

                                                                                            PERCENTAGE
                                              NUMBER OF     SQUARE FEET     ANNUAL BASE      OF TOTAL
                                               LEASES         LEASED         RENT (1)       PORTFOLIO
                                              ---------     -----------     -----------     ----------
Sears Roebuck and Co. (2)...................        3        1,814,592      $ 5,196,744        11.95%
Continental General Tire, Inc...............        2          632,790        2,120,916         4.88
Allegiance Healthcare Corporation (3).......        2          411,690        1,464,576         3.37
Kraft Foods, Inc. (4).......................        1          353,000        1,279,910         2.94
Technicolor Videocassette, Inc. (4).........        1          310,736        1,081,361         2.49
Cumberland Swan, Inc........................        2          341,552        1,024,656         2.36
Carnation Co. (5)...........................        1          260,000          948,698         2.18
Core Mark International (4).................        1          201,380          851,999         1.96
Mitchell International......................        3           84,706          782,138         1.80
BT Office Products International, Inc.......        1          160,000          777,262         1.79
Bank One Arizona, NA........................        4          106,920          663,578         1.53
Lake River Corporation......................        1          200,808          652,626         1.50
Delta Lithograph Corporation................        1          107,520          645,120         1.48
L.D. Brinkman and Company...................        1          269,768          593,484         1.36
The Woodbridge Group........................        3           70,464          583,985         1.34
                                                 ----       ----------      -----------        -----
Total.......................................       27        5,325,926      $18,667,053        42.92%
                                                 ====       ==========      ===========        =====
As a percentage of Total Industrial Space
  Leased....................................    10.31%           50.13%           50.62%

---------------
(1) Represents annualized Base Rent from leases in place as of September 30, 1996, on a pro forma basis assuming completion of the Property Transactions.

(2) These leases are signed by Sears Logistics Services, Inc. and guaranteed by Sears Roebuck and Co. These leases cover two Properties: Olive Branch (Memphis) and Crosswind Drive (Columbus). The two leases covering the Olive Branch Property expire March 31, 2005, feature two five-year renewal options and include rent escalation provisions during the final five years of the leases. The lease covering the Crosswind Drive Property expires in September 2006, features two five-year renewal options and includes rent escalation provisions in years six through ten.

(3) This lease is guaranteed by Baxter Healthcare Corporation.

(4) Represents a tenant in a facility included under the Property Transactions.

(5) This tenant has sub-leased this space to Blockbuster Videos, Inc.

     The 15 largest tenants at the warehouse/distribution and light industrial Properties accounted for approximately 42.9% (approximately $18.7 million) of the Company's total annual Base Rent at September 30, 1996. The weighted average remaining lease term for the 15 largest tenants in warehouse/distribution and light industrial Properties was 6.7 years at September 30, 1996. Although the loss of several significant tenants could have a materially adverse effect on the financial condition of the Company, the Company believes that the total number and geographical distribution of tenants at the warehouse/distribution and light industrial Properties contributes to the stability of the portfolio, eases releasing of space subject to expiring leases and mitigates the potential impact on cash flows due to periodic vacancies.

     The following table sets forth information relating to the diversity of the size of square feet under lease at the warehouse/distribution and light industrial Properties at September 30, 1996, on a pro forma basis assuming completion of the Property Transactions.

                     DISTRIBUTION OF LEASES BY LEASED SPACE
             WAREHOUSE/DISTRIBUTION AND LIGHT INDUSTRIAL PROPERTIES

                                    NUMBER     PERCENT      TOTAL     PERCENT        ANNUAL       PERCENT
     SQUARE FEET UNDER LEASE       OF LEASES   OF TOTAL    SQ. FT.    OF TOTAL    BASE RENT (1)   OF TOTAL
---------------------------------- ---------   --------    --------   --------    -------------   --------
WAREHOUSE/DISTRIBUTION:
Less than 50,001..................     88         69.84%   1,563,132     17.91%    $ 5,481,347       19.14%
50,001-100,000....................     16         12.70    1,104,228     12.66       3,960,712       13.83
100,001-150,000...................      6          4.76     723,772       8.29       2,207,474        7.71
150,001-300,000...................      8          6.35    1,793,899     20.56       5,983,373       20.90
300,001+..........................      8          6.35    3,540,552     40.58      11,001,693       38.42
                                      ---       -------    ---------   -------     -----------     -------
     Total........................    126        100.00%   8,725,583    100.00%    $28,634,599      100.00%
                                      ===       =======    =========   =======     ===========     =======
LIGHT INDUSTRIAL:
Less than 2,501...................     42         30.88%     66,100       4.79%    $   325,414        3.95%
2,501-5,000.......................     35         25.74     126,818       9.19         661,880        8.03
5,001-10,000......................     19         13.97     129,462       9.39         683,136        8.29
10,001-20,000.....................     14         10.29     181,167      13.13       1,043,668       12.67
20,001-40,000.....................     20         14.71     578,913      41.98       3,784,892       45.93
40,001+...........................      6          4.41     296,902      21.52       1,741,329       21.13
                                      ---       -------    ---------   -------     -----------     -------
     Total........................    136        100.00%   1,379,362    100.00%    $ 8,240,319      100.00%
                                      ===       =======    =========   =======     ===========     =======

---------------
(1) Represents annualized Base Rent from leases in effect as of September 30, 1996 on a pro forma basis assuming completion of the Property Transactions.

     Historical Non-Incremental Revenue-Producing Capital
Expenditures. Non-incremental revenue producing capital expenditures are classified into three categories by the Company: building improvements; tenant improvements; and leasing commissions. The following tables set forth annual and per square foot property improvement costs and non-incremental revenue-generating tenant improvement costs and leasing commissions, excluding the pro forma effects of the Property Transactions. These historical amounts are not necessarily indicative of future costs.

     The following table sets forth certain annual and per square foot information relating to property improvements, tenant improvements and leasing commissions relating to the warehouse/distribution and light industrial Properties that were incurred in 1993, 1994, 1995 and the nine months ended September 30, 1996, excluding the pro forma effects of the Property Transactions. The table also reflects the 45-month average capital expenditures covering the period from January 1, 1993 to September 30, 1996, excluding the pro forma effects of the Property Transactions.

       HISTORICAL NON-INCREMENTAL REVENUE-GENERATING CAPITAL EXPENDITURES
             WAREHOUSE/DISTRIBUTION AND LIGHT INDUSTRIAL PROPERTIES

                                                                       NINE MONTHS ENDED
                                                                         SEPTEMBER 30,       1993-1996
   PROPERTY IMPROVEMENTS        1993         1994          1995              1996             AVERAGE
----------------------------  --------     --------     ----------     -----------------     ---------
WAREHOUSE/DISTRIBUTION:
Annual......................  $356,473     $376,712     $1,651,806         $ 418,135         $ 747,500
Per Square Foot.............     $0.07        $0.07          $0.29             $0.06             $0.12
LIGHT INDUSTRIAL:
Annual......................  $124,256     $245,283     $  369,034         $ 287,372         $ 273,585
Per Square Foot.............     $0.09        $0.17          $0.26             $0.20             $0.19

TENANT IMPROVEMENT COSTS
AND LEASING COMMISSIONS
----------------------------
WAREHOUSE/DISTRIBUTION:
Annual Tenant Improvement
  Costs.....................  $321,524     $906,296     $  319,771         $  82,108         $ 434,586
Per Square Foot Leased......     $0.31        $0.50          $0.16             $0.09             $0.28
Annual Leasing
  Commissions...............  $226,500     $802,328     $  368,356         $ 372,000         $ 471,782
Per Square Foot Leased......     $0.22        $0.44          $0.18             $0.42             $0.31
LIGHT INDUSTRIAL:
Annual Tenant Improvement
  Costs.....................  $ 39,394     $856,874     $  657,651         $ 676,942         $ 594,896
Per Square Foot Leased......     $0.14        $1.57          $2.01             $1.40             $1.35
Annual Leasing
  Commissions...............  $169,229     $461,296     $  303,504         $ 520,568         $ 387,893
Per Square Foot Leased......     $0.62        $0.84          $0.93             $1.08             $0.79

     Regional Leasing Profiles of Warehouse/Distribution and Light Industrial Properties. The tables set forth below provide certain leasing information relating to the warehouse/distribution Properties and the light industrial Properties in markets in which the Company owns such Properties (Dallas, Los Angeles Basin, Memphis, Chicago, Seattle, Atlanta, Columbus, San Francisco Bay Area, Phoenix and certain other markets), excluding the pro forma effects of the Property Transactions.

                               LEASE EXPIRATIONS
                                 DALLAS MARKET
             WAREHOUSE/DISTRIBUTION AND LIGHT INDUSTRIAL PROPERTIES

                                                      PERCENTAGE OF    CUMULATIVE %       ANNUAL      RENT PER
                                        SQUARE FEET   TOTAL LEASED    OF TOTAL LEASED   BASE RENT    SQUARE FOOT
                            NUMBER OF   SUBJECT TO     SQUARE FEET      SQUARE FEET       UNDER         UNDER
                             LEASES      EXPIRING      OF EXPIRING      OF EXPIRING      EXPIRING     EXPIRING
           YEAR             EXPIRING      LEASES         LEASES           LEASES        LEASES (1)   LEASES (2)
--------------------------  ---------   -----------   -------------   ---------------   ----------   -----------
WAREHOUSE/DISTRIBUTION:
1996......................       4          52,000         3.85%            3.85%       $  161,992      $3.12
1997......................       9         833,771        61.66%           65.51%        2,511,987      $3.01
1998......................       6         113,147         8.36%           73.87%          328,589      $2.90
1999......................       5          40,000         2.96%           76.83%          142,824      $3.57
2000......................       1          38,160         2.82%           79.65%           97,308      $2.55
2001......................       7         275,149        20.35%          100.00%          767,873      $2.79
                                --
                                         ---------                                      ----------
     Total................      32       1,352,227                                      $4,010,573
                                ==       =========                                      ==========
LIGHT INDUSTRIAL:
1996......................       6          41,128        17.73%           17.73%       $  150,198      $3.65
1997......................       2          88,276        38.04%           55.77%          263,704      $2.99
1998......................       7          29,841        12.86%           68.63%          154,552      $5.18
1999......................       2           8,406         3.62%           72.25%           39,519      $4.70
2000......................       6          44,135        19.02%           91.27%          156,208      $3.54
2001......................       1          10,708         4.62%           95.89%           58,440      $5.46
2002......................       2           9,546         4.11%          100.00%           63,433      $6.64
                                --
                                         ---------                                      ----------
     Total................      26         232,040                                      $  886,054
                                ==       =========                                      ==========

---------------
(1) Represents annualized Base Rent of the leases in effect at September 30, 1996, excluding the pro forma effects of the Property Transactions.

(2) Represents annualized Base Rent of expiring leases divided by the total square feet of the expiring leases, excluding the pro forma effects of the Property Transactions.

                                LEASING ACTIVITY
                                 DALLAS MARKET
             WAREHOUSE/DISTRIBUTION AND LIGHT INDUSTRIAL PROPERTIES

                                                        YEAR ENDED DECEMBER
                                                                31,              NINE MONTHS ENDED
                                                       ---------------------       SEPTEMBER 30,
                                                         1994         1995             1996
                                                       --------     --------     -----------------
WAREHOUSE/DISTRIBUTION:
Number of Lease Transactions.........................         9            5                 7
Rentable Square Feet Leased..........................   280,851      218,003           225,219
Base Rent (1)........................................  $759,788     $595,284         $ 607,032
Base Rent per Square Foot (2)........................     $2.71        $2.73             $2.70
Effective Rent (3)...................................  $762,152     $594,253         $ 622,094
Effective Rent per Square Foot (4)...................     $2.71        $2.73             $2.76
LIGHT INDUSTRIAL:
Number of Lease Transactions.........................         8           11                 4
Rentable Square Feet Leased..........................    69,738       57,334            22,495
Base Rent (1)........................................  $237,062     $241,723         $  90,000
Base Rent per Square Foot (2)........................     $3.40        $4.22             $4.00
Effective Rent (3)...................................  $272,545     $251,497         $  93,732
Effective Rent per Square Foot (4)...................     $3.91        $4.39             $4.17

---------------
(1) Represents annualized monthly Base Rent from leases in effect at the beginning of the new lease term, excluding the pro forma effects of the Property Transactions.

(2) Represents Base Rent divided by rentable square feet leased, excluding the pro forma effects of the Property Transactions.

(3) Effective Rent represents Base Rent adjusted on a straight line basis for free rent periods and for contractual rent increases, excluding the pro forma effects of the Property Transactions.

(4) Represents Effective Rent divided by rentable square feet leased, excluding the pro forma effects of the Property Transactions.

                               LEASE EXPIRATIONS
                            LOS ANGELES BASIN MARKET
             WAREHOUSE/DISTRIBUTION AND LIGHT INDUSTRIAL PROPERTIES

                                                      PERCENTAGE OF    CUMULATIVE %       ANNUAL      RENT PER
                                        SQUARE FEET   TOTAL LEASED    OF TOTAL LEASED   BASE RENT    SQUARE FOOT
                            NUMBER OF   SUBJECT TO     SQUARE FEET      SQUARE FEET       UNDER         UNDER
                             LEASES      EXPIRING      OF EXPIRING      OF EXPIRING      EXPIRING     EXPIRING
           YEAR             EXPIRING      LEASES         LEASES           LEASES        LEASES (1)   LEASES (2)
--------------------------  ---------   -----------   -------------   ---------------   ----------   -----------
WAREHOUSE/DISTRIBUTION:
2001......................       1        332,790         75.58%           75.58%       $1,085,916      $3.26
2006......................       1        107,520         24.42%          100.00%          645,120      $6.00
                                --
                                          -------                                       ----------
     Total................       2        440,310                                       $1,731,036
                                ==        =======                                       ==========
LIGHT INDUSTRIAL:
1997......................       4         66,136         28.73%           28.73%       $  583,682      $8.83
1999......................       6         34,950         15.18%           43.91%          221,418      $6.34
2000......................       2         13,919          6.05%           49.96%          108,081      $7.76
2001......................       2         62,707         27.24%           77.20%          441,183      $7.04
2003......................       2         52,480         22.80%          100.00%          382,968      $7.30
                                --
                                          -------                                       ----------
     Total................      16        230,192                                       $1,737,332
                                ==        =======                                       ==========

---------------
(1) Represents annualized Base Rent of the leases in effect at September 30, 1996, excluding the pro forma effects of the Property Transactions.

(2) Represents annualized Base Rent of expiring leases divided by the total square feet of the expiring leases, excluding the pro forma effects of the Property Transactions.

                                LEASING ACTIVITY
                          LOS ANGELES BASIN MARKET (1)
             WAREHOUSE/DISTRIBUTION AND LIGHT INDUSTRIAL PROPERTIES

                                                        YEAR ENDED DECEMBER
                                                                31,              NINE MONTHS ENDED
                                                       ----------------------      SEPTEMBER 30,
                                                         1994         1995             1996
                                                       ---------    ---------    -----------------
LIGHT INDUSTRIAL:
Number of Lease Transactions.........................          6            2               10
Rentable Square Feet Leased..........................    130,490       48,535           93,432
Base Rent (2)........................................   $838,212     $373,182        $ 755,616
Base Rent per Square Foot (3)........................      $6.42        $7.69            $8.09
Effective Rent (4)...................................   $896,442     $368,088        $ 763,566
Effective Rent per Square Foot (5)...................      $6.87        $7.58            $8.17

---------------
(1) There was no leasing activity for the warehouse/distribution Properties located in the Los Angeles Basin Market.

(2) Represents annualized Base Rent from leases in effect at the beginning of the new lease term, excluding the pro forma effects of the Property Transactions.

(3) Represents annualized Base Rent divided by rentable square feet leased, excluding the pro forma effects of the Property Transactions.

(4) Effective Rent represents annualized Base Rent adjusted on a straight line basis for free rent periods and for contractual rent increases, excluding the pro forma effects of the Property Transactions.

(5) Represents Effective Rent divided by rentable square feet leased, excluding the pro forma effects of the Property Transactions.

                               LEASE EXPIRATIONS
                                 MEMPHIS MARKET
             WAREHOUSE/DISTRIBUTION AND LIGHT INDUSTRIAL PROPERTIES

                                                      PERCENTAGE OF    CUMULATIVE %       ANNUAL      RENT PER
                                        SQUARE FEET   TOTAL LEASED    OF TOTAL LEASED   BASE RENT    SQUARE FOOT
                            NUMBER OF   SUBJECT TO     SQUARE FEET      SQUARE FEET       UNDER         UNDER
                             LEASES      EXPIRING      OF EXPIRING      OF EXPIRING      EXPIRING     EXPIRING
           YEAR             EXPIRING      LEASES         LEASES           LEASES        LEASES (1)   LEASES (2)
--------------------------  ---------   -----------   -------------   ---------------   ----------   -----------
WAREHOUSE/DISTRIBUTION:
1997......................       4          89,140         5.25%            5.25%       $  239,424      $2.69
1998......................       7         314,811        18.56%           23.81%          817,072      $2.60
1999......................       4          21,860         1.29%           25.10%          105,642      $4.83
2000......................       5         466,392        27.48%           52.58%        1,499,976      $3.22
2001......................       1           4,620         0.27%           52.85%           23,100      $5.00
2005......................       2         800,000        47.15%          100.00%        2,176,320      $2.72
                                --
                                         ---------                                      ----------
     Total                      23       1,696,823                                      $4,861,534
                                ==       =========                                      ==========
LIGHT INDUSTRIAL:
2001......................       1          65,400       100.00%          100.00%       $  523,200      $8.00

---------------
(1) Represents annualized Base Rent of the leases in effect at September 30, 1996, excluding the pro forma effects of the Property Transactions.

(2) Represents annualized Base Rent of expiring leases divided by the total square feet of the expiring leases, excluding the pro forma effects of the Property Transactions.

                                LEASING ACTIVITY
                                 MEMPHIS MARKET
             WAREHOUSE/DISTRIBUTION AND LIGHT INDUSTRIAL PROPERTIES

                                                      YEAR ENDED DECEMBER
                                                              31,               NINE MONTHS ENDED
                                                     ----------------------       SEPTEMBER 30,
                                                       1994         1995              1996
                                                     --------     ---------     -----------------
WAREHOUSE/DISTRIBUTION:
Number of Lease Transactions.......................         9            15                 3
Rentable Square Feet Leased........................   222,712     1,191,007           104,280
Base Rent (1)......................................  $609,062     $3,364,605        $ 305,124
Base Rent per Square Foot (2)......................     $2.73         $2.83             $2.93
Effective Rent (3).................................  $605,961     $3,295,355        $ 305,880
Effective Rent per Square Foot (4).................     $2.72         $2.77             $2.93
LIGHT INDUSTRIAL:
Number of Lease Transactions.......................         1            --                 1
Rentable Square Feet Leased........................    65,400            --            65,400
Base Rent (1)......................................  $601,680            --         $ 523,200
Base Rent per Square Foot (2)......................     $9.20            --             $8.00
Effective Rent (3).................................  $587,946            --         $ 523,200
Effective Rent per Square Foot (4).................     $8.99            --             $8.00

---------------
(1) Represents annualized Base Rent from leases in effect at the beginning of the new lease term, excluding the pro forma effects of the Property Transactions.

(2) Represents annualized Base Rent divided by rentable square feet leased, excluding the pro forma effects of the Property Transactions.

(3) Effective Rent represents annualized Base Rent adjusted on a straight line basis for free rent periods and for contractual rent increases, excluding the pro forma effects of the Property Transactions.

(4) Represents Effective Rent divided by rentable square feet leased, excluding the pro forma effects of the Property Transactions.

                               LEASE EXPIRATIONS
                               CHICAGO MARKET (1)
                       WAREHOUSE/DISTRIBUTION PROPERTIES

                                                      PERCENTAGE OF    CUMULATIVE %       ANNUAL      RENT PER
                                        SQUARE FEET   TOTAL LEASED    OF TOTAL LEASED   BASE RENT    SQUARE FOOT
                            NUMBER OF   SUBJECT TO     SQUARE FEET      SQUARE FEET       UNDER         UNDER
                             LEASES      EXPIRING      OF EXPIRING      OF EXPIRING      EXPIRING     EXPIRING
           YEAR             EXPIRING      LEASES         LEASES           LEASES        LEASES (2)   LEASES (3)
--------------------------  ---------   -----------   -------------   ---------------   ----------   -----------
WAREHOUSE/DISTRIBUTION:
1996......................       2          95,150         8.65%            8.65%       $  343,437      $3.61
1997......................       6         331,108        30.09%           38.74%        1,188,337      $3.59
1998......................       3          92,110         8.37%           47.11%          304,213      $3.30
1999......................       6         240,819        21.88%           68.99%        1,029,084      $4.27
2000......................       4         104,404         9.48%           78.47%          491,610      $4.71
2001......................       1          24,000         2.18%           80.65%          132,000      $5.50
2004......................       4         212,910        19.35%          100.00%          792,003      $3.72
                                --
                                         ---------                                      ----------
     Total................      26       1,100,501                                      $4,280,684
                                ==       =========                                      ==========

---------------
(1) There are no light industrial Properties located in the Chicago Target
    Market.

(2) Represents annualized Base Rent of the leases in effect at September 30, 1996, excluding the pro forma effects of the Property Transactions.

(3) Represents annualized Base Rent of expiring leases divided by the total square feet of the expiring leases, excluding the pro forma effects of the Property Transactions.

                                LEASING ACTIVITY
                               CHICAGO MARKET (1)
                       WAREHOUSE/DISTRIBUTION PROPERTIES

                                                         YEAR ENDED DECEMBER
                                                                 31,            NINE MONTHS ENDED
                                                         --------------------     SEPTEMBER 30,
                                                           1994        1995           1996
                                                         ---------   --------   -----------------
WAREHOUSE/DISTRIBUTION:
Number of Lease Transactions...........................         16          4               6
Rentable Square Feet Leased............................    847,446     74,640         133,790
Base Rent (2)..........................................  $3,230,847  $352,422       $ 597,660
Base Rent per Square Foot (3)..........................      $3.81      $4.72           $4.47
Effective Rent (4).....................................  $3,251,858  $353,645       $ 604,728
Effective Rent per Square Foot (5).....................      $3.84      $4.74           $4.52

---------------
(1) There are no light industrial Properties located in the Chicago Target
    Market.

(2) Represents annualized Base Rent from leases in effect at the beginning of the new lease term, excluding the pro forma effects of the Property Transactions.

(3) Represents annualized Base Rent divided by rentable square feet leased, excluding the pro forma effects of the Property Transactions.

(4) Effective Rent represents annualized Base Rent adjusted on a straight line basis for free rent periods and for contractual rent increases, excluding the pro forma effects of the Property Transactions.

(5) Represents Effective Rent divided by rentable square feet leased, excluding the pro forma effects of the Property Transactions.

                               LEASE EXPIRATIONS
                               SEATTLE MARKET (1)
                          LIGHT INDUSTRIAL PROPERTIES

                                                PERCENTAGE OF      CUMULATIVE %         ANNUAL         RENT PER
                                SQUARE FEET     TOTAL LEASED      OF TOTAL LEASED      BASE RENT      SQUARE FOOT
                  NUMBER OF     SUBJECT TO       SQUARE FEET        SQUARE FEET          UNDER           UNDER
                   LEASES        EXPIRING        OF EXPIRING        OF EXPIRING        EXPIRING        EXPIRING
      YEAR        EXPIRING        LEASES           LEASES             LEASES          LEASES (2)      LEASES (3)
----------------  ---------     -----------     -------------     ---------------     -----------     -----------
LIGHT
  INDUSTRIAL:
1996............       3           66,058           28.94%             28.94%          $  303,402        $4.59
1997............       4           63,582           27.86%             56.80%             329,157        $5.18
1999............       3           44,100           19.32%             76.12%             251,028        $5.69
2000............       2           15,084            6.60%             82.72%             104,004        $6.89
2001............       2           36,879           16.16%             98.88%             199,380        $5.41
2005............       1            2,553            1.12%            100.00%              18,540        $7.26
                      --
                                  -------                                              ----------
     Total......      15          228,256                                              $1,205,511
                      ==          =======                                              ==========

---------------
(1) There are no warehouse/distribution Properties located in the Seattle Target Market.

(2) Represents annualized Base Rent of the leases in effect at September 30, 1996, excluding the pro forma effects of the Property Transactions.

(3) Represents annualized Base Rent of expiring leases divided by the total square feet of the expiring leases, excluding the pro forma effects of the Property Transactions.

                                LEASING ACTIVITY
                               SEATTLE MARKET (1)
                          LIGHT INDUSTRIAL PROPERTIES

                                                        YEAR ENDED DECEMBER
                                                                31,              NINE MONTHS ENDED
                                                       ---------------------       SEPTEMBER 30,
                                                         1994         1995             1996
                                                       --------     --------     -----------------
LIGHT INDUSTRIAL:
Number of Lease Transactions.........................        10            8                 9
Rentable Square Feet Leased..........................   137,464       67,418           105,251
Base Rent (2)........................................  $742,068     $352,980         $ 582,024
Base Rent per Square Foot (3)........................     $5.40        $5.24             $5.53
Effective Rent (4)...................................  $755,036     $355,131         $ 613,318
Effective Rent per Square Foot (5)...................     $5.49        $5.27             $5.83

---------------
(1) There are no warehouse/distribution Properties located in the Seattle Target Market.

(2) Represents annualized Base Rent from leases in effect at the beginning of the new lease term, excluding the pro forma effects of the Property Transactions.

(3) Represents annualized Base Rent divided by rentable square feet leased, excluding the pro forma effects of the Property Transactions.

(4) Effective Rent represents annualized Base Rent adjusted on a straight line basis for free rent periods and for contractual rent increases, excluding the pro forma effects of the Property Transactions.

(5) Represents Effective Rent divided by rentable square feet leased, excluding the pro forma effects of the Property Transactions.

                                 LEASE EXPIRATIONS
                                COLUMBUS MARKET (1)
                           WAREHOUSE/DISTRIBUTION PROPERTY

                                                      PERCENTAGE OF    CUMULATIVE %       ANNUAL      RENT PER
                                        SQUARE FEET   TOTAL LEASED    OF TOTAL LEASED   BASE RENT    SQUARE FOOT
                            NUMBER OF   SUBJECT TO     SQUARE FEET      SQUARE FEET       UNDER         UNDER
                             LEASES      EXPIRING      OF EXPIRING      OF EXPIRING      EXPIRING     EXPIRING
           YEAR             EXPIRING      LEASES         LEASES           LEASES        LEASES (2)   LEASES (3)
--------------------------  ---------   -----------   -------------   ---------------   ----------   -----------
WAREHOUSE/DISTRIBUTION:
2006......................       1       1,014,592        100.00%          100.00%      $3,020,424      $2.98

---------------
(1) There are no light industrial Properties located in the Columbus Target Market.

(2) Represents annualized Base Rent of the lease in effect at September 30, 1996, excluding the pro forma effects of the Property Transactions.

(3) Represents annualized Base Rent of expiring lease divided by the total square feet of the expiring lease, excluding the pro forma effects of the Property Transactions.

                               LEASE EXPIRATIONS
                       SAN FRANCISCO BAY AREA MARKET (1)
                        WAREHOUSE/DISTRIBUTION PROPERTY

                                                        PERCENTAGE OF    CUMULATIVE %       ANNUAL      RENT PER
                                          SQUARE FEET   TOTAL LEASED    OF TOTAL LEASED   BASE RENT    SQUARE FOOT
                              NUMBER OF   SUBJECT TO     SQUARE FEET      SQUARE FEET       UNDER         UNDER
                               LEASES      EXPIRING      OF EXPIRING      OF EXPIRING      EXPIRING     EXPIRING
            YEAR              EXPIRING      LEASES         LEASES           LEASES        LEASES (2)   LEASES (3)
----------------------------  ---------   -----------   -------------   ---------------   ----------   -----------
WAREHOUSE/DISTRIBUTION:
2006........................       1        160,000        100.00%          100.00%        $777,262       $4.86

---------------
(1) There are no light industrial Properties located in the San Francisco Bay Area Target Market.

(2) Represents annualized Base Rent of the lease in effect at September 30, 1996, excluding the pro forma effects of the Property Transactions.

(3) Represents annualized Base Rent of expiring leases divided by the total square feet of the expiring lease, excluding the pro forma effects of the Property Transactions.

                               LEASE EXPIRATIONS
                                 PHOENIX MARKET
             WAREHOUSE/DISTRIBUTION AND LIGHT INDUSTRIAL PROPERTIES

                                                      PERCENTAGE OF    CUMULATIVE %       ANNUAL      RENT PER
                                        SQUARE FEET   TOTAL LEASED    OF TOTAL LEASED   BASE RENT    SQUARE FOOT
                            NUMBER OF   SUBJECT TO     SQUARE FEET      SQUARE FEET       UNDER         UNDER
                             LEASES      EXPIRING      OF EXPIRING      OF EXPIRING      EXPIRING     EXPIRING
           YEAR             EXPIRING      LEASES         LEASES           LEASES        LEASES (1)   LEASES (2)
--------------------------  ---------   -----------   -------------   ---------------   ----------   -----------
WAREHOUSE/DISTRIBUTION:
1997......................       4         39,400         33.16%           33.16%       $  159,888      $4.06
1998......................       4         43,200         36.37%           69.53%          167,856      $3.89
1999......................       2         21,600         18.18%           87.71%           78,624      $3.64
2001......................       2         14,600         12.29%          100.00%           56,064      $3.84
                                --
                                          -------                                       ----------
     Total................      12        118,800                                       $  462,432
                                ==        =======                                       ==========
LIGHT INDUSTRIAL:
1996......................       7         22,223          7.16%            7.16%       $   77,220      $3.47
1997......................      29         67,387         21.70%           28.86%          331,730      $4.92
1998......................      15         40,950         13.18%           42.04%          188,838      $4.61
1999......................       7        125,052         40.26%           82.30%          762,005      $6.09
2000......................       2          9,050          2.91%           85.21%           39,093      $4.32
2001......................       1          5,400          1.74%           86.95%           23,976      $4.44
2004......................       1         40,528         13.05%          100.00%          172,649      $4.26
                                --
                                          -------                                       ----------
     Total................      62        310,590                                       $1,595,511
                                ==        =======                                       ==========

---------------
(1) Represents annualized Base Rent of the leases in effect at September 30, 1996, excluding the pro forma effects of the Property Transactions.

(2) Represents annualized Base Rent of expiring leases divided by the total square feet of the expiring leases, excluding the pro forma effects of the Property Transactions.

                                LEASING ACTIVITY
                                 PHOENIX MARKET
             WAREHOUSE/DISTRIBUTION AND LIGHT INDUSTRIAL PROPERTIES

                                                        YEAR ENDED DECEMBER
                                                                31,              NINE MONTHS ENDED
                                                       ---------------------       SEPTEMBER 30,
                                                         1994         1995             1996
                                                       --------     --------     -----------------
WAREHOUSE/DISTRIBUTION:
Number of Lease Transactions.......................           4            5                 3
Rentable Square Feet Leased........................      43,400       47,000            18,200
Base Rent (1)......................................    $154,548     $176,184         $  74,208
Base Rent per Square Foot (2)......................       $3.56        $3.75             $4.08
Effective Rent (3).................................    $157,464     $179,064         $  75,653
Effective Rent per Square Foot (4).................       $3.63        $3.81             $4.16

LIGHT INDUSTRIAL:
Number of Lease Transactions.......................          34           24                20
Rentable Square Feet Leased........................     106,377       77,760           167,727
Base Rent (1)......................................    $461,890     $339,070         $ 990,876
Base Rent per Square Foot (2)......................       $4.34        $4.36             $5.91
Effective Rent (3).................................    $472,008     $335,570         $ 987,003
Effective Rent per Square Foot (4).................       $4.44        $4.32             $5.88

---------------
(1) Represents annualized Base Rent from leases in effect at the beginning of the new lease term, excluding the pro forma effects of the Property Transactions.

(2) Represents annualized Base Rent divided by rentable square feet leased, excluding the pro forma effects of the Property Transactions.

(3) Effective Rent represents annualized Base Rent adjusted on a straight-line basis for free rent periods and for contractual rent increases, excluding the pro forma effects of the Property Transactions.

(4) Represents Effective Rent divided by rentable square feet leased, excluding the pro forma effects of the Property Transactions.

                               LEASE EXPIRATIONS
                                 OTHER MARKETS
             WAREHOUSE/DISTRIBUTION AND LIGHT INDUSTRIAL PROPERTIES

                                                   PERCENTAGE OF     CUMULATIVE %        ANNUAL       RENT PER
                                    SQUARE FEET    TOTAL LEASED     OF TOTAL LEASED    BASE RENT     SQUARE FOOT
                       NUMBER OF    SUBJECT TO      SQUARE FEET       SQUARE FEET        UNDER          UNDER
                        LEASES       EXPIRING       OF EXPIRING       OF EXPIRING       EXPIRING      EXPIRING
        YEAR           EXPIRING       LEASES          LEASES            LEASES         LEASES (1)    LEASES (2)
---------------------  ---------    -----------    -------------    ---------------    ----------    -----------
WAREHOUSE/DISTRIBUTION:
1996.................       3          64,775           7.45%             7.45%        $  216,528      $  3.34
1997.................       8         655,632          75.40%            82.85%         1,996,338      $  3.04
1998.................       3          74,460           8.56%            91.41%           217,644      $  2.92
1999.................       2          36,000           4.14%            95.55%           115,317      $  3.20
2000.................       1          14,625           1.68%            97.23%            43,872      $  3.00
2001.................       1          24,070           2.77%           100.00%            66,192      $  2.75
                           --
                                      -------                                          ----------
     Total...........      18         869,562                                          $2,655,891
                           ==         =======                                          ==========
LIGHT INDUSTRIAL:
1996.................       2          25,219           8.06%             8.06%        $  285,256      $ 11.31
1997.................       9         160,372          51.26%            59.32%           992,202      $  6.19
1999.................       3          84,706          27.07%            86.39%           782,138      $  9.23
2000.................       1          14,553           4.65%            91.04%            81,730      $  5.62
2005.................       1          28,034           8.96%           100.00%           151,383      $  5.40
                           --
                                      -------                                          ----------
     Total...........      16         312,884                                          $2,292,709
                           ==         =======                                          ==========

---------------
(1) Represents annualized Base Rent of the leases in effect at September 30, 1996, excluding the pro forma effects of the Property Transactions.

(2) Represents annualized Base Rent of expiring leases divided by the total square feet of the expiring leases, excluding the pro forma effects of the Property Transactions.

                                LEASING ACTIVITY
                                 OTHER MARKETS
             WAREHOUSE/DISTRIBUTION AND LIGHT INDUSTRIAL PROPERTIES

                                                      YEAR ENDED DECEMBER
                                                              31,               NINE MONTHS ENDED
                                                     ----------------------       SEPTEMBER 30,
                                                       1994         1995              1996
                                                     --------     ---------     -----------------
WAREHOUSE/DISTRIBUTION:
Number of Lease Transactions.......................         8             7                 5
Rentable Square Feet Leased........................   311,830       462,952           407,452
Base Rent (1)......................................  $817,779     $1,262,866        $1,225,284
Base Rent per Square Foot (2)......................     $2.62         $2.73             $3.01
Effective Rent (3).................................  $842,616     $1,238,526        $1,101,265
Effective Rent per Square Foot (4).................     $2.70         $2.68             $2.70
LIGHT INDUSTRIAL:
Number of Lease Transactions.......................         3             4                 2
Rentable Square Feet Leased........................    36,838        76,035            28,567
Base Rent (1)......................................  $227,597     $ 426,373         $ 204,780
Base Rent per Square Foot (2)......................     $6.18         $5.61             $7.17
Effective Rent (3).................................  $227,346     $ 456,110         $ 210,431
Effective Rent per Square Foot (4).................     $6.17         $6.00             $7.37

---------------

(1) Represents annualized monthly Base Rent from leases in effect at the beginning of the new lease term, excluding the pro forma effects of the Property Transactions.

(2) Represents Base Rent divided by rentable square feet leased, excluding the pro forma effects of the Property Transactions.

(3) Effective Rent represents Base Rent adjusted on a straight line basis for free rent periods and for contractual rent increases, excluding the pro forma effects of the Property Transactions.

(4) Represents Effective Rent divided by rentable square feet leased, excluding the pro forma effects of the Property Transactions.

RETAIL PROPERTIES

     As of September 30, 1996, the Company owned 902,684 square feet of retail space, on a pro forma basis assuming the completion of the Property Transactions. That space was 93.2% leased to 114 tenants. The seven retail Properties consist of four neighborhood and community shopping centers and three free standing retail buildings. These properties account for 7.8% of the total rentable square feet of the entire portfolio, on a pro forma basis assuming completion of the Property Transactions (4.5% assuming the three pending sales of retail Properties are completed). The Company has entered into binding contracts to sell three of the retail Properties and is actively marketing one additional retail Property for sale, collectively representing 383,221 square feet or 42.5% of the total rentable square feet of retail Properties. The Company's investments in retail properties are subject to risks incident to: (i) the oversupply of retail space in certain areas of the United States; (ii) severe competition from new retailers and the nationwide expansion of existing retailers; and (iii) various negative general economic factors. See "Risk Factors -- Real Estate Investment Risks -- Retail Property Risks." The Company plans to focus on the development and management of warehouse/distribution and light industrial Properties and, accordingly, the Company intends to market and sell the balance of its retail Properties as market conditions warrant.

     Leases. Lease terms generally range from three to ten years, with some tenants having options to extend leases beyond their initial lease terms. Generally, tenants at the retail Properties are subject to triple net leases. Under these leases, the tenants are responsible for most day-to-day operating expenses such as real estate taxes, insurance, utilities, maintenance of common areas and non-structural repairs. These triple net leases generally reduce the owner's exposure to increases in operating expenses. Some of the leases provide for escalating rents during their terms.

     In addition, some of the retail leases include guaranteed minimum rents plus potential percentage rents equal to a specified percentage of the tenant's sales over specified amounts. During 1994 and 1995 and the nine months ended September 30, 1996, few retail tenants' sales reached the amounts specified in the percentage rent clauses of their leases.

     Tenant Lease Expirations and Renewals. The average rentable square feet subject to expiring leases for the retail Properties between 1996 and 2017 is approximately 38,000 square feet per year. During 1995 and for the nine months ended September 30, 1996, the Company leased, released or renewed leases for approximately 84,663 and 20,336 rentable square feet of space at the retail Properties, respectively.

     Tenant Base. At September 30, 1996, the retail Properties had 114 tenants under 120 separate leases, with no tenant leasing more than 81,922 rentable square feet or representing more than 1.3% of the total annual Base Rent of the Properties. There were three tenants at the retail Properties that each accounted for 1% or more of the total annual Base Rent as of September 30, 1996. These three tenants accounted for a total of approximately 3.5% (approximately $1.5 million) of the Company's total annual Base Rent as of September 30, 1996. The weighted average remaining lease term at September 30, 1996, for the three tenants was 11.7 years.

     Historical Non-Incremental Revenue-Generating Capital Expenditures. The Company classifies non-incremental revenue-generating capital expenditures into three categories: property improvements; tenant improvements; and leasing commissions. Average annual and per square foot property improvement costs for the period 1993 through September 1996 were $102,024 and $0.11 per square foot. Average annual and per square foot non-incremental revenue-generating tenant improvement costs and leasing commissions for the period 1993 through September 1996 were $248,507 and $0.83 per square foot and $175,048 and $0.55 per square foot, respectively. These historical amounts are not necessarily indicative of future property improvement costs or tenant improvement costs and leasing commissions.

ENVIRONMENTAL MATTERS

     Under various federal, state and local laws and regulations, a current or previous owner, operator, manager or developer of real estate may be liable for the cost of removing and remediating certain hazardous or toxic substances on the property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of hazardous or toxic substances. The cost of removing or remediating these hazardous or toxic substances may be substantial and the presence of these substances, or the failure to remediate conditions effected by the substances promptly, may adversely affect the owner's or operator's ability to sell the real estate or borrow against the real estate.

     Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the cost of removing or remediating these substances at the disposal or treatment facility. Certain laws impose liability for the release of asbestos into the air. Third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to asbestos. In connection with its ownership and operation of the properties, the Company may be potentially liable for these costs. In addition, the presence of hazardous or toxic substances at a site adjacent to or in the vicinity of a property could require the owner to participate in remediation activities in certain cases or could have an adverse effect on the value of the property.

     Although certain tenants at several of the Properties use hazardous or toxic substances in the ordinary course of their operations, the Company believes that their respective Properties are in material compliance with all federal, state and local regulations regarding hazardous or toxic substances and are not aware of any material liability or claim relating to hazardous or toxic substances at any of the Properties.

     As described further below, all the Properties have been subject to at least a Phase I environmental assessment. These assessments were intended to evaluate the environmental condition of, and potential environmental liabilities associated with, the Properties, and included: (i) a visual observation of the

Properties during a site visit; (ii) a review of certain records concerning the Properties including publicly-available information concerning known conditions at other properties in the vicinity of the Properties; (iii) consideration of the likely presence of asbestos containing materials in the buildings on the Properties; (iv) consideration of the likely presence of elevated levels of lead in the drinking water; (v) an inquiry into the likely presence of polychlorinated biphenyls in electrical transformers; (vi) consideration of the presence of underground or above-ground storage tanks and (vii) the preparation of a written report. A Phase I assessment does not include sampling or analysis of soil, ground water or other environmental media or subsurface investigations.

     Phase I assessments were conducted at 81 of the 84 Properties beginning in November 1994. Phase I assessments were conducted on the other three Properties between December 1993 and June 1994. In addition, Phase II studies were conducted on ten of the Properties during 1995. Based on the results of these assessments and other data, the Company expects to implement varying levels of environmental remediation on four Properties. An environmental consultant has estimated that the total cost of these programs will be $225,000. Approximately 40% of the work has been completed. The balance is expected to be completed by the end of 1996. The Company has reserves for the anticipated future costs of the remaining environmental remediation work.

     In addition, two other Properties have experienced groundwater contamination. An environmental consultant has reported that the sources of the contamination appear to be adjoining parcels. Two responsible parties have acknowledged, one in writing and one orally, that they must fund remediation costs. Management has reviewed the financial condition of the responsible parties (one a Fortune 500 company and the other a municipality located in the San Francisco Bay Area) and believes that both parties have the ability to fund the costs of remediation. Accordingly, the Company has not accrued any liability related to these two Properties.

     Neither Phase I nor Phase II assessments necessarily identify all environmental compliance issues or the extent of required remediation for those issues they do identify.

REGULATION

     A number of federal, state and local laws (such as the Americans with Disabilities Act) may require modification to existing buildings to improve access to such buildings by disabled persons. Additional legislation may impose further requirements on owners with respect to access by disabled persons. The cost of compliance with such laws may be substantial and may reduce overall returns on properties.

THE UNSECURED CREDIT FACILITY

     On February 23, 1996, the Company established the Unsecured Credit Facility under which it has a maximum borrowing amount of $75 million. The Company is currently negotiating an increase in the maximum borrowing amount under the Unsecured Credit Facility to approximately $125 million in connection with the completion of the Offering. There can be no assurance that this increase will be obtained. The Company will apply a portion of the net proceeds of this Offering, together with cash on hand, to repay in part temporary borrowings under the Unsecured Credit Facility incurred in connection with the Property Transactions. See "Use of Proceeds." The Company expects to use the Unsecured Credit Facility principally to finance acquisitions and for working capital purposes. The Unsecured Credit Facility matures on February 23, 1998 and may be extended for an additional year upon satisfaction of certain conditions and with the approval of each of the lenders. The Company anticipates that the Unsecured Credit Facility will either be extended or refinanced either through the issuance of debt or equity securities at its maturity.

     Borrowings under the Unsecured Credit Facility bear interest at a floating annual rate equal to LIBOR plus 1.7% (7.1% at September 30, 1996). The Company is obligated to pay certain fees in connection with the Unsecured Credit Facility, including fees on the unused facility of 25 basis points to the extent less than 65% of the Facility is used, and 15 basis point to the extent more than 65% of the Facility is used. The Company's ability to borrow under the Unsecured Credit Facility is subject to certain covenants and financial ratios, customary for loans of this type, including (i) required maintenance of the ratio of total liabilities to tangible net worth, (ii) required maintenance of certain levels of Funds from Operations and Cash Available for

Distribution (as defined under the Unsecured Credit Facility) and (iii) prohibitions against development or renovation of commercial real estate, except for the development of 100% pre-leased build-to-suit bulk distribution facilities, with the total cost of facilities under development at any time not exceeding 10% of the Company's assets (as defined and subject to certain adjustments under the facility). As of the date of this Prospectus, the Company is in compliance with all the above-described covenants and financial ratios.

THE MORTGAGE LOAN

     At September 30, 1996, the Company had outstanding debt of approximately $66.1 million under the Mortgage Loan established with The Prudential Insurance Company of America. Prudential Securities Incorporated, one of the representatives of the Underwriters, is an affiliate of The Prudential Insurance Company of America. See "Underwriting." The Mortgage Loan is secured by a first mortgage on a security pool consisting of 37 of the Company's 91 Properties. The debt under the Mortgage Loan is non-recourse and, under the loan documents, the lender does not have recourse against the other assets of the Company which are not included in the security pool. Monthly debt service consists of interest-only payments at a fixed annual rate of 8.63%.

     The Mortgage Loan has a maturity date of June 1, 2005. The debt outstanding under the Mortgage Loan may be prepaid in whole or in part prior the maturity date upon 30 days' notice and payment of a prepayment premium equal to the greater of (i) 1% of the prepayment amount multiplied by a fraction which is the unexpired portion of the term of the Mortgage Loan or (ii) the discounted present value of the prepayment amount, based on the then-current yield on U.S. Treasury notes with a maturity equal to the unexpired term of the loan.

     Under the Mortgage Loan, the Company is required to comply with various covenants and meet certain financial ratios customary for this type of loan including, for example, the ratio of loan balance to the appraised value of the security pool properties, the ratio of annual net operating income from pool properties to annual debt service and the ratio of projected net operating income to projected annual debt service. Until May 31, 1997, the Company has the right to obtain the release of a Property from the security pool by prepaying a portion of principal and to substitute newly acquired properties that meet the lender's underwriting criteria, including property type, condition, location and estimated value.

LEGAL PROCEEDINGS

     The Company currently is not involved in any litigation nor, to its knowledge, is any litigation currently threatened, except for routine litigation arising in the ordinary course of business.

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

INVESTMENT POLICIES

     Acquisitions of Real Estate and Investments in Interests in Real
Estate. The Company's investment objectives are to increase cash flow per share and the long-term value of its Properties, to acquire established income-producing industrial properties with cash flow growth potential and, in limited circumstances, to develop build-to-suit properties or undertake other development projects. Additionally, where prudent and possible, the Company will seek to expand and upgrade both the operating Properties and any newly acquired properties. The Company's business will be focused solely on industrial properties except for the retail Properties in the existing portfolio. The Company's policy is to acquire assets primarily for generation of current income and long-term value appreciation. However, where appropriate, the Company may sell certain properties.

     The Company expects to pursue its investment objectives through the direct and indirect ownership of properties and the ownership of interests in other entities. The Company expects that it will make further acquisitions in Target Markets in which it currently owns properties and will expand into the remaining Target Markets as investment opportunities it considers attractive become available. The Company believes that opportunities exist to acquire, on attractive terms, established properties that do not pose the risks of development. At this time, the Company intends that its development activities will generally be restricted to situations in which it has received a commitment to lease substantial portions of the property on attractive terms before it begins construction.

     The Company also may participate with other entities in property ownership through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness, or such financing or indebtedness may be incurred in connection with acquiring properties or other assets. Any such financing or indebtedness will have priority over the Company's equity interest in such properties.

     Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers. Subject to the ownership limitations and gross income tests necessary for REIT qualification, the Company also may invest in securities of other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. The Company may acquire all or substantially all of the securities or assets of other REITs or similar entities where such investments would be consistent with the Company's investment policies. In any event, the Company does not intend that its investments in securities will require it to register as an "investment company" under the Investment Company Act of 1940, and the Company would intend to divest securities before any such registration would be required.

FINANCING POLICIES

     The Company intends to maintain a ratio of debt-to-total market capitalization that generally will not exceed 50%. The total capitalization may not necessarily reflect the fair market value of the underlying assets of the Company. From time to time the Company may reevaluate this policy and decrease or increase that ratio in light of then-current economic conditions, relative costs to the Company of debt and equity capital, market values of properties, growth and acquisition opportunities and other factors. There is no limit in the Company's Organizational Documents on the ratio of debt to total financial statement capitalization. However, the Company is subject to limitations on the incurrence of indebtedness imposed by the Unsecured Credit Facility and the terms of the Series B Preferred Stock. To the extent the Board determines to obtain additional capital, the Company may issue debt or equity, retain earnings (subject to provisions in the Code requiring distributions of income to maintain REIT status) or use a combination of these methods.

     To the extent the Board determines to obtain additional debt financing in the future, the Company intends to do so generally through mortgages on its properties and lines of credit but also may do so through the issuance of debt securities. These mortgages may be recourse, non-recourse or cross-collateralized and may contain cross-default provisions. The Company does not have a policy limiting the number or amount of mortgages that may be placed on any particular property, but mortgage financing instruments usually limit additional indebtedness on such properties. See "Business and Properties -- The Mortgage Loan." Future credit facilities and lines of credit may be used for the purpose of making acquisitions or capital improvements or providing working capital to the Company. See "Business and Properties -- The Unsecured Credit Facility." In addition, future borrowings may be used to permit the Company to meet the taxable income distribution requirements for REITs under the Code if the Company has taxable income but insufficient cash to meet those distribution requirements.

CONFLICT OF INTEREST POLICY

     All transactions between the Company and one or more of its affiliates (including its officers, directors and substantial stockholders) must be approved by a majority of the Independent Directors. The Company's current intention is not to borrow from or make loans to affiliates other than in certain limited circumstances, including seller-financed property acquisitions.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

     The Company may, but does not presently intend to, make investments other than as previously described. The Company has authority to offer its stock and other equity or debt securities in exchange for property and to repurchase or otherwise reacquire its stock or any other securities. The Company may engage in such activities in the future. The Company also may make loans to joint ventures in which it participates. The Company will not engage in the business of trading or underwriting securities of other issuers. At all times, the Company intends to make investments in such a manner as to be consistent with the requirements of the Code to qualify as a REIT unless, because of circumstances or changes in the Code or related regulations, its Board determines that it is no longer in the Company's best interests to continue to qualify as a REIT. The Company's policies with respect to such activities may be reviewed and modified from time to time by its Board without a vote of the Company's stockholders.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company and their respective positions are as follows:

             NAME                                          POSITION
------------------------------   ------------------------------------------------------------
Allen J. Anderson.............   Chairman of the Board, Chief Executive Officer and Director
Milton K. Reeder..............   President and Chief Financial Officer
Dennis D. Higgs...............   Senior Vice President
Peter B. Harmon...............   Vice President, Asset Manager
Celeste K. Woo................   Vice President, Asset Manager
Timothy B. Keith..............   Vice President, Portfolio Manager
Jaime Suarez..................   Treasurer and Controller
Robert A. Dobbin..............   General Counsel and Secretary
C. E. "Doc" Cornutt...........   Independent Director
T. Patrick Duncan.............   Independent Director
Peter O. Hanson...............   Independent Director
John S. Moody.................   Independent Director
James M. Pollak...............   Independent Director
Kenneth N. Stensby............   Independent Director
Lee W. Wilson.................   Independent Director

     The following is a summary of the experience of the above-mentioned persons.

     Allen J. Anderson, age 44, has served as the Chairman of the Board and Chief Executive Officer of the Company since its formation in May 1995. From February 1994 until July 1995, Mr. Anderson served as Executive Vice President of Hunt Realty Corporation, a private real estate investment corporation. Before joining Hunt Realty Corporation, Mr. Anderson was a partner and National Director of Institutional Investment Services for Arthur Andersen Real Estate Services Group from August 1992 until February 1994. In 1987 Mr. Anderson founded and from 1987 until he joined the Arthur Andersen Real Estate Services Group, served as President of Anderson Capital Advisors, a firm which represented investors in real estate transactions of all types. Prior to founding Anderson Capital Advisers, Mr. Anderson was President and Chief Executive Officer of Mercantile Realty Services, a subsidiary of a Texas bank holding company that was responsible for real estate held by the bank in a fiduciary capacity. Mr. Anderson graduated from the University of Wisconsin in 1973 with a B.A. degree in Real Estate Finance.

     Milton K. Reeder, age 39, has served as the President of the Company since its formation in May 1995 and was appointed Chief Financial Officer in March 1996. From early 1991 to February 23, 1996, Mr. Reeder served as President and Chief Executive Officer of each of the Trusts. Since early 1991, Mr. Reeder has served as President and Chief Executive Officer of Sierra Capital Realty Trust '84 Co. ("Trust 84"). From early 1991 through December 7, 1995, Mr. Reeder served as President and Chief Executive Officer of Meridian Point Realty Trust VIII Co. ("Trust VIII") (together with Trust '84 and the Trusts, the "Six REITs"). He has also served as the Chief Financial Officer and Treasurer of the Six REITs from 1984 to 1991, Acting Chief Financial Officer of the Six REITs from July 1994 to January 1995, and Executive Vice President of the Six REITs from 1989 until 1991. From 1991 to 1993, Mr. Reeder was a director of Meridian Point Properties, Inc. ("MPP"), an employee leasing company that allowed the Six REITs to effectively share employee costs. From 1981 to 1991, he held various offices with Sierra Capital Companies and its affiliates, the former managers of the Six REITs. Mr. Reeder was with the accounting firm of Deloitte Haskins & Sells (now Deloitte & Touche) as a tax specialist from 1979 to 1981. He is a certified public accountant. Mr. Reeder is a member of the Financial Executives Institute, the Urban Land Institute and the National Association of Real Estate Investment Trusts. He graduated from the School of Business Administration at the University of Michigan in 1979 with a Bachelor of Business Administration degree.

     Dennis D. Higgs, age 40, has served as Senior Vice President of the Company since its formation in May 1995. Since 1991, Mr. Higgs has served as Senior Vice President of MPP. Mr. Higgs' responsibilities include the management of all real estate activities of the Company including acquisitions, dispositions, leasing, asset and property management. From 1986 to 1991, Mr. Higgs held various offices with Sierra Capital Companies and its affiliates, the former managers of the Six REITs. From 1983 to 1986 Mr. Higgs served as a developer with Ratkovich, Bowers & Perez in Los Angeles, California, a firm specializing in commercial, mixed use development projects. He has been active in real estate asset management, acquisition, development, and disposition for the past 18 years. Mr. Higgs is a member of the Urban Land Institute and NAIOP (the National Association of Industrial and Office Parks), and is a licensed real estate broker. He graduated from the University of Oregon in 1978 with a B.A. degree in Business Administration.

     Peter B. Harmon, age 37, has served as Vice President, Asset Manager of the Company since March 1996. Mr. Harmon's responsibilities include, for approximately one-half of the portfolio, the daily oversight of property management duties performed by the Company's regional operators, leasing, supervision of national management programs, risk management and tenant relations. Mr. Harmon has been active in commercial real estate for 13 years, three years as Vice President of Asset Management at Kemper Real Estate Management Company and ten years with Jaymont Properties. At Jaymont Properties, Mr. Harmon served in various capacities, including Vice President. Mr. Harmon attended the University of North Dakota, is a CPM candidate, and is a member of NAIOP and IREM.

     Celeste K. Woo, age 40, has served as Vice President, Asset Manager of the Company since March 1996. Ms. Woo's responsibilities include, for approximately one-half of the portfolio, the daily oversight of property management duties performed by the Company's regional operators, leasing, supervision of national management programs, risk management and tenant relations. Since 1991, Ms. Woo has served as Assistant Vice President of MPP. From 1984 to 1991, Ms. Woo was Assistant Vice President with Sierra Capital Companies, the former manager of the Six REITs. Ms. Woo has been involved with commercial real estate for 12 years, is a CPM candidate, and is a member of IREM. Ms. Woo graduated from the California College of Arts with a Bachelor of Fine Arts degree in Environmental Design in 1976.

     Timothy B. Keith, age 31, has been employed by the Company since February 23, 1996, and has served as Vice President, Portfolio Manager since April 2, 1996. From July 1994 until February 1996, Mr. Keith served as Investment Manager of Hunt Realty Corporation, a private real estate investment corporation. Before joining Hunt Realty Corporation, Mr. Keith was a Real Estate Consultant with the Arthur Andersen Real Estate Services Group and the Real Estate Valuation Services Group from 1989 to 1994 in both the Dallas and New York City offices. From 1988 to 1989, Mr. Keith served a Director of Marketing Research for Cliff, Thorn, & Co., a regional real estate brokerage company headquartered in Phoenix, Arizona. Mr. Keith was an associate with Estes Development Co., Commercial Division, a community shopping center developer active in several of the mountain states from 1987 to 1988. Mr. Keith graduated from Westmont College in 1987 with a B.A. degree in Economics and Business.

     Jaime Suarez, age 39, has served as the Controller and Treasurer of the Company since its formation in May 1995. Beginning in August 1994, he served as Finance Manager of MPP, performing strategic analyses for the Consolidated Transactions. Mr. Suarez was a consultant to MPP, Pacific Gas and Electric and Pacific Telesis Group from 1991 through July 1994. Before consulting, Mr. Suarez was Controller of PacTel Properties, a subsidiary of Pacific Telesis Group, from January 1984 to August 1991. He served as a Financial Analyst with Crocker National Bank from 1982 to 1983 and was with the public accounting firm of Ernst & Whinney (now Ernst & Young) as an advanced staff accountant from 1980 to 1981. He is a certified public accountant. Mr. Suarez graduated from the University of San Francisco in 1979 with a B.S. degree and 1991 with a Masters in Business Administration.

     Robert A. Dobbin, age 50, has served as General Counsel and Secretary of the Company since May 1995. From 1984 until February 23, 1996, he served as Secretary of the Six REITs. From 1991 until February 23, 1996 he served as Vice President of the Six REITs and as Vice President and Secretary of MPP. From 1984 to 1991, he held various positions with Sierra Capital Companies and its affiliates, the former managers of the Six REITs. Mr. Dobbin is an attorney and prior to 1984 was engaged in the practice of law in both the private and public sectors. He served as an officer in the U.S. Marine Corps from 1968 to 1972 and graduated from Dartmouth College in 1967 with a B.A. degree, from Willamette University in 1975 with a J.D. degree and from Georgetown University in 1978 with a L.L.M. degree in taxation.

     C.E. "Doc" Cornutt, age 47, has served as the President of Hunt Realty Corporation and its parent company, Hunt Capital Corporation since 1993. Mr. Cornutt also serves as Chairman of a subsidiary of that corporation, Hunt Refining Company, an independent refining company. From 1983 to 1993, Mr. Cornutt served as the Chief Financial Officer of Hunt Oil Company, an independent oil company based in Dallas, Texas with worldwide operations. From 1973 to 1983, Mr. Cornutt served as Executive Vice President of Woodbine Development Corporation, a private real estate company active in all phases of land development, construction and management of hotels, office buildings and industrial properties. Mr. Cornutt graduated from Abilene Christian University in 1971 with a B.S. degree in Business Administration.

     T. Patrick Duncan, age 48, joined USAA in November 1986 as Controller and, since July 1992, has served as Senior Vice President of its real estate operations. Mr. Duncan's responsibilities include the direction of all acquisitions, sales, management and leasing of real estate for USAA and certain affiliated companies. In addition, he is responsible for investment fund raising and advisory services in real estate. Before joining USAA, Mr. Duncan was an audit manager for the CPA firm of Deloitte & Touche and Controller of the Trammell Crow Company in Dallas, Texas. Mr. Duncan is a certified public accountant and holds a Texas real estate brokers license. He is a member of the Texas and Arizona State Boards of Accounting, the Texas and Arizona State Societies of Certified Public Accountants, the International Council of Shopping Centers, the Urban Land Institute, The National Association of Real Estate Investment Trusts and the Pension Real Estate Association. Mr. Duncan serves as director of USAA Investment Income I and II, USAA Real Estate Partnership III and IV, and USAA Equities Advisor Inc. Mr. Duncan is also Vice Chairman of the Board of the Daughters of Charity, a community organization that provides health care to the poor. He is also a board member of the San Antonio Northside Chamber of Commerce. Mr. Duncan graduated from the University of Arizona in 1972 with a B.S. degree in Accounting and Finance.

     Peter O. Hanson, age 63, has been the President of James E. Hanson, Inc., an industrial real estate development, property management and realty brokerage firm, since 1966. He has served as President of Property Investors Associates, Inc. (a subsidiary of James E. Hanson, Inc.), since 1984 which is the general partner of five public real estate partnerships. He has been a director of seven privately-held corporations and general partner of 11 privately-held real estate partnerships. He currently serves as a director of New American Network. Mr. Hanson is a member of the Society of Industrial and Office Realtors and served as its National President in 1985. He is also a member of the New York Metropolitan Real Estate Brokers Association and in 1970 was its President. Mr. Hanson holds a B.A. from Colgate University. Until the Consolidation Transactions closed, he served as a director of Trusts VI and VII and of MPP, and was Chairman of Trust VI. He currently serves as a trustee of Trust 83 and a director of Trust VIII.

     John S. Moody, age 47, is a director and the President and Chief Executive Officer of Cornerstone Properties, Inc., a REIT that became self-advised in June 1995. From April 1991 to June 1995, Mr. Moody was President and Chief Executive Officer of Deutsche Bank Realty Advisors, where he was responsible for a $2 billion real estate portfolio. Deutsche Bank Realty Advisors was a wholly-owned subsidiary of Deutsche Bank AG and acted as the real estate advisor to all Deutsche Bank-sponsored real estate in North America. Before joining Deutsche Bank, Mr. Moody was President and Chief Executive Officer of Paine Webber Properties, a real estate syndication, advisory and asset management company for a $3 billion portfolio of apartments, office buildings and shopping centers. Mr. Moody is an experienced real estate developer and previously practiced law, specializing in real estate matters. He is a graduate of Stanford University and received his J.D. from the University of Texas School of Law. His professional affiliations include the Association of Foreign Investors in U.S. Real Estate and the Urban Land Institute.

     James M. Pollak, age 64, has been owner of James Pollak Company, an independent real estate investment, development and advisory firm, since 1985. From 1979 to 1985, he was Chief Executive Officer of Christiana Investment Realty, Inc., a real estate investment banking firm and developer of commercial and industrial properties. Mr. Pollak has spent much of his real estate and finance career living and working in

Europe and Latin America. He founded the real estate investment bank of Banco Nacional de Mexico. As a long-time member of the Urban Land Institute, he has served as International Vice Chairman of its Industrial and Office Park Council. He holds a B.A. from Yale University and an M.B.A. from the University of California at Los Angeles. Before the Merger, Mr. Pollak was Chairman of the Board of Trust IV and was a director of Trust VII and of MPP. He currently serves as a trustee of Trust 83 and a director of Trust 84.

     Kenneth N. Stensby, age 57, was President and Chief Executive Officer of United Properties from 1974 until January 1995. United Properties is one of the largest Minneapolis-based diversified real estate companies. Under Mr. Stensby's leadership, United Properties developed several million square feet of office and industrial buildings and several thousand acres of industrial parks. At the time of his retirement, United Properties managed and leased over 13 million square feet of properties. Before joining United Properties, Mr. Stensby was a Vice President at Northland Mortgage Company, where he represented institutional investors as a mortgage banker from 1967 to 1971. He also served as a mortgage analyst for Connecticut General Life Insurance Company from 1961 to 1967. Mr. Stensby is past President of the National Association of Industrial and Office Parks (NAIOP) and was a director of First Asset Realty Advisors, a pension advisory subsidiary of First Bank of Minneapolis. Mr. Stensby graduated from Carleton College with a B.A. in economics in 1961.

     Lee W. Wilson, age 57, has been the President and owner of L.W. Wilson & Co., Inc., a registered specialist firm on the Pacific Stock Exchange, since 1975 and a specialist on the Pacific Stock Exchange since 1967. In 1977, he served as the Chairman of the Board of Governors of the Pacific Stock Exchange and in 1976 was Chairman of the Board of Directors of Pacific Securities Depository Trust Company. Before the Merger, Mr. Wilson served as a director of Trusts IV, VI and VII and MPP and was Chairman of Trust VII. He currently serves as a director and the Chairman of Trust 84.

BOARD OF DIRECTORS AND COMMITTEES

     The Company is currently managed under the direction of an eight-member board of directors, seven of whom are Independent Directors (i.e., they are not officers or employees of the Company or members of the immediate family of such officers).

     Investment Committee. The Investment Committee is responsible for reviewing, evaluating and making recommendations to the full the Board with respect to: (i) growth strategies; (ii) proposed transactions involving an acquisition or disposition by the Company of any material asset or material groups of assets, a financing or refinancing of such assets, an unsecured financing or the issuance of equity or debt securities; (iii) the financial implications of matters involving financial policies, plans and procedures; and
(iv) the financial implications of other proposed Company actions. In addition, this committee has authority to approve any capital transaction involving up to $25 million that is consistent with the Company's business plan and any other criteria established by the Board. The members of the Investment Committee are Messrs. Anderson, Duncan, Hanson and Stensby.

     Audit Committee. The Audit Committee makes recommendations concerning the annual appointment of independent public accountants for the Company and reviews the arrangements for and the scope of the audit by those accountants. The Audit Committee reviews the independence of the independent accountants and the Company's accounting functions and operations, considers the adequacy and effectiveness of the system of accounting controls, including a review of any proposed corrective actions, reviews and monitors the Company's policies regarding business ethics and conflicts of interest, discusses with management and the independent accountants the Company's draft annual financial statements and key accounting and reporting matters, reviews the insurance program of the Company, including recommendations to the Board of insurance policies, and reviews the activities and recommendation of the Company's audit staff. The Audit Committee is composed entirely of Independent Directors. The independent accountants and internal auditors have unrestricted access to the Audit Committee. The members of the Audit Committee are Messrs. Hanson, Moody and Wilson.

     Compensation Committee. The Compensation Committee reviews and makes recommendations to the Board regarding the Company's employee and management compensation and any benefit policies, including salaries and incentive, stock and retirement plans. This committee also reviews and approves the amount and form of compensation and benefits of the Chief Executive Officer and other executive officers of the Company. In addition, the Compensation Committee administers the Stock Plan. The members of the Compensation Committee are Messrs. Moody, Pollak and Stensby.

     Board Affairs Committee. The Board Affairs Committee serves as a nominating committee for the full Board and also reviews and makes recommendations to the Board regarding the composition of board committees. This committee also makes recommendations to the full board on organization and succession and is responsible for evaluating the effectiveness of the Board, its committees and individual board members. This committee proposes to the full Board slates of nominees for election as directors at the Company's annual stockholders meetings and identifies and proposes to the full Board candidates to fill any Board vacancies. The members of the Board Affairs Committee are Messrs. Cornutt, Pollak and Duncan.

COMPENSATION OF DIRECTORS AND OFFICERS

     Directors' Compensation. Each Independent Director receives an annual retainer of $18,000, a $1,000 fee for each board meeting attended, a $500 fee for each committee meeting attended ($1,000 if the committee meeting is not held in conjunction with a board meeting) and reimbursement of expenses incurred in attending meetings. As explained under "The Stock Plan" below, Independent Directors are entitled to elect to receive all or any portion of their annual retainer in shares of Common Stock. In the alternative, they may choose to receive their annual retainer exclusively in cash. Mr. Anderson, who is both a director and an officer of the Company, will not receive any director fees. Each Independent Director also received an initial one-time grant of a non-statutory option to purchase shares of Common Stock and has received and will continue to receive periodic grants of additional non-statutory options thereafter. See
"-- The Stock Plan."

     Initial Stock Option Grants. The Company has adopted an Employee and Director Incentive Stock Plan (the "Stock Plan") and in February 1996 made initial grants of an aggregate of 635,500 incentive and non-statutory stock options to its executive officers and employees under the Stock Plan. See
"-- The Stock Plan." The exercise price per share for the initial grants was $15.125 (i.e., the closing price on the first trading day on which Common Stock was quoted). All the options have a ten-year term unless they terminate earlier. Some of the options vest in increments over a five-year period beginning with the grant date. These options become fully-vested in the event of a termination of employment without "cause" by the Company or for "good reason" by the executive (in each case as defined in the stock option agreement), or in the event of the death or disability of the executive. The balance of the options will vest only if the Company meets a long-term performance goal based on the level of return to its stockholders. That goal could first be met after three years. However, if the officer is still with the Company after five years, these options will vest even if the Company has not met the performance goal.

     Executive Officers' Compensation. In addition to their base salaries, the Company's executive officers are eligible to receive an annual cash bonus. Up to 30% of the potential bonus may be paid at the discretion of the Board, and up to 70% may be paid depending upon whether certain performance standards established for that individual are met. For three executive officers (Messrs. Anderson, Reeder and Harmon), the performance standards consist of two equally-weighted bases: (i) total return to stockholders as measured against an industry index and (ii) actual results as compared to budgeted Funds From Operations. For two executive officers (Messrs. Higgs and Dobbin), the performance standard is based in part on those two equally-weighted bases (a total of 45% for Mr. Higgs and 60% for Mr. Dobbin) with the balance based on acquisition production goals (25% for Mr. Higgs and 10% for Mr. Dobbin). Each year, the Board reviews the performance standards and the allocation between discretionary and objective awards. The maximum bonuses payable to the Company's executive officers as a percentage of their base salaries for 1996 are 81% for Mr. Anderson, 100% for Mr. Higgs, 50% for Mr. Reeder, 40% for Mr. Dobbin and 25% for Mr. Harmon.

     Effective June 1, 1995, the Company and Hunt Realty Corporation entered into a consulting agreement under which the Company agreed to reimburse Hunt Realty for the services of Allen J. Anderson, the Chairman and Chief Executive Officer of the Company and two other employees through the effective time of the Merger. During the period June 1, 1995 through December 31, 1995, the Company reimbursed Hunt

Realty a total of $175,000 under the Consulting Agreement for Mr. Anderson's services. See "Certain Relationships and Related Party Transactions -- The Hunt Consulting Agreement."

     The following table summarizes information regarding compensation expected to be paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Company during fiscal year 1996.

                               1996 COMPENSATION

                                                         ANNUAL COMPENSATION
                                                        ---------------------
                                                                     BONUS       INITIAL STOCK
                   NAME AND POSITION                     SALARY     RANGE(1)    OPTION GRANTS(2)
------------------------------------------------------- --------   ----------   ----------------
Allen J. Anderson, Chairman and Chief Executive
  Officer(3)........................................... $310,000   $0-250,000        280,000
Milton K. Reeder, President and Chief Financial
  Officer..............................................  190,000     0-95,000        148,000
Dennis D. Higgs, Senior Vice President.................  135,000    0-135,000         99,000
Robert A. Dobbin, General Counsel and Secretary........  125,000     0-50,000         51,000
Peter B. Harmon, Vice President, Asset Manager.........   92,000     0-22,500          7,500

---------------

(1) See "-- Compensation of Directors and Officers -- Executive Officers' Compensation" for a description of the methods used to determine the officers' bonuses.

(2) Options to purchase a total of 635,500 shares of Common Stock were granted on February 26, 1996 to all directors, officers and employees of the Company as a group. The stock options vest as described above see "Initial Stock Option Grants."

(3) Of which $60,000 will be payable for so long as the Company's principal executive office is located in San Francisco.

     Officer Stock Purchases. The Company's executive officers were given an opportunity to purchase shares of Common Stock for $12 per share at any time before February 28, 1996. In February, 1996, a total of 190,000 shares were purchased by Company officers. The officers paid $2 of the per share purchase price with promissory notes (which have been paid in full) and obtained bank financing to finance the $10 per share balance. The bank financing arrangements provide in the event of a default under an officer's promissory note to the lender, including a payment default, the death of an officer, a merger of the Company in which the Company is not the surviving entity, and certain other events, including the termination of the officer's employment by the Company or the failure of the Common Stock to be listed on the NYSE, the lender may require the Company to repurchase the officer's note, together with any interest accrued thereon, pursuant to a note purchase agreement between the Company and the lender. In connection with this repurchase obligation the Company has deposited $1.9 million in an account with the lender and granted the lender a security interest in such account. If an officer's note is purchased by the Company pursuant to a stock purchase agreement entered into between the Company and the officer, such officer employee has agreed to sell to the Company, and the Company has agreed to purchase, such shares at a price of $10 per share to satisfy his obligations under the note. In March 1996, Mr. Dobbin purchased 1,400 shares of Common Stock at $12.00 per share. Mr. Dobbin paid cash for his shares. The shares referred to in this paragraph were not purchased under the Stock Plan and thus were not charged against the shares reserved for issuance under that plan. See "-- The Stock Plan."

THE STOCK PLAN

     The following is a summary of certain features of the Stock Plan. This summary is qualified in its entirety by reference to the Stock Plan, a copy of which is an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information."

     The Board adopted the Stock Plan in May 1995 and amended it in November 1995 and January 1996. The Company's stockholders approved the Stock Plan in May 1995 and approved amendments in November 1995 and January 1996. The purpose of the Stock Plan is to enable the Company to attract, retain and motivate key employees, directors and, on occasion, consultants and advisors, by providing them with equity participation in the Company. Accordingly, the Stock Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock, unrestricted stock for non-employee directors and stock appreciation rights (collectively "Awards") to employees, directors and certain consultants and advisors of the Company and present and future subsidiaries of the Company. The Stock Plan will terminate in May 2005, unless sooner terminated by the Board.

     Administration of the Plan. The Stock Plan is administered by the Board or a committee appointed by the Board (the "Committee"). The Committee may administer the Stock Plan with respect to eligible persons who are subject to
Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act") (the so-called "short swing profit" rule). The Committee must consist of not less than two members of the Board (all of whom must be "non-employee directors" as defined in Rule 16b-3 under the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Code). The Board may administer the Stock Plan with respect to all eligible persons or may delegate those duties to the Committee. References below to the "Administrator" are to the body that administers the plan (that is, the Board, the Committee or a combination of the two). The Board has delegated the administration of the Stock Plan to its Compensation Committee, which is composed of non-employee directors.

     Securities Subject to the Plan. A maximum of 1,000,000 shares of Common Stock (subject to adjustment under certain circumstances) may be issued under the Stock Plan. The Company made initial grants of 635,500 stock options to its executive officers and employees in February 1996. See "-- Compensation of Directors and Officers -- Initial Stock Option Grants."

     Employee Options.  The Company may grant incentive stock options (under
Section 422 of the Code) and non-statutory stock options under the Stock Plan. The option exercise price of both incentive stock options and nonstatutory stock options may not be less than the fair market value of the shares of Common Stock covered by the option on the date the option is granted. Options will not be transferable other than by will or the laws of descent and distribution, or under qualified domestic relations orders, and may be exercisable during the optionee's lifetime only by the optionee or his or her guardian, legal representative or similar party.

     The Administrator selects the employees (and any consultants or advisors) to whom options will be granted, the number of shares subject to each option and the other terms and conditions of options, but in all cases consistent with the Stock Plan. Each option is evidenced by an Option Agreement. The Option Agreement specifies whether the option is intended to be an incentive stock option or non-statutory stock option. The Administrator may provide that options will be exercisable from time to time, in installments or otherwise, of and for such periods (up to ten years from the date of the grant) as the Administrator may determine in its discretion. The exercise price of options will be payable in cash or, if the Administrator permits, by issuance of a full recourse promissory note by the optionee or the surrender of shares of Common Stock owned by the optionee.

     Options granted as incentive stock options under the Stock Plan are intended to qualify for special tax status under Section 422 of the Code. An optionee will not have taxable income upon the grant or exercise of an incentive stock option (although exercise will result in income for purposes of the alternative minimum tax), and the Company will receive no income tax deduction upon grant or exercise. The optionee generally will be entitled to long-term capital gain treatment upon the sale of the option shares if the shares have been held for more than two years after the grant date and for more than one year after the exercise date. If the shares are sold within one year after the exercise date, the difference between the exercise price and the market value at the exercise date (but not more than the actual gain on the sale) will be taxable as ordinary income. Any additional gain would be short-term capital gain. If the option shares are sold more than one year after the exercise date but less than two years after the grant date, the difference between the exercise price and the market value at the date of exercise (but not more than the actual gain on the sale) is taxable as ordinary income and any additional gain is long-term capital gain. The Company will receive no deduction in connection with incentive stock options, except to the extent that an employee has taxable ordinary income upon disposition of option shares.

     Upon the grant of a non-statutory option, an optionee will not recognize taxable income for federal income tax purposes and the Company will not be entitled to any federal income tax deduction. Upon the exercise of a non-statutory option, the optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the shares acquired, determined at the time of exercise, over the exercise price. The Company will be entitled to a corresponding deduction. Special rules may govern the timing of the recognition of income by optionees subject to Section 16(b) of the Exchange Act.

     Director Options and Stock. On March 24, 1996, the Company granted each of its directors who is not an employee of the Company (at present, all directors except Allen Anderson) a non-statutory stock option to purchase 5,000 shares of Common Stock. In addition, beginning June 30, 1996, the Company began automatically granting to each Independent Director on a quarterly basis a non-statutory option to purchase 1,667 shares of Common Stock. The exercise price of these options is the fair market value of the shares of Common Stock covered by the options on the date of grant. Each of these director options is fully exercisable beginning six months after the date of grant and generally terminates (unless sooner terminated under the terms of the Stock Plan) ten years after the date of grant. If a director ceases to be a member of the Board for any reason other than death or disability, these options will terminate on the first anniversary of the date the director ceases to be a member of the Board. If a director dies or becomes disabled while a member of the Board, these options will terminate on the second anniversary of the date the director dies or becomes disabled.

     The Company also pays each Independent Director an annual retainer, which is set by the Board from time to time. The director's annual retainer for 1996 is $18,000. See "-- Compensation of Directors and Officers -- Directors' Compensation." Under the Stock Plan, each Independent Director is entitled to elect to receive all or a portion of the annual retainer in the form of unrestricted shares of Common Stock. Independent Directors may instead elect to receive their entire annual retainer in cash.

     Restricted Stock. The Administrator may also grant Awards of restricted shares of Common Stock to employees (and consultants and advisors). Each restricted stock Award will specify the number of shares of Common Stock to be issued to the recipient, the date of issuance, any consideration for such shares and the restrictions imposed on the shares (including the conditions of release or lapse of such restrictions). Shares of Common Stock subject to a restricted stock Award generally may not be sold, assigned, transferred or pledged until the restrictions have lapsed and the rights to the shares have vested.

     Stock Appreciation Rights. The Administrator may also grant Awards of stock appreciation rights to employees (and consultants and advisors). A stock appreciation right entitles the holder to receive from the Company, in cash or (if the Administrator so permits) Common Stock, at the time of exercise, the excess of the fair market value at the date of exercise of a share of stock over a specified price fixed by the Administrator in the Award, multiplied by the number of shares as to which holder of the right is exercising the right. The specified price fixed by the Administrator will not be less than the fair market value of shares of Common Stock at the date of grant of the stock appreciation right.

     Terms and Conditions to Which All Awards Are Subject. If there is a stock dividend, stock split, reverse stock split or reclassification of Common Stock or outstanding shares of Common Stock are converted into or exchanged for other securities as a result of a merger, consolidation or sale of substantially all of the Company's assets, appropriate adjustments will be made in: (i) the number and class of shares of stock subject to the Stock Plan, each outstanding Award and the entitlements of non-employee directors; and (ii) the exercise price of each outstanding Award. Each such adjustment will be determined by the Administrator in its sole discretion.

     In addition, new Awards may be substituted for Awards previously granted, or the Company's obligations respecting outstanding Awards may be assumed by an employer corporation other than the Company, in connection with any merger, consolidation or sale of substantial assets in which the Company is involved (other than a merger, consolidation or sale in which the Company is the continuing corporation and which does not result in any reclassification of the Company's shares). Further, in the event of such a merger, consolidation or sale, the Administrator may decide to pay cash to plan participants other than non-employee directors and other persons then subject to Section 16(b) who hold Awards that have not been outstanding for at least six months.

     If a participant's employment with the Company is terminated, generally the participant will forfeit any Award that has not vested on or before the date of termination. The Administrator will establish the effect of employment termination on vested Awards when Awards are granted.

     Amendment and Termination. The Board may at any time amend or terminate the Stock Plan, but termination will not affect options or other Awards previously granted. Certain amendments will be subject to stockholder approval.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     As permitted by the MGCL, the Charter limits the liability of the Company's directors and officers to the Company and to its stockholders for money damages. In addition, the Charter provides that the directors and officers of the Company shall be indemnified to the fullest extent permitted by Maryland law. Consistent with that Charter provision, the Company has entered into indemnification agreements with the directors and officers. See "Certain Provisions of Maryland Law and of the Charter and Bylaws -- Liability and Indemnification of Certain Persons."

                         THE CONSOLIDATION TRANSACTIONS

     On February 23, 1996, Trusts IV, VI and VII merged into the Company and the Company purchased nine of the ten properties owned by Trust 83. In the Merger, the Company issued a total of (i) 7,601,478 shares of Common Stock to the shareholders of Trust IV, VI and VII and (ii) approximately 553,000 Warrants to purchase Common Stock to the common holders of Trusts VI and VII in exchange for all of the outstanding capital stock of Trust IV, Trust VI and Trust VII. The Company also issued 390,360 shares of Common Stock and paid $3,613,500 in cash to Trust 83 and assumed certain liabilities of Trust 83 as payment for the properties and other assets the Company purchased in the Asset Purchase.

     Background of the Consolidation Transactions. The Trusts were formed during the period of 1983 through 1987 and were originally structured as externally managed, self-liquidating entities, each with an expected plan of liquidation over a seven-to-ten year period. The Trusts, like many REITs formed during this period, acquired real estate on a leveraged basis in anticipation of significant appreciation.

     In the late 1980s through the early 1990s, the difficulties facing the Trusts were: (i) deteriorating real estate market conditions; (ii) increasing loan-to-value ratios and (iii) outdated investment policies (finite-life/self-liquidating structure). In March 1991, the Trusts terminated their contracts with their external manager and became self-managed by a single management team led by Mr. Reeder, the Company's President and Chief Financial Officer. At that time, the boards of directors of the Trusts and the Trusts' management began a process of identifying and assessing a variety of strategies to maximize shareholder value.

     The Trusts' boards and management considered a number of alternative strategies and ultimately concluded that disposing of the Trusts' properties and liquidating the Trusts according to their original self-liquidating plan would not be the best way to maximize liquidity and value of the Trusts' stock. Instead, they concluded that liquidity and value could best be maximized by adopting and implementing a plan to recapitalize and then consolidate the Trusts.

     The initial step of this plan was the infusion of additional equity capital and a restructuring of the Trusts' debt. Trust IV, Trust VI and Trust VII completed that initial step on May 31, 1995, when they each sold stock to Hunt and USAA and restructured or retired substantial portions of their debt (the "Recapitalization"). Trust 83 had also planned to sell stock to Hunt. However, Hunt terminated its agreement with Trust 83 due to Hunt's concerns regarding a groundwater contamination issue at one of Trust 83's properties. At the time of the Recapitalization, Trusts IV, VI and VII and the Company entered into an Agreement and Plan of Merger subject to approval by those Trusts' shareholders. At the same time, Trust 83 and the Company entered into an Asset Purchase Agreement whereby the Company agreed to purchase nine of Trust 83's ten properties subject to shareholder approval and the completion of the Merger.

     In February 1996, the Trusts and Trust 83 conducted special meetings of their respective shareholders seeking approval of the Merger and the Asset Purchase and on February 23, 1996 both the Merger and the Asset Purchase were completed. On the same date, Ameritech and OTR purchased $35 million of the Company's Series B Preferred Stock in a private placement (see " -- The Preferred Stock Private Placement"), the Company established the Unsecured Credit Facility (see "Business and Properties -- The Unsecured Credit Facility"), and the Company completed a refinancing (the "Refinancing") of its outstanding debt that included the paydown and retirement of certain debt with the net proceeds ($34.3 million) from the Preferred Stock Private Placement and borrowings of $24.1 million under the Unsecured Credit Facility.

THE PREFERRED STOCK PRIVATE PLACEMENT

     Pursuant to a Stock Purchase Agreement entered into in December 1995, the Company issued a total of 2,272,727 shares of Series B Preferred Stock to Ameritech (1,623,376 shares) and OTR (649,351 shares) for a total purchase price of $35 million ($15.40 per share) in cash (the "Preferred Stock Private Placement"). After paying fees and certain other expenses, the net proceeds to the Company from the Preferred Stock Private Placement were approximately $34.3 million, all of which were used in connection with the Refinancing related to the Consolidation Transactions. Holders of Series B Preferred Stock are entitled to certain cumulative dividends, liquidation preferences and conversion rights (the shares are initially convertible into Common Stock on a one-for-one basis, subject to certain anti-dilution and other adjustments). From January 1, 1999 through December 31, 2004, the Company has the right to effect a mandatory exchange of all the then outstanding Series B Preferred Stock for Common Stock, if the trading price of the Common Stock at the time of the exchange equals or exceeds a specified premium over the then applicable conversion price for the Common Stock. In addition, during the same period the Company may redeem the Series B Preferred Stock, in whole or in part, for an escalating cash redemption price of from $16.95 to $18.70 per share. See "Description of Stock -- Preferred Stock."

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

THE USAA OPTION AND WARRANT

     On November 21, 1995, the Company entered into an Option Agreement under which USAA granted the Company an option (the "USAA Option") to purchase a 291,564 square-foot industrial property located in Lakeland, Florida (the "USAA Option Property"). This property is located 26 miles east of the City of Tampa, Florida, and contains two large warehouse buildings (with 105,200 square feet and 112,680 square feet) and one smaller warehouse facility (73,714 square feet) within a 160-acre mixed use business and industrial park. The facility is leased to Continental Plastics Container, Glendale Protective Technologies and LDI/Prompt Computer Support. In exchange for the USAA Option, the Company agreed to issue a warrant to USAA to purchase shares of Common Stock (the "USAA Warrant"). The USAA Option provides that the purchase price for the USAA Option Property will be determined by dividing the projected net operating income excluding depreciation and interest expense (less a reserve of $.05 per square foot) of the USAA Option Property for the 12 months after the Company's acquisition of that property by .095. Based on projected 1996 net operating income, that purchase price would be $10,499,084. The USAA Option is exercisable through February 23, 1997.

     The USAA Option also includes a right of first refusal in favor of the Company with respect to five bulk warehouse facilities comprising approximately
1.1 million square feet located in West Chicago, Illinois (the "USAA Chicago Property"). The right of first refusal expires February 24, 1997.

     The purchase price for the USAA Option Property will be payable at USAA's option either in cash or in shares of Common Stock. The number of shares of Common Stock to be issued in payment of the purchase price, if any, will be equal to the purchase price for the USAA Option Property divided by the average of the closing prices for shares of Common Stock during a 20-trading-day period before the closing of the purchase of the USAA Option Property.

     The Company has agreed that, if the Company acquires either the USAA Option Property or Chicago Property under the USAA Option, the Company will enter into a property management and leasing agreement with an affiliate of USAA. The agreement would be on terms that are customary for the Company's management and leasing agreements with third parties and would be terminable without penalty on 30 days' notice.

     On February 23, 1996, the Company issued a warrant to purchase shares of Common Stock to USAA (the "USAA Warrant"). The USAA Warrant was issued as consideration for the grant by USAA to the Company of the USAA Option. The exercise price for the shares of Common Stock purchasable under the USAA Warrant is an amount per share equal to 10% less than the exercise price for the Merger Warrants issued to the holders of shares of Trust VI Common Stock and Trust VII Common Stock in the Merger. The number of shares of Common Stock for which the USAA Warrant is exercisable is based on a formula under which the total discount from the exercise price of USAA Warrant equals $300,000. Since the exercise price of the Merger Warrants is $16.23 per share, the USAA Warrant has an exercise price of $14.60 per share and covers 184,900 shares of Common Stock. On April 3, 1996, USAA sold the USAA Warrant to an affiliate of Morgan Stanley for an aggregate purchase price of $300,000.

     The USAA Warrant was issued and subsequently sold pursuant to exemptions from the registration requirements of the Securities Act and, as a result, is subject to significant restrictions on transfer. Other than these restrictions and the discounted exercise price, the USAA Warrant contains substantially the same provisions as the Merger Warrants. The USAA Warrant is exercisable at any time and from time to time, in whole or in part, from May 23, 1997 to February 23, 1999.

THE HUNT CONSULTING AGREEMENT

     Effective June 1, 1995, the Company and Hunt Realty Corporation entered into a Consulting Agreement under which Hunt Realty agreed to provide the services of Allen J. Anderson, the Chairman and Chief Executive Officer of the Company, Timothy B. Keith, Vice President -- Portfolio Manager, and an administrative assistant to the Company during the period June 1, 1995 through the closing of the Merger. The Trusts were also parties to that Agreement. Under that Consulting Agreement, the Company agreed to pay Hunt Realty its compensation costs with respect to the services of the three individuals engaged under the Consulting Agreement, based on the amount of the individuals' time dedicated to the operations of the Company on a monthly basis. The total amount recorded by the Company under this Agreement during 1995 was $245,000. The Company and the Trusts also agreed to indemnify Hunt Realty, any affiliates of Hunt Realty and the individuals against any losses, claims, damages or expenses that arose out of or related to the services that were provided under that Agreement.

                     PRINCIPAL AND MANAGEMENT STOCKHOLDERS

PRINCIPAL STOCKHOLDERS AND STOCKHOLDINGS OF DIRECTORS AND MANAGEMENT

     The following table sets forth information as of November 15, 1996, based on the assumptions stated in the footnotes below, regarding the beneficial ownership of shares of Common Stock by: (i) each person that owns more than 5% of such shares; (ii) each member of the Board of Directors; (iii) the Chief Executive Officer and each of the four highest paid executive officers of the Company whose salary and bonus for fiscal year 1996 is expected to exceed $100,000; and (iv) all Board members and executive officers as a group.

                                                                                     PERCENT
                                                                 NUMBER OF SHARES      OF
                              NAME(1)                           BENEFICIALLY OWNED   CLASS(2)
    ----------------------------------------------------------- ------------------   -------
    Hunt(3)....................................................      2,014,866        20.80%
    Ameritech(4)...............................................      1,623,376        14.36%
    Morgan Stanley(5)..........................................      1,451,891        14.99%
    USAA(6)....................................................      1,148,432        11.86%
    OTR(7).....................................................        649,351         6.28%
    Allen J. Anderson(8).......................................        100,200         (10)
    Robert A. Dobbin(8)........................................          1,405         (10)
    C.E. "Doc" Cornutt(8)......................................          7,545         (10)
    T. Patrick Duncan(8).......................................          7,445         (10)
    Peter O. Hanson(8).........................................         11,403         1.18%
    Peter B. Harmon(8).........................................             --         (10)
    Dennis D. Higgs(8).........................................         45,005         (10)
    John S. Moody(8)...........................................         11,045         1.14%
    James M. Pollak(8)(9)......................................          7,477         (10)
    Milton K. Reeder(8)........................................         20,861         (10)
    Kenneth N. Stensby(8)......................................          6,922         (10)
    Lee W. Wilson(8)...........................................         10,147         1.05%
    All the directors and executive officers as a group
      (15 persons)(8)..........................................        254,465         2.62%

---------------
(1) Unless otherwise indicated in these footnotes, the persons and entities listed in this table have sole voting and investment power over shares attributable to them, subject to community property laws where applicable.

(2) Assumes that the person, entity or group in question has purchased or otherwise acquired all the shares that he or it is entitled to purchase by November 15, 1996 and that no other person or entity purchases or otherwise acquires any shares. For example, the entries for Ameritech assume that Ameritech converts all its shares of Series B Preferred Stock into shares of Common Stock on a one-share-for-one-share basis (the initial conversion rate).

(3) The address of Hunt is 1445 Ross at Field, Dallas, Texas 75202. Also reporting beneficial ownership of the same shares are Ray L. Hunt, RLH Investments, Inc. and Hunt Acquisitions Partners, Ltd. Their address is the same as that of Hunt.

(4)  The address of Ameritech is 225 West Randolf HQ13A, Chicago, Illinois
     60606.

(5) The address of Morgan Stanley is 1221 Avenue of the Americas, New York, New York 10020. Also reporting beneficial ownership of the same shares is Morgan Stanley Group Inc. The address of Morgan Stanley Group Inc. is 1585 Broadway, New York, New York 10036.

(6) The address of USAA is 8000 Robert F. McDermott Freeway, Suite 600, San Antonio, Texas 98230.

(7)  The address of OTR is 275 East Broad Street, Columbus, Ohio 43215.

(8) Excludes shares that these directors and officers will ultimately receive or which they may ultimately purchase under options granted under the Stock Plan other than those options that will vest on or before January 15, 1997. See "Management -- The Stock Plan."

(9)  Includes 305 shares of Common Stock held of record by Mr. Pollak's wife.

(10) Less than 1%.

                              DESCRIPTION OF STOCK

     The following is a summary of certain features of the Company's stock. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Charter and Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."

GENERAL

     Under the Charter, the Company is authorized to issue a total of 200 million shares of stock, consisting of 175 million shares of Common Stock, par value $.001 per share, and 25 million shares of Preferred Stock, par value $.001 per share. The Company is a Maryland corporation. Under Maryland law, stockholders generally are not responsible for the corporation's debts or obligations.

COMMON STOCK

     All the shares of Common Stock offered by this Prospectus will be duly authorized, fully paid and nonassessable. They will also be subject to the ownership and transfer restrictions contained in the Charter (described under "-- Restrictions on Ownership and Transfer").

     Subject to the preferential rights of any other shares or series of stock, holders of shares of Common Stock are entitled to receive dividends on shares if, as and when authorized and declared by the Board out of assets legally available for distribution. Under the MGCL, a dividend or other distribution may not be made if after giving effect to it (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation's total assets would be less than the corporation's total liabilities plus (unless the corporation's charter provides otherwise, which the Charter does not) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights upon dissolution are superior to those receiving the distribution. Holders of shares of Common Stock also are entitled to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of the Company's liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company. See "Distributions Policy" and "Price Range of Common Stock."

     Subject to the REIT ownership provisions set forth in the Charter, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as otherwise required by law and except as provided with respect to the Series B Preferred Stock or any other class or series of stock, the holders of shares of Common Stock possess the exclusive voting power of the Company. There is no cumulative voting for the election of directors of the Company, which means that the holders of a majority of the outstanding shares of Common Stock will be able to elect all the directors for whom such holders vote, and the holders of the remaining shares of Common Stock will not be able to elect any directors. As explained under "-- Preferred Stock," the holders of shares of Series B Preferred Stock will have certain rights to elect directors.

     Holders of shares of Common Stock have no conversion, sinking fund or redemption rights or any preemptive rights to subscribe for any additional securities of the Company. All shares of Common Stock have equal distribution, liquidation and other rights, and have no preference or exchange rights.

     Under the Maryland General Corporation Law (the "MGCL"), a corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of holders of at least two-thirds of the shares entitled to vote on the matter or such lesser percentage (but not less than a majority of all of the votes to be cast on the matter) as is set forth in the corporation's charter. The Charter provides that, subject to the rights of any series of Preferred Stock then outstanding, such extraordinary transactions may be approved by the affirmative vote of a majority of all of the votes entitled to be cast on such matters.

     The transfer agent and registrar for the shares of Common Stock is First Chicago Trust Company of New York.

THE MERGER WARRANTS

     As a result of the Merger, holders of Trust VI common stock and Trust VII common stock received a total of approximately 553,000 Merger Warrants. The Merger Warrants were issued in certificated form under a Warrant Agreement between the Company and First Chicago Trust Company of New York, as warrant agent.

     The Merger Warrants were issued on April 8, 1996. Each Merger Warrant entitles the holder to receive one share of Common Stock upon its exercise. The Merger Warrants are listed for trading on the American Stock Exchange. The Merger Warrants will be exercisable during the period May 23, 1997 through February 24, 1999. The exercise price of the Merger Warrants is $16.23 (the average of the closing prices of the Common Stock for the first 20 trading days after the Merger).

     The exercise price of the Merger Warrants and the number of shares of Common Stock issuable upon exercise of the Merger Warrants are subject to adjustment in the event of stock dividends, stock splits, subdivisions, reclassifications, reorganizations, consolidations and mergers. During the period that the Merger Warrants are exercisable, the Merger Warrants may be exercised by delivering the certificates representing the Merger Warrants, and paying the exercise price by cash or certified or bank check, to the warrant agent. The Merger Warrants may not be exercised unless a registration statement under the Securities Act, covering the underlying shares of Common Stock, is current and effective and those shares of Common Stock have been qualified, or there is an exemption from applicable qualification requirements, under the securities laws of the state of residence of the holder of the Merger Warrants. The shares of Common Stock underlying the Merger Warrants have been registered under the Company's registration statement declared effective January 6, 1996. However, the Company may suspend the exercisability of the Merger Warrants during the exercise period if, for any reason, no registration statement is effective with respect to the shares of Common Stock underlying the Merger Warrants (for example, because a stop order relating to the Registration Statement issued by the SEC is then in effect) or the Company determines that the Prospectus does not provide current information as required by the Securities Act or otherwise needs to be amended in order to comply with the Securities Act. The Company would extend the exercise period of the Merger Warrants in the case of certain such suspensions.

     If a holder of Merger Warrants fails to exercise his or her Merger Warrants before their expiration, those warrants will expire and the holder will have no further rights with respect to Merger Warrants. A holder of Merger Warrants will not have any rights, privileges or liabilities of a stockholder of the Company prior to exercise of the Merger Warrants, including the rights to vote and to receive distributions.

THE USAA WARRANT AND USAA OPTION

     In addition to the Merger Warrants, the Company granted USAA a warrant to purchase shares of Common Stock in exchange for the USAA Option. If the Company exercises the USAA Option, USAA can elect to receive the option exercise price in the form of shares of Common Stock. For a description of the USAA Warrant and the USAA Option, see "Certain Relationships And Related Party
Transactions -- The USAA Option and Warrant."

PREFERRED STOCK

     Shares of Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board, subject to the rights of holders of any series of Preferred Stock then outstanding. Prior to the issuance of shares of each series, the Board is required by the MGCL and the Charter to fix (subject to the express terms of any class or series of the Company stock outstanding at the time and the ownership and transfer restrictions contained in the Charter, described under "-- Restrictions on Transfer and Ownership,") the terms, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each series. Such rights, powers, restrictions and limitations could include the right to receive specified dividend payments and payments on liquidation prior to any such payments being made to the holders of shares of Common Stock. The Board could also authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of shares of Common Stock might receive a premium for their shares over the then market price of such shares.

     In connection with the formation and initial capitalization of the Company, the Company issued a total of one million shares of Series A Preferred to the Merged Trusts and Trust 83 in the following amounts: Trust VII -- 415,400 shares; Trust VI -- 326,500 shares; Trust IV -- 178,600; and Trust 83 -- 79,500. The shares of the Series A Preferred owned by Trust IV, Trust VI and Trust VII were canceled on February 23, 1996 by virtue of those Trusts merging into the Company and the shares issued to Trust 83 were redeemed at the effective time of the Merger. Thus, following the Merger, no shares of the Series A Preferred Stock were outstanding.

     The Company issued a total of 2,272,727 shares of Series B Preferred Stock for a total purchase price of $35 million or $15.40 per share on February 23, 1996. The Board has established the rights, powers, restrictions and limitations of the Series B Preferred Stock. The holders of shares of Series B Preferred Stock are entitled to receive cumulative dividends: (i) for the first eight quarterly dividend periods after issuance, in an amount per share equal to the greater of (a) $0.31 per quarter or (b) 103% (as adjusted from time to time by the Board as the conversion price of the Series B Preferred Stock is adjusted from time to time) of the quarterly dividend payable per share of Common Stock during that period (determined as of the date on which the applicable Common Stock dividend is authorized) and (ii) beginning with the ninth quarterly dividend period after issuance, in an amount per share equal to the greater of
(a) the quarterly dividend payable on the Series B Preferred Stock for the eighth quarterly dividend period after issuance or (b) the dividend paid per share of Common Stock (determined as of the date on which the Common Stock dividend for the corresponding Common Stock dividend period is authorized and as adjusted from time to time by the Board as the conversion price of the Series B Preferred Stock is adjusted from time to time). If the annual dividend rate is $1.24 per share on the Series B Preferred Stock, the total dividend would equal approximately $2.8 million per year.

     The holders of shares of Series B Preferred Stock also are entitled to a liquidation preference of $15.40 per share (equivalent to the initial purchase price) plus accumulated unpaid dividends if the Company is liquidated or sold prior to the redemption or conversion of those shares. The rights of holders of Series B Preferred Stock to cumulative dividends and the liquidation preference are senior to the rights of holders of Common Stock to dividends or any distributions upon liquidation or sale of the Company.

     Each share of Series B Preferred Stock is convertible at the option of its holder at any time into shares of Common Stock at a conversion price of $15.40 per share of Common Stock (the "Conversion Price") (equivalent to an initial conversion rate of one share of Common Stock per share of Series B Preferred), subject to adjustment to reflect stock dividends, splits, combinations and issuances of stock by reclassification of Common Stock. In addition, if the Company issues for cash or other consideration shares of Common Stock or any security convertible into or exchangeable or exercisable for Common Stock (other than securities issued to directors, officers or employees of the Company and securities issued in connection with property acquisitions that are approved by the Investment Committee of the Board and the designee, if any, of the Series B Preferred then sitting on the Board) at a price, including any additional consideration payable upon any such conversion, exchange or exercise (before deduction of any reasonable and customary discounts, commissions, fees and other expenses of issuance and marketing) that is less than $16.00 as adjusted from time to time by the Board upon certain other adjustments to the conversion price, there will be a reduction in the conversion price of the Series B Preferred equal to the amount by which $16.00 (as adjusted) exceeds the purchase, exchange or conversion price. If the Company engages in more than one such issuance, the amount of the adjustment to the Conversion Price will be equal to the greatest individual reduction. However, such adjustments will not be cumulative. The number of shares of Common Stock actually issuable upon the conversion of the Series B Preferred Stock will be determined by dividing the total liquidation preference of such shares (plus all unpaid accumulated dividends, except any dividends accumulated on shares of Series B Preferred Stock presented for conversion after the end of the last-completed quarterly dividend period) by the conversion price in effect at that time.

     At any time on or after January 1, 1999 and on or before December 31, 2004, the Company, at its option, may convert the outstanding shares of Series B Preferred Stock, in whole but not in part, into shares of Common Stock at the then conversion price per share (currently equivalent to an initial conversion rate of one share of Common Stock per share of Series B Preferred Stock), subject to certain adjustments, so long as: (i) the average closing price of Common Stock on the NYSE during any 20 trading days in a period of 30 consecutive trading days ending on the trading day immediately preceding the date the Company provides notice of exercise of its right to convert the Series B Preferred Stock meets or exceeds the following percentages of the then-applicable Conversion Price (the "Conversion Price Premium"):

                                      YEAR                              PERCENTAGE
            --------------------------------------------------------    ----------
            1999....................................................       115.0%
            2000....................................................       119.0%
            2001....................................................       123.0%
            2002....................................................       127.5%
            2003 and 2004...........................................       132.0%

and (ii) the closing price of the Common Stock on the trading day immediately preceding the date the Company provides notice of exercise of this option equals or exceeds the applicable Conversion Price Premium.

     At any time on or after January 1, 1999 and on or before December 31, 2004, the Company, at its option, may redeem the Series B Preferred Stock, in whole or in part (but in no event for a total consideration that is less than $1 million), for a per share cash price as follows:

                                                                        REDEMPTION
                                      YEAR                                PRICE
            --------------------------------------------------------    ----------
            1999....................................................      $16.95
            2000....................................................       17.35
            2001....................................................       17.80
            2002....................................................       18.25
            2003 and 2004...........................................       18.70

plus, in each case, accumulated unpaid dividends to and including the date fixed for redemption. If the Company exercises its right to redeem the Series B Preferred Stock, the holder's conversion right will terminate five days before the redemption date.

     The holders of Series B Preferred Stock vote together with the holders of the Common Stock and any holders ("Subsequent Investors") of Preferred Stock issued in one or more private placements permitted under the Stock Purchase Agreement with Ameritech and OTR (the "Follow-On Preferred Shares") on an as-converted basis on all matters submitted to a vote of the Company's common stockholders. In addition, for so long as Ameritech and OTR collectively hold shares of Series B Preferred Stock representing on an as-converted basis more than 15% of the publicly-traded shares of Common Stock (excluding shares owned by Hunt, USAA, officers and directors of the Company or Ameritech and OTR and as otherwise defined in the agreement with Ameritech and OTR), the holders of Series B Preferred Stock will be entitled to require the Company to increase the size of the Board by one person (there currently are eight Company directors) and to elect that additional director. That percentage will be increased to 18% if the Company completes one or more private placements of equity securities ranking junior or pari passu to the Series B Preferred Stock in the aggregate amount of $30 million by February 23, 1997. That percentage will be reduced to one-half of the then-effective percentage in the event of a partial redemption or conversion of the Series B Preferred Stock. (The applicable percentage is referred to in this Prospectus as the "Minimum Ownership Level".) At the Company's next annual meeting following any such election, the size of the Board will be set at nine persons and, at that meeting and each succeeding annual meeting for so long as Ameritech and OTR and the Subsequent Investors (if any) collectively hold shares of Series B Preferred Stock and any Follow-On Preferred Shares representing on an as-converted basis more than the Minimum Ownership Level and the holders of the Series B Preferred Stock elect to exercise such right, the holders of the Series B Preferred Stock, voting as a separate class, will be entitled to elect one director to serve on the Board by majority vote. If dividends on the Series B Preferred Stock are in arrears for six consecutive quarterly dividend periods, holders of a majority of the outstanding shares of Series B Preferred Stock voting separately as a class will also have the right to elect one director (in addition to the director referred to previously) to serve on the Board until all dividend arrearages are eliminated. However, if no Preferred Stock has been issued in a private placement permitted under the terms of the Stock Purchase Agreement with Ameritech and OTR, and Ameritech and OTR collectively hold all the Series B Preferred Stock, then the Board will be increased by two (in addition to the director referred to previously), and Ameritech will have the right to designate one such director and OTR will have the right to designate the other such director. According to Ameritech's Form 13D dated February 29, 1996, Ameritech stated that it intended to exercise its right to appoint one director as a member of the Board as soon as practicable. To date no action has been taken with respect to such appointment. At the next annual meeting of stockholders of the Company after the election of such director or directors, the size of the Board will be reduced to: (i) nine persons if one director is so elected; and (ii) ten directors if two directors are so elected. In either case, that shall be the maximum membership of the Board until such time as all arrearages in dividends shall have been paid. The Company may not amend the provisions of the Series B Preferred Stock without the affirmative vote of holders of at least 75% of the outstanding shares of Series B Preferred Stock. The holders of the Series B Preferred Stock also have the right to approve certain extraordinary corporate transactions by a majority vote, including a merger in which the Company is not the surviving entity and any sale of all or substantially all of the Company's assets.

     The Company has agreed in connection with the Stock Purchase Agreement with Ameritech and OTR that until such time as Ameritech and OTR cease to hold shares of Series B Preferred Stock (or Common Stock in the event of a conversion of Series B Preferred) representing on an as-converted basis in the aggregate at least the Minimum Ownership Level, the Company is subject to a number of operating covenants, including: (i) the Company may not repurchase more than $5 million of Common Stock in the aggregate; (ii) the Company may not incur debt that, at the time the debt is incurred, would result in the Company having a debt-to-total-debt-and-equity-capitalization ratio above 60%; (iii) the Company may engage in transactions with affiliates only with the approval of a majority of its disinterested directors and upon terms no less favorable than those that could be obtained in an arm's-length transaction and, if the value of any such transaction exceeds 10% of the fair market value of the Company's assets as determined by the Board, the Company must obtain a third-party appraisal or other confirmation that such transaction is on terms no less favorable to the Company than those that could be obtained in an arm's-length transaction; (iv) the Company must continue to qualify as a real estate operating company and (v) until such time as the market value of the Company's publicly traded shares exceeds $250 million for at least 60 consecutive days, the Company may not engage in any issuances of equity securities in private placements unless, after the private placement, the market value of the Company's publicly-traded shares (as defined) would equal or exceed 50% of the Company's total equity capitalization and unless the purchasers in any such private placement agree to certain restrictions on the transfer of the stock purchased in the private placement for a period of one year. However, for a period of 12 months after the issuance of the Series B Preferred Stock, the Company will be entitled to engage in one or more such issuances of equity securities ranking junior or pari passu to the Series B Preferred Stock having an aggregate purchase price of up to $30 million. The offer and sale of the Series B Preferred Stock to Ameritech and OTR have not been registered under the Securities Act. Accordingly, the sale of shares of Series B Preferred will be subject to significant restrictions under the Securities Act. See "Shares Available for Future Sale."

RESTRICTIONS ON OWNERSHIP AND TRANSFER

     For the Company to qualify as a REIT under the Code, beginning with calendar year 1996, generally not more than 50% of the value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities), and its outstanding stock must be beneficially owned by at least 100 persons. See "Federal Income Tax Considerations -- REIT Qualification." To help the Company meet these requirements and otherwise maintain its REIT status, the Charter includes three basic protective provisions affecting the ownership and transfer of the Company's issued and outstanding shares of any class or series of Common Stock or Preferred Stock ("Equity Stock"): (i) a general prohibition against actual or constructive ownership by any person (other than persons designated by the Board as "Excepted

Holders", described further below) of more than 8.5% of the lesser of the number or value of the outstanding shares of any class or series of Equity Stock; (ii) a prohibition against ownership of Equity Stock that would cause the Company to be "closely held" or to otherwise fail to qualify as a REIT (such as ownership that would result in the Company being treated as owning an interest in a tenant if income derived by the Company from that tenant would cause the Company to fail to satisfy any of the REIT gross income requirements) and (iii) a prohibition against transfers that would result in the Equity Stock being owned by less than 100 persons. In addition, in January, 1996, the Company issued shares of Common Stock that, prior to the end of that month, were held by 100 individuals in order to meet the 100-person requirement.

     These ownership restrictions took effect on February 23, 1996 and may be terminated if the Board determines that it is no longer in the best interests of the Company to attempt to, or continue to, qualify as a REIT or that compliance with the ownership limits and restrictions on transfer is no longer required in order for the Company to qualify as a REIT.

     These restrictions on ownership and transfer may have the effect of precluding acquisition of control of the Company or otherwise limit the opportunity for stockholders to receive a premium for their shares of Common Stock that might otherwise exist if an investor attempted to assemble a block of shares of Common Stock in excess of the 8.5% ownership limit or the higher ownership limits set for certain stockholders. See "Risk Factors -- Limits on Ownership and Changes in Control May Deter Changes in Management and Third Party Acquisition Proposals."

     Transfers in Trust. The Charter provides that, upon any attempted transfer of Equity Stock (including warrants or options to acquire Equity Stock) that would cause any person to be treated as owning Equity Stock in violation of the ownership restrictions (other than the prohibition against transfers that would result in less than 100 owners), the number of shares that would cause the violation are automatically transferred to a trustee for the benefit of a charitable beneficiary as "Shares-in-Trust." The person who otherwise would have been considered the owner (the "Prohibited Owner") will have no rights or economic interest in those shares. For these purposes, potentially violative "ownership" is evaluated by taking into account the broad constructive ownership rules of Sections 544 and 318 of the Code, with certain modifications. In addition, a "transfer" that is subject to these restrictions includes any issuance, sale, transfer, gift, assignment, devise or other disposition as well as any other event that causes any person to have or acquire ownership (applying the constructive ownership rules) of Equity Stock.

     The trustee is entitled to vote all Shares-in-Trust and to receive all distributions on Shares-in-Trust, and will hold such distributions for the benefit of the charitable beneficiary. If any distributions with respect to Shares-in-Trust are paid to the Prohibited Owner before the Company discovers the violation of the ownership limit, the Prohibited Owner must pay that amount to the trustee. Distributions on Shares-in-Trust will be used by the trustee first to pay any expenses of the trust, second to pay any expenses of the Company incurred in connection with the trust and third to pay any excess to the charitable beneficiary. The Prohibited Owner is not to receive any benefit from distributions.

     The trustee is obligated to sell the Shares-in-Trust promptly to a person who would not cause a violation of the ownership restrictions (at which time the shares will cease to be Shares-in-Trust) and to distribute the net sale proceeds first to pay any expenses of the trust, second to pay any expenses of the Company incurred in connection with the trust, third to pay the Prohibited Owner an amount intended to ensure that the Prohibited Owner will not realize any appreciation in value of the shares and fourth to pay any excess to the charitable beneficiary. If a Prohibited Owner sells Shares-in-Trust before the Company discovers the transfer, such shares are deemed to have been sold on behalf of the trust. To the extent that the Prohibited Owner received more in that sale than the Prohibited Owner would otherwise be entitled to receive under these provisions, the excess must immediately be delivered to the trustee.

     The Company Purchase Right. The Company also will have the right to purchase all or any portion of the Shares-in-Trust, and the Shares-in-Trust are deemed to have been offered to the Company, at the lesser of: (i) the price per share paid for such shares in the transaction that created the Shares-in-Trust (or if no price was paid, the market price at the time of that event); and (ii) the market price on the date the Company or its designee accepts the offer. This purchase right exists for a period of 90 days after the later of: (i) the date of the purported transfer that created the Shares-in-Trust, if the Company receives notice of the event; and (ii) the date the Company determines in good faith that a purported transfer creating Shares-in-Trust has occurred, if the Company does not receive notice of the event. The Company may not, however, exercise this right after the trustee has sold the Shares-in-Trust to a person whose ownership will not cause a violation of the ownership restrictions.

     Reporting of Transfers and Ownership. To assist in the enforcement of the ownership restrictions, the Charter requires any person who acquires or attempts to acquire Equity Stock in violation of the ownership restrictions (or who would own shares of Equity Stock but for the automatic transfer to the trust) to give the Company immediate written notice of that event. In the case of a proposed or attempted violative transfer, the purported transferee must give at least 15 days' prior written notice of the event and provide any other information the Company requests in order to determine whether such transfer affects the Company's REIT status.

     In addition, the Charter generally requires every person who owns more than 5% (or such lower percentage as is required under the applicable Treasury Regulations) of the number or value of the outstanding shares of any class or series of the Equity Stock to give the Company written notice, within 30 days after the close of each taxable year, stating the owner's name and address, the number of shares of each class or series of Equity Stock owned and a description of how the shares are held. These owners must generally provide any additional information the Company requests in order to determine whether such ownership affects the Company's REIT status and to ensure compliance with the ownership restrictions. All remaining owners must generally provide ownership information upon request. The Charter allows the Board to determine the information that must delivered by each owner of Equity Stock.

     Transfers Void. The Charter also provides that if, for any reason, a transfer to the trust described above would not effectively prevent the Prohibited Owner from violating the ownership restrictions, then the purported transfer is void ab initio and the Prohibited Owner does not acquire any rights in the excess Equity Stock.

     Excepted Holders. In order to permit ownership in excess of the specified 8.5% ownership limit for persons who will not jeopardize the Company's REIT status, the Charter permits the Board to designate certain "Excepted Holders." Excepted Holders must supply appropriate representations and undertakings designed to protect the Company's REIT status (such as information establishing that the Excepted Holder is treated as a "look-through" entity in applying the REIT stock ownership tests and that the deemed ownership of the Company shares through the entity will be appropriately dispersed so as not to jeopardize the Company's REIT status). Each Excepted Holder will be subject to a separate ownership limit as specified by the Board.

     The only current Excepted Holders (and their respective Excepted Holder Limits for Common Stock) are Hunt (30%), USAA (20%), Ameritech (19.5%), OTR (8.5%) and Morgan Stanley (the greater of 1,600,000 shares or 8.5%), the five principal shareholders of the Company. Hunt, USAA, Ameritech, OTR and Morgan Stanley have entered into separate "Excepted Holder Agreements" with the Company under which they have given representations and undertakings designed to protect the Company's REIT status. USAA has represented and covenanted to the Company that shares that it owns will be treated as held proportionately by the shareholders of its ultimate parent corporation and that no individual will be treated as owning more than the "basic" 8.5% ownership limit. Hunt's shares are held by a partnership that also has represented and covenanted to the Company that the shares it owns will be held so that no individual will be treated as owning more than the basic 8.5% ownership limit, except that up to 15.3% of the lesser of the number or value of any outstanding class of Equity Stock may be treated as owned by one individual and such individual's family as defined in Code Section 544(a)(2). Accordingly, under the basic 8.5% ownership limit and the existing Excepted Holder Limits, no five or fewer individuals would be permitted to own more than 49.3% of the outstanding Equity Stock. One individual, owning through Hunt, may own up to 15.3%, and four others may together own up to 34% -- that is 8.5% each.

     The Excepted Holder Agreements with Ameritech and OTR permit Ameritech and OTR to own up to 100% of the outstanding shares of Series B Preferred Stock and permit Ameritech to own up to 19.5% of the outstanding shares of Common Stock and OTR to own up to 8.5% of the outstanding shares of Common Stock. The Excepted Holder Agreement with Morgan Stanley permits Morgan Stanley, acting on its own behalf and on behalf of its clients accounts over which it has investment discretion, to own shares of Common Stock equal to the greater of 1,600,000 shares or 8.5% of the outstanding shares of Common Stock. These agreements and the Hunt and USAA Excepted Holder Agreement also provide for certain adjustments to the ownership limits if the Company engages in certain types of redemptions or repurchases of Common Stock. Ameritech and OTR have represented and covenanted that they are "qualified trusts" entitled to "look-through" treatment in applying the REIT ownership restrictions and that none of their beneficiaries has been treated as owning a significant portion of the shares it owns.

     Under the Excepted Holder Agreements, the Excepted Holders have made representations with respect to their actual or constructive ownership of interests in tenants of the Company. These representations are designed to assist the Company to qualify as a REIT. A breach of any of these representations, except as determined by the Board with respect a particular Excepted Holder, may result in certain shares of Equity Stock held by such Excepted Holder becoming Shares-in-Trust. The Excepted Holder Agreement entered into with Ameritech provides that a tenant ownership issue of this type will be resolved other than through the creation of Shares-in-Trust.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     The Company has adopted a dividend reinvestment and stock purchase plan designed to provide holders of Common Stock with a convenient and economical means to reinvest all or a portion of their the Company cash dividends in shares of Common Stock and to acquire additional shares of Common Stock through voluntary purchases. First Chicago Trust Company of New York, which serves as the Company's transfer agent, administers the dividend reinvestment and stock purchase plan.

        CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE CHARTER AND BYLAWS

     The following summary of certain provisions of Maryland law and of the Charter and Bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and the Charter and Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."

BOARD OF DIRECTORS

     The Company's Organizational Documents specify that the initial number of directors is nine and allow a majority of the entire Board to increase or decrease the number of directors within a range of three to 15. The tenure of office of a sitting director will not be affected by any decrease in the number of directors. These provisions are in accord with Section 2-402 of the MGCL, which fixes the minimum number of directors at three and allows a range to be specified in a corporation's bylaws. As described below (see "-- Amendment to Organizational Documents"), the Bylaws may be amended only by the Board, not by its stockholders. The Board could, therefore, amend the Bylaws to increase or decrease the number of directors within the specified range, without stockholder approval, but could not reduce the number of directors below three. The holders of shares of Series B Preferred Stock are entitled to require, at least temporarily, that the Board be expanded and be entitled to fill the additional position or positions on the Board. See "Description of Stock -- Preferred Stock."

     As permitted by the MGCL, the Charter provides that, subject to the rights of the holders of any series of Preferred Stock then outstanding, the Company's stockholders may remove any director, with or without cause, by the affirmative vote of a majority of all votes entitled to be cast for the election of directors. If the stockholders of any class or series are entitled separately to elect one or more directors, a majority vote of all votes of that class or series is required in order to remove without cause a director elected by that class or series.

MERGERS, CONSOLIDATIONS AND SALES OF ASSETS

     In general, under the MGCL, any proposed merger or consolidation of the Company with another company or companies, or any sale of all or substantially all the assets of the Company, must be approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter or such lesser percentage (subject to a specified minimum) as is set forth in the corporation's charter. The Charter provides that such transactions may be approved by the affirmative vote of a majority of all votes entitled to be cast on such matters.

BUSINESS COMBINATIONS

     Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least
(i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. Hunt, RLH Corporation (and its affiliates), Ray L. Hunt (and his affiliates), USAA, United States Automobile Association (and its direct and indirect subsidiaries) and Ameritech, beneficially own more than 10% of the Company's voting shares and would, therefore, be subject to the business combination provision of the MGCL. However, pursuant to the statute, the Company has exempted any business combinations involving these stockholders and affiliates and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between any of them and the Company. As a result, these stockholders and affiliates may be able to enter into business combinations with the Company that may not be in the best interest of its stockholders without compliance by the Company with the super-majority vote requirements and the other provisions of the statute.

CONTROL SHARE ACQUISITIONS

     The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of Control Shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the Control Shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.

     As permitted by the MGCL, the Bylaws exempt any acquisitions of shares of the Company's stock by Hunt, RLH Corporation (and its affiliates), Ray L. Hunt (and his affiliates), USAA and United States Automobile Association (and its direct and indirect subsidiaries). There can be no assurance that such provision will not be amended or eliminated at any time in the future.

RELATED PARTY TRANSACTIONS

     Although it is the Company's policy not to engage in transactions with its directors or officers, the Charter does not place specific restrictions on related party transactions. The Company is subject to the provisions of the MGCL concerning "interested director transactions," that is, transactions between the Company and a member of the Board or between the Company and another corporation, firm or other entity in which any of its directors is a director or has a material financial interest. Under the MGCL, a contract or transaction between a corporation and any of its directors, or between a corporation and any other corporation, firm or other entity in which any of its directors is a director or has a material financial interest, is not void or voidable solely for this reason, or solely because the director is present at or participates in the meeting of the board or committee that authorizes the contract or transaction, or solely because his or her votes are counted for such purpose, if:

     1. The fact of the common directorship or interest is disclosed or known to the board of directors or the committee, and the board or committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

     2. The fact of the common directorship or interest is disclosed or known to the stockholders entitled to vote thereon, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote, excluding the votes of shares owned by the interested director or other interested party; or

     3. The contract or transaction is fair and reasonable to the corporation.

SPECIAL MEETINGS OF STOCKHOLDERS

     The Bylaws provide that special meetings of the Company's stockholders may be called: (i) by the Chairman of the Board, the President or the Board; or (ii) upon the written request of stockholders holding not less than 10% of all the votes entitled to be cast at the meeting. The request must state the purpose of the meeting and the matters proposed to be acted on at the meeting. Upon payment by the requesting stockholders of the cost of preparing and mailing notice of the meeting, the Secretary of the Company must give notice to each stockholder entitled to notice. Unless requested by stockholders entitled to cast a majority of the votes entitled to be cast at the meeting, a special meeting need not be called to consider any matter that is substantially the same as one voted on at any special meeting during the preceding 12 months. Under the Bylaws, if the Company calls a special meeting for the purpose of electing one or more directors, any stockholder of record at the time the notice is given who is entitled to vote at the meeting may nominate a person or persons for election by giving notice containing specified information to the Secretary not earlier than the 90th day before the meeting and not later than the later of the 60th day before the meeting or the 10th day after the day on which a public announcement is first made of the date of the meeting and the nominees proposed by the Board. Only persons nominated in accordance with procedures specified in the Bylaws are eligible to serve as directors and only the business specified in the notice of the meeting may be conducted at the meeting.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     The Bylaws establish procedures for nominations or other business brought by stockholders at annual meetings. Under these procedures, a stockholder entitled to vote in the election of directors generally may nominate one or more persons for election to the Board or propose other business at an annual meeting only if the stockholder gives notice to the Secretary of the Company not less than 60 nor more than 90 days before the first anniversary of the preceding year's annual meeting. If, however, the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, to be timely, notice by the stockholder must be delivered not earlier than the 90th day before such annual meeting and not later than the close of business on the later of the 60th day before such annual meeting or the tenth day following the day on which public announcement of the date of such meeting was first made. Such notice must contain specified information. For example, in the case of a nomination by a stockholder, the notice must include the information about each nominee that is required to be disclosed pursuant to the proxy rules under the Exchange Act. The Company's next stockholders' meeting is expected to take place in mid-1997.

AMENDMENTS TO ORGANIZATIONAL DOCUMENTS

     Section 2-604 of the MGCL and Article 7 of the Charter govern amendments to the Charter. After the Board proposes a charter amendment, the affirmative vote of the holders of a majority of the outstanding voting stock, voting together as a single class, is required to amend the Charter. The Bylaws provide that the Board has the exclusive power to adopt, alter or repeal any provision of the Bylaws, except for the provision relating to the application of the control share acquisition provisions of the MGCL, which may not be amended or repealed, in whole or in part, without the prior written consent of Ray L. Hunt (or any affiliate of Ray L. Hunt) and USAA. See "Certain Provisions of Maryland Law and of the Charter and Bylaws -- Control Share Acquisitions."

LIABILITY AND INDEMNIFICATION OF CERTAIN PERSONS

     The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which eliminates such liabilities to the maximum extent permitted by Maryland law.

     The MGCL requires a corporation (unless its charter provides otherwise, which the Charter does not), to indemnify a director or officer who has been successful on the merits or otherwise, in defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was a result of an active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for any adverse judgment in a suit by or in the right of a corporation. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (ii) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

     The Charter obligates the Company to the maximum extent permitted by Maryland law to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer of the Company or (ii) any individual who, while a director of the Company and at the request of the Company, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Charter also permits the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any other capacity as described above and to any employee or agent of the Company or a predecessor of the Company.

     The Company has entered into indemnification agreements with each of its officers and directors. The indemnification agreements require, among other matters, the Company indemnify its executive officers and directors to the fullest extent permitted by law and advance to the officers all related expenses, subject to reimbursement, if it is subsequently determined that indemnification is not permitted. Under these agreements, the Company must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under the Company's directors' and officers' liability insurance. Although the indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or stockholders to eliminate the rights it provides. It is the position of the SEC that indemnification of directors and officers for liability under the Securities Act is against public policy and unenforceable pursuant to Section 14 of the Securities Act.

COMMON STOCK

     Article 4 of the Charter authorizes the Company to issue up to 175 million shares of Common Stock, of which 9,684,570 shares were outstanding at September 30, 1996. The holders of shares of Common Stock have the right to vote on all matters for which a common stockholder is entitled to vote at all meetings of the stockholders of the Company, and will be entitled to one vote for each share of Common Stock entitled to vote at such a meeting. Common Stock is subject to ownership limits and restrictions on transfer. See "Description of Stock."

PREFERRED STOCK

     Article 4 of the Charter authorizes the Company to issue up to 25 million shares of Preferred Stock, of which 2,272,727 shares of Series B Preferred Stock are presently outstanding. Preferred Stock, like Common Stock, is subject to ownership limits and restrictions on transfer. See "Description of Stock -- Restrictions on Ownership and Transfer."

     Subject to any limitations imposed by the NYSE and the rights of the holders of shares of Series B Preferred Stock, the Company may, without stockholder approval, issue shares of Preferred Stock in classes and series, and may establish from time to time the number of shares to be included in each such class or series, and fix the designation, powers, preferences and the rights of the shares of each such class or series and the qualifications, limitations and restrictions of each. Except as otherwise provided by law, the holders of the Preferred Stock have and will have only such voting rights as are provided for or expressed in the resolutions of the Board relating to such Preferred Stock.

     The Board believes it is desirable for the Company to have Preferred Stock available for possible future financing and acquisition transactions, stock dividends or distributions and other general corporate purposes. The availability of such shares for issuance in the future will give the Company greater flexibility in obtaining financing or in acquiring properties by permitting such shares to be issued without the expense and delay of a special stockholders' meeting.

     The availability of Preferred Stock, however, entails risks. Under certain circumstances, shares of Preferred Stock could be used to create voting impediments or to frustrate persons seeking to effect a takeover, engage in proxy contests, or otherwise gain control of the Company. The Board could authorize holders of Preferred Stock to vote as a class, either separately or with the holders of Common Stock, and with voting rights that are the same as or different from the voting rights of Common Stock, on the election of directors, or approval of a merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. See "Description of Stock -- Preferred Stock" for a description of the voting rights of the Series B Preferred Stock. In addition, the shares of Preferred Stock could be privately placed with purchasers who might side with the Board in opposing a hostile takeover bid. Such uses could enhance the Board's ability to deal with attempts to gain control of, or impose transactions upon, the Company that the Board believes are coercive, unfair or otherwise not in the best interests of the Company and all of its stockholders, but which certain stockholders may find attractive. It is also possible that the dividend requirements and sinking fund, conversion or redemption provisions, if any, which may be fixed by the Board for any class or series of Preferred Stock at the time of issuance may have an adverse effect on the availability of earnings for distribution to holders of Common Stock or for other corporate purposes.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of the material federal income tax considerations affecting the Company and holders of Common Stock. Vinson & Elkins L.L.P. counsel to the Company, has reviewed the following discussion and is of the opinion that it fairly summarizes the material federal income tax considerations to a holder of the Common Stock based on current law. This discussion is directed principally at stockholders who are individual United States citizens or residents. No attempt has been made to comment on all federal income tax consequences of the ownership of Common Stock. The summary does not address considerations that may be relevant to particular stockholders, including stockholders who are subject to special treatment under the federal income tax laws (such as insurance companies, financial institutions or broker-dealers), nor does it address any tax consequences under the laws of any state, local or foreign jurisdiction. No rulings will be sought from the IRS or any other tax authorities concerning the federal, state, local or other tax considerations relevant to the Company's operations or REIT status, or to the purchase, ownership or disposition of Common Stock. Because the following is only a summary, it is qualified in its entirety by the applicable provisions of the Code and the regulations adopted under the Code, court decisions, and the rulings and other pronouncements of the IRS, all of which are subject to change, possibly with retroactive effect.

     EACH PROSPECTIVE STOCKHOLDER OF THE COMPANY IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR ABOUT THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE OWNERSHIP OR DISPOSITION OF SHARES OF COMMON STOCK, PARTICULARLY IN LIGHT OF THAT STOCKHOLDER'S SPECIFIC CIRCUMSTANCES.

FEDERAL INCOME TAXATION OF THE COMPANY

     The Company believes that since its formation, it has been organized and operated in a manner that permits it to satisfy the various requirements for taxation as a REIT under the applicable provisions of the Code. The rules governing REIT's are highly technical and require ongoing compliance with a variety of tests that depend, among other things, on operating results. While the Company believes it has satisfied these tests since its formation and plans to use its best efforts to do so on a continuing basis, no assurance can be given that such requirements will be met or that the Company will qualify as a REIT for any particular year.

     In the opinion of Vinson & Elkins L.L.P., based on certain assumptions and representations, the Company has qualified as a REIT for its taxable year ended December 31, 1995, and the Company is organized in conformity with the requirements for qualification as a REIT and its method of operation has and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code, provided the Company continues to meet the asset composition, source of income, shareholder diversification, distribution, recordkeeping and other requirements of the code necessary for the Company to qualify as a REIT. commencing with the Company's initial taxable year ended December 31, 1995, if the Company is organized and operated as described in this Prospectus, the Company will be able to qualify as a REIT. It must be emphasized that this opinion is based and conditioned on various assumptions and representations of the Company and its officers that are described below. The Company's qualification as a REIT depends upon its ability to meet, through actual annual operating results, the various qualification tests imposed under the Code that are discussed below, the results of which will NOT be monitored or reviewed by Vinson & Elkins L.L.P. While the Company expects to satisfy these tests and plans to use its best efforts to do so, no assurance can be given that actual operations will meet these requirements and that the Company will qualify as a REIT for any particular year. The opinion of Vinson & Elkins L.L.P. is not binding on the IRS or any court. The opinion of Vinson & Elkins L.L.P. is based upon existing law, IRS regulations and currently published administrative positions of the IRS and judicial decisions, all of which are subject to change either prospectively or retroactively.

     If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income tax on that portion of its ordinary income or net capital gain that is currently distributed to stockholders. The REIT provisions of the Code generally allow a REIT to deduct dividends paid to its stockholders. This deduction for dividends paid to stockholders substantially eliminates the Federal "double taxation" on earnings (once at the corporate level and once again at the stockholder level) that usually results from investments in a corporation.

     Even if the Company qualifies for taxation as a REIT, however, the Company may be subject to Federal income or excise tax, including the following: First, the Company will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gain. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax." Third, if the Company has net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by the Company by foreclosure or otherwise on default on a loan secured by such property) that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy either the 75% or 95% gross income test (discussed below) but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails either of the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during a year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior years, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company should acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a carryover-basis transaction and the Company subsequently recognizes gain on the disposition of such asset during the ten-year period beginning on the date on which the asset was acquired by the Company, then, to the extent of the excess of the fair market value of the asset over its adjusted basis upon its acquisition by the Company, such gain will be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the IRS.

REQUIREMENTS FOR QUALIFICATION

     The Code defines a REIT as a corporation, trust or association: (i) that is managed by one or more directors or trustees, (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (iii) that would be taxable as a domestic corporation but for the REIT provisions of the Code, (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code,
(v) the beneficial ownership of which is held by 100 or more persons, and (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities). The Company expects to meet each of these requirements. In addition, certain other tests, described below, regarding the nature of its income and assets also must be satisfied, which the Company anticipates. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that conditions (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) (the "100-Stockholder Requirement" and "Five-or-Fewer Requirement") do not apply for the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition
(vi).

     To protect against violations of the stock ownership requirements, the Charter provides that no person (other than an "Excepted Holder") is permitted to own, applying certain constructive ownership tests, more than 8.5% of the lesser of the number or value of the outstanding shares of any class of the Company's stock (the "Ownership Limit"). An Excepted Holder is a person whom the Board has determined will be permitted to hold shares in excess of the Ownership Limit, based upon appropriate representations and undertakings designed to protect the Company's REIT status (such as information establishing that the Excepted Holder is treated as a "look-through" entity in applying the REIT stock ownership tests and that the deemed ownership of the Company shares through it will be appropriately dispersed so as not to jeopardize the Company's REIT status). Each Excepted Holder will be subject to a separate ownership limit as specified by the Board. See "Description of Stock -- Restrictions on Ownership and Transfer -- Excepted Holders." Attempted transfers of shares of the Company's stock that would violate the ownership limits (or related restrictions contained in the Charter or Excepted Holder Agreements) generally will cause the number of shares in excess of the limit to be transferred automatically to a trust for the benefit of a charitable beneficiary rather than to the purported transferee.

     To monitor the Company's compliance with the share ownership requirements, the Company is required to maintain records disclosing the actual ownership of its stock. To do so, the Company must demand written statements each year from the record holders of 5% or more of its shares. (If the Company were to have less than 2,000 record stockholders, the demand would have to be made to record holders of smaller percentages of the shares.) In those statements, the record holders are to disclose who actually owns the shares (that is, the persons required to include the Company's dividends in their gross incomes). The Company must maintain a list of those persons who fail or refuse to comply with this demand. Such stockholders must submit a statement with their tax returns disclosing the actual ownership of the shares of stock and certain other information.

     Gross Income Tests. In order to qualify as a REIT for a particular year, the Company also must meet three tests governing the sources of its gross income that are designed to ensure that the Company earns its income principally from passive real estate investments. In evaluating a REIT's income under the income tests, the REIT will be treated as receiving its proportionate share of the income produced by any partnership in which the REIT invests, and any such income will retain the character that it has in the hands of the partnership. The Company may, from time to time, own and operate a number of its properties through "qualified REIT subsidiaries." The Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and such items of the REIT.

     Seventy-Five Percent Gross Income Test. At least 75% of a REIT's gross income for each taxable year must be derived from specified classes of income that principally are real estate related. The key permitted categories are: (i) rents from real property; (ii) interest on loans secured by real property; (iii) gain from the sale of real property or real property loans (excluding gain from the sale of property that is held primarily for sale to customers in the ordinary course of a trade or business, which is referred to below as "dealer property"); (iv) income from the operation and gain from the sale of certain property acquired in connection with the foreclosure of a mortgage securing that property or upon a default on a lease of the property ("foreclosure property");
(v) distributions on, or gain from the sale of, shares of other REITs and (vi) "qualified temporary investment income" (described below).

     In evaluating the Company's compliance with the 75% income test (as well as the 95% income test described below), gross income does not include gross income from "prohibited transactions." A prohibited transaction is a sale of dealer property, not including foreclosure property.

     The Company expects that substantially all of its operating gross income from its properties will be considered rent from real property. Rent from real property is qualifying income for purposes of the 75% income test only if certain conditions are satisfied. Rent from real property includes charges for services customarily rendered to tenants, and rent attributable to personal property leased together with the real property so long as the personal property rent is less than 15% of the total rent. The Company does not expect to earn material amounts of income from services customarily rendered to tenants or from personal property. The Company does not expect to earn income from tenants for services not customarily rendered to tenants.

     Rent from real property generally does not include rent based on the income or profits derived from the property, unless the computation is based only on a fixed percentage of receipts or sales. Also excluded is rent received from a person or corporation in which the Company (or any of its 10% or greater owners) owns a 10% or greater interest. The Company does not expect to earn income in these two excluded categories.

     A third exclusion covers amounts received with respect to real property if the Company furnishes services to the tenants or manages or operates the property, other than through an "independent contractor" from whom the Company does not derive any income. The obligation to operate through an independent contractor generally does not apply, however, if any services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered rendered primarily for the convenience of the tenant (applying standards that govern in evaluating whether rent from real property would be unrelated business taxable income when received by a tax-exempt owner of the property). The Company generally will directly operate and manage its properties without using an "independent contractor," although independent contractors may be employed to perform certain day-to-day property management duties, such as collection of rents and routine maintenance. The Company believes that the only material services to be provided to tenants will be those usually or customarily rendered in connection with the rental of space for occupancy only. The Company does not provide services that might be considered rendered primarily for the convenience of the tenants. The Company believes that substantially all its income from the properties will be qualifying income under the 75% income test.

     A portion of the proceeds of the Offering may be invested in interest-bearing accounts and an investment fund or funds that invest substantially all their assets in diversified portfolios of U.S. dollar-denominated "money market" instruments (such as bank certificates of deposit and bankers acceptances, commercial paper and repurchase agreements) and obligations issued or guaranteed by the U.S. government or its agencies or instrumentalities. The interest and dividend income earned on those funds should be includable under the 75% income test as "qualified temporary investment income" (which includes income earned on stock or debt instruments acquired with the proceeds of a stock offering, not including amounts received under a dividend reinvestment plan). Qualified temporary investment income treatment only applies during the one-year period beginning when a REIT receives the new capital.

     Upon the Company's ultimate sale of its properties, any gains realized are expected to constitute qualifying income, as gain from the sale of real property (not involving a prohibited transaction).

     Ninety-Five Percent Gross Income Test. In addition to earning 75% of its gross income from the sources listed above, at least an additional 20% of the Company's gross income for each taxable year must come either from those sources, or from dividends, other interest or gains from the sale or other disposition of stock or other securities that do not constitute dealer property. This test permits a REIT to earn a significant portion of its income from traditional "passive" investment sources that are not necessarily real estate related. The term "interest" (under both the 75% and 95% tests) does not include amounts that are based on the income or profits of any person, unless the computation is based only on a fixed percentage of receipts or sales.

     Thirty Percent Gross Income Test. The Company also must earn less than 30% of its gross income in each taxable year from the sale or other disposition of:
(i) real property and loans secured by real property held for less than four years (other than foreclosure property and involuntary conversions); (ii) stock or securities held for less than one year; and (iii) property in a prohibited transaction. The 30% income test does not have a reasonable cause exception as do the 75% and 95% income tests. See "-- Failing the Basic Gross Income Tests." Consequently, a failure to meet the 30% income test would terminate the Company's status as a REIT automatically. Because the Company generally expects to hold its properties for long-term investment and does not anticipate selling them within four years after they were acquired, the Company expects to comply with this requirement.

     Failing the Basic Gross Income Tests. As a result of the 75% and 95% tests, REITs generally are not permitted to earn more than 5% of their gross income from active sources (such as brokerage commissions or other fees for services rendered). While the Company does not anticipate that it will earn substantial amounts of nonqualifying income, if nonqualifying income exceeds 5% of the Company's gross income, the Company could lose its status as a REIT. If a REIT fails to meet either the 75% or 95% income tests during any taxable year, it may still qualify as a REIT for that year if the failure was due to reasonable cause and certain relief provisions apply, although a special penalty tax may be owed. See "-- Federal Income Taxation of the Company."

     Asset Tests. In order to qualify as a REIT for a particular year, on the last day of each calendar quarter the Company also must meet two tests concerning the nature of its investments. First, at least 75% of the value of the Company's total assets generally must consist of real estate assets, cash, cash items (including receivables) and government securities. For this purpose, "real estate assets" include interests in real property, interests in loans secured by mortgages on real property or by interests in real property, shares in other REITs, certain options, and for the one year-period following receipt of new capital, stock and debt instruments acquired with that new capital. Real estate assets do not include mineral, oil or gas royalty interests. Second, although the balance of the Company's assets generally may be invested without restriction, except for securities that are considered real estate assets, the Company will not be permitted to own: (i) securities of any one nongovernmental issuer that represent more than 5% of the value of the Company's total assets; or (ii) more than 10% of the outstanding voting securities of any single issuer. A REIT may, however, own 100% of the stock of a qualified REIT subsidiary, in which case the assets, liabilities and items of income, deduction and credit of the subsidiary are treated as those of the REIT. The Company may, from time to time, hold certain properties through qualified REIT subsidiaries. In evaluating a REIT's assets, if the REIT invests in a partnership, it is deemed to own its proportionate share of the assets of the partnership.

     The Company anticipates that it will comply with these asset tests. As was described above, for a temporary period, some of the proceeds of the Offering may be invested principally in interest-bearing accounts and an investment fund or funds that invest substantially all their assets in diversified portfolios of U.S. dollar-denominated "money market" instruments (such as bank certificates of deposit and bankers acceptances, commercial paper and repurchase agreements) and obligations issued or guaranteed by the U.S. government or its agencies or instrumentalities, which should constitute qualifying assets, at least during the initial one-year period following the Offering. Substantially all of the Company's other investments will be in properties that should represent qualifying real estate assets.

     Annual Distribution Requirement. To maintain REIT status, the Company generally must distribute to its stockholders in each taxable year at least 95% of its net ordinary income (capital gain is not required to be distributed). More precisely, the Company must distribute an amount equal to: (i) 95% of the sum of (a) its "REIT Taxable Income" before the deduction for dividends paid and excluding any net capital gain and (b) any net income from foreclosure property less the tax on such income, minus (ii) certain limited categories of "excess non-cash income." REIT Taxable Income is defined to be the taxable income of the REIT, computed as if it were an ordinary corporation, with certain modifications. For example, net income from foreclosure property and net income from prohibited transactions are excluded. In addition, the REIT may carry over, but not carry back, a net operating loss for 15 years after the year in which it was incurred.

     A REIT may satisfy the 95% distribution test with dividends paid during the taxable year and with certain dividends paid after the end of the taxable year. Dividends paid in January that were declared during the last calendar quarter of the prior year and were payable to stockholders of record during the last calendar quarter of that prior year are treated as paid on December 31 of the prior year (both for the Company and its stockholders). Because dividends that are paid in a subsequent year and fail to meet this test will be subject to a nondeductible 4% excise tax, the Company anticipates distributing its fourth quarter dividends within the taxable year, or by January 31 of the following year. Dividends declared before the due date of the Company's tax return for the taxable year (including extensions) also will be treated as paid in the prior year (although subject to the excise tax) if they are paid: (i) within 12 months of the end of such taxable year; and (ii) no later than the Company's next regular distribution payment. Dividends that are paid after the close of a taxable year and do not qualify under the rule governing payments made in January will be taxable to the stockholders in the year paid, even though they may be taken into account by the Company for a prior year for purposes of the 95% distribution test (but not the 4% excise tax).

     The Company will be taxed at regular corporate rates to the extent that it retains any portion of its taxable income. For example, if the Company only distributes the required 95% of its taxable income, it would be taxed on the retained 5%. The Company currently intends to distribute sufficient income to satisfy the annual 95% distribution requirement. Under certain circumstances, however, the Company may not have sufficient cash or other liquid assets to meet the distribution requirement. This could arise because of competing demands for the Company's funds, or due to timing differences between tax reporting and cash receipts and disbursements (income may have to be reported before cash is received, or expenses may have to be paid before a deduction is allowed). Although the Company does not anticipate difficulties in meeting this requirement, no assurance can be given that the necessary funds will be available. If the Company fails to make a required distribution, it would lose its REIT status.

     If the Company fails to meet the 95% distribution requirement because of an adjustment to the Company's taxable income by the IRS, the Company may be able to cure the failure retroactively by paying to its stockholders a "deficiency dividend" (as well as paying applicable interest and penalties to the IRS) within a specified period.

     Special Distribution Requirement; Built-in Gain Rules. The Code and regulations provide that a corporation may be taxed as a REIT only if it has no earnings and profits accumulated in any non-REIT year (including amounts attributable to entities merged into the REIT). The Company expects to be treated as a REIT from inception and does not believe that it inherited any earnings and profits from any of the Merged Trusts that were accumulated during any non-REIT years. Pursuant to IRS Notice 88-19, if a REIT acquires the assets of a C corporation in a tax-free transaction, unless the REIT makes a special election to recognize any built-in gain over a ten-year period, the C corporation is treated as having disposed of the assets in a taxable transaction immediately before the transfer to the REIT. Due to the REIT status of the Merged Trusts, the Company does not believe that these requirements apply to the Company or the Merged Trusts. If the IRS were to challenge successfully the REIT status of one or more of the Merged Trusts during any period prior to the Merger, depending upon the specific circumstances, the rules applicable to transfers from C corporations to REITs might adversely affect the Company's ability to qualify as a REIT.

FAILURE TO QUALIFY AS A REIT

     For any taxable year in which the Company fails to qualify as a REIT, it would be taxed at the usual corporate rates on all of its taxable income. Distributions to its stockholders would not be deductible in computing that taxable income and distributions would no longer be required under the Code. Any corporate level taxes generally would reduce the amount of cash available to the Company for distribution to its stockholders or for reinvestment. Because the stockholders would continue to be taxable on the distributions they receive, the net after-tax yield to the stockholders from their investment in the Company likely would be reduced substantially. As a result, the Company's failure to qualify as a REIT during any taxable year could have a material adverse effect on the Company and its stockholders. If the Company loses its REIT status, unless certain relief provisions apply, the Company would not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which the Company's election was terminated.

     If, after forfeiting its REIT status, the Company later qualifies and elects to be taxed as a REIT again, the Company may face additional adverse tax consequences. Prior to the end of the year in which the Company sought to qualify again as a REIT, the Company would be required to make distributions sufficient to eliminate any earnings and profits accumulated during its period of non-REIT status. Moreover, under IRS Notice 88-19, immediately prior to the effectiveness of the election to return to REIT status, the Company would be treated as having disposed of all of its assets in a taxable transaction, triggering taxable gain with respect to the Company's appreciated assets. In that event, however, under current law the Company would be permitted to elect an alternative treatment under which those gains would be taken into account only as and when they actually were recognized upon sales of the appreciated property occurring within a ten-year period (certain proposed legislation might eliminate this alternative treatment, in which case the Company might choose to remain a C corporation). The Company would be required to distribute at least 95% of any such recognized gains, but it would not receive the benefit of a dividends-paid deduction to reduce those taxable gains. Thus, any such gains on appreciated assets would be subject to double taxation (that is, at the corporate level as well as the stockholder level).

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

     Distributions generally will be taxable to stockholders as ordinary income to the extent of the Company's earnings and profits. Dividends declared during the last quarter of a calendar year and actually paid during January of the immediately following calendar year will generally be treated as if received by the stockholders on December 31 of the calendar year during which they were declared. Distributions paid to stockholders will not constitute passive activity income and, as a result, generally cannot be offset by losses from passive activities of a stockholder who is subject to the passive activity rules.

     Distributions designated by the Company as capital gains dividends generally will be taxed as long-term capital gains to stockholders to the extent that the distributions do not exceed the Company's actual net capital gain for the taxable year. Corporate stockholders may be required to treat up to 20% of any such capital gains dividends as ordinary income. Distributions by the Company, whether characterized as ordinary income or as capital gains, are not eligible for the 70% dividends received deduction for corporations. Stockholders are not permitted to deduct losses or loss carryforwards of the Company. Future regulations may require that stockholders take into account, for purposes of computing their individual alternative minimum tax liability, certain tax preference items of the Company.

     The Company may generate cash in excess of its net earnings. If the Company distributes cash to stockholders in excess of the Company's current and accumulated earnings and profits, the excess cash will be deemed to be a nontaxable return of capital to each stockholder to the extent of the adjusted tax basis of the stockholder's shares, and the distribution will reduce the stockholder's basis (but not below zero). Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the shares. A stockholder who has received a distribution in excess of the current and accumulated earnings and profits of the Company may, upon the sale of the shares, realize a higher taxable gain or a smaller loss because the basis of the shares as reduced by that distribution will be used for purposes of computing the amount of the gain or loss.

     Generally, gain or loss realized by a stockholder upon the sale of shares will be reportable as capital gain or loss. If a stockholder receives a capital gain dividend from the Company and sells the shares before holding them for more than six months, any loss incurred on the sale or exchange of the shares is treated as a long-term capital loss to the extent of the corresponding capital gain dividend received.

     In any year in which the Company fails to qualify as a REIT, its stockholders generally will continue to be treated in the same fashion described above, except that the Company dividends will not be eligible for treatment as capital gains dividends, corporate stockholders will qualify for the dividends received deduction and the stockholders will not be required to report any share of the Company's tax preference items.

BACKUP WITHHOLDING

     The Company will report to its stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. If a stockholder is subject to backup withholding, the Company will be required to deduct and withhold from any dividends payable to that stockholder a tax of 31%. These rules may apply: (i) when a stockholder fails to supply a correct taxpayer identification number;

(ii) when the IRS notifies the Company that the stockholder is subject to the rules or has furnished an incorrect taxpayer identification number; or (iii) in the case of corporations or others within certain exempt categories, when they fail to demonstrate that fact when required. A stockholder who does not provide a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount withheld as backup withholding may be creditable against the stockholder's federal income tax liability. The Company also may be required to withhold a portion of capital gain distributions made to stockholders who fail to certify their non-foreign status to the Company.

TAXATION OF DOMESTIC TAX-EXEMPT STOCKHOLDERS

     In 1993, the federal income tax laws were changed to facilitate investments by pension funds in REITs. As described above, a corporation cannot be a REIT if more than 50% of the value of its stock is owned by five or fewer individuals at any time during the last half of a taxable year. In applying this test, pension trusts (and certain other tax-exempt stockholders) formerly were treated as single individuals. Beginning in 1994, however, a qualified pension trust generally has not been considered a single individual in evaluating a REIT's ownership. Instead, beneficiaries of the pension trust are treated as holding the pension trust's stock investment in the REIT in proportion to their actuarial interests in the pension trust.

     In general, a tax-exempt entity that is a stockholder of the Company will not be subject to tax on distributions from the Company or gain realized on the sale of shares. In Revenue Ruling 66-106, the IRS ruled that a REIT's distributions to a tax-exempt employees' pension trust did not constitute unrelated business taxable income. However, when the law was changed to relax the stock ownership restrictions applicable to pension plan investors, a related change was made for unrelated business income tax purposes. This provision applies only if a REIT is a "Pension-Held REIT." In that case, those pension trusts owning more than 10% of the value of the REIT's stock may be required to report a portion of any dividends they receive from the REIT as unrelated business taxable income. One aspect of the definition of a Pension-Held REIT requires that either one pension trust must own more than 25% of the value of the REIT's stock, or one or more pension trusts (each of which owns more than 10%) must own in the aggregate more than 50% of the value of the REIT's stock. The Company does not believe that it will be a Pension-Held REIT and, accordingly, these provisions are not expected to cause its stockholders that are pension trusts to receive dividends that will be considered unrelated business taxable income. A tax-exempt entity, however, may be subject to the unrelated business income tax on dividends from or gain on the Company's shares to the extent that the tax-exempt entity financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code.

     For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (9), (17) and (20) of the Code, respectively, income from an investment in the Company will constitute unrelated business taxable income unless the organization is able to deduct amounts properly set aside or placed in reserve for certain purposes so as to offset the unrelated business taxable income generated by the investment in the Company. These investors must consult their own tax advisors concerning the "set aside" and reserve requirements.

TAXATION OF FOREIGN STOCKHOLDERS

     The rules governing United States income, gift and estate taxation of foreign entities and individuals who are neither citizens nor residents of the U.S. are complex. They depend not only upon U.S. tax principles, but also upon the treaties, if any, between the U.S. and the countries of the foreign investors. The following discussion is only a summary of certain U.S. federal income tax considerations potentially affecting foreign stockholders of the Company, who must consult with their own advisors to evaluate all relevant tax considerations.

     The character of distributions on the Company's shares generally will be determined in the same fashion for foreign stockholders as for domestic stockholders (that is, a distribution may be categorized as a taxable ordinary income dividend paid out of the Company's current or accumulated earnings and profits, a nontaxable return of capital, a distribution in excess of the stockholder's basis that is taxable as gain from sale of the shares or a capital gain dividend). See
"-- Taxation of Taxable Domestic Stockholders."

     If income or gain from the shares is effectively connected with a U.S. trade or business conducted by a foreign stockholder ("effectively connected income"), it generally will be subject to regular U.S. income taxes at graduated rates rather than to the withholding tax described below. Foreign stockholders whose income from the shares is effectively connected income may file an IRS Form 4224 with the Company certifying to that effect. Such income may be subject to the alternative minimum tax, and a special alternative minimum tax may apply to nonresident alien individuals. Foreign corporate stockholders receiving effectively connected income from the shares also may be subject to an additional 30% branch profits tax, unless certain exemptions apply.

     Foreign stockholders whose income from the shares is not effectively connected income generally will be subject to withholding at a 30% rate on ordinary income dividends paid by the Company, unless an applicable tax treaty reduces that rate. For this purpose, however, ordinary income distributions will be presumed to represent dividends paid out of earnings and profits, rather than nontaxable returns of capital or capital gains. If such a distribution is later determined to have exceeded earnings and profits, an affected foreign stockholder may claim a refund for excess withholdings.

     Any distributions that are attributable to gain from the sale of United States real property interests (whether or not specifically designated as capital gain dividends) will be subject to the Foreign Investment in Real Property Tax Act ("FIRPTA"). Under FIRPTA, those distributions will be treated as gains that are effectively connected income and generally will be taxed at regular U.S. capital gains tax rates. As a means of collecting this tax, the Treasury Regulations require the Company to withhold 35% of any distributions to foreign stockholders that the Company could designate as capital gains dividends. If the amount of the FIRPTA withholding exceeds the applicable tax, the foreign stockholder may obtain a refund.

     Gain from the sale of shares generally will not be subject to U.S. taxation. The sale of shares generally will not be subject to FIRPTA because the Company should qualify as a "domestically-controlled REIT" (only a minority, if any, of the Company's stockholders are expected to be foreign stockholders). If any capital gain dividends or gains from the sale of shares constitute effectively connected income, however, regular U.S. taxes may apply as described above. If a nonresident alien stockholder is present in the U.S. for 183 days or more during the year for which the gains are reportable and has a "tax home" in the U.S., a 30% tax may apply to the capital gains.

     Upon the death of a foreign individual stockholder, the stockholder's shares will be treated as part of the stockholder's U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.

POSSIBLE TAX LAW CHANGES

     The anticipated income tax treatment described in this Prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Congress at any time may consider changes to the tax laws, and any such legislation may affect the treatment of real estate investments, in general, or REITs in particular. For example, similar bills involving the tax treatment of REITs were introduced in both the House of Representatives (H.R. 2121, introduced July 26, 1995) and the Senate (S. 1297, introduced September 29, 1995). The specific proposals generally are designed to make it easier for taxpayers to comply with the highly-technical REIT rules. Similar provisions were also included in the House version, but not the Senate or conference agreement versions, of the Revenue Reconciliation Act of 1995 (H.R. 2491 approved by the House on October 26, 1995, and by the Senate on October 27, 1995, and vetoed by the President on December 6, 1995). The Clinton administration has also proposed certain legislation (one of the revenue raising proposals in the administration's budget proposal released on March 19, 1996) that would require immediate recognition of built-in gains of certain large C corporations (with a stock value in excess of $5 million) that elect to be taxed as REITs (potentially applicable if a REIT loses its REIT status and then seeks to requalify) or of large C corporations the assets of which are acquired by REITs in tax-free transactions (effectively repealing the ability to elect under IRS Notice 88-19 to report any such built-in gains only to the extent that they are recognized when and if the appreciated assets are sold during a ten-year period). No prediction can be made as to whether these or any other changes to the REIT tax rules will be implemented, or whether any changes that might take effect would adversely affect the Company's ability to qualify as a REIT or the treatment of the Company's stockholders.

STATE AND LOCAL TAXES

     The Company will be subject to the taxing jurisdiction of each state in which it owns properties or otherwise engages in business. Stockholders also may be subject to state or local taxes in various jurisdictions, including those in which they reside or transact business. The state or local tax treatment may differ from the federal income tax treatment described above. As a general matter, however, stockholders receiving dividends from the Company are likely to be taxable on those amounts only in their states of residence. Because of the potential diversity of the state and local rules, this Prospectus does not include a discussion of state or local taxation of the Company or the stockholders, nor is any representation made as to the tax status of the Company or the stockholders in any state or local jurisdiction. All stockholders must consult their own tax advisors concerning the possible application of any state or local tax laws.

                        SHARES AVAILABLE FOR FUTURE SALE

     General. Upon completion of the Offering, there will be 13,085,563 shares of Common Stock issued and outstanding (13,595,563 if the over-allotment option for the Offering is exercised in full) and 2,272,727 shares of Series B Preferred Stock issued and outstanding. In addition, approximately 553,000 shares of Common Stock are issuable upon exercise of the Merger Warrants, 184,900 shares of Common Stock are issuable upon exercise of the USAA Warrant, 563,758 shares of Common Stock are issuable upon exercise by the Company of the USAA Option (assuming the election by USAA to receive Common Stock in lieu of cash, a property purchase price of $10.5 million and an average trading price for the applicable period of $18.625), 2,272,727 shares of Common Stock (subject to adjustment) are issuable upon conversion of shares of Series B Preferred Stock and 1,000,000 shares of Common Stock are reserved for issuance under the Stock Plan. See "Certain Relationships and Related Party Transactions." All of the 3,400,000 shares of Common Stock issued in the Offering (3,910,000 if the over-allotment option for the Offering is exercised in full) and 9,685,563 currently outstanding shares of Common Stock will be fully tradable without registration or other restrictions under the Securities Act, except for shares purchased by an "affiliate" of the Company. As described under "Description of Stock -- Restrictions on Ownership and Transfer," shares of Common Stock are subject to certain restrictions on their ownership and transfer to help the Company maintain REIT status under the Code.

     The 1,400 shares of Common Stock issued in connection with the formation, initial capitalization and REIT qualification of the Company, the 184,900 shares of Common Stock issuable upon exercise of the USAA Warrant, the estimated 563,758 shares of Common Stock issuable in connection with the possible exercise of the USAA Option, the 2,272,727 shares of Series B Preferred issued in the Preferred Stock Private Placement, the 2,272,727 shares of Common Stock issuable upon conversion of those shares of Series B Preferred Stock, the 191,400 shares purchased by the Company's officers in February and March of 1996 and the 1,000,000 shares of Common Stock reserved for issuance under the Stock Plan (collectively, the "Restricted Shares") will be "restricted shares" within the meaning of that term under Rule 144 of the Securities Act, unless the Company registers under the Securities Act the initial issuance of such shares that have not yet been issued, or such shares that are outstanding are resold under an effective registration statement under the Securities Act or an applicable exemption from registration. Certain stockholders (Hunt, USAA, Ameritech and OTR) have entered into agreements with the Company which provide, among other things and subject to certain exceptions, that they will not sell, assign or transfer certain shares of Common Stock without the consent of the Company until February 23, 1997. The Company expects to file a registration statement with respect to the Restricted Shares issuable under the Stock Plan, in which case those shares may be resold without restriction under the Securities Act unless they are held by affiliates of the Company.

     The Company, its executive officers and directors, Hunt, USAA, Ameritech and OTR, who own Restricted Shares, have agreed, subject to certain exceptions, that they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise dispose or transfer (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other disposition or transfer) of any shares of Common Stock or other capital stock of the Company, or any securities convertible into or exercisable or exchangeable for any shares of Common Stock or any other capital stock of the Company without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters, for a period of 90 days from the date of this Prospectus.

     Restrictions on Resales by Affiliates of the Trusts. Persons and entities that have been affiliates of the Trusts may not sell the shares of Common Stock or Merger Warrants they received from the Company in the Merger, except: (i) under an effective registration statement under the Securities Act covering the shares or warrants offered for resale; (ii) pursuant to the exemption for such resales provided by Rule 145 of the Securities Act or (iii) pursuant to any other applicable exemption under the Securities Act.

     Under Rule 145, those former affiliates will be entitled to resell, within any three-month period, a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding number of shares of Common Stock or 1% of the average weekly trading volume of those shares during the four calendar weeks preceding each such sale. These same rules will also apply to any Merger Warrants received by such affiliates.

The Company obtained written agreements from their executive officers, directors and other affiliates containing appropriate representations and commitments intended to ensure compliance with the Securities Act respecting shares and warrants received by them in the Merger or in a distribution by Trust 83.

     Restrictions on Resales of Restricted Shares and Resales by the Company Affiliates. The Restricted Shares may not be resold except: (i) under an effective registration statement under the Securities Act covering the shares offered for resale; (ii) under the exemption for such resales provided by Rule 144 of the Securities Act or (iii) pursuant to another applicable exemption under the Securities Act.

     On February 23, 1996, Hunt, USAA, Ameritech, OTR and the Company entered into an Amended and Restated Investor Rights Agreement under which Hunt, USAA, Ameritech and OTR have the right to require the Company to register the Common Stock held by them (including the shares issuable upon conversion of the Series B Preferred) pursuant to a "shelf" registration statement. In addition, until February 23, 2000 (which date may be extended to February 23, 2002 for any of Hunt, USAA, Trust 83, Ameritech or OTR that is then an affiliate of the Company), each such investor and certain transferees have the right to require the Company to file a single registration statement with respect to shares of Common Stock held by it, if such shares have a fair market value in excess of $1 million. Further, since February 23, 1996, each such investor has certain "piggyback" registration rights for the Common Stock held by it (including the shares issuable upon conversion of the Series B Preferred) with respect to registration statements filed by the Company. See "Recent Developments -- The Preferred Stock Private Placement."

     The holders of Restricted Shares may also be able to sell their shares without registration in accordance with the exemption provided by Rule 144 under the Securities Act. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated with them in accordance with Rule 144) who has beneficially owned "restricted shares" (defined generally as shares acquired from the issuer or an affiliate in a non-public transaction) for at least two years, as well as any person who purchased unrestricted shares on the open market who may be deemed an affiliate of the Company, would be entitled to sell, within any three-month period, a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding number of shares of Common Stock or 1% of the average weekly trading volume of those shares during the four calendar weeks preceding each such sale. After Restricted Shares are held for three years, a person who is not then deemed an affiliate of the Company is entitled to sell such shares under Rule 144 without regard to these volume limitations. Sales of shares of Common Stock by affiliates of the Company will continue to be subject to the volume limitations, unless resold under an effective registration statement under the Securities Act.

     As defined in Rule 144, an "affiliate" of an issuer is a person who directly or indirectly, through the use of one or more intermediaries, controls, is controlled by or is under common control with, such issuer. Hunt, USAA, Ameritech and OTR may be deemed affiliates of the Company under the Securities Act. By having shares of Common Stock registered for resale under the Securities Act, Hunt, USAA, Ameritech and OTR may resell those shares without regard to the volume limitations of Rule 144 even if they would be deemed affiliates of the Company under the Securities Act.

                                  UNDERWRITING

     The underwriters named below (the "Underwriters") have severally agreed, subject to the terms and conditions contained in an Underwriting Agreement among the Company and the Underwriters, to purchase from the Company the number of shares of Common Stock set forth below opposite their respective names:

                                                                                 NUMBER
                                  UNDERWRITER                                   OF SHARES
    ------------------------------------------------------------------------    ---------
    Prudential Securities Incorporated......................................    1,133,334
    Donaldson, Lufkin & Jenrette Securities Corporation.....................    1,133,333
    Robertson, Stephens & Company LLC.......................................    1,133,333
                                                                                ---------
              Total.........................................................    3,400,000
                                                                                =========

     The Company is obligated to sell, and the Underwriters are obligated to purchase, all of the shares of Common Stock offered hereby if any are purchased.

     The Underwriters have advised the Company that they propose to offer the shares of Common Stock initially at the public offering price set forth on the cover page of this Prospectus, that the Underwriters may allow to selected dealers a concession of $0.56 per share, and that such dealers may reallow a concession of $0.10 per share to certain other dealers. After the initial public offering, the offering price and the concessions may be changed by the Underwriters.

     The Company has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 510,000 additional shares of Common Stock at the initial public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this Prospectus. The Underwriters may exercise such option solely for the purpose of covering over-allotments incurred in the sale of shares of Common Stock offered hereby. To the extent such option to purchase is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to 3,400,000.

     The Company has agreed to indemnify the several Underwriters or to contribute to losses arising out of certain liabilities, including liabilities under the Securities Act.

     The Company, its executive officers and directors, Hunt, USAA, Ameritech and OTR have agreed, subject to certain exceptions, that they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise dispose or transfer (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other disposition or transfer) of any shares of Common Stock or other capital stock of the Company, or any securities convertible into or exercisable or exchangeable for any shares of Common Stock or any other capital stock of the Company without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters, for a period of 90 days from the date of this Prospectus.

     The Prudential Insurance Company of America (of which Prudential Securities Incorporated is a wholly owned subsidiary) is the lender with respect to the Mortgage Loan with an outstanding aggregate principal amount of $66.1 million at September 30, 1996. See "Business and Properties -- The Mortgage Loan."

                                 LEGAL MATTERS

     Certain legal matters described under "Federal Income Tax Considerations" will be passed upon for the Company by Vinson & Elkins L.L.P., Dallas, Texas. In addition, certain legal matters will be passed upon for the Underwriters by Brown & Wood LLP, New York, New York. The legality of the Common Stock offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland. In addition, Vinson & Elkins L.L.P. and Brown & Wood LLP will rely on Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland, as to certain matters of Maryland law.

                                    EXPERTS

     The respective audited financial statements and schedules of the Company, the Merged Trusts Historical Combined, the Trust 83 Properties and the Three Acquired Properties included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports and are included in this Prospectus in reliance upon the authority of that firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "SEC" or the "Commission"), a Registration Statement on Form S-11 under the Securities Act and the rules and regulations adopted thereunder, with respect to the Common Stock offered by this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and exhibits thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and such exhibits, copies of which may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and which are also available for inspection and copying at the regional offices of the Commission located at 13th Floor, 7 World Trade Center, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Registration Statement and such exhibits may also be obtained from the web site that the SEC maintains at http://www.sec.gov. In addition, the Common Stock is listed on the NYSE, and such materials can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005. Statements contained in this Prospectus as to the contents of any contract or other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

     The Company is required to file reports, proxy statements and other information with the Commission pursuant to the Exchange Act. Such reports, proxy statements, and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

                                    GLOSSARY

     "ACM" means asbestos containing materials.

     "ADA" means the Americans with Disabilities Act.

     "Ameritech" means State Street Bank and Trust Company, as trustee for the Ameritech Pension Trust (or any successor trustee).

     "Asset Purchase" means the purchase by the Company of all of Trust 83's properties (except the Charleston Business Park property) and certain other assets, in accordance with the Amended and Restated Asset Purchase Agreement between the Company and Trust 83 dated as of November 10, 1995.

     "Base Rent" means contractual gross rent and, therefore, excludes payments by tenants on account of real estate taxes and operating expense reimbursements.

     "Board" means the board of directors of the Company.

     "Bylaws" means the Second Amended and Restated Bylaws of the Company.

     "Charter" means the Third Amended and Restated Articles of Incorporation of the Company.

     "Code" means the Internal Revenue Code of 1986, as amended, together with its predecessor.

     "Commission" means the Securities and Exchange Commission.

     "Committee" means the committee appointed by the Board to administer the Stock Plan.

     "Common Stock" means the Company's common stock, par value $.001 per share.

     "Company" means Meridian Industrial Trust, Inc., a Maryland corporation, and one or more of its subsidiaries, as appropriate.

     "Consolidation Transactions" means the Merger and the Asset Purchase.

     "Control Share" means voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.

     "Control Share Law" means Sections 3-701 through 3-709 of the MGCL.

     "Conversion Price" means the price at which the Series B Preferred Stock may be converted into Common Stock at the option of the holder.

     "Effective Rent" means Base Rent adjusted on a straight-line basis for free rent periods and contractual rent increases.

     "Equity Stock" means Common and Preferred Stock of the Company.

     "Excepted Holders" means a person whom the Board has determined will be permitted to hold shares in excess of the Ownership Limit, based upon appropriate representations and undertakings designed to protect the Company's REIT status.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "FIRPTA" means the Foreign Investment in Real Property Act.

     "Five or Fewer Requirement" means the requirement under the Code that not more than 50% in value of the Company's outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year (other than the first year).

     "Funds From Operations" means, in accordance with the resolution adopted by the Board of Governors of NAREIT, net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization of real estate assets, and after adjustment from unconsolidated partnerships and joint ventures.

     "Hunt" means Hunt Realty Acquisitions, L.P., a Delaware limited partnership.

     "Hunt Realty" means Hunt Realty Corporation, a Delaware corporation.

     "Independent Director" means a director of the Company who is not an officer, full-time employee or member of the immediate family of an officer in full-time employment of the Company.

     "Interested Stockholder Law" means the provisions of the MGCL (Sections 3-601 through 3-604) that place restrictions on transactions between Maryland corporations and stockholders who have acquired 10% or more of a corporation's stock.

     "Interested Stockholder" means, in accordance with the MGCL, any person who owns 10% or more of the voting power of the then outstanding voting stock of the corporation.

     "IRS" means the Internal Revenue Service.

     "LIBOR" means the London Interbank Offered Rate.

     "Merged Trusts" means Trust IV, Trust VI and Trust VII all of which were merged into the Company on February 23, 1996.

     "Merger" means the merger of Trusts IV, VI and VII into the Company in accordance with the Merger Agreement and applicable law.

     "Merger Agreement" means the Amended and Restated Agreement and Plan of Merger dated as of November 10, 1995 among the Merged Trusts and the Company.

     "Merger Warrants" means the warrants to purchase shares of Common Stock to be issued by the Company to the holders of Trust VI common stock and Trust VII common stock in connection with the Merger.

     "MGCL" means the Maryland General Corporation Law, as amended from time to time.

     "Mortgage Loan" means the Loan Administration Agreement between The Prudential Insurance Company of America and the Company, as amended.

     "MPP" means Meridian Point Properties, Inc., a California corporation.

     "NYSE" means the New York Stock Exchange.

     "Offering" means the public offering of 3,400,000 shares of the Company's Common Stock made pursuant to this Prospectus.

     "Organizational Documents" means the Charter and Bylaws.

     "OTR" means OTR, an Ohio general partnership acting on behalf of and as nominee for The State Teachers Retirement Board of Ohio.

     "Ownership Limit" means the restriction contained in the Charter providing that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 8.5% of the lesser of the number or value of the outstanding shares of any class of the Company's stock.

     "Preferred Stock" means all series of preferred stock of the Company.

     "Preferred Stock Private Placement" means the issuance by the Company of shares of the Series B Preferred to Ameritech and OTR in a transaction not involving a public offering.

     "Prohibited Owner" means the person who would otherwise be considered the owner of Shares-in-Trust had such shares not been transferred to a trustee because such owner violated the Ownership Limit.

     "Properties" means all of the properties owned by the Company, including the Property Transactions.

     "Property Transactions" means the acquisition of each of the Crowfarn Property, Rustin Avenue Property, Wanamaker Avenue Property, Gold River Lane Property, Mission Oaks Boulevard Property and Meyer Circle Property and the completion of the construction of each of the Water's Ridge Drive and Sarah Jane Parkway build-to-suit development projects.

     "Prospectus" means this prospectus.

     "Prudential Insurance" means The Prudential Insurance Company of America.

     "Recapitalization" means the May 31, 1995 closing of the transactions under the stock purchase agreements between Hunt and each of the Merged Trusts and the stock purchase agreements between USAA and each of the Merged Trusts, and the concurrent restructuring or retirement of the Trusts' indebtedness.

     "Refinancing" means (i) the retirement of certain Trust indebtedness that took place when the Consolidation Transactions closed using the net proceeds of the Preferred Stock Private Placement and (ii) the availability of funds under the Unsecured Credit Facility.

     "REIT" means a real estate investment trust meeting the requirements of Sections 856 through 860 of the Code.

     "REIT Taxable Income" means taxable income of a REIT, computed as if it were an ordinary corporation, with certain modifications.

     "Rule 144" means Rule 144 adopted by the SEC under the Securities Act.

     "Rule 145" means Rule 145 adopted by the SEC under the Securities Act.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Series A Preferred Stock" means the Series A Preferred Stock, par value $.001 per share, of the Company that was redeemed or canceled in the Merger.

     "Series B Preferred Stock" means the Series B Preferred Stock, par value $.001 per share, of the Company issued in the Preferred Stock Private Placement.

     "Shares-in-Trust" means shares of Equity Stock (including warrants or options to acquire Equity Stock) that would be automatically transferred to a trustee for the benefit of a charitable beneficiary because they would cause a person to be treated as owning Equity Stock in violation of the Company's Ownership Limit.

     "Stock Plan" means the Amended and Restated Employee and Director Incentive Stock Plan of the Company.

     "Trust 83" means Meridian Point Realty Trust '83, a California business trust.

     "Trust 84" means Sierra Capital Realty Trust '84 Co., a Missouri corporation.

     "Trust IV" means Meridian Point Realty Trust IV Co., a Missouri corporation that merged into the Company on February 23, 1996.

     "Trust VI" means Meridian Point Realty Trust VI Co., a Missouri corporation that merged into the Company on February 23, 1996.

     "Trust VII" means Meridian Point Realty Trust VII Co., a Missouri corporation that merged into the Company on February 23, 1996.

     "Trust VIII" means Meridian Point Realty Trust VIII Co., a Missouri corporation.

     "Trusts" means Trust IV, Trust VI, Trust VII and Trust 83, collectively.

     "Unsecured Credit Facility" means the Company's Revolving Credit Agreement with The First National Bank of Boston, Texas Commerce Bank and NationsBank of Texas dated as of February 26, 1996, as amended.

     "USAA" means USAA Real Estate Company, a Delaware corporation which is an indirect, wholly-owned subsidiary of United Services Automobile Association, a reciprocal interinsurance exchange formed under the Texas Insurance Code.

     "USAA Option" means the option USAA granted to the Company to purchase certain industrial property located in Lakeland, Florida and the right of first refusal to purchase certain land and improvements located in Chicago, Illinois.

     "USAA Option Property" means the 291,564 square foot industrial property located in Lakeland, Florida that is the subject of the USAA Option.

     "USAA Warrant" means the warrant to purchase shares of Common Stock that was originally issued by the Company to USAA as consideration for the USAA Option.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
PRO FORMA FINANCIAL INFORMATION
  MERIDIAN INDUSTRIAL TRUST, INC. (UNAUDITED)
  - Pro Forma condensed consolidated balance sheet as of September 30, 1996 with
    accompanying notes and adjustments................................................   F-4
  - Pro Forma condensed consolidated statement of operations for the nine months ended
    September 30, 1996 with accompanying notes and adjustments........................   F-6
  - Pro Forma condensed consolidated statement of operations for the year ended
    December 31, 1995 with accompanying notes and adjustments.........................   F-7
  - Historical As Adjusted condensed consolidated statement of operations for the nine months ended September 30, 1996 with accompanying notes and adjustments...........  F-11
  - Historical As Adjusted condensed consolidated statement of operations for the year ended December 31, 1995 with accompanying notes and adjustments...................  F-13
HISTORICAL FINANCIAL INFORMATION
  MERIDIAN INDUSTRIAL TRUST, INC. -- SEPTEMBER 30, 1996 (UNAUDITED)
  - Consolidated condensed balance sheets as of September 30, 1996 and December 31,
    1995..............................................................................  F-17
  - Consolidated condensed statements of operations for the three months ended
    September 30, 1996 and 1995 and the nine months ended September 30, 1996 and for the period from May 18, 1995 (inception) to September 30, 1995....................  F-18
  - Consolidated condensed statements of cash flows for the nine months ended
    September 30, 1996 and for the period from May 18, 1995 (inception) to September
    30, 1995..........................................................................  F-19
  - Notes to financial statements.....................................................  F-21
  MERIDIAN INDUSTRIAL TRUST, INC. -- DECEMBER 31, 1995
  - Report of independent public accountants..........................................  F-27
  - Balance sheet as of December 31, 1995.............................................  F-28
  - Statement of operations for the period from inception to December 31, 1995........  F-29
  - Statement of stockholders' deficit for the period from inception to December 31,
    1995..............................................................................  F-30
  - Statement of cash flows for the period from inception to December 31, 1995........  F-31
  - Notes to financial statements.....................................................  F-32
  MERGED TRUSTS HISTORICAL COMBINED
  - Report of independent public accountants..........................................  F-36
  - Historical combined balance sheets as of December 31, 1995 and 1994...............  F-37
  - Historical combined statements of operations for the period from January 1, 1996 to February 23, 1996 and for each of the three years in the period ended December
    31, 1995..........................................................................  F-38
  - Historical combined statements of stockholders' equity for the period from January
    1, 1996 to February 23, 1996 and for each of the three years in the period ended
    December 31, 1995.................................................................  F-39
  - Historical combined statements of cash flows for the period from January 1, 1996 to February 23, 1996 and for each of the three years in the period ended December
    31, 1995..........................................................................  F-40
  - Notes to historical combined financial statements.................................  F-42
  - Schedule II -- Historical combined valuation and qualifying accounts..............  F-52
  - Schedule III -- Historical combined real estate and accumulated depreciation......  F-53

                                                                                        PAGE
                                                                                        ----
  THREE ACQUIRED PROPERTIES
  - Report of independent public accountants..........................................  F-55
  - Combined statements of revenue and certain expenses for the period from January 1,
    1996 to the earlier of date of acquisition or September 30, 1996 (unaudited) and for the year ended December 31, 1995..............................................  F-56
  - Notes to combined statements of revenue and certain expenses......................  F-57
  TRUST 83 PROPERTIES
  - Report of independent public accountants..........................................  F-59
  - Combined statements of revenue and certain expenses for each of the three years in the period ended December 31, 1995................................................  F-60
  - Notes to combined statements of revenue and certain expenses......................  F-61

                        MERIDIAN INDUSTRIAL TRUST, INC.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                  (UNAUDITED, IN THOUSANDS, EXCEPT SHARE DATA)

BACKGROUND

     The accompanying unaudited pro forma condensed consolidated balance sheet as of September 30, 1996 has been prepared to reflect (i) the Property Transactions, (ii) the completion of the Offering, and (iii) the paydown of the Unsecured Credit Facility using the net proceeds from the Offering and cash on hand, as if such transactions and adjustments had occurred on September 30, 1996. The accompanying unaudited pro forma condensed consolidated statements of operations have been prepared to reflect (i) the incremental effect of the Property Transactions and completed acquisitions, (ii) the incremental effect of four property dispositions occurring prior to September 30, 1996, (iii) the incremental effects of the paydown of the Unsecured Credit Facility using the net proceeds from the Company's March 1996 offering of 1,500,000 shares of Common Stock, and (iv) the paydown of the Unsecured Credit Facility Paydown using the net proceeds from this Offering and cash on hand, as if such transactions and adjustments had occurred on January 1, 1995.

     These unaudited pro forma condensed consolidated statements should be read in connection with the respective historical as adjusted financial information and notes thereto and historical financial statements and notes thereto included elsewhere in this Prospectus. In the opinion of management, the pro forma condensed consolidated financial information provides for all adjustments necessary to reflect the effects of the Property Transactions and completed acquisitions, property dispositions, March 1996 offering, this Offering, and the paydown of the Unsecured Credit Facility.

     The pro forma condensed consolidated information is unaudited and is not necessarily indicative of the consolidated results that would have occurred if the transactions and adjustments reflected therein had been consummated in the period or on the date presented, or on any particular date in the future, nor does it purport to represent the financial position, results of operations or changes in cash flows for future periods.

                        MERIDIAN INDUSTRIAL TRUST, INC.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1996
                           (UNAUDITED, IN THOUSANDS)

                                                                                       UNSECURED
                                                                                        CREDIT
                                                    PROPERTY                           FACILITY         PRO
                             HISTORICAL (1)     TRANSACTIONS (2)     OFFERING (3)     PAYDOWN (4)      FORMA
                             --------------     ----------------     ------------     -----------     --------
ASSETS
Investments in real estate,
  net......................     $   283,655         $ 55,928           $       --      $       --     $339,583
Cash and cash
  equivalents..............           1,622               --               57,718         (57,840)       1,500
Restricted cash............           1,944               --                   --              --        1,944
Other assets...............           5,479               --                   --              --        5,479
                                   --------          -------              -------        --------     --------
          Total Assets.....     $   292,700         $ 55,928           $   57,718      $  (57,840)    $348,506
                                   ========          =======              =======        ========     ========
LIABILITIES
Mortgage loans.............     $    66,094         $  5,758           $       --      $       --     $ 71,852
Unsecured credit
  facility.................          41,900           50,170                              (57,840)      34,230
Other liabilities..........           9,980               --                   --              --        9,980
                                   --------          -------              -------        --------     --------
          Total
            Liabilities....         117,974           55,928                   --         (57,840)     116,062
                                   --------          -------              -------        --------     --------
STOCKHOLDERS' EQUITY
Common stock and preferred
  stock....................              12               --                    3              --           15
Additional paid-in
  capital..................         176,771               --               57,715              --      234,486
Distributions in excess of
  income...................          (2,057)              --                   --              --       (2,057)
                                   --------          -------              -------        --------     --------
          Total
            Stockholders'
            Equity.........         174,726               --               57,718              --      232,444
                                   --------          -------              -------        --------     --------
                                $   292,700         $ 55,928           $   57,718      $  (57,840)    $348,506
                                   ========          =======              =======        ========     ========

                        MERIDIAN INDUSTRIAL TRUST, INC.

                            NOTES AND ADJUSTMENTS TO
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1996
                           (UNAUDITED, IN THOUSANDS)

(1) Reflects the historical condensed consolidated balance sheet of the Company as of September 30, 1996.

(2) Reflects the purchase of six properties in connection with the Property Transactions which the Company either is currently in the process of acquiring and that the Company's management deems probable of closing or have recently closed. Such property acquisitions aggregate to a cost of approximately $42,666. The Company expects that these acquisitions will initially be funded with draws on its Unsecured Credit Facility, together with assumption of a mortgage in the amount of $5,758.

    Also, reflects the completion of two build-to-suit properties currently in process (the Water's Ridge Drive and Sarah Jane Parkway properties), at an aggregate estimated cost to complete of approximately $13,262. The Company expects to fund the remaining development costs with borrowings under its Unsecured Credit Facility and expects to complete the projects prior to year end.

(3) Reflects completion of the Offering comprising the issuance of 3,400,000 shares of the Company's Common Stock at an Offering price of $18.25 per share resulting in gross proceeds of $62,050. In connection with the Offering, the Company will incur costs of approximately $4,332.

(4) Reflects the paydown of borrowings on the Unsecured Credit Facility with the net proceeds from the Offering and cash on hand of approximately $122.

                        MERIDIAN INDUSTRIAL TRUST, INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                  (UNAUDITED, IN THOUSANDS, EXCEPT SHARE DATA)

                                                  PROPERTY
                                                TRANSACTIONS
                                                     AND                                            UNSECURED
                              HISTORICAL AS       COMPLETED         PROPERTY          PRIOR      CREDIT FACILITY
                               ADJUSTED(1)     ACQUISITIONS(2)   DISPOSITIONS(3)   OFFERING(4)     PAYDOWN(5)       PRO FORMA
                             ---------------   ---------------   ---------------   -----------   ---------------   -----------
REVENUES
Rental revenues............    $    29,246         $ 9,367            $(578)          $  --          $    --       $    38,035
Interest and other
  income...................            631              --             (131)             --               --               500
                                ----------           -----             ----            ----          -------       -----------
          Total Revenue....         29,877           9,367             (709)             --               --            38,535
                                ----------           -----             ----            ----          -------       -----------
EXPENSES
Property operating costs...          3,304             518             (146)             --               --             3,676
Real estate taxes..........          4,160             636              (45)             --               --             4,751
Interest expense...........          5,299           5,819             (280)           (495)          (3,100)            7,243
General and
  administrative...........          3,710              --               --              --               --             3,710
Depreciation and
  amortization.............          3,918           1,626              (70)             --               --             5,474
                                ----------           -----             ----            ----          -------       -----------
          Total operating
            expenses.......         20,391           8,599             (541)           (495)          (3,100)           24,854
                                ----------           -----             ----            ----          -------       -----------
Net income.................          9,486             768             (168)            495            3,100            13,681
Series B preferred
  dividends................         (2,123)             --               --              --               --            (2,123)
                                ----------           -----             ----            ----          -------       -----------
Net income allocable to
  common...................    $     7,363         $   768            $(168)          $ 495          $ 3,100       $    11,558
                                ==========           =====             ====            ====          =======       ===========
Net income per common
  share....................                                                                                        $      0.87
                                                                                                                   ===========
Weighted average common
  shares outstanding.......                                                                                         13,296,806
                                                                                                                   ===========

                        MERIDIAN INDUSTRIAL TRUST, INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                  (UNAUDITED, IN THOUSANDS, EXCEPT SHARE DATA)

                                                   PROPERTY
                                                 TRANSACTIONS
                                  HISTORICAL          AND                                         REPAYMENT OF
                                      AS           COMPLETED         PROPERTY          PRIOR        FACILITY
                                 ADJUSTED(1)    ACQUISITIONS(2)   DISPOSITIONS(3)   OFFERING(4)   BORROWINGS(5)   PRO FORMA
                                 ------------   ---------------   ---------------   -----------   -------------   ----------
REVENUES
Rental revenues................   $   38,103        $13,992           $(1,328)        $    --        $    --      $   50,767
Interest and other income......          713             --              (113)             --             --             600
                                  ----------        -------           -------         -------        -------      ----------
          Total Revenue........       38,816         13,992            (1,441)             --             --          51,367
                                  ----------        -------           -------         -------        -------      ----------
EXPENSES
Property operating costs.......        4,847            870              (274)             --             --           5,443
Real estate taxes..............        5,439            908               (88)             --             --           6,259
Interest expense...............        7,645          8,512              (552)         (1,882)        (4,064)          9,659
General and administrative.....        4,800             --                --              --             --           4,800
Depreciation and
  amortization.................        5,050          2,686              (534)             --             --           7,202
                                  ----------        -------           -------         -------        -------      ----------
          Total operating
            expenses...........       27,781         12,976            (1,448)         (1,882)        (4,064)         33,363
                                  ----------        -------           -------         -------        -------      ----------
Net income.....................       11,035          1,016                 7           1,882          4,064          18,004
Series B preferred dividends...       (2,818)            --                --              --             --          (2,818)
                                  ----------        -------           -------         -------        -------      ----------
Net income allocable to
  common.......................   $    8,217        $ 1,016           $     7         $ 1,882        $ 4,064      $   15,186
                                  ==========        =======           =======         =======        =======      ==========
Net income per common
  share........................                                                                                   $     1.14
                                                                                                                  ==========
Weighted average common shares
  outstanding..................                                                                                   13,296,806
                                                                                                                  ==========

                        MERIDIAN INDUSTRIAL TRUST, INC.

                            NOTES AND ADJUSTMENT TO
           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                      AND THE YEAR ENDED DECEMBER 31, 1995
                           (UNAUDITED, IN THOUSANDS)

     1. Reflects the historical as adjusted operations of the Company, excluding gains and losses on sales of properties and extraordinary items. See the historical as adjusted condensed consolidated statements of operations included elsewhere in this prospectus.

     2. Reflects the incremental effect (i.e., as if such activities had occurred or been completed on January 1, 1995) of the completed acquisitions comprising three properties acquired prior to September 30, 1996 and the Property Transactions comprising, (i) six properties that the Company either is currently in the process of acquiring and that the Company's management deems probable of closing or have closed and (ii) completion of two build-to-suit properties currently in process. Thus, the incremental effect reflects the operations prior to acquisition by the Company of the six acquired properties and the estimated revenues and expenses of the two build-to-suit properties. The estimated revenues of the two build-to-suit properties are based upon signed lease agreements. The incremental depreciation and amortization is based upon estimated asset lives of 35 years. The estimated incremental interest expense is based on pro forma borrowings on the Company's Unsecured Credit Facility consisting of (i) approximately $49,127 used to acquire three properties prior to September 30, 1996, (ii) approximately $36,908 that will be used to fund the six properties that the Company currently is in the process of acquiring or has acquired, and (iii) approximately $5,758 relating to the assumption of a mortgage loan bearing a fixed interest rate of 10% in connection with an acquisition, and (iv) approximately $25,740 relating to development of the two build-to-suit properties (including approximately $13,262 of costs that will be funded subsequent to September 30, 1996). Each of the Unsecured Credit Facility interest adjustments reflects an assumed interest rate of 7.1%.

     The following table sets forth the revenues and certain expenses of the above mentioned properties for the period from January 1, 1996 to the earlier of the date of acquisition or September 30, 1996 and for the year ended December 31, 1995.

                                                                 SEPTEMBER 30, 1996
                                       -----------------------------------------------------------------------
                                                                                               RENTAL REVENUES
                                                                                                  IN EXCESS
                                                                               REAL ESTATE       OF CERTAIN
                                       RENTAL REVENUES     OPERATING COSTS        TAXES           EXPENSES
                                       ---------------     ---------------     -----------     ---------------
Acquisitions:
     Arenth Avenue...................      $   303              $  --             $ (41)           $   262
     Overlake Place..................          403                 (1)              (35)               367
     Crosswind Drive.................        1,882                (13)             (250)             1,619
     Crosswind Drive Expansion.......          686                 --                --                686
     Rustin Avenue...................          384                (35)              (34)               315
     Wanamaker Avenue................          395                (20)              (35)               340
     Crowfarn Drive..................          242                (13)              (30)               199
     Gold River Lane.................        1,031                 (5)               --              1,026
     Mission Oaks Blvd...............        1,116               (352)              (81)               683
     Meyer Circle....................          857                (59)             (130)               668
Developments:
     Water's Ridge Drive.............          866                 (5)               --                861
     Sarah Jane Parkway..............        1,202                (15)               --              1,187
                                            ------              -----             -----             ------
          Totals.....................      $ 9,367              $(518)            $(636)           $ 8,213
                                            ======              =====             =====             ======

                                                                  DECEMBER 31, 1995
                                       -----------------------------------------------------------------------
                                                                                               RENTAL REVENUES
                                                                                                  IN EXCESS
                                                                               REAL ESTATE       OF CERTAIN
                                       RENTAL REVENUES     OPERATING COSTS        TAXES           EXPENSES
                                       ---------------     ---------------     -----------     ---------------
Acquisitions:
     Arenth Avenue...................      $ 1,320              $  --             $(162)           $ 1,158
     Overlake Place..................          828                 --                --                828
     Crosswind Drive.................        2,477                (11)             (333)             2,133
     Crosswind Drive Expansion.......          915                 --                --                915
     Rustin Avenue...................          512                (47)              (45)               420
     Wanamaker Avenue................          526                (27)              (46)               453
     Crowfarn Drive..................          323                (17)              (40)               266
     Gold River Lane.................        1,375                 (6)               --              1,369
     Mission Oaks Blvd...............        1,817               (657)             (108)             1,052
     Meyer Circle....................        1,142                (79)             (174)               889
Developments:
     Water's Ridge Drive.............        1,155                 (6)               --              1,149
     Sarah Jane Parkway..............        1,602                (20)               --              1,582
                                            ------              -----             -----             ------
                                           $13,992              $(870)            $(908)           $12,214
                                            ======              =====             =====             ======

     3. Reflects the disposition of four properties during 1996 (one in May and three in August). The net proceeds from the sales aggregated to approximately $7,769 and were used to repay borrowings under the Company's Unsecured Credit Facility. The net gain on the sales amounted to approximately $177.

     4. Reflects the incremental effect of the Company's March 1996 offering of 1,500,000 shares of Common Stock. The net proceeds of approximately $23,200 and cash on hand were used to repay pro forma borrowings on the Company's Unsecured Credit Facility of approximately $26,505. The estimated interest reduction is based upon an assumed interest rate of 7.1%.

     5. Reflects the repayment of approximately $57,840 of pro forma borrowings under the Company's Unsecured Credit Facility with the net proceeds from the Offering and cash on hand. The estimated interest reduction is based upon an assumed interest rate of 7.1%. Also, reflects a reduction of the unused facility fees on the Company's Unsecured Credit Facility based upon a pro forma unused facility of approximately $40,770 at 0.25%. The Company's Unsecured Credit Facility bears a variable rate of interest at LIBOR plus 1.70%. An increase or decrease of 0.125% (1/8%) in LIBOR will result in an annual increase or decrease in pro forma interest expense of $43.

     6. Pro forma taxable income for the twelve months ended September 30, 1996 is approximately $15,001.

                        MERIDIAN INDUSTRIAL TRUST, INC.

      HISTORICAL AS ADJUSTED CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                  (UNAUDITED, IN THOUSANDS, EXCEPT SHARE DATA)

BACKGROUND

     The accompanying unaudited historical as adjusted condensed consolidated statements of operations for the nine months ended September 30, 1996 and for the year ended December 31, 1995 has been prepared to reflect (i) the respective historical results of the Merged Trusts and the Trust 83 Properties for the respective periods, (ii) the incremental effects of the Merger, the Refinancing and the Recapitalization on the historical results of the Merged Trusts and the Trust 83 Properties, and (iii) the historical results of the Company, to reflect the post-Merger operations of the Company as if such transactions and adjustments had occurred on January 1, 1995. The Merger, Asset Purchase and Refinancing each closed concurrently on February 23, 1996. In the opinion of management, the historical as adjusted condensed consolidated financial information provides for all adjustments necessary to reflect the effects of the Merger, the Asset Purchase and the Refinancing.

     These unaudited historical as adjusted condensed consolidated statements should be read in connection with the historical financial statements and notes thereto included elsewhere in this Prospectus. In the opinion of management, the historical as adjusted condensed consolidated financial information provides for all adjustments necessary to reflect the effects of the disposition and acquisition of certain properties during 1995, the Recapitalization, the Merger, the Asset Purchase and the Refinancing.

     The historical as adjusted condensed consolidated financial information is unaudited and is not necessarily indicative of the consolidated results that would have occurred if the transactions reflected therein had been consummated in the period presented, or on any particular date in the future, nor does it purport to represent the financial position, results of operations or changes in cash flows for future periods.

                        MERIDIAN INDUSTRIAL TRUST, INC.

     HISTORICAL AS ADJUSTED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                  (UNAUDITED, IN THOUSANDS, EXCEPT SHARE DATA)

                                        JANUARY 1, 1996 TO FEBRUARY 23, 1996
                    ------------------------------------------------------------------------
                    MERGED TRUSTS                                              HISTORICAL AS
                     HISTORICAL        ASSET                                     ADJUSTED                      HISTORICAL AS
                     COMBINED(1)    PURCHASE(2)   MERGER(3)   REFINANCING(4)   MERGED TRUSTS   HISTORICAL(5)     ADJUSTED
                    -------------   -----------   ---------   --------------   -------------   -------------   -------------
REVENUES
Rental
revenues...........    $ 4,997         $ 785       $    --        $   --          $ 5,782         $23,464           $29,246
Interest and other
  income...........        161             1            --            --              162             469               631
                       -------         -----       -------        ------          -------         -------           -------
  Total
    Revenue........      5,158           786            --            --            5,944          23,933            29,877
                       -------         -----       -------        ------          -------         -------           -------
EXPENSES
Property operating
  costs............        912           216          (308)           --              820           2,484             3,304
Real estate
  taxes............        812            79            --            --              891           3,269             4,160
Interest
  expense..........      1,506           234            --          (609)           1,131           4,168             5,299
General and
  administrative...      1,162            --          (452)           --              710           3,000             3,710
Depreciation and
  amortization.....      1,308           208          (832)           --              684           3,234             3,918
                       -------         -----       -------        ------          -------         -------           -------
  Total operating
    expenses.......      5,700           737        (1,592)         (609)           4,236          16,155            20,391
                       -------         -----       -------        ------          -------         -------           -------
Net income.........       (542)           49         1,592           609            1,708           7,778             9,486
Series B preferred
  dividends........         --            --            --          (417)            (417)         (1,706)           (2,123)
                       -------         -----       =------        ------          -------         -------           -------
Net income
  allocable to
  common...........    $  (542)        $  49       $ 1,592        $  192          $ 1,291         $ 6,072           $ 7,363
                       =======         =====       =======        ======          =======         =======           =======

                        MERIDIAN INDUSTRIAL TRUST, INC.

                NOTES AND ADJUSTMENTS TO HISTORICAL AS ADJUSTED
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                           (UNAUDITED, IN THOUSANDS)

     1. Reflects the historical operations of the Merged Trusts on a combined basis for the period from January 1, 1996 to the Merger date of February 23, 1996, excluding gains and losses on sales of properties and extraordinary items.

     2. Reflects the historical operations of the Trust 83 Properties in connection with the Asset Purchase for the period from January 1, 1996 to the Merger date of February 23, 1996, excluding gains and losses on sales of properties and extraordinary items.

     3. Reflects the incremental effects of purchase accounting as a result of the Merger, together with certain cost adjustments, which result in a decrease in historical as adjusted expenses for the nine months ended September 30, 1996 as follows: (i) a reduction of depreciation expense of $832 resulting from the purchase accounting to record the Merger (historical as adjusted depreciation expense has been calculated on a straight line basis using average useful lives of 35 years) and (ii) a decrease in general and administrative expenses of $760 comprising a decrease in general and administrative expenses allocated to property operating costs of $308 and a decrease in corporate office costs of $452. The reduction reflects a decrease in personnel costs, including salaries and benefits and a reduction in other administrative expenses, including accounting, legal and occupancy costs.

     4. Reflects the pay down and retirement of $59,983 of the Company's debt using certain proceeds from (i) the $35,000 private placement of 2,272,277 shares of Series B Preferred Stock completed concurrent with the Asset Purchase and (ii) $26,505 in borrowings on the Company's Unsecured Credit Facility. The net reduction in interest expense resulting from the debt retirements is comprised of the following:

                                                                              PERIOD FROM
                                                                          JANUARY 1, 1996 TO
                                                                           FEBRUARY 23, 1996
                                                                          -------------------
    Decrease resulting from repayment of $59,983 in debt bearing
      interest rates ranging from 8.19% to 10.65%.......................         $(924)
    Decrease in loan fee amortization resulting from debt repayment.....           (13)
    Increase in interest expense on the Unsecured Credit Facility
      borrowings of $26,505 at 7%.......................................           274
      Unsecured Credit Facility fees and amortization...................            54
                                                                                 -----
              Net reduction.............................................         $(609)
                                                                                 =====

     5. Reflects the historical operations of the Company for the period from January 1, 1996 to September 30, 1996, excluding gains and losses on sales and extraordinary items.

     6. Historical as adjusted taxable income for the twelve months ended September 30, 1996 is approximately $10,643.

                        MERIDIAN INDUSTRIAL TRUST, INC.

     HISTORICAL AS ADJUSTED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                  (UNAUDITED, IN THOUSANDS, EXCEPT SHARE DATA)



                                         MERGED TRUSTS    PROPERTY    RECAPITAL-                         ASSET
                             HISTORICAL   HISTORICAL    TRANSACTIONS   IZATION                          PURCHASE
                                (1)       COMBINED(2)       (3)          (4)      MERGER(5)  SUB-TOTAL    (6)
                             ----------  -------------  ------------  ----------  ---------  ---------  --------
REVENUES
Rentals from real estate
  investments..............  $     --      $33,583       $  (45)      $    --     $   --     $33,538    $4,565
Interest and other.........        33        1,014           --            --       (350)        697        16
                              -------      -------       ------       -------     ------     -------    ------
 Total Revenues............        33       34,597          (45)           --       (350)     34,235     4,581
                              -------      -------       ------       -------     ------     -------    ------
EXPENSES
Interest expense...........        --       10,005          236        (1,024)        --       9,217     1,642
Property taxes.............        --        4,971          (46)           --         --       4,925       514
Property operating costs...        --        5,761         (252)           --     (1,530)      3,979       868
General and administrative.     1,326        3,012           --            --        462       4,800        --
Provision for decrease
  in net realizable value..        --        1,275       (1,275)           --         --          --        --
Depreciation and
  amortization.............        --        8,721          (98)           --     (4,141)      4,482       568
                              -------      -------       ------       -------     ------     -------    ------
 Total Expenses............     1,326       33,745       (1,435)       (1,024)    (5,209)     27,403     3,592
                              -------      -------       ------       -------     ------     -------    ------
Net Income (Loss)..........    (1,293)         852        1,390         1,024      4,859       6,832       989
Preferred dividends(9).....       (29)          --           --            --         29          --        --
                              -------      -------       ------       -------     ------     -------    ------
Net income allocable to
  common...................  $ (1,322)     $   852       $1,390       $ 1,024     $4,888     $ 6,832    $  989
                             ========      =======       ======       =======     ======     =======    ======



                                   REFINANCING
                              ----------------------
                               PRIVATE    UNSECURED
                              PLACEMENT    CREDIT     HISTORICAL AS
                                 (7)     FACILITY(8)    ADJUSTED
                              ---------  -----------  -------------
REVENUES
Rentals from real estate
  investments..............   $    --      $  --        $  38,103
Interest and other.........        --         --              713
                              -------      -----        ---------
 Total Revenues............        --         --           38,816
                              -------      -----        ---------
EXPENSES
Interest expense...........    (3,219)         5            7,645
Property taxes.............        --         --            5,439
Property operating costs...        --         --            4,847
General and administrative.        --         --            4,800
Provision for decrease
  in net realizable value..        --         --               --
Depreciation and
  amortization.............        --         --            5,050
                              -------      -----        ---------
 Total Expenses............    (3,219)         5           27,781
                              -------      -----        ---------
Net Income (Loss)..........     3,219         (5)          11,035

Preferred dividends(9).....    (2,818)        --           (2,818)
                              -------      -----        ---------
Net income allocable to
  common...................   $   401      $  (5)       $   8,217
                              =======      =====        =========

                        MERIDIAN INDUSTRIAL TRUST, INC.

                NOTES AND ADJUSTMENTS TO HISTORICAL AS ADJUSTED
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                           (UNAUDITED, IN THOUSANDS)

     1. Reflects the historical operations of the Company for the period from inception (May 18, 1995) to December 31, 1995 included elsewhere in this Prospectus.

     2. Reflects the Merged Trusts historical combined statement of operations included elsewhere in this Prospectus.

     3. Reflects the incremental effect on operations from the July 1995 disposition of the Paradise Marketplace resulting in a net increase in income from operations of $1,280 (such increase in net income is primarily attributable to the historical as adjusted elimination of the provision for decrease in net realizable value recorded in 1995 prior to the sale of the Paradise Marketplace). Proceeds from the sale of the Paradise Marketplace were used to pay down the long-term debt facilities, resulting in a decrease in interest expense of $207. Also reflects the incremental effect of the November 8, 1995 acquisition of the Olive Branch Distribution Center which results in a net increase in income from operations of $110 representing the estimated results of operations prior to acquisition. The Company owns the adjacent property, Olive Branch, which is occupied by the same tenant. The estimated revenues are based upon the executed lease agreement that provides for monthly base rent of $70 and reimbursement of operating expenses, estimated to be approximately $5 per month. Estimated annual operating expenses of $58, including repairs and maintenance and management fees, are based on the actual operating costs at the adjacent Olive Branch Property. The adjustments relating to the Olive Branch Distribution Center also reflect estimated interest expense of $414 relating to interest on the $6,700 bridge loan used to purchase the property, at LIBOR plus 2.00% (7.72% at December 31, 1995), and amortization of loan fees of $29 over the one year term of the bridge loan. The estimated depreciation and amortization expense relating to the Olive Branch Distribution Center has been calculated on a straight line basis using an average useful life of 35 years.

     4. Reflects the Recapitalization of the Merged Trusts on May 31, 1995, involving respective equity investments by Hunt and USAA in the Merged Trusts. The net proceeds from these equity investments of $24,684 and available cash of $2,233 were used to pay down principal and restructure the Merged Trusts' variable rate and fixed rate long-term debt facilities by $10,588 and $16,329, respectively. Accordingly, the historical as adjusted consolidated statement of operations reflects a net reduction of interest for the period prior to the May 31, 1995 Recapitalization date comprised of the following:

                                                                              YEAR ENDED
                                                                           DECEMBER 31, 1995
                                                                           -----------------
    Reduction resulting from pay downs of variable rate facility of
      $10,588 at 7.56% for 1995..........................................       $  (333)
    Reduction resulting from pay downs of fixed rate facility of $16,329
      at 8.33% for 1995..................................................          (567)
    Reduction resulting from other pay downs of $1,405 at 13.00% for
      1995...............................................................           (76)
    Reduction resulting from write-off of old loan fees..................          (336)
    Increase resulting from interest rate increase on variable rate facility based upon balance of $26,505 at an incremental increase
      of 0.60% for 1995..................................................            67
    Increase resulting from interest rate increase on fixed rate facility
      based upon $66,094 at an incremental increase of 0.41% for 1995....           113
    New loan fee amortization............................................           108
                                                                                -------
              Net reduction..............................................       $(1,024)
                                                                                =======

                        MERIDIAN INDUSTRIAL TRUST, INC.

                NOTES AND ADJUSTMENTS TO HISTORICAL AS ADJUSTED
         CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS -- (CONTINUED)

     As a result of the above adjustments, the historical as adjusted condensed consolidated statement of operations reflects interest expense on the variable rate long-term debt facility and the fixed rate facility, based upon the remaining balance after the paydowns, at the interest rates in effect at the date of Recapitalization of 8.19% and 8.63%, respectively. Trust IV had an interest rate cap agreement which caps the one month LIBOR at 4.50%. The rate cap is based upon $18,620 for the period July 1, 1995 to December 31, 1995 and upon $11,170 for the period from January 1, 1996 through its expiration on June 28, 1996. The agreement provides for payments to Trust IV to the extent that the one month LIBOR exceeds 4.5%. The agreement was transferred to the Company upon completion of the Merger. For the year ended December 31, 1995 Trust IV received $377 under the interest rate cap agreement.

     5. Reflects the effects of purchase accounting as a result of the Merger, together with certain cost adjustments, which result in a decrease in historical as adjusted interest income due to lower cash balances to be maintained by the Company than historically maintained by the Merged Trusts, and a decrease in historical as adjusted expenses for the year ended December 31, 1995 as follows:
(i) a reduction of depreciation expense of $4,141 resulting from the purchase accounting to record the Merger (historical as adjusted depreciation expense has been calculated on a straight line basis using average useful lives of 35 years) and (ii) a net decrease in general and administrative expenses of $1,068, comprising a decrease in general and administrative expenses allocated to property operating costs of $1,530, partially offset by an increase in corporate office costs of $462. The net change is primarily the result of decreases to reflect the nonrecurring bonuses and nonqualified stock options compensation recorded by the Merged Trusts and the Company during 1995, respectively, partially offset by an increase in personnel costs, including salaries and benefits, net of a reduction in other administrative expenses, including accounting, legal and occupancy costs.

     6. Represents the revenues and certain expenses of the Trust 83 Properties purchased by the Company in the Asset Purchase. The historical as adjusted adjustments for the year ended December 31, 1995 also reflect historical as adjusted depreciation of such properties on a straight line basis using average estimated useful lives of 35 years of $568 and historical as adjusted interest expense of $1,642 on the mortgage debt of $16,349 assumed by the Company in connection with the Asset Purchase. The debt assumed includes four mortgages with fixed interest rates ranging from 8.50% to 10.63%, one mortgage with a variable rate of Treasury Bills plus 3.00% (8.56% at December 31, 1995), and one mortgage with a variable rate of Prime plus 1.00% (9.50% at December 31, 1995). The six mortgages have maturity dates ranging from March 1996 to September 2009. The historical as adjusted interest expense on the mortgages assumed has been based upon actual amounts incurred by Trust 83 during 1995.

     7. Reflects the pay down and retirement of $33,478 of the Company's debt using proceeds from the $35,000 Private Placement completed concurrent with the Asset Purchase. The net reduction in interest expense resulting from the debt retirements is comprised of the following:

                                                                          YEAR ENDED
                                                                       DECEMBER 31, 1995
                                                                       -----------------
        Decrease resulting from repayment of mortgage notes payable of $26,778 bearing interest at various rates ranging from
          8.22% to 10.65% during 1995................................       $(2,660)
        Decrease resulting from repayment of bridge loan of $6,700
          bearing interest at 7.81% for 1995.........................          (523)
        Decrease in loan fee amortization............................           (36)
                                                                            -------
        Net reduction................................................       $(3,219)
                                                                            =======

     The debt retirements resulted in an extraordinary loss of $29.

                        MERIDIAN INDUSTRIAL TRUST, INC.

                NOTES AND ADJUSTMENTS TO HISTORICAL AS ADJUSTED
         CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS -- (CONTINUED)

     8. Reflects a net increase in interest expense associated with the retirement of the Company's variable rate long-term debt facility using $26,505 in proceeds from borrowings on the Unsecured Credit Facility. Prior to the April 3, 1996 offering, the Unsecured Credit Facility provided for a maximum borrowing amount of $50,000, bore interest at LIBOR plus 1.70% (7.00% at February 23, 1996), matured in February 1998, and provided for fees on the unused facility of 25 basis points to the extent that less than 65% of the facility is used and 15 basis points to the extent that more the 65% of the facility is used. The net increase in interest expense is comprised of the following:

                                                                          YEAR ENDED
                                                                       DECEMBER 31, 1995
                                                                       -----------------
        Decrease resulting from repayment of variable rate long-term debt facility of $26,505 bearing interest at 8.19% for
          1995.......................................................       $(2,178)
        Decrease in loan fee amortization due to retirements.........           (54)
        Interest expense on Unsecured Credit Facility borrowings of
          $26,505 bearing interest at 7.00%..........................         1,855
        Amortization of loan fees on Unsecured Credit Facility.......           308
        Agency fees..................................................            15
        Estimated unused facility fees based upon a historical as
          adjusted unused facility balance of $23,495................            59
                                                                            -------
        Increase in interest expense.................................       $     5
                                                                            =======

     The historical as adjusted increase in loan fee amortization reflects (i) amortization of $615 of loan fees and costs associated with the Unsecured Credit Facility over the two year term of the Unsecured Credit Facility and (ii) amortization of $130 of fees and costs associated with changes in the collateral pool securing the fixed rate long-term debt facility over the 10 year term of the fixed rate long-term debt facility. The historical as adjusted agency fees represent fees paid to the lead lender on the Unsecured Credit Facility and have been based upon the terms of the Unsecured Credit Facility. The debt retirements result in an extraordinary loss of $89.

     The Unsecured Credit Facility will be subject to changes in LIBOR. An increase or decrease of 0.125% ( 1/8%) in LIBOR will result in an annual increase or decrease in interest expense of $33.

     9. Reflects the accrual of preferred stock dividends on the Series B Preferred Stock issued in connection with the private placement of 2,272,277 shares of Series B Preferred Stock. The Series B Preferred Stock has an initial dividend rate of $1.24 per share.

     10. Pro forma taxable income for the year ended December 31, 1995 is $15,169.

                        MERIDIAN INDUSTRIAL TRUST, INC.

                     CONSOLIDATED CONDENSED BALANCE SHEETS
                 AS OF SEPTEMBER 30, 1996 AND DECEMBER 31, 1995
                  (UNAUDITED, IN THOUSANDS, EXCEPT SHARE DATA)

                                                                            1996        1995
                                                                          --------     -------
                                            ASSETS
INVESTMENT IN REAL ESTATE:
Rental Properties Held for Investment...................................  $263,761     $   300
Less: Accumulated Depreciation..........................................    (2,819)         --
                                                                          --------      ------
                                                                           260,942         300
Rental Properties Held for Sale, Net of Accumulated Depreciation of $272
  at September 30, 1996.................................................    22,713          --
                                                                          --------      ------
  Total Investment in Real Estate.......................................  $283,655     $   300
                                                                          --------      ------
OTHER ASSETS:
Cash and Cash Equivalents...............................................     1,622         475
Restricted Cash.........................................................     1,944          --
Investment in Marketable Securities.....................................        --       2,607
Accounts Receivable, Net of Reserves of $459 at September 30, 1996......     1,361          --
Capitalized Loan Fees, Lease Commissions and Other Assets, Net..........     4,118         342
                                                                          --------      ------
          TOTAL ASSETS..................................................  $292,700     $ 3,724
                                                                          ========      ======
                             LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Mortgage Loan...........................................................  $ 66,094     $    --
Unsecured Credit Facility...............................................    41,900          --
Notes Payable to Affiliates.............................................        --         750
Accrued Dividends Payable...............................................     3,514          29
Accounts Payable........................................................     4,518          10
Due to Affiliate........................................................        --         232
Short-Term Loan Payable.................................................        --       2,351
Prepaid Rent, Tenant Deposits and Other Liabilities.....................     1,948          66
                                                                          --------      ------
          Total Liabilities.............................................   117,974       3,438
                                                                          --------      ------
Redeemable Series A Preferred Stock -- Par value $0.001; fully redeemed at September 30, 1996; 1,000,000 shares issued and outstanding at
  December 31, 1995.....................................................        --       1,000
                                                                          --------      ------
STOCKHOLDERS' EQUITY:
Authorized Shares -- 175,000,000 shares of Common Stock and 25,000,000 shares of Preferred Stock authorized, each with par value of $0.001;
  9,684,570 and 900 shares of Common Stock issued and outstanding at
  September 30, 1996 and December 31, 1995, respectively; and 2,272,727 shares of Series B Preferred Stock issued and outstanding at September
  30, 1996 with a liquidation preference of $35,000.....................        12           1
Paid-in Capital.........................................................   176,771         607
Distributions in Excess of Income.......................................    (2,057)     (1,322)
                                                                          --------      ------
          TOTAL STOCKHOLDERS' EQUITY....................................   174,726        (714)
                                                                          --------      ------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY....................  $292,700     $ 3,724
                                                                          ========      ======

        The accompanying notes are an integral part of these statements

                        MERIDIAN INDUSTRIAL TRUST, INC.

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND
       FOR THE PERIOD FROM MAY 18, 1995 (INCEPTION) TO SEPTEMBER 30, 1995
                  (UNAUDITED, IN THOUSANDS, EXCEPT SHARE DATA)

                                                    THREE MONTHS ENDED        NINE MONTHS ENDED
                                                       SEPTEMBER 30,            SEPTEMBER 30,
                                                   ---------------------     --------------------
                                                    1996         1995         1996         1995
                                                   -------     ---------     -------     --------
REVENUES:
Rentals from Real Estate Investments.............  $10,092     $      --     $23,464     $     --
Interest and Other Income........................       85            14         469           19
                                                   -------      --------     -------     --------
          TOTAL REVENUES.........................   10,177            14      23,933           19
                                                   -------      --------     -------     --------
EXPENSES:
Interest Expense.................................    1,631            --       4,168           --
Property Taxes...................................    1,373            --       3,269           --
Property Operating Costs.........................    1,170            --       2,484           --
General and Administrative.......................    1,212           213       3,000          213
Depreciation and Amortization....................    1,391            --       3,234           --
                                                   -------      --------     -------     --------
          TOTAL EXPENSES.........................    6,777           213      16,155          213
                                                   -------      --------     -------     --------
Income (Loss) Before Gain on Sale of Property and
  Extraordinary Item.............................    3,400          (199)      7,778         (194)
Gain on Sale of Property.........................      170            --         177           --
                                                   -------      --------     -------     --------
Income (Loss) Before Extraordinary Item..........    3,570          (199)      7,955         (194)
Extraordinary Item -- Expenses Incurred in
  Connection with Debt Retirements...............       --            --        (411)          --
                                                   -------      --------     -------     --------
          NET INCOME (LOSS)......................  $ 3,570     $    (199)    $ 7,544     $   (194)
                                                   =======      ========     =======     ========
Net Income (Loss)................................  $ 3,570     $    (199)    $ 7,544     $   (194)
Less: Preferred Dividends Declared...............     (706)          (17)     (1,706)         (17)
                                                   -------      --------     -------     --------
          NET INCOME (LOSS) ALLOCABLE TO
            COMMON...............................  $ 2,864     $    (216)    $ 5,838     $   (211)
                                                   =======      ========     =======     ========
NET INCOME (LOSS) PER WEIGHTED AVERAGE
  COMMON SHARE:
Income (Loss) Per Common Share Before
  Extraordinary Item.............................  $  0.29     $ (240.00)    $  0.82     $(234.44)
Extraordinary Item...............................       --            --       (0.05)          --
                                                   -------      --------     -------     --------
NET INCOME (LOSS) ALLOCABLE TO COMMON PER
  WEIGHTED AVERAGE COMMON SHARE OUTSTANDING......  $  0.29     $ (240.00)    $  0.77     $(234.44)
                                                   =======      ========     =======     ========

        The accompanying notes are an integral part of these statements

                        MERIDIAN INDUSTRIAL TRUST, INC.

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND
       FOR THE PERIOD FROM MAY 18, 1995 (INCEPTION) TO SEPTEMBER 30, 1995
                           (UNAUDITED, IN THOUSANDS)

                                                                                       1996       1995
                                                                                     --------     -----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)..................................................................  $  7,544     $(194)
  Adjustments to reconcile net income to cash provided by operating activities:
     Depreciation..................................................................     3,185        --
     Amortization..................................................................       350        --
     Straight Line Rent............................................................      (748)       --
     Gain on Sale of Property......................................................      (177)       --
     Extraordinary Item -- Expenses Incurred in Connection with Debt Retirements...       411        --
     Decrease in Restricted Cash...................................................     5,507        --
     Decrease in Accounts Receivable...............................................       802        --
     Increase in Accounts Payable..................................................     1,585        --
     (Decrease) Increase in Due to Affiliates......................................      (480)      121
     Increase in Other Assets......................................................       (74)       --
     (Decrease) Increase in Prepaid Rent and Other Liabilities.....................    (3,114)       19
                                                                                     --------     -----
Net Cash Provided by (Used in) Operating Activities................................    14,791       (54)
                                                                                     --------     -----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash Contributed by Merged Trusts................................................    11,892        --
  Receipt of Note Receivable From Affiliate........................................       720        --
  Net Cash Received from Property Disposition......................................     7,794        --
  Net Cash Paid in Connection with Asset Purchase..................................    (3,257)       --
  Redemption of Series A Preferred Stock and Accrued Dividends Payable.............       (83)       --
  Acquisition of Rental Properties.................................................   (48,773)       --
  Land Acquisition and Property Development Costs..................................   (14,218)       --
  Recurring Building Improvements..................................................      (741)       --
  Recurring Tenant Improvements....................................................      (539)       --
  Recurring Leasing Commissions....................................................      (885)       --
  Maturity of Short-Term Investment................................................     2,607        --
  Purchase of Personal Property....................................................      (258)       --
                                                                                     --------     -----
Net Cash Used in Investing Activities..............................................   (45,741)       --
                                                                                     --------     -----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Capitalized Loan Fees............................................................      (536)       --
  Retirement of Notes Payable to Affiliates........................................      (750)       --
  Debt Retirements.................................................................   (59,408)       --
  Payoff of Short-Term Loan Payable................................................    (2,351)       --
  Borrowings under Unsecured Credit Facility.......................................    75,400        --
  Repayment of Borrowings under Unsecured Credit Facility..........................   (33,500)       --
  Distributions Paid to Stockholders...............................................    (4,793)       --
  Proceeds from the Issuance of Common and Preferred Stock, Net....................    58,035     1,014
                                                                                     --------     -----
Net Cash Provided by Financing Activities..........................................    32,097     1,014
                                                                                     --------     -----
NET INCREASE IN CASH AND CASH EQUIVALENTS..........................................     1,147       960
Cash and Cash Equivalents -- Beginning of Period...................................       475        --
                                                                                     --------     -----
CASH AND CASH EQUIVALENTS -- END OF PERIOD.........................................  $  1,622     $ 960
                                                                                     ========     =====
Cash Paid for Interest.............................................................  $  3,530     $  --
                                                                                     ========     =====

        The accompanying notes are an integral part of these statements

                        MERIDIAN INDUSTRIAL TRUST, INC.

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND
       FOR THE PERIOD FROM MAY 18, 1995 (INCEPTION) TO SEPTEMBER 30, 1995
                           (UNAUDITED, IN THOUSANDS)

                                                                          1996          1995
                                                                        ---------     --------
SUPPLEMENTAL SCHEDULE OF NON-CASH TRANSACTIONS:
Merger Transaction:
  Acquisition Cost Allocated to Investment in Real Estate.............  $ 203,489     $     --
  Restricted Cash.....................................................      5,551           --
  Receivables, Net....................................................      2,889           --
  Note Receivable from Affiliate......................................        720           --
  Capitalized Loan Fees...............................................        992           --
  Cancellation of Redeemable Series A Preferred Stock.................        960           --
  Mortgage Loan Assumed...............................................    (66,094)          --
  Other Long-Term Debts Assumed.......................................    (43,191)          --
  Accounts Payable Assumed............................................     (2,869)          --
  Shares of Common Stock Issued, at Par Value.........................         (8)          --
  Paid-in Capital.....................................................   (109,842)          --
  Other Net Liabilities Assumed.......................................     (4,489)          --
Asset Purchase Transaction:
  Acquisition Cost Allocated to Investment in Real Estate.............     26,342           --
  Restricted Cash Applied to Debt Payment.............................        117           --
  Mortgage Notes Payable Assumed......................................    (16,334)          --
  Paid-in Capital of Common Shares Issued.............................     (6,392)          --
  Accrued Closing Costs and Pro-rated Items...........................       (476)          --
Property Acquisitions:
  Purchase Price......................................................     49,073           --
  Land for Build-to-Suit Facilities...................................      2,301           --
  Deposit Applied to Purchase Price...................................       (300)          --
Property Dispositions:
  Net Basis...........................................................     (7,807)          --
  Other Assets, Net of Other Liabilities..............................        190           --

        The accompanying notes are an integral part of these statements

                        MERIDIAN INDUSTRIAL TRUST, INC.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 1996
                  (UNAUDITED, IN THOUSANDS, EXCEPT SHARE DATA)

1. ORGANIZATION.

     Meridian Industrial Trust, Inc. (the "Company") was incorporated in the state of Maryland on May 18, 1995. The Company is a self-administered and self-managed operating company engaged primarily in the business of owning, developing, acquiring, leasing and managing income-producing warehouse/distribution and light industrial properties. At September 30, 1996, the Company's principal asset is its portfolio of 53 warehouse/distribution and 25 light industrial properties and seven retail properties.

     On February 23, 1996, the Company merged with Meridian Point Realty Trust IV Co., Meridian Point Realty Trust VI Co. and Meridian Point Realty Trust VII Co. ("Trust IV," "Trust VI" and "Trust VII," respectively; collectively referred to as the "Merged Trusts"), with the Company as the surviving entity (that transaction is referred to below as the "Merger"). In addition, concurrent with the Merger, the Company acquired certain properties, and assumed certain mortgage notes and other liabilities, from Meridian Point Realty Trust '83 ("Trust 83") (that transaction is referred to below as the "Asset Purchase").

     Concurrent with the closing of the Merger and Asset Purchase, the Company closed a private placement of preferred stock (the "Preferred Stock Private Placement") and entered into an unsecured credit facility (the "Unsecured Credit Facility"). The Preferred Stock Private Placement consisted of the issuance of 2,272,727 shares of Series B convertible preferred stock, par value $0.001 per share ("Series B Preferred Stock"), at $15.40 per share for gross proceeds of $35,000. The Unsecured Credit Facility provides for a maximum borrowing amount of $75,000 and is intended to provide the Company with funds for property development, acquisitions and working capital needs.

     Prior to February 23, 1996, the Company had no operations other than interest on its investments and general and administrative expenses.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

     (A) USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (B) CASH AND CASH EQUIVALENTS. The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

     (C) INCOME TAXES. The Company intends to make an election to be taxed as a real estate investment trust ("REIT") for federal income tax purposes for the tax year ended December 31, 1996. To qualify for REIT status, the Company must meet a number of ongoing organizational and operational requirements. If the Company satisfies those REIT requirements, it generally will not be subject to federal income tax to the extent it currently distributes all of its net taxable income (including net capital gains) to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to certain state and federal taxes imposed on its income and properties. The Company does not intend to seek a ruling from the Internal Revenue Service regarding its status as a REIT.

     (D) NET INCOME (LOSS) PER SHARE. Net income (loss) per share is calculated by dividing net income, after deduction of preferred stock dividends declared, by the weighted average number of shares of common stock outstanding during the period. The weighted average number of common shares outstanding was 9,715,982 and 7,626,801 for the three and nine months ended September 30, 1996, respectively. Such shares include the dilutive effects of shares issuable by the Company pursuant to an agreement with one of its

                        MERIDIAN INDUSTRIAL TRUST, INC.

stockholders. The weighted average number of common shares outstanding was 900 for the period from May 18, 1995 (Inception) to September 30, 1995 (see Note 5).

     (E) CAPITALIZED COSTS. Capitalized costs consist of loan fees and leasing commissions. Capitalized loan fees are amortized into interest expense on a straight-line basis over the term of the respective debt. Lease commissions are amortized into depreciation and amortization expense on a straight-line basis over the term of the respective lease.

3. INVESTMENT IN REAL ESTATE.

     In accordance with generally accepted accounting principles, the Company has accounted for the Merger and Asset Purchase using the purchase method (see
Note 9). As a result, the assets and liabilities acquired in connection with the Merger and Asset Purchase are recorded at their "acquisition cost," representing the fair value of the consideration surrendered and liabilities assumed. The acquisition cost was then allocated to all identifiable assets based upon their individual estimated fair market values. The following is a summary of the acquisition cost recorded in connection with the Merger and Asset Purchase:

    Fair value of the Company's common stock valued at $16.375 per share, based upon the average of the closing price of the Company's common stock for the first five post-Merger trading days, issued to the Merged
      Trusts' shareholders other than Hunt Realty Acquisitions, L.P., a
      Delaware partnership ("Hunt") and USAA Real Estate Company, a Delaware
      corporation ("USAA")....................................................  $ 72,677
    Fair value of the Company's common stock totaling 390,360 shares, valued
      at $16.375 per share, issued to Trust 83................................     6,392
    Common stock issued to Hunt and USAA valued at the consideration they paid
      for their interests in the Merged Trusts................................    37,173
    Cash consideration paid to Trust 83 in connection with the Asset Purchase
      before pro-rated items..................................................     3,600
    Liabilities of the Merged Trusts and Trust 83 assumed by the Company upon
      consummation of the Merger and Asset Purchase...........................   133,453
    Closing and other accrued costs incurred in connection with the Merger and
      Asset Purchase..........................................................       204
                                                                                --------
    Acquisition cost basis....................................................   253,499
    Acquisition cost basis allocated to assets other than Investment in Real
      Estate..................................................................   (23,668)
                                                                                --------
    Acquisition cost basis allocated to Investment in Real Estate as a result of the Merger and Asset Purchase........................................  $229,831
                                                                                ========

     Investments in Real Estate are depreciated over 35 years using the straight-line method. Expenditures for maintenance, repairs and improvements which do not materially prolong the normal useful life of an asset are charged to operations as incurred. Tenant improvements are capitalized and amortized on a straight-line basis over the respective lease term.

     At September 30, 1996, the Company has entered into contracts for sales of three retail properties: Golden Cove Center, Meridian Village and Seatac Village. In addition, the Company is actively marketing for sale the Birmingham 1 & 2, and Park Ten Center properties. The net proceeds from the sales of these properties will be used to pay down the Unsecured Credit Facility. As of September 30, 1996, the net book value of the real estate held for sale is $22,713.

                        MERIDIAN INDUSTRIAL TRUST, INC.

4. DEBT.

     The Company has a fixed rate facility which it acquired in connection with the Merger (the "Mortgage Loan"). The Mortgage Loan bears interest at the annual rate of 8.63%, requires interest only payments until its maturity in 2005 and is secured by a pool of the Company's properties with a net book value of $139,554 as of September 30, 1996.

     Concurrent with the Merger, the Company closed on the Unsecured Credit Facility. The facility bears interest at LIBOR plus 1.7% per annum (7.1% at September 30, 1996), requires interest only payments until maturity in February 1998, and provides for an annual fee on the unused facility of 25 basis points to the extent that less than 65% of the facility is used and 15 basis points to the extent that more than 65% of the facility is used. The Unsecured Credit Facility provides for a maximum borrowing amount of $75,000.

     During the nine months ended September 30, 1996, the Company borrowed $75,400 the Unsecured Credit Facility and used the proceeds therefrom to payoff debt acquired in connection with the Merger and Asset Purchase and fund property acquisitions.

     Also during the nine months ended September 30, 1996, the Company repaid borrowings under the Unsecured Credit Facility totaling $33,500 using the net proceeds received from: (i) the April 3, 1996 offering of 1,500,000 shares of the Company's common stock (the "Common Stock"), par value $0.001 per share (see
Note 5); and (ii) proceeds received from the sales of Progress Centers I and II, 8215 Highway Building and Moorpark R & D Building; and existing cash reserves.

     As of September 30, 1996, the Company had $41,900 outstanding on the Unsecured Credit Facility.

5. COMMON AND PREFERRED STOCK.

     The initial capitalization of the Company consisted of 900 shares of Common Stock, issued for a total consideration of $14. In connection with the Merger and Asset Purchase transactions, the Company issued 7,601,478 and 390,360 shares of Common Stock, respectively.

     Concurrent with the Merger and Asset Purchase, the Company closed the Preferred Stock Private Placement which consisted of the sale in a private placement of 2,272,277 shares of Series B Preferred Stock with a liquidation preference of $35,000. The shares of Series B Preferred Stock are convertible into shares of Common Stock on a one-for-one basis. The net proceeds were used to retire debt acquired in with the Merger and Asset Purchase in the principal amount of $33,500.

     On April 3, 1996, the Company closed a public offering 1,500,000 shares of the Common Stock at an offering price of $16.375 per share, resulting in gross proceeds of $24,563 (the "April offering"). The Company used the net proceeds of the April offering and existing cash reserves to make a $24,000 payment on its Unsecured Credit Facility.

     The Company has been declaring and paying dividends on a quarterly basis. During the nine months ended September 30, 1996, dividends declared to Common and Series B Preferred Stockholders aggregates to $6,602 and $1,706, respectively, or $0.70 and $0.75 per share, respectively.

6. STOCK PLAN.

     The Board of Directors of the Company has adopted an incentive stock plan (the "Stock Plan") to enable the Company to attract, retain and motivate key employees, directors and, on occasion, consultants and advisors, by providing them with equity participation in the Company. The Stock Plan provides for the grant of incentive stock options, non-qualified stock options, unrestricted stock, restricted stock and stock appreciation rights.

                        MERIDIAN INDUSTRIAL TRUST, INC.

     Certain officers of the Company exercised stock options granted in 1995 and purchased 191,400 shares of the Company's Common Stock. In connection with the grant of these options, the Company agreed to repurchase certain promissory notes executed by the officers from a third party lender in the event that the officers default under such notes. The Company has $1,900 in proceeds from the exercise of these stock grants held as restricted cash in connection with the repurchase rights of the third party lender.

7. PROPERTY ACQUISITIONS.

     During the nine months ended September 30, 1996, the Company purchased three properties located in California and Ohio with an aggregate square footage of 1,507,382. The purchase prices totaled $49,127 and were financed by applying a $300 deposit paid in 1995, with the balance funded by draws on the Unsecured Credit Facility.

     Also during the nine months ended September 30, 1996, the Company entered into separate agreements with three identified tenants to develop three build-to-suit facilities with an aggregate square footage of 829,434. The total cost for the design and construction of the facilities is estimated to total approximately $30,194, with a targeted completion date of December 1996 for the two facilities located in Texas, and January 1997 for the facility located in Minnesota. The Company funded a portion of these draws with cash on-hand and anticipates funding a majority of the remaining costs with draws from the Unsecured Credit Facility. As of September 30, 1996, the Company has incurred total project costs of $14,218 relating to these three projects.

8. PROPERTY DISPOSITION.

     On May 15, 1996, the Company sold the Moorpark R & D Building located in Moorpark, California for $4,100. On August 23, 1996, the Company sold for a total selling price of $3,900 three properties located in Alabama: Progress Center I, Progress Center II and 8215 Highway Building. After closing costs and pro-rated items which totaled $206, the Company received net proceeds from the property sales totaling $7,769. The net proceeds were used to pay down borrowings under the Unsecured Credit Facility.

9. SUPPLEMENTAL INFORMATION.

  Historical As Adjusted Information

     As discussed in Note 3, in accordance with generally accepted accounting principles, the Company accounted for the Merger and Asset Purchase by the purchase method of accounting. As such, the Company is providing the following supplemental information.

     The unaudited historical as adjusted operating data presented below for the nine months ended September 30, 1996 and 1995 has been prepared to reflect (i) the respective historical results of the Merged Trusts and the Trust 83 Properties, (ii) the incremental effects of the Merger, the Refinancing and the Recapitalization on the historical results of the Merged Trusts and the Trust 83 Properties, and (iii) the historical results of the Company to reflect the post-Merger operations of the Company as if such transactions and adjustments had occurred on January 1, 1995. The Merger, Asset Purchase and Refinancing each closed concurrently on February 23, 1996. In the opinion of management, the historical as adjusted condensed consolidated financial information provides for all adjustments necessary to reflect the effects of the Merger, the Asset Purchase, the Refinancing and the Recapitalization.

                        MERIDIAN INDUSTRIAL TRUST, INC.

     This financial information is unaudited and is not necessarily indicative of the as adjusted consolidated results that would have occurred if the transaction and adjustments reflected therein had been consummated in the period presented or on any particular date in the future, nor does it purport to represent the financial position, results of operations or changes in cash flows for future periods.

                                                                       NINE MONTHS ENDED
                                                                         SEPTEMBER 30,
                                                                             1996
                                                                     ---------------------
                                                                      1996          1995
                                                                     -------       -------
    TOTAL REVENUES.................................................  $29,877       $29,392
                                                                     --------      --------
    EXPENSES:
      Interest Expense(1)..........................................    3,304         5,838
      Property Taxes...............................................    4,160         4,065
      Property Operating Costs.....................................    5,299         4,452
      General and Administrative Expenses..........................    3,710         2,663
      Depreciation and Amortization................................    3,918         3,696
                                                                     --------      --------
              TOTAL EXPENSES.......................................   20,391        20,714
                                                                     --------      --------
    NET INCOME BEFORE EXTRAORDINARY ITEM...........................  $ 9,486       $ 8,678
                                                                     ========      ========

---------------
(1) The historical as adjusted information excludes the impact of the March offering. If the incremental effect of the repayment of the Unsecured Credit Facility using the net proceeds from the March offering were considered, then the interest expense reflected above would be lower by approximately $495 and $1,441 for September 30, 1996 and September 30, 1995, respectively. The net proceeds of approximately $23,200 and cash on hand were used to repay pro forma borrowings on the Company's Unsecured Credit Facility of approximately $26,505. The estimated interest reduction is based upon an assumed interest rate of 7.1%.

  Historical Combined Operating Information

     The statement of operations presented below represents the historical and as adjusted historical combined consolidated operating data of the Merged Trusts for the nine months ended September 30, 1995. The financial data is presented for informational use and is not intended to be compared to, nor is it comparable, to the Company's Consolidated Statement of Operations for the nine months ended September 30, 1996.

     This financial information is unaudited and is not necessarily indicative of the combined consolidated results that would have occurred if the transactions and adjustments reflected therein had been consummated in the period presented or on any particular date in the future, nor does it purport to represent the financial position, results of operations or changes in cash flows for future periods.

                        MERIDIAN INDUSTRIAL TRUST, INC.

                                                                     MERGED TRUSTS
                                                         NINE MONTHS ENDED SEPTEMBER 30, 1995
                                                      -------------------------------------------
                                                      HISTORICAL                      AS ADJUSTED
                                                      COMBINED     ADJUSTMENTS(1)     HISTORICAL
                                                      --------     --------------     -----------
    REVENUES:
    Rentals from Real Estate Investments............  $25,445         $ (1,865)         $23,580
    Interest and Other Income.......................      685               --              685
                                                      -------          -------          -------
              TOTAL REVENUES........................   26,130           (1,865)          24,265
                                                      -------          -------          -------
    EXPENSES:
    Interest and Amortization of Debt Premium.......    7,695             (207)           7,488
    Property Taxes..................................    3,738             (128)           3,610
    Property Operating Costs........................    4,386             (478)           3,908
    General and Administrative......................    2,093               --            2,093
    Provision for Decrease in Net Realizable
      Value.........................................    1,140           (1,140)              --
    Depreciation and Amortization...................    6,490             (554)           5,936
                                                      -------          -------          -------
              TOTAL EXPENSES........................   25,542           (2,507)          23,035
                                                      -------          -------          -------
    Net Income Before Extraordinary Item............  $   588         $    642          $ 1,230
                                                      =======          =======          =======

---------------
(1) The historical combined consolidated results of operations of the Merged Trusts for the nine months ended September 30, 1995 have been adjusted to eliminate the operations of properties which have been sold in 1996 and 1995: Progress Centers I and II, 8215 Highway Building, Moorpark R & D Building and Paradise Marketplace. In addition, interest expense was reduced resulting from the payment on the related debt using the net proceeds received from the sale of Paradise Marketplace.

10. SUBSEQUENT EVENTS

     In November 1996, the Company filed a registration statement with the Securities and Exchange Commission to register 3,400,000 shares of the Company's Common Shares (the Offering). The Company expects that the net proceeds from the Offering would be used to fund acquisitions and pay down the Unsecured Credit Facility; however, there can be no assurance that the Offering will occur.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Meridian Industrial Trust, Inc.:

     We have audited the accompanying balance sheet of Meridian Industrial Trust, Inc. (a Maryland corporation) as of December 31, 1995, and the related statements of operations, stockholders' deficit and cash flows for the period from May 18, 1995 (Inception) to December 31, 1995. These financial statements are the responsibility of the management of Meridian Industrial Trust, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Meridian Industrial Trust, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the period from May 18, 1995 (Inception) to December 31, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Francisco, California
February 23, 1996

                        MERIDIAN INDUSTRIAL TRUST, INC.

                                 BALANCE SHEET
                            AS OF DECEMBER 31, 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

Purchase option....................................................................  $   300
Cash and cash equivalents..........................................................      475
Investment in marketable security..................................................    2,607
Capitalized loan fees..............................................................      254
Personal property..................................................................       20
Other assets.......................................................................       68
                                                                                     -------
          Total assets.............................................................  $ 3,724
                                                                                     =======
                           LIABILITIES AND STOCKHOLDERS' DEFICIT
Liabilities:
Notes payable to affiliates........................................................  $   750
Accrued preferred dividends........................................................       29
Accounts payable...................................................................       10
Accrued expenses payable, including amounts due to related parties of $232.........      298
Short-term loan payable............................................................    2,351
                                                                                     -------
          Total liabilities........................................................    3,438
                                                                                     -------
Redeemable Series A Preferred Stock -- par value $0.001;
  1,000,000 shares issued and outstanding, cumulative dividends....................    1,000
                                                                                     -------
Stockholders' deficit:
Authorized shares -- 175,000,000 shares of common stock and 25,000,000 shares of preferred stock authorized, each with par value of $0.001; 900 shares of common
  stock issued and outstanding.....................................................        1
Paid-in capital....................................................................      607
Retained deficit...................................................................   (1,322)
                                                                                     -------
          Total stockholders' deficit..............................................     (714)
                                                                                     -------
          Total liabilities and stockholders' deficit..............................  $ 3,724
                                                                                     =======

        The accompanying notes are an integral part of these statements

                        MERIDIAN INDUSTRIAL TRUST, INC.

                            STATEMENT OF OPERATIONS
       FOR THE PERIOD FROM MAY 18, 1995 (INCEPTION) TO DECEMBER 31, 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

Revenues:
  Interest and other income........................................................  $    33
                                                                                     -------
Expenses:
  Interest expense.................................................................        5
  Stock option compensation........................................................      594
  General and administrative.......................................................      727
                                                                                     -------
          Total expenses...........................................................    1,326
                                                                                     -------
Net loss...........................................................................  $(1,293)
                                                                                     =======
Net loss...........................................................................  $(1,293)
Less: accrued preferred dividends..................................................      (29)
                                                                                     -------
Net loss allocable to common.......................................................  $(1,322)
                                                                                     =======
Net loss per weighted average common share outstanding.............................  $(32.05)
                                                                                     =======

        The accompanying notes are an integral part of these statements

                        MERIDIAN INDUSTRIAL TRUST, INC.

                       STATEMENT OF STOCKHOLDERS' DEFICIT
       FOR THE PERIOD FROM MAY 18, 1995 (INCEPTION) TO DECEMBER 31, 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                            COMMON STOCK
                                                          -----------------     PAID-IN     RETAINED
                                                          SHARES     AMOUNT     CAPITAL     DEFICIT
                                                          ------     ------     -------     --------
Balance at May 18, 1995 (inception).....................     --       $ --       $  --      $     --
Issuance of common stock................................    900          1          13            --
Stock option compensation...............................     --         --         594            --
Accrued preferred dividends.............................     --         --          --           (29)
Net loss................................................     --         --          --        (1,293)
                                                            ---        ---        ----       -------
Balance at December 31, 1995............................    900       $  1       $ 607      $ (1,322)
                                                            ===        ===        ====       =======

        The accompanying notes are an integral part of these statements

                        MERIDIAN INDUSTRIAL TRUST, INC.

                            STATEMENT OF CASH FLOWS
       FOR THE PERIOD FROM MAY 18, 1995 (INCEPTION) TO DECEMBER 31, 1995
                                 (IN THOUSANDS)

Cash flows from operating activities:
  Net loss.........................................................................  $(1,293)
  Adjustments to reconcile net loss to cash used in operating activities:
     Stock option compensation.....................................................      594
     Increase in other assets......................................................      (68)
     Increase in accounts payable and accrued expenses payable.....................      308
                                                                                     -------
Cash used in operating activities..................................................     (459)
                                                                                     -------
Cash flows from investing activities:
  Purchase option..................................................................     (300)
  Purchase of personal property....................................................      (20)
  Investment in marketable security................................................   (2,607)
  Proceeds from short-term loan payable............................................    2,351
                                                                                     -------
Cash used in investing activities..................................................     (576)
                                                                                     -------
Cash flows from financing activities:
  Increase in capitalized loan fees................................................     (254)
  Proceeds from issuance of common stock...........................................       14
  Proceeds from issuance of redeemable Series A Preferred Stock....................    1,000
  Proceeds from notes payable to affiliates........................................      750
                                                                                     -------
Cash provided by financing activities..............................................    1,510
                                                                                     -------
Net increase in cash and cash equivalents..........................................      475
Cash and cash equivalents -- beginning of period...................................       --
                                                                                     -------
Cash and cash equivalents -- end of period.........................................  $   475
                                                                                     =======
Supplemental schedule of non-cash transaction:
  Issuance of stock options (see Note 9)...........................................  $   594
                                                                                     =======

        The accompanying notes are an integral part of these statements

                        MERIDIAN INDUSTRIAL TRUST, INC.

                         NOTES TO FINANCIAL STATEMENTS
                            AS OF DECEMBER 31, 1995

1. ORGANIZATION.

     Meridian Industrial Trust, Inc. (the "Company") was incorporated in the state of Maryland on May 18, 1995 to be a self-administered, self-managed real estate investment trust that will own, acquire, market and operate income producing industrial real estate properties.

     On January 3, 1996, the Company filed a Registration Statement on Form S-4 with the Securities and Exchange Commission which included a proxy/solicitation of consent to: (i) merge Meridian Point Realty Trust IV Co., Meridian Point Realty Trust VI Co. and Meridian Point Realty Trust VII Co. ("Trust IV," "Trust VI" and "Trust VII," respectively; collectively referred to as the "Merged Trusts") into the Company, with the Company as the surviving entity (the "Merger"); and (ii) acquire certain properties, and assume certain mortgage notes and other liabilities (the "Asset Purchase"), from Meridian Point Realty Trust '83 ("Trust 83"). As discussed in Note 11, the Merger and Asset Purchase were completed on February 23, 1996.

     Except for interest earned on its investments and general and administrative expenses which have been incurred and accrued, the Company has had no other operating activities to date.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. CASH AND CASH EQUIVALENTS.

     The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents. The Investment in Marketable Security discussed in Note 4 has been excluded from cash and cash equivalents.

3. PURCHASE OPTION.

     In December 1995, the Company entered into an agreement to purchase a distribution facility from an unrelated third party. In connection with this agreement, the Company made a $300,000 non-refundable deposit reflected as Purchase Option on the accompanying balance sheet.

4. INVESTMENT IN MARKETABLE SECURITY.

     In December 1995, the Company purchased a U.S. Treasury Note which is reflected as Investment in Marketable Security on the accompanying balance sheet. The Company financed this purchase with a cash deposit equal to 10% of the total purchase price of the government security and a short-term loan in the amount of $2,346,000 bearing interest at a rate of 8.625% per annum, which, together with accrued interest of approximately $5,000, is reflected as Short-Term Loan Payable on the accompanying balance sheet. In January 1996, the government security matured and the related proceeds were used to pay off the Short-Term Loan Payable.

5. CAPITALIZED LOAN FEES.

     The Company has paid $254,000 to a bank in order to obtain an unsecured credit facility (the "Unsecured Credit Facility") (see Note 11). The amount paid to the bank is classified as Capitalized Loan Fees on the accompanying balance sheet.

                        MERIDIAN INDUSTRIAL TRUST, INC.

                            AS OF DECEMBER 31, 1995

6. INCOME TAXES.

     The Company intends to make an election to be taxed as a real estate investment trust ("REIT") for federal income tax purposes. To qualify for REIT status, the Company must meet a number of ongoing organizational and operational requirements. If the Company satisfies those REIT requirements, it generally will not be subject to federal income tax to the extent it currently distributes all of its net taxable income (including net capital gains) to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to certain state and local taxes imposed on its income and properties, and to federal income and excise taxes on its undistributed income. The Company does not intend to seek a ruling from the Internal Revenue Service regarding its status as a REIT.

7. COMMON AND PREFERRED STOCK.

     The initial capitalization of the Company consisted of 900 shares of common stock issued for a total consideration of $14,000 (originally $18,000 of which $4,000 was subsequently refunded). In addition, Trust 83 and the Merged Trusts purchased 79,500 and 920,500 shares of Series A Preferred Stock, respectively, for $1.00 per share (the "Preferred Stockholders"). The Series A Preferred Stock is nonvoting and provides for cumulative dividends of $0.0125 per quarter or $0.05 per annum and such dividends carry a preference to the dividends on any other shares of the Company's capital stock. See Note 11 for discussion of the subsequent redemption and cancellation of the Series A Preferred Stock.

8. RELATED PARTY TRANSACTIONS.

     Since June 1, 1995 and terminating at Merger (see Note 11), Hunt Realty Corporation ("Hunt") has provided the services of Allen J. Anderson (Chairman and Chief Executive Officer of the Company) and two other persons to the Company in exchange for reimbursement of Hunt's costs associated with making those persons available to the Company. As of December 31, 1995, the Company has incurred $245,000 for such services, of which $71,000 remains payable at December 31, 1995. This payable is reflected in Accrued Expenses Payable on the accompanying balance sheet.

     On November 21, 1995, the Company entered into an option agreement (the "Option Agreement") with an entity that held certain common and preferred stock interests in the Merged Trusts (the "Seller"). The Option Agreement provides the Company with the option to purchase a 292,000 square-foot industrial property for a purchase price based upon the property's net operating income for the year following the acquisition. At the Seller's option, the purchase price for the property will be payable in either cash or the Company's common stock. In exchange for the option, the Company will issue a warrant to the Seller within five days after the Merger to purchase shares of the Company's common stock at an exercise price that provides the Seller with a value of $300,000 based upon the value of the Company's common stock during the first 20-trading-day period after the Merger.

     The Company received $750,000 in advances from the Merged Trusts to cover certain operating expenditures. These advances are reflected as Notes Payable to Affiliates on the accompanying balance sheet. These notes payable bear interest at a rate of 7% per annum and are due and payable on April 15, 1996 (see Note 11 for discussion of the subsequent cancellation of these Notes Payable to Affiliates).

     From May 18, 1995 (Inception) to December 31, 1995, the Company has incurred fees and expenses relating to services provided by its directors of approximately $194,000 of which approximately $161,000 is reflected in Accrued Expenses Payable on the accompanying balance sheet.

                        MERIDIAN INDUSTRIAL TRUST, INC.

                            AS OF DECEMBER 31, 1995

9. STOCK PLAN.

     The Board of Directors of the Company has adopted a stock plan (the "Stock Plan") to enable the Company to attract, retain and motivate key employees, directors and, on occasion, consultants and advisors, by providing them with equity participation in the Company. The Stock Plan provides for the grant of incentive stock options, non-qualified stock options, unrestricted stock, restricted stock and stock appreciation rights (collectively "Awards").

     The Stock Plan will be administered by the Board of Directors, or a committee appointed by the board (the "Committee"). The Committee, which must consist of not less than two members of the Company's Board of Directors, will select the employees (and any consultants or advisors) to whom Awards will be granted, the number of shares subject to such Award, and the other terms and conditions, consistent with the Stock Plan.

     In November 1995, the Board of Directors authorized the award of two sets of stock options to certain employees relating to services performed by the employees in 1995 and periods prior thereto to effect the Merger. The first set of awards provided for the issuance of 608,000 stock options to be issued under the Stock Plan concurrent with the Merger, exercisable at the stock trading price at Merger. These option awards provided that 435,000 of the stock options vest over five years. The remaining stock options granted under the Stock Plan, totaling 173,000, include certain performance criteria that would allow for vesting after three years if the performance criteria are achieved, or vesting at the end of five years if the performance criteria are not met. These options will become fully-vested in the event of a termination of employment without "cause" by the Company or for "good reason" by the executive (in each case as defined in the stock option agreement), or in the event of the death or disability of the executive.

     The second set of stock options granted in 1995 consisted of nonqualified stock options to purchase 191,400 shares of the Company's common stock at any time between January 26, 1996 and February 28, 1996 for $12 per share. In addition, in connection with the grant of these options, the Company agreed to repurchase certain promissory notes executed by the employees from a third party lender in the event that the employees default under such notes. The accompanying statement of operations reflects a charge to earnings for the stock option compensation attributable to the excess of the market price of the Company's common stock over the exercise price of the nonqualified stock options. The nonqualified stock options were not granted under the Stock Plan.

     After the Merger, the Company will grant each director of the Company, who is not an employee of the Company, an option to purchase 5,000 shares of the Company's common stock. In addition, beginning June 30, 1996, on the last day of each calendar quarter, the Company will automatically grant each non-employee director a non-qualified option to purchase 1,167 shares of the Company's common stock. The exercise price of these options will be the fair market value of the shares of the Company's common stock covered by the options on the date of grant. Each of these director options will be fully exercisable beginning six months after the date of grant and generally will terminate (unless terminated sooner under the terms of the Stock Plan) ten years after the date of grant.

     Additionally, subsequent to the Merger, the Company intends to pay each non-employee director an annual retainer in an amount set by the Company Board from time to time. Under the Stock Plan, the non-employee directors may elect to receive their retainer in either cash, shares of the Company's common stock, or a combination of both cash and the Company's common stock.

     A maximum of 1,000,000 shares of the Company's common stock, subject to adjustment under certain conditions, may be issued under the Stock Plan.

                        MERIDIAN INDUSTRIAL TRUST, INC.

                            AS OF DECEMBER 31, 1995

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 123, "Accounting for Stock Based Compensation" which establishes financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 becomes effective for MIT in its 1996 fiscal year. This statement encourages a "fair value based method" of accounting for an employee stock option or similar equity instrument which calls for compensation cost to be measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. In accordance with the provisions of SFAS No. 123, MIT will record measurement of compensation for its stock plans using the "intrinsic value based method" of accounting, with disclosure of the pro forma impact on net income and earnings per share as if the "fair value based method" of accounting had been applied. MIT plans to adopt SFAS No. 123 in 1996 and believes that the adoption will not have a material impact upon its financial position and results of operations.

10. NET LOSS PER SHARE.

     Net loss per share was computed based on weighted average common shares outstanding in the amount of 41,251 for the period from May 18, 1995 (Inception) to December 31, 1995. The dilutive effect resulting from the grant of certain stock options (see Note 9) has been considered in the calculation of weighted average common shares outstanding.

11. SUBSEQUENT EVENTS.

     On January 26, 1996, the Company issued 500 shares of common stock at $.001 per share.

     On February 23, 1996, the Merger and Asset Purchase (as described in Note
1) were approved and effected. In connection with the Merger and Asset Purchase, the Company canceled the Series A Preferred Stock owned by the Merged Trusts (see Note 7) and the $750,000 notes payable to the Merged Trusts (see Note 8), and redeemed the Series A Preferred Stock owned by Trust 83 (see Note 7).

     Concurrent with the Merger and Asset Purchase, the Company closed on a private placement of preferred stock and the Unsecured Credit Facility. The private placement comprised the issuance of 2,272,727 shares of Series B Preferred Stock at $15.40 per share for gross proceeds of $35 million. The Unsecured Credit Facility provides for a maximum borrowing amount of $50 million, bears interest at LIBOR plus 1.7% (7% at February 23, 1996), matures in February 1998, and provides for fees on the unused facility of 25 basis points to the extent that 65% of the facility is used and 15 basis points to the extent that more than 65% of the facility is used. The Company is currently negotiating an increase on the Unsecured Credit Facility to increase the maximum borrowing amount from $50 million to $75 million.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Stockholders and Board of Directors of Meridian Industrial Trust, Inc.:

     We have audited the accompanying historical combined balance sheets of the Merged Trusts, as defined in Note 1, as of December 31, 1995 and 1994, and the related historical combined statements of operations, stockholders' equity and cash flows for the period from January 1, 1996 to February 23, 1996, and for each of the three years in the period ended December 31, 1995. These financial statements and the schedules referred to below are the responsibility of the Merged Trusts' management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the historical combined financial position of the Merged Trusts as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the period from January 1, 1996 to February 23, 1996, and for each of the three years ended December 31, 1995, in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules of historical combined valuation and qualifying accounts and historical combined real estate and accumulated depreciation are presented for the purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

San Francisco, California
May 27, 1996

                               THE MERGED TRUSTS

                       HISTORICAL COMBINED BALANCE SHEETS
                        AS OF DECEMBER 31, 1995 AND 1994
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                         1995          1994
                                                                       ---------     ---------
INVESTMENTS IN REAL ESTATE:
Rental Properties....................................................  $ 270,121     $ 262,779
Less: Accumulated Depreciation.......................................    (52,905)      (47,799)
                                                                       ---------     ---------
                                                                         217,216       214,980
Rental Property Held For Sale, Net of Accumulated Depreciation of
  $2,327
  at December 31, 1994...............................................         --        11,239
                                                                       ---------     ---------
                                                                         217,216       226,219
                                                                       ---------     ---------
OTHER ASSETS:
Cash and Cash Equivalents............................................     11,842        15,721
Cash Held in Escrow..................................................      1,212            --
Restricted Cash......................................................      5,551            --
Accounts Receivable, Net of Reserves of $903 and $782 at December 31,
  1995 and 1994, respectively........................................      1,944         1,882
Notes Receivable From Affiliates.....................................      1,470           720
Investment in Real Estate Investment Trust...........................        921            --
Personal Property, Net of Accumulated Depreciation of $1,542 and
  $1,400 at December 31, 1995 and 1994, respectively.................        174           213
Capitalized Loan Fees, Lease Commissions and Other Assets, Net.......      6,829         6,231
                                                                       ---------     ---------
          TOTAL ASSETS...............................................  $ 247,159     $ 250,986
                                                                       =========     =========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Long-Term Debt Facilities............................................  $  92,599     $ 124,971
Mortgage Notes Payable...............................................     10,429        12,172
Bridge Loan..........................................................      6,700            --
Accounts Payable.....................................................      3,963         4,339
Due To Affiliates....................................................        564           469
Prepaid Rent, Tenant Deposits and Other Liabilities..................      1,845         1,647
                                                                       ---------     ---------
          TOTAL LIABILITIES..........................................    116,100       143,598
                                                                       ---------     ---------
Shares of Common and Preferred Stock with certain redemption rights;
  par value of $0.001, 9,421,955 shares issued and outstanding at
  December 31, 1995..................................................     24,684            --
                                                                       ---------     ---------
STOCKHOLDERS' EQUITY:
Authorized Shares:
  150,000,000 shares of Common Stock and Preferred Stock authorized, each with par value of $0.001; 14,725,328 Common Shares and
  10,210,077 Preferred shares issued and outstanding at December 31,
  1995 and 1994......................................................         25            25
Additional Paid-In Capital...........................................    225,100       225,100
Distributions in Excess of Income....................................   (118,750)     (117,737)
                                                                       ---------     ---------
          TOTAL STOCKHOLDERS' EQUITY.................................    106,375       107,388
                                                                       ---------     ---------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.................  $ 247,159     $ 250,986
                                                                       =========     =========

        The accompanying notes are an integral part of these statements.

                               THE MERGED TRUSTS

                  HISTORICAL COMBINED STATEMENTS OF OPERATIONS
          FOR THE PERIOD FROM JANUARY 1, 1996 TO FEBRUARY 23, 1996 AND
       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                    JANUARY 1,
                                                     1996 TO
                                                   FEBRUARY 23,
                                                       1996          1995         1994        1993
                                                   ------------     -------     --------     -------
REVENUES:
Rentals from Real Estate Investments.............     $4,997        $33,583     $ 34,018     $34,442
Interest and Other...............................        161          1,014          804         582
                                                      ------        -------     --------     -------
          TOTAL REVENUES.........................      5,158         34,597       34,822      35,024
                                                      ------        -------     --------     -------
EXPENSES:
Interest Expense and Amortization of Debt
  Premium........................................      1,506         10,005       12,117      12,949
Property Taxes...................................        812          4,971        5,231       5,285
Property Operating Costs, Including Transactions
  with Related Parties of $326, $1,367, $1,486
  and $1,857, respectively.......................        912          5,761        5,895       6,379
Legal Costs......................................          7             70          462         418
General and Administrative, Including
  Transactions with Related Parties of $193,
  $1,696, $1,426 and $1,161, respectively........      1,155          2,942        2,958       2,477
Adjustment Due To Tenant Bankruptcy..............         --             --           --         680
Provision for Decrease in Net Realizable Value...         --          1,140        9,001       6,496
Depreciation and Amortization....................      1,308          8,721        9,895      10,109
                                                      ------        -------     --------     -------
          TOTAL EXPENSES.........................      5,700         33,610       45,559      44,793
                                                      ------        -------     --------     -------
INCOME (LOSS) BEFORE LOSS ON SALE OF PROPERTIES
  AND EXTRAORDINARY ITEMS........................       (542)           987      (10,737)     (9,769)
Loss on Sale of Properties.......................         --           (135)        (398)       (224)
                                                      ------        -------     --------     -------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS.........       (542)           852      (11,135)     (9,993)
Extraordinary Items:
Gain on Extinguishment of Debt...................         --             --           --          69
Gain on Foreclosure of Property..................         --             --           --         727
Expenses Incurred in Connection with
  Restructuring of Long-Term Debt Facilities.....         --         (1,865)          --          --
                                                      ------        -------     --------     -------
NET LOSS.........................................     $ (542)       $(1,013)    $(11,135)    $(9,197)
                                                      ======        =======     ========     =======

        The accompanying notes are an integral part of these statements.

                               THE MERGED TRUSTS

             HISTORICAL COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
          FOR THE PERIOD FROM JANUARY 1, 1996 TO FEBRUARY 23, 1996 AND
       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                    COMMON STOCK         PREFERRED STOCK                       DISTRIBUTIONS
                                 -------------------   -------------------     ADDITIONAL      IN EXCESS OF
                                   SHARES     AMOUNT     SHARES     AMOUNT   PAID-IN-CAPITAL      INCOME
                                 ----------   ------   ----------   ------   ---------------   -------------
Balance -- January 1, 1993.....  14,725,328    $ 15    10,210,077    $ 10       $ 225,100        $ (96,943)
Net Loss.......................          --      --            --      --              --           (9,197)
Preferred Distributions
  Declared.....................          --      --            --      --              --             (563)
Conversion From Temporary
  Decline to Permanent Decline
  in Marketable Securities.....          --      --            --      --              --               69
Partial Reversal of Reserve for
  Temporary Decline in
  Marketable Securities........          --      --            --      --              --               32
                                 ----------     ---    ----------     ---        --------        ---------
Balance -- December 31, 1993...  14,725,328      15    10,210,077      10         225,100         (106,602)
Net Loss.......................          --      --            --      --              --          (11,135)
                                 ----------     ---    ----------     ---        --------        ---------
Balance -- December 31, 1994...  14,725,328      15    10,210,077      10         225,100         (117,737)
Net Loss.......................          --      --            --      --              --           (1,013)
                                 ----------     ---    ----------     ---        --------        ---------
Balance -- December 31, 1995...  14,725,328      15    10,210,077      10         225,100         (118,750)
Net Loss.......................          --      --            --      --              --             (542)
                                 ----------     ---    ----------     ---        --------        ---------
Balance -- February 23, 1996...  14,725,328    $ 15    10,210,077    $ 10       $ 225,100        $(119,292)
                                 ==========     ===    ==========     ===        ========        =========

        The accompanying notes are an integral part of these statements.

                               THE MERGED TRUSTS

                  HISTORICAL COMBINED STATEMENTS OF CASH FLOWS
            FOR THE PERIOD FROM JANUARY 1, 1996 TO FEBRUARY 23, 1996
     AND FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                                 JANUARY 1,
                                                                  1996 TO               DECEMBER 31,
                                                                FEBRUARY 23,   ------------------------------
                                                                    1996         1995       1994       1993
                                                                ------------   --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss......................................................    $   (542)    $ (1,013)  $(11,135)  $ (9,197)
Adjustments to Reconcile Net Loss to Net Cash Provided by
  Operating Activities:
  Depreciation................................................       1,166        7,718      8,839      9,278
  Provision for Decrease in Net Realizable Value..............          --        1,140      9,001      6,496
  Adjustment Due to Tenant Bankruptcy.........................          --           --         --        680
  Loss on Sale of Properties..................................          --          135        398        224
  Gain on Foreclosure of Property.............................          --           --         --       (727)
  Gain on Extinguishment of Debt..............................          --           --         --        (69)
  Expenses Incurred in Connection with Restructuring of
     Long-Term Debt Facilities................................          --        1,865         --         --
  Amortization................................................         194        1,362      1,831      1,584
  Rent Adjustment.............................................           2           46         46        433
  Realized Loss on Marketable Securities......................          --           --         --         80
  Increase in Cash Held in Escrow.............................         (13)        (269)        --       (309)
  Increase in Capitalized Lease Commissions...................         (99)        (756)    (1,557)      (618)
  (Increase) Decrease in Notes Receivable From Affiliates.....          --         (750)        --         56
  Increase (Decrease) in Due To Affiliates....................         240           95        147        (51)
  Net Change in receivables, payables, and other..............      (1,497)      (2,344)      (815)       366
                                                                   -------      -------    -------    -------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES...........        (549)       7,229      6,755      8,226
                                                                   -------      -------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Improvements to Existing Real Estate........................        (185)      (3,112)    (3,027)    (1,780)
  Increase in Cash Held in Escrow.............................          --         (790)        --         --
  Investment in Real Estate Investment Trust..................          --         (921)        --         --
  Cash Disbursed on Sale of Property..........................          --         (113)        --         --
  Proceeds from Sale of Property..............................          --           --      9,000      1,007
  Reimbursements Received for Tenant Improvements.............          --           --         --        150
  Sale of Short-Term Investments..............................          --           --         25        225
  Purchase of Personal Property...............................          --         (103)       (49)       (68)
                                                                   -------      -------    -------    -------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES...........        (185)      (5,039)     5,949       (466)
                                                                   -------      -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash Disbursed Due to Debt Refinancing......................          --           --       (160)        --
  Distributions to Stockholders...............................          --           --         --       (563)
  Principal Payments on Long-Term Debt........................        (100)     (27,795)   (13,746)    (3,470)
  Principal Payments on Mortgage Notes Payable................         (42)      (1,718)      (284)      (221)
  Principal Payment on Bridge Loan............................        (300)          --         --         --
  Increase in Cash Held in Escrow.............................          --         (153)        --         --
  Capitalized Loan Costs......................................          --       (1,087)       (10)      (442)
  Proceeds From Sale of Stock.................................          --       28,007         --         --
  Equity Investment Costs.....................................          --       (3,323)        --         --
                                                                   -------      -------    -------    -------
NET CASH USED IN FINANCING ACTIVITIES.........................        (442)      (6,069)   (14,200)    (4,696)
                                                                   -------      -------    -------    -------
Net Increase (Decrease) in Cash and Cash Equivalents..........      (1,176)      (3,879)    (1,496)     3,064
Cash and Cash Equivalents, Beginning of Period................      11,842       15,721     17,217     14,153
                                                                   -------      -------    -------    -------
CASH AND CASH EQUIVALENTS, END OF PERIOD......................    $ 10,666     $ 11,842   $ 15,721   $ 17,217
                                                                   =======      =======    =======    =======
CASH PAID FOR INTEREST........................................    $  1,468     $  9,900   $ 11,410   $ 12,352
                                                                   =======      =======    =======    =======

        The accompanying notes are an integral part of these statements.

                               THE MERGED TRUSTS

                  HISTORICAL COMBINED STATEMENTS OF CASH FLOWS
          FOR THE PERIOD FROM JANUARY 1, 1996 TO FEBRUARY 23, 1996 AND
       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                JANUARY 1, 1996 TO              DECEMBER 31,
                                                   FEBRUARY 23,        ------------------------------
                                                       1996             1995        1994       1993
                                                ------------------     -------     ------     -------
SUPPLEMENTAL SCHEDULE OF NON-CASH
  TRANSACTIONS:
Disposition of Properties:
  Disposition of Properties, Net..............         $ --            $10,082     $9,180     $14,359
  Other Assets Written-Off, Net of Other
     Liabilities..............................           --                161        217          11
  Pay-off of Long-Term Debt Facility..........           --              4,578         --          --
  Letter Of Credit in Favor of Lender.........           --              5,551         --          --
  Extinguishment of Mortgage Notes Payable and
     Capitalized Lease Obligation, Net........           --                 --         --      13,033
  Liabilities Extinguished, Net of Other
     Assets...................................           --                 --         --         778
  Cash Deposited in Escrow Account............           --                 --         --         125
  Interest Paid in Escrow.....................           --                 22         --          --
Acquisition of Property:
  Net Book Value of Property Acquired.........           --              6,709         --          --
  Proceeds Received from Bridge Loan..........           --              6,700         --          --
  Other Liabilities, Net of Other Assets......           --                  9         --          --
Refinancing of Mortgage Note Payable:
  Extinguishment of Mortgage Note Payable.....           --                 --      1,900          --
  Assumption of Mortgage Note Payable.........           --                 --      2,000          --
  Property Taxes Paid Through Escrow..........           --                 --        140          --
  Other Liabilities Extinguished..............           --                 --         99          --
  Loan Costs..................................           --                 --         20          --
Transfer of an Option to Purchase Property:
  Net Book Value of Property..................           --                 --         46          --
  Assets Written-Off, Net of Other
     Liabilities..............................           --                 --        167          --
Cash Held in Escrow Applied to Long-Term
  Debt Facility...............................           --                 --         --       1,215
Principal Payments on Long-Term Debt
  Facilities..................................           --                 --         --         405

        The accompanying notes are an integral part of these statements.

                                 MERGED TRUSTS

               NOTES TO HISTORICAL COMBINED FINANCIAL STATEMENTS
             FOR THE PERIOD FROM JANUARY 1 TO FEBRUARY 23, 1996 AND
       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

     (a) ORGANIZATION. The Merged Trusts are not a legal entity but rather a combination of the assets, liabilities and operations of three trusts, consisting of: (i) Meridian Point Realty Trust IV Co. ("Trust IV"), Meridian Point Realty Trust VI Co. ("Trust VI") and Meridian Point Realty Trust VII Co. ("Trust VII"), (collectively, the "Merged Trusts"). Each of these trusts were separate public entities for the years presented. Each trust has approved a business combination plan whereby the Merged Trusts were merged (the "Merger") into Meridian Industrial Trust, Inc. ("MIT") on February 23, 1996, with MIT as the surviving entity. The historical combined balance sheets as of December 31, 1995 and 1994 and the historical combined statements of operations for the period from January 1, 1996 to February 23, 1996, and for each of the three years in the period ended December 31, 1995 reflect the combined historical operations of the Merged Trusts.

     Each trust included in the Merged Trusts is a self-administered, self-managed, real estate investment trust that owns, acquires, markets and operates income producing industrial real estate properties.

     Since April 1, 1991, the Merged Trusts have operated under a self-administered management structure in conjunction with other commonly-sponsored real estate investment trusts. The Merged Trusts and such other real estate investment trusts are collectively referred to herein as the "Companies." Under this management structure, Meridian Point Properties, Inc. ("MPP"), leases employees to the Companies at cost to perform the administrative, accounting, asset management, and property management functions. In addition, through December 31, 1994, MPP, at cost, acted as the transfer agent for the Companies and provided stockholder account maintenance and dividend disbursement and reinvestment services. The reimbursements made to MPP are allocated among the Companies in accordance with agreements between MPP and the Companies.

     (b) USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (c) BASIS OF COMBINATION. These historical combined financial statements include the assets, liabilities, revenues and expenses associated with the operations of the Merged Trusts which are intended to be merged into MIT. All significant intercompany balances and transactions have been eliminated in the accompanying historical combined financial statements.

     (d) INVESTMENTS IN REAL ESTATE AND DEPRECIATION METHODS. In accordance with SFAS No. 121, investments in real estate are stated at the lower of depreciated cost or net realizable value. Net realizable value for financial reporting purposes: (i) is evaluated and identified quarterly by the Merged Trusts on a property by property basis using undiscounted cash flows; (ii) is measured by comparing the Merged Trusts' estimate of fair value based upon either sales comparables or the net cash expected to be generated by the property (comprised of estimated carrying costs (including interest) throughout the anticipated holding period, plus the estimated cash proceeds from the ultimate disposition of the property; and (iii) is not necessarily an indication of a property's current value or the amount that will be realized upon the ultimate disposition of the property. To the extent net realizable value is less than the carrying value of the property, a Provision for Decrease in Net Realizable Value is recorded in the amount by which the carrying value exceeds estimated fair value. As of December 31, 1995 and 1994, the Merged Trusts' Investment in Real Estate is stated net of a cumulative provision for decrease in net realizable value of $42,772 and $44,584, respectively. Investors should consider any net realizable value provisions in evaluating realization of their investments.

                                 MERGED TRUSTS

     Depreciation and amortization are calculated under the straight-line method, based upon the estimated useful lives of the assets. Property and property additions are depreciated over 35 years. Expenditures for maintenance, repairs, and improvements which do not materially prolong the normal useful life of an asset are charged to operations as incurred. Tenant improvements are capitalized and amortized under the straight-line method over the term of the related lease.

     (e) CASH AND CASH EQUIVALENTS. The Merged Trusts consider all short-term investments with an original maturity of three months or less to be cash equivalents.

     Cash paid for interest was $1,468, $9,900, $11,410 and $12,352 for the period from January 1 to February 23, 1996, and for years ended December 31, 1995, 1994 and 1993, respectively.

     (f) RENTALS FROM REAL ESTATE INVESTMENTS. Certain of the Merged Trusts' leases relating to its properties require lessees to pay all or a portion of real estate taxes, insurance, and operating costs ("Expense Recaptures"). Expense Recaptures of $737, $4,410, $4,900 and $4,546 for the period from January 1 to February 23, 1996, and for the years ended December 31, 1995, 1994 and 1993, respectively, have been included in Rentals from Real Estate Investments.

     All leases are classified as operating leases. The Merged Trusts recognize rental income on a straight-line basis over the terms of the leases. Deferred rent receivable, included in accounts receivable, represents the excess of rental revenue recognized on a straight-line basis over the cash received under the applicable lease provisions.

     (g) INCOME TAXES. The respective Merged Trusts elected to be treated as real estate investment trusts ("REIT") for the tax years 1995, 1994, and 1993 under Sections 856 to 860 of the Internal Revenue Code. Under these provisions, the respective Merged Trusts are allowed a deduction for distributions paid to stockholders if the respective Merged Trusts satisfy certain income, asset, and distribution requirements.

     As a result of the respective Merged Trusts' deduction for distributions paid in 1993 and losses incurred in 1996, 1995, 1994, and 1993, the respective Merged Trusts have no federal taxable income. Accordingly, no provision for federal income taxes has been made in the accompanying historical combined statements of operations for the period from January 1, 1996 to February 23, 1996 and for the three years in the period ended December 31, 1995, 1994, and 1993.

     (h) CAPITALIZED COSTS. Capitalized costs consist of loan fees and leasing commissions. Capitalized loan fees are amortized into interest expense on a straight-line basis over the term of the respective debt. Lease commissions are amortized on a straight-line basis over the respective lease term and included in depreciation and amortization expense.

2. RELATED PARTIES.

     Fees and Reimbursement

     For the period from January 1, 1996 to February 23, 1996, and for the years ended December 31, 1995, 1994 and 1993, the Merged Trusts incurred fees and expenses for services rendered by the directors of the Merged Trusts totaling $136, $300, $290 and $354, respectively. Such amounts were paid directly to the directors. Since April 1, 1991, the Merged Trusts have operated under a self-administered management structure.

                                 MERGED TRUSTS

     Cost reimbursements made to MPP are presented in the table below:

                                                       PERIOD FROM
                                                        JANUARY 1,               YEAR ENDED
                                                         1996 TO                DECEMBER 31,
                                                       FEBRUARY 23,     ----------------------------
                                                           1996          1995       1994       1993
                                                       ------------     ------     ------     ------
Reimbursements for Property and Asset Management
Costs (included in Property Operating Costs).........      $326         $1,367     $1,486     $1,857
Leasing Costs (included in Capitalized Lease
  Commissions, Net)..................................        --             --         --         37
Reimbursement of Costs Incurred for Conducting the
  Company's Daily Operations (included in General
  and Administrative Expenses).......................       193          1,396      1,136        807
                                                           ----         ------     ------     ------
          Total......................................      $519         $2,763     $2,622     $2,701
                                                           ====         ======     ======     ======

     In accordance with the agreement between the Companies and MPP, these reimbursements are allocated among the Companies based on (i) gross rental receipts of the Companies' properties and the Companies' relative real estate assets for property and asset management costs and (ii) proportionate time incurred, the number of stockholders and relative real estate assets for costs incurred in conducting the Companies' daily operations. In the opinion of management, the allocation methodology is reasonable. Due to affiliates of $564 and $469 as of December 31, 1995 and 1994, respectively, represent unpaid reimbursements to MPP.

  Notes Receivable From Affiliates

     In connection with the internalization of management, the Merged Trusts have made advances to MPP amounting to $720 as of both December 31, 1995 and 1994. These advances represent two months of the estimated expenditures that would be incurred in conducting the daily operations of the Merged Trusts and are payable on demand. As a result of the Merger, the advances were assumed by MIT.

     In 1995, the Merged Trusts advanced $750 to MIT under notes receivable to cover certain operating expenditures. These notes receivable bear interest at a rate of 7% per annum and are due and payable on April 15, 1996. As a result of the Merger, the notes receivable was canceled.

3. RENTAL PROPERTIES, NET.

     Rental properties are presented net of the cumulative provision for decrease in net realizable value. Net rental properties at December 31, 1995 and 1994 consisted of the following:

                                                                       1995         1994
                                                                     --------     --------
    Land...........................................................  $ 61,364     $ 61,364
    Buildings......................................................   193,972      187,260
    Capital Improvements...........................................    14,685       13,597
    Construction-in-Progress.......................................       100          558
                                                                     --------     --------
    Subtotal.......................................................   270,121      262,779
    Rental Property Held for Sale..................................        --       13,566
                                                                     --------     --------
              Total................................................  $270,121     $276,345
                                                                     ========     ========

                                 MERGED TRUSTS

     The respective current and cumulative provision for decrease in net realizable value, and the net book value as of and for the year ended December 31, 1995 are as follows:

                                                                            CUMULATIVE
                                                 CURRENT PROVISION        PROVISION FOR
                                                FOR DECREASE IN NET      DECREASE IN NET
                  PROPERTY                       REALIZABLE VALUE        REALIZABLE VALUE     NET BOOK VALUE
---------------------------------------------  ---------------------   --------------------   --------------
Palisades I and II...........................         $    --                $  1,314            $  2,238
Phoenix Nine.................................              --                   3,006               6,899
1550 Heil Quaker.............................              --                     510               3,929
Hennesy Warehouse............................              --                     425               1,296
Cypress B....................................              --                   4,457               3,266
Chatsworth...................................              --                   1,371               2,817
Park Ten Center..............................              --                     473               1,279
Live Oak Parkway.............................              --                     444               4,240
Chicago 14...................................              --                   1,350               8,021
Nancy Ridge..................................              --                     252                 313
Birmingham I and II..........................              --                     950               2,982
Cypress A....................................              --                   2,498               1,630
Cypress C....................................              --                   2,571               1,595
Valencia.....................................              --                   1,900               4,811
Progress Center I............................              --                     470               2,200
Marietta Trade Center........................              --                   8,194              21,272
Port Distribution............................              --                     796               3,362
Baxter.......................................              --                     161               1,260
Delp Distribution............................              --                   1,166               5,999
Northgate 4 and 5............................              --                   1,645               1,773
Northgate 8..................................              --                   1,645               1,041
Las Colinas 4 and 5..........................              --                   1,677               1,883
Las Colinas 1................................              --                     773                 649
Valley Branch 1 and 2........................              --                   1,063               1,948
Regal Empress................................              --                   1,513               2,016
Beltline.....................................              --                   1,218               1,825
Great Southwest 4............................              --                     930               1,355
Paradise Market Place........................           1,140                      --                  --
                                                       ------                 -------            --------
     Subtotal................................           1,140                  42,772              91,899
     Total for all Properties with no
       Cumulative Provision for Decrease in
       Net Realizable Value..................              --                      --             125,317
                                                       ------                 -------            --------
          Total..............................         $ 1,140                $ 42,772            $217,216
                                                       ======                 =======            ========

                                 MERGED TRUSTS

4. FUTURE MINIMUM CONTRACTUAL RENTAL REVENUES.

     Future minimum contractual rental revenues from leases in effect as of February 23, 1996, are as follows:

            1996 (pro-rated from February 23, 1996)....................  $21,575
            1997.......................................................   18,959
            1998.......................................................   14,014
            1999.......................................................   11,115
            2000.......................................................    8,406
            Thereafter.................................................   28,340

     There are currently four major tenants comprising 9%, 4%, 4%, and 3%, respectively, of total annual revenue of the Merged Trusts based on the projected 1996 base rent of existing leases. These tenants have leases which are scheduled to expire between 1997 and 2005. As of December 31, 1995, the Merged Trusts' properties were 93% occupied. During 1996, leases covering 24% of the Merged Trusts' leased space are scheduled to expire.

5. LONG-TERM DEBT FACILITIES.

     During 1996, 1995 and 1994, the Merged Trusts had long-term financing arrangements with a bank and an insurance company. These arrangements have provided the Merged Trusts with financing for property acquisitions, capital improvements and general operating needs.

LONG-TERM BANK CREDIT FACILITIES.

     As of December 31, 1994, the Merged Trusts collectively had $41,772 outstanding under three bank credit facilities (the "Bank Facilities"). On May 31, 1995 and July 20, 1995, the Merged Trusts made principal pay downs on the Bank Facilities of $10,588 and $4,578 with proceeds received from equity investments made pursuant to the Stock Purchase Agreements and with proceeds received from the sale of the Paradise Marketplace property, respectively. Concurrent with the stock purchase transactions discussed in Note 16, the Merged Trusts successfully completed a restructuring of the remaining bank facility related to Trust IV (the "Restructured Bank Facility"). In connection with the pay down and restructuring of Bank and Insurance Company Facilities, the Merged Trusts wrote off prepayment penalties and other costs related to restructuring totaling $1,865 which has been recorded as an extraordinary item in the accompanying consolidated statement of operations.

     Monthly principal amortization payments of $102 are required under the Restructured Bank Facility beginning December 31, 1995. Principal amortization will continue until December 31, 1997, at which time the facility is scheduled to mature. At that time, however, the facility may be extended to December 31, 1999, contingent upon Trust IV meeting certain conditions in connection with the Merger as described below.

     The $26,505 of principal outstanding at December 31, 1995 under the Restructured Bank Facility accrues interest, which is payable monthly, at a variable interest rate based on LIBOR plus 2.125% (7.85% at December 31, 1995). Trust IV has the option to apportion the advance into different interest rate contracts to mature for periods ranging from one to twelve months. Trust IV also has the option to extend the maturity of each interest rate contract subject to the final maturity of the facility.

     As part of the refinancing, Trust IV was required to set up and contribute to several restricted cash accounts in order to escrow (i) funds to purchase an interest rate hedge, (ii) a capital expenditure reserve and (iii) a property tax reserve. As of December 31, 1995, Trust IV had cash held in escrow related to these accounts of (i) $153, (ii) $790 and (iii) $269, respectively. Subsequent to December 31, 1995, this requirement to contribute to escrow has been permanently waived and the funds remaining in escrow accounts have been refunded to the Merged Trusts as a result of the Merger.

                                 MERGED TRUSTS

     Trust IV has an interest rate cap agreement which caps the one month LIBOR at 4.5%. The rate cap was based upon $18,620 for the period July 1, 1995 to December 31, 1995, and from January 1, 1996 through expiration on June 28, 1996, the rate cap is based upon $11,170. The agreement provides for payments to Trust IV to the extent that the one month LIBOR exceeds 4.5%. The agreement will be transferred to MIT upon completion of the Merger.

LONG-TERM DEBT FACILITIES WITH AN INSURANCE COMPANY.

     As of December 31, 1994, the Merged Trusts collectively had $83,199 outstanding under two long-term debt facilities with an insurance company (the "Insurance Company Facilities"). On May 31, 1995, the Merged Trusts made principal pay downs of $16,329 on the Insurance Company Facilities with proceeds received from equity investments made pursuant to the Stock Purchase Agreements. Concurrent with the stock purchase transaction, the Merged Trusts successfully completed a restructuring of the Insurance Company Facilities into a single credit facility for the Merged Trusts (the "Restructured Insurance Company Facility").

     Under the new terms of the Restructured Insurance Company Facility, there is a collective outstanding advance to the Merged Trusts at December 31, 1995 of $66,094, which bears interest at a weighted average fixed annual rate of 8.63%. Monthly interest only payments are due until maturity on June 1, 2005.

LOAN COVENANTS AND COLLATERAL.

     Under the terms of the Restructured Insurance Company Facility, the respective Merged Trusts must maintain a loan-to-value ratio equal to or below certain levels ranging from 50% to 53%. This ratio is based on the lender's valuation of the Merged Trusts' properties. In addition, the new agreement requires compliance with several debt service coverage ratios at specified measurement dates.

     The Restructured Bank Facility and Restructured Insurance Company Facility are collateralized by properties with net book values of $41,041 and $150,281 respectively.

     Scheduled maturities of the Long-Term Restructured Bank and Restructured Insurance Company Facilities as of December 31, 1995 are as follows:

                                                                          1995
                                                                         -------
            1996.......................................................  $ 1,212
            1997.......................................................   25,293
            1998.......................................................       --
            1999.......................................................       --
            2000.......................................................       --
            Thereafter.................................................   66,094
                                                                         -------
                      Total............................................  $92,599
                                                                         =======

6. BRIDGE LOAN.

     On November 7, 1995, Trust VI exercised its option to purchase a property ("Olive Branch II") located in Olive Branch, Mississippi, which is adjacent to an existing property owned by Trust VI. Both properties are occupied by the same tenant. The total acquisition cost was $6,709. Trust VI funded the acquisition with a bridge loan in the amount of $6,700. The bridge loan bears interest at LIBOR plus 2% (7.72% at December 31, 1995). Under the terms of the bridge loan agreement, a principal payment of $300 was made on February 1, 1996. A principal payment of $200 is due on April 1, 1996, respectively. The remaining outstanding principal is due and payable on December 31, 1996.

                                 MERGED TRUSTS

7. MORTGAGE NOTES PAYABLE.

     The following table presents information regarding the mortgage notes payable related to assets of the Merged Trusts at December 31, 1995 and 1994.

                                                             STATED                            DECEMBER 31,
                                                            INTEREST   ANNUAL    MATURITY    -----------------
              NAME AND LOCATION OF PROPERTY                   RATE     PAYMENT     DATE       1995      1994
----------------------------------------------------------  --------   -------   ---------   -------   -------
Palisades I & II, Plano, TX...............................     8.250%   $ 191     02/01/99   $ 1,797   $ 1,835
Northgate 4 & 5, Dallas...................................     9.375%     140     11/01/09     1,076     1,114
Las Colinas 4 & 5, Dallas.................................    11.000%     215     04/01/11     1,584     1,622
Las Colinas 1, Dallas.....................................     8.906%      41     12/01/97       273       290
Valley Branch 1 & 2, Dallas...............................    10.250%     203     03/01/11     1,557     1,598
Beltline, Dallas..........................................    10.125%     190     01/01/01     1,463     1,502
Great Southwest, Dallas...................................     9.750%     107     02/01/10       815       842
Birmingham II, Birmingham, AL.............................    13.000%      --     05/01/95        --     1,406
Bedford Park, Bedford Park, IL............................     9.000%     245     01/20/99     1,864     1,938
                                                                                             -------   -------
SUBTOTAL..................................................                                    10,429    12,147
Unamortized Debt Premium..................................                                        --        25
                                                                                             -------   -------
         TOTAL............................................                                   $10,429   $12,172
                                                                                             =======   =======

     Principal payments related to the mortgage notes payable at December 31, 1995 are due as follows:

            1996.......................................................  $   345
            1997.......................................................      615
            1998.......................................................      396
            1999.......................................................    3,523
            2000.......................................................      302
            Thereafter.................................................    5,248
                                                                         -------
                      Total............................................  $10,429
                                                                         =======

8. DISTRIBUTIONS.

     During the three-year period ended December 31, 1995, no distributions were made, except for a one dollar per share preferred distribution made by Trust VII in 1993 in the amount of $563. There were no distributions made by the Merged Trusts during the period ended February 23, 1996. The Preferred Shares generally have certain non-cumulative preferential rights to current distributions.

9. PER SHARE INFORMATION.

     The Merged Trusts collectively have a total of 14,725,328 common shares without redemptive rights outstanding at both February 23, 1996 and December 31, 1995. Also, Trust IV has 3,278,889 common shares outstanding with redemptive rights. The accompanying statement of operations does not include per share calculations as the Merger Agreement provides for differing exchange ratios which render historical combined per share information not meaningful.

10. TRANSFER OF AN OPTION TO PURCHASE PROPERTY.

     On January 6, 1994, Trust VII entered into an agreement to sell Lot 4 of the Park at Woodinville in 1997. In connection with this agreement, Trust VII received a note receivable with a principal amount of $375 from the buyer. The note receivable bears an interest rate of 8% per annum, and both the principal and accrued

                                 MERGED TRUSTS
interest are due and payable on January 4, 1997. The agreement has been recorded as a transfer of an option to purchase the lot in 1997 using the deposit method. Under this method, the lot is recorded as part of Rental Properties, Net. In connection with this transaction, Trust VII recognized a provision for decrease in net realizable value totaling $120 and $528 in 1994 and 1993, respectively.

11. CAPITALIZED LEASE OBLIGATION.

     One of Trust IV's property's, Mount Prospect Industrial Center, is subject to a ground lease. This lease was recorded as a capitalized lease obligation. As of June 30, 1993, Trust IV determined a foreclosure-in-substance had occurred on Mount Prospect Industrial Center.

12. DISPOSITION OF PROPERTIES.

     On July 20, 1995, Trust VII sold the Paradise Marketplace property located in Las Vegas, Nevada for a selling price of $10,390. Trust VII received net cash proceeds of $10,037 after adjustments for closing costs, interest earned and pro-rations totaling $353. The net proceeds from the sale, together with $113 of additional funds provided by Trust VII, were placed in an escrow account totaling $10,150 and were used to (i) pay off its Bank Facility amounting to $4,578, (ii) make an interest payment of $22 on its Bank Facility and (iii) make a deposit into a bank to support a letter of credit issued in favor of the lender for Trust VII's Insurance Company Facility of $5,551. In connection with the sale, Trust VII wrote-off free rent and unamortized lease commissions, net of other liabilities, in the amount of $161. Trust VII incurred a loss on sale of this property totaling $135. The property had previously been written down to its estimated net realizable value.

     On October 21, 1994, Trust VI sold the Cherry Hill property located in New Jersey for a selling price of $452. Trust VI received net cash proceeds of $421 after deductions for closing costs and pro-rated items totaling $31. Trust VI paid $390 of these proceeds as additional paydown on its Insurance Company Facility and $5 in prepayment penalties. In connection with this transaction, Trust VI recognized a loss on sale of property in the amount of $239. The property had previously been written down to its net realizable value.

     On June 30, 1994, Trust VI sold the Cooper Center and Cooper Center West properties located in Pennsauken, New Jersey, for a selling price of $3,450. Trust VI received net cash proceeds of $3,223 after deductions for: (i) closing costs of $184 and (ii) pro-rated items totaling $43. In connection with this transaction, Trust VI recognized a loss on sale of properties totaling $35. The properties had previously been written down to their net realizable value.

     On June 23, 1994, Trust VII sold the Greentree Place property located in Marlton, New Jersey at a price of $5,600. Trust VII received net cash proceeds of $5,355 after deductions for closing costs of $196 and pro-rated items totaling $49. These proceeds were used to pay down the Insurance Company Facility. Trust VII incurred a loss on sale of property in the amount of $124. The property had previously been written down to its net realizable value.

     On October 15, 1993, Trust VI sold a property located at 6387 Nancy Ridge Drive, San Diego, California at a selling price of $329. Trust VI received net cash proceeds of $306 after deductions for closing costs and pro-rated items totaling $23. In connection with this sale, Trust VI recognized a gain on sale of property in the amount of $57.

     On June 10, 1993, Trust VI sold a property located at 6393 Nancy Ridge Drive, San Diego, California. The selling price was $294, and the net proceeds to Trust VI after prorations, closing costs and commissions of $21, totaled $272. Trust VI incurred a loss on sale of property in the amount of $29 in connection with this sale.

                                 MERGED TRUSTS

     On March 19, 1993, Trust VII sold Lot 5 of the Park at Woodinville property. The selling price of $600 was paid entirely in cash. Trust VII received net cash proceeds of $429 after deductions for: (i) closing costs and pro-rated items totaling $46; and (ii) an escrow holdback amounting to $125. Trust VII received a full refund of the escrow holdback in December 1993. In connection with the disposal of Lot 5, Trust VII recognized a loss on sale of property in the amount of $252.

13. ADJUSTMENT DUE TO TENANT BANKRUPTCY.

     In March 1993, the sole tenant at Moorpark declared bankruptcy. In connection with the bankruptcy proceeding, the tenant rejected its existing lease with Trust IV. As a result of such rejection, Trust IV incurred the following non-cash write-offs: (i) $599 constituting deferred rent receivable and (ii) $81 constituting unamortized lease commissions.

14. EXTINGUISHMENT OF DEBT.

     The extraordinary gain on extinguishment of debt of $69 recognized in 1993 represents Trust IV's gain recognized on the foreclosure of a loan on one of its properties. The property had previously been written down to its net realizable value.

15. FORECLOSURE OF PROPERTY.

     The extraordinary gain on foreclosure of property of $727 recognized in 1993 represents Trust IV's recognition of the foreclosure of a loan on Mount Prospect Industrial Center. The gain is attributable to the excess write-offs of the (i) underlying mortgage note, (ii) capitalized lease obligation, and (iii) accrued liabilities associated with owning the property, over the net asset value of the property. The property had previously been written down to its net realizable value.

16. COMMITMENTS AND CONTINGENCIES.

     Trust IV is the general partner of a limited partnership that owns the Phoenix Nine properties (the "Phoenix Partnership"). It appears that activities conducted at a property adjacent to two of the Phoenix Nine properties have caused groundwater contamination that has extended below those two properties. The party who appears to have conducted those activities (the "Responsible Party") has been named the responsible party (in conjunction with another party who previously had leased space at the adjacent property) and has administered and borne the cost of groundwater testing to date. The Responsible Party has agreed to indemnify the Phoenix Partnership against claims and liabilities arising out of the groundwater contamination.

     The Responsible Party is a large, publicly traded corporation, and Trust IV believes that the Responsible Party has the financial resources that would be required to clean up the contamination. In addition, Trust IV believes that the owner of the adjacent property, where the contamination originated, has the financial resources to clean up the contamination if the Responsible Party does not adequately fulfill its remediation responsibility.

17. STOCK PURCHASE AGREEMENT.

     On September 22, 1994, the Merged Trusts each entered into a separate Stock Purchase Agreement (collectively referred to as the "Agreement") with Hunt Realty Acquisitions, L.P. ("Hunt"). The Agreement called for the Merged Trusts to collectively to issue 1,493,175 shares of common stock and 3,493,905 shares of preferred stock to Hunt at $1.78 and $3.30 per share for total amounts of $2,658 and $11,530 respectively, less reimbursement of certain expenses. In addition, the Agreement required that the Merged Trusts enter into an agreement satisfactory to Hunt under which, subject to further stockholder approval and other contingencies,

                                 MERGED TRUSTS
the Merged Trusts would merge into a newly formed infinite-life REIT. The funding of the Hunt investment occurred on May 31, 1995.

     In contemplation of the Hunt investment, the Merged Trusts' respective stockholders approved amendments to the Merged Trusts' respective organizational documents in March 1995. These amendments include, but are not limited to, a reduction in the limit on the amount of the respective Merged Trusts' shares that can be owned by any one person to 3.6% of the lesser of the number of shares or value of any class or series of the Merged Trusts' outstanding shares.

     Under the terms of the Agreement, prior to the earlier of the merger or 120 days after the occurrence of certain specified events such as the termination of the Merged Trusts' right or obligation to merge under the Merger Agreement, the Merged Trusts are required to refrain from taking certain actions without the consent of Hunt and USAA, including declaring dividends, incurring certain obligations or liabilities, selling substantially all of the Merged Trusts' assets, selling the Merged Trusts' properties and modifying the terms of the Merged Trusts' material contracts.

     Effective April 27, 1995, the Merged Trusts each entered into a separate stock purchase agreement with USAA Real Estate Company ("USAA") to collectively issue 1,785,714 shares of the Merged Trusts' common stock and 2,649,161 shares of the Merged Trusts' preferred stock to USAA in differing amounts of $1.96, $3.86 and $3.91 per share ($13,819 in total). The funding of the USAA investment also occurred on May 31, 1995.

     The funds received from the Hunt and USAA stock purchase agreements were used to pay down and restructure the Company's debt. The costs related to the stock purchase agreements totaling $3,323 were charged against the proceeds from the issuance of new shares.

     As of December 31, 1995 and December 31, 1994, the Merged Trusts have incurred approximately $2,601 and $371 respectively, in costs related to the Merger. These costs are classified in Other Assets on the accompanying historical combined balance sheets as of December 31, 1995 and December 31, 1994.

18. INVESTMENT IN REAL ESTATE INVESTMENT TRUST.

     The Merged Trusts purchased 920,500 shares of MIT's Series A Preferred Stock for $1.00 per share reflected as investment in real estate investment trust on the accompanying historical combined balance sheet as of December 31, 1995. In connection with the Merger, the shares of Series A Preferred Stock were cancelled.

19. SUBSEQUENT EVENT -- MERGER.

     After receiving respective stockholder approvals of the Merger Agreement on February 22 and 23, 1996, the Merged Trusts merged into MIT. As part of the Merger, MIT issued approximately 7.6 million shares of its common stock to the former preferred and common stockholders of the Merged Trusts.

                               THE MERGED TRUSTS

                                  SCHEDULE II
             HISTORICAL COMBINED VALUATION AND QUALIFYING ACCOUNTS
             FOR THE PERIOD FROM JANUARY 1 TO FEBRUARY 23, 1996 AND
       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                BALANCE AT                                      BALANCE AT
                                               BEGINNING OF     CHARGED TO      ADDITIONS         END OF
                 DESCRIPTION                       YEAR          EXPENSE       (DEDUCTIONS)       PERIOD
---------------------------------------------  ------------     ----------     ------------     ----------
1993
  Reserve for Bad Debts......................     $1,101           $582           $ (598)         $1,085
  Reserve for Temporary Decline in Marketable
     Securities..............................        116             --             (101)             15
1994
  Reserve for Bad Debts......................      1,085            186             (489)            782
  Reserve for Temporary Decline in Marketable
     Securities..............................         15             --               --              15
1995
  Reserve for Bad Debts......................        782            579             (458)            903
  Reserve for Temporary Decline in Marketable
     Securities..............................         15             --               --              15
1996
  Reserve for Bad Debts......................        903            (70)              --             833
  Reserve for Temporary Decline in Marketable
     Securities..............................         15             --               --              15

                               THE MERGED TRUSTS
                                  SCHEDULE III
          HISTORICAL COMBINED REAL ESTATE AND ACCUMULATED DEPRECIATION
                            AS OF DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                                                   COST CAPITALIZED
                                                                                    SUBSEQUENT TO
                                                                                     ACQUISITION          NET
                                                               INITIAL COST TO   --------------------  REALIZABLE
                                                                   COMPANY        RENTAL                 VALUE
                                                    ENCUM-    -----------------  IMPROVE-    RENTAL      WRITE-
                   DESCRIPTION                    BRANCES(1)   LAND    BUILDING   MENTS    GUARANTEES   DOWNS(2)    LAND
------------------------------------------------------------  -------  --------  --------  ----------  ----------  -------
Business Service Centers:
  Palisades I and II..............................  $  1,797  $   833  $  3,327  $   479     $   --     $ (1,314)  $   570
  201 Regal Row...................................        --      333     1,066      199         --           --       333
  Park at Woodinville.............................        --    3,040     9,966      503         --           --     3,041
  Pontiac and Troy Tech II........................        --    2,297     9,196       28        (32)          --     2,291
Warehouse/Distribution Buildings:
  Bedford Park....................................     1,864      435     3,289      224         --           --       435
  1550 Heil Quaker................................        --      425     4,603    1,062         --         (510)      382
  1600 Corporate Place............................        --      200     1,365      535         --           --       200
  Air Park Cove and 4013 Premier..................        --      538     3,580      474         --           --       538
  Hennessey Warehouse.............................        --      275     1,677      283         --         (425)      215
  Chicago 14......................................        --    4,805    18,220    2,523         --       (1,350)    4,440
  Lombard I.......................................        --    1,103     5,890      669         --           --     1,103
  Birmingham I and II.............................        --    1,154     3,217      142         --         (950)      876
  Olive Branch I and II...........................     6,700      689    17,512       33         --           --       689
  Northgate/International, Valwood 20 and
    Centreport 17.................................        --    3,660    12,045       35         --           --     3,660
  Great Southwest 110.............................        --      791     3,574       14         --           --       791
  Wildwood/Pioneer................................        --    1,142     5,127      538         --           --     1,142
  Baxter and Port Distribution....................        --      497     6,110       25        (75)        (957)      420
  Delp Distribution...............................        --    1,285     6,745       98         --       (1,166)    1,098
Industrial/Flex Buildings:
  Phoenix Nine....................................        --    3,820     8,738      911         --       (3,006)    2,795
  Cypress, B Chatsworth, and Moorpark, CA.........        --    6,200    14,211      777         --       (5,828)    4,133
  Nancy Ridge.....................................        --      216       429       --         --         (252)      132
  Willow Lake.....................................        --    1,004     4,297        3       (136)          --       978
  Cypress A, Cypress C and Valencia...............        --    5,310    12,120       --         --       (6,969)    3,145
  Progress I & II Centers and 8215 Building.......        --    1,372     6,807      223         --         (470)    1,294
  Dallas Nine.....................................     6,768    6,712    19,654    1,524       (374)     (10,464)    3,994
Building and Retail Shopping Centers:
  San Carlos......................................        --    2,800     4,444      565         --           --     2,800
  Live Oak Parkway................................        --    2,835     2,486        6       (130)        (444)    2,529
  Marietta Trade Center...........................        --   12,554    20,233    1,160       (190)      (8,194)    9,344
  Seatac and Meridian Village.....................        --    7,500    13,276    1,663         --           --     7,500
Retail Restaurant Building:
  Park Ten Center.................................        --      648     1,367       --         --         (473)      496
Other.............................................        --       --        --       90         --           --        --
                                                    -------   -------  --------  -------      -----     --------   -------
        Total.....................................  $ 17,129  $74,473  $224,571  $14,786     $ (937)    $(42,772)  $61,364
                                                    =======   =======  ========  =======      =====     ========   =======


                                                      GROSS
                                                      AMOUNT
                                                    CARRIED AT
                                                      END OF
                                                      PERIOD
                                                    BUILDING &
                                                     IMPROVE-             ACCUMULATED    DATE OF       DATE OF    DEPRECIABLE
                   DESCRIPTION                        MENTS     TOTAL(3)  DEPRECIATION CONSTRUCTION  ACQUISITION     LIFE
--------------------------------------------------  ----------  --------  -----------  ------------  -----------  -----------

                                                  <
Business Service Centers:
  Palisades I and II..............................   $  2,755   $  3,325    $ 1,087       1981-82      08/30/85     35 years
  201 Regal Row...................................      1,265      1,598        247       1966         10/24/90     35 years
  Park at Woodinville.............................     10,468     13,509      2,647       1987-89      01/05/88     35 years
  Pontiac and Troy Tech II........................      9,198     11,489      1,902       1986-88      11/02/88     35 years
Warehouse/Distribution Buildings:
  Bedford Park....................................      3,513      3,948        903       1980         06/22/86     35 years
  1550 Heil Quaker................................      5,198      5,580      1,651       1975         04/09/87     35 years
  1600 Corporate Place............................      1,900      2,100        517       1975         05/07/87     35 years
  Air Park Cove and 4013 Premier..................      4,054      4,592        930       1965-78      07/02/87     35 years
  Hennessey Warehouse.............................      1,595      1,810        514       1975         06/28/87     35 years
  Chicago 14......................................     19,758     24,198      5,862       1963-81      12/30/86     35 years
  Lombard I.......................................      6,559      7,662      1,818       1986         05/27/88     35 years
  Birmingham I and II.............................      2,687      3,563        580       1980-85      12/21/89     35 years
  Olive Branch I and II...........................     17,545     18,234      1,733       1990         06/29/90     35 years
  Northgate/International, Valwood 20 and
    Centreport 17.................................     12,080     15,740      2,596       1986-87      06/29/88     35 years
  Great Southwest 110.............................      3,588      4,379        754       1972-73      09/29/88     35 years
  Wildwood/Pioneer................................      5,665      6,807      1,294       1970         04/03/89     35 years
  Baxter and Port Distribution....................      5,180      5,600        978       1986-90      12/21/89     35 years
  Delp Distribution...............................      5,864      6,962        963       1981         06/29/90     35 years
Industrial/Flex Buildings:
  Phoenix Nine....................................      7,668     10,463      2,512       1964-84      10/15/86     35 years
  Cypress, B Chatsworth, and Moorpark, CA.........     11,227     15,360      3,078       1985-86      10/20/87     35 years
  Nancy Ridge.....................................        261        393         79       1983         12/29/87     35 years
  Willow Lake.....................................      4,190      5,168        954       1987         03/31/88     35 years
  Cypress A, Cypress C and Valencia...............      7,316     10,461      2,422       1985-86      10/07/87     35 years
  Progress I & II Centers and 8215 Building.......      6,638      7,932      1,658       1985-86      12/09/87     35 years
  Dallas Nine.....................................     13,058     17,052      4,562       1979-84      06/30/86     35 years
Building and Retail Shopping Centers:
  San Carlos......................................      5,009      7,809      1,550       1970         06/08/86     35 years
  Live Oak Parkway................................      2,224      4,753        513       1987-88      07/08/88     35 years
  Marietta Trade Center...........................     16,219     25,563      4,291       1987-88      09/30/88     35 years
  Seatac and Meridian Village.....................     14,939     22,439      3,959       1977-79      09/30/87     35 years
Retail Restaurant Building:
  Park Ten Center.................................      1,046      1,542        263       1987-88      06/23/88     35 years
Other.............................................         90         90         88       1991          1991        17 mos
                                                     --------   --------    -------
        Total.....................................   $208,757   $270,121    $52,905
                                                     ========   ========    =======

     Reconciliations of cost and accumulated depreciation for the years ended December 31, 1995, 1994, 1993 are as follows:

                                                1995                             1994                             1993
                                     --------------------------       --------------------------       --------------------------
                                                    ACCUMULATED                      ACCUMULATED                      ACCUMULATED
                                       COST         DEPRECIATION        COST         DEPRECIATION        COST         DEPRECIATION
                                     --------       -----------       --------       -----------       --------       -----------
Balance at beginning of year.......  $276,345         $50,126         $298,304         $48,812         $323,029         $45,468
Additions during period:
  Capital improvements.............     3,112              --            3,027              --            1,780              --
  Acquisition of property..........     6,709(4)           --               --              --               --              --
  Transfer of an option to purchase
     property......................        --              --              166(6)           --               --              --
  Depreciation.....................        --           7,577               --           8,285               --           8,968
Net realizable value write-downs...    (1,140)             --           (9,001)             --           (6,496)             --
Deletions..........................    (2,444)         (2,444)          (2,252)         (2,252)          (1,961)         (1,961)
Reimbursement for tenant
  improvements.....................        --              --               --              --              (25)             --
Tenant improvement loan............       (35)            (10)              --              --               --              --
Property dispositions..............   (12,426)(5)      (2,344)         (13,899)(7)      (4,719)         (18,023)(8)      (3,663)
                                     --------         -------         --------         -------         --------         -------
Balance at end of year.............  $270,121         $52,905         $276,345         $50,126         $298,304         $48,812
                                     ========         =======         ========         =======         ========         =======

---------------
(1) Properties not specifically encumbered by a mortgage note are held subject to a promissory note secured by a first deed of trust in connection with the long term debt facilities with a bank and an insurance company. As of December 31, 1995, properties with a total net book value of $191,322 serve as collateral for the outstanding indebtedness under the facilities aggregating to $92,599.
(2) Represents the cumulative Provision for Decrease in Net Realizable Value at December 31, 1995, which is measured by the amount by which the carrying values of the properties exceeded their respective current estimated fair market value.
(3) The aggregate cost for federal income tax purposes was approximately
    $317,104.
(4) Olive Branch II was purchased in November 1995. The acquisition was funded by a $6,700 bridge loan.
(5) Represents the property basis of Paradise Marketplace which was sold on July 20, 1995.
(6) Primarily represents the closing costs incurred in connection with the agreement to sell Lot 4 of the Park at Woodinville in 1997. The agreement was entered into on January 6, 1994.
(7) Represents the property basis of the following properties which were all sold in 1994: Cooper Center, Copper Center West, Cherry Hill and Greentree Place.
(8) Represents the property basis of the following properties which were disposed of in 1993: Mt. Prospect, 6393 and 6387 Nancy Ridge Drives, Lot 5 of the Park at Woodinville.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Meridian Industrial Trust, Inc.:

     We have audited the accompanying combined statement of revenues and certain expenses for the Three Acquired Properties, as defined in Note 1, for the year ended December 31, 1995. This statement is the responsibility of the management of Meridian Industrial Trust, Inc. (the "Company"). Our responsibility is to express an opinion on this combined statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying combined statement of revenue and certain expenses was prepared for the purpose of complying with Rule 3-14 of the Securities and Exchange Commission's rules and regulations, and is not intended to be a complete presentation of the revenues and expenses of the Three Acquired Properties.

     In our opinion, the combined statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Three Acquired Properties for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Francisco, California
October 25, 1996

                        MERIDIAN INDUSTRIAL TRUST, INC.

              COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES
                       FOR THE THREE ACQUIRED PROPERTIES
             FOR THE PERIOD FROM JANUARY 1, 1996 TO THE EARLIER OF
             DATE OF ACQUISITION OR SEPTEMBER 30, 1996 (UNAUDITED)
                    AND FOR THE YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                                 EARLIER OF DATE
                                                                OF ACQUISITION OR
                                                                  NINE MONTHS            YEAR
                                                                     ENDED              ENDED
                                                                 SEPTEMBER 30,       DECEMBER 31,
                                                                     1996                1995
                                                               -----------------    -------------
                                                                  (UNAUDITED)
    Rental Revenues..........................................       $ 3,301             $5,614
    Certain Expenses:
      Real Estate Taxes......................................           372                603
      Property Operating and Maintenance.....................           365                668
                                                                     ------             ------
                                                                        737              1,271
                                                                     ------             ------
    Rental Revenue in Excess of Certain Expenses.............       $ 2,564             $4,343
                                                                     ======             ======

        The accompanying notes are an integral part of these statements.

                        MERIDIAN INDUSTRIAL TRUST, INC.

         NOTES TO COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES
                       FOR THE THREE ACQUIRED PROPERTIES
             FOR THE PERIOD FROM JANUARY 1, 1996 TO THE EARLIER OF
             DATE OF ACQUISITION OR SEPTEMBER 30, 1996 (UNAUDITED)
                    AND FOR THE YEAR ENDED DECEMBER 31, 1995
                                 (IN THOUSANDS)

1. PROPERTIES ACQUIRED.

     The combined statements of revenues and certain expenses (see "Basis of Presentation" below) include the combined operations of two operating properties acquired by Meridian Industrial Trust (the "Company") on March 29, 1996 and September 30, 1996, and a third property which the Company expects to acquire prior to December 31, 1996 (collectively referred to as "the Three Acquired Properties").

                                                                            RENTABLE
                                                        ACQUISITION          SQUARE
     PROPERTY NAME               LOCATION                  DATE               FEET            BUILDING TYPE
-----------------------    ---------------------    -------------------    ----------    -----------------------
Arenth Facility            City of Industry, CA       March 29, 1996          332,750    Warehouse/Distribution
Crosswind Dr. Facility     Columbus, OH             September 30, 1996      1,014,592    Warehouse/Distribution
Mission Oaks Blvd.         Camarillo, CA                  Pending             310,736    Warehouse/Distribution
  Facility

     At the time of the Crosswind Drive Facility acquisition, expansion of the existing facility by 301,950 square feet was substantially completed. The tenant occupying the facility moved into the expansion space on or about September 30, 1996.

2. BASIS OF PRESENTATION.

     The accompanying statements of revenues and certain expenses are not representative of the actual operations of the Three Acquired Properties for the periods presented. Certain expenses may not be comparable to the expenses expected to be incurred by the Company in the proposed operations of the Three Acquired Properties; however, the Company is not aware of any material factors relating to these Three Acquired Properties that would cause the reported financial information not to be indicative of future operating results. Excluded expenses consist primarily of interests expense, depreciation and amortization and other costs not directly related to the future operations of the Three Acquired Properties.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

     (a) Revenue Recognition. All leases are classified as operating leases, and rental revenue is recognized on a straight-line basis over the terms of the leases.

     (b) Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                        MERIDIAN INDUSTRIAL TRUST, INC.

         NOTES TO COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES
                FOR THE THREE ACQUIRED PROPERTIES -- (CONTINUED)

4. LEASING ACTIVITY.

     The minimum future rental revenue due under non-cancelable operating leases in effect as of October 1, 1996, for the remainder of 1996 and annually thereafter are as follows:

                                      YEAR                               AMOUNT
            ---------------------------------------------------------    -------
            1996 (three months)......................................    $1,299
            1997.....................................................     5,197
            1998.....................................................     5,197
            1999.....................................................     5,017
            2000.....................................................     4,116
            Thereafter...............................................    18,961

     In addition to minimum rental payments, tenants pay their share of specified operating expenses, which amounted to $737 for the period from January 1, 1996 to the earlier of the date of acquisition or September 30, 1996 (unaudited), and $1,271 for the year ended December 31, 1995. Certain leases contain options to renew.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Meridian Industrial Trust, Inc.:

     We have audited the accompanying combined statements of revenue and certain expenses of the Trust 83 Properties, as defined in Note 1, for the years ended December 31, 1995, 1994 and 1993. These financial statements are the responsibility of the management of Meridian Industrial Trust, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying combined statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Prospectus of Meridian Industrial Trust, Inc., and are not intended to be a complete presentation of the Trust 83 Properties' revenue and expenses.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the revenue and certain expenses of the Trust 83 Properties for the years ended December 31, 1995, 1994 and 1993, in conformity with generally accepted accounting principles.

                                                             ARTHUR ANDERSEN LLP

San Francisco, California
February 23, 1996

                              TRUST 83 PROPERTIES

              COMBINED STATEMENTS OF REVENUE AND CERTAIN EXPENSES
                FOR YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                 (IN THOUSANDS)

                                                                   YEAR ENDED DECEMBER 31,
                                                               --------------------------------
                                                                1995         1994         1993
                                                               ------       ------       ------
Rental revenue...............................................  $4,565       $4,548       $4,754
                                                               ------       ------       ------
Certain expenses:
  Property operating and maintenance.........................     868          726          643
  Real estate taxes..........................................     514          514          542
                                                               ------       ------       ------
                                                                1,382        1,240        1,185
                                                               ------       ------       ------
Rental revenue in excess of certain expenses.................  $3,183       $3,308       $3,569
                                                               ======       ======       ======

        The accompanying notes are an integral part of these statements.

                              TRUST 83 PROPERTIES

          NOTES TO COMBINED STATEMENTS OF REVENUE AND CERTAIN EXPENSES
                              FOR THE YEARS ENDED
                        DECEMBER 31, 1995, 1994 AND 1993
                    (IN THOUSANDS, EXCEPT SQUARE FEET DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

     Business. The accompanying financial statements include the combined operations (see "Basis of Presentation" below) of nine properties (the "Trust 83 Properties") owned by Meridian Point Realty Trust '83 ("Trust 83").

     Meridian Industrial Trust, Inc. (the "Company") intends to acquire 100% of the land and buildings, and assume the underlying mortgage notes payable (see
Note 3) and certain other obligations, of each of the following properties:

                                                                     NET
                                                     NUMBER OF     RENTABLE             PROPERTY
            NAME                    LOCATION         PROPERTIES    SQ. FT.             DESCRIPTION
----------------------------    -----------------    ---------     --------       ---------------------
Scripps Ranch Business Park     San Diego, CA            1          182,745       Nine industrial/
                                                                                    flex buildings
Golden Cove Shopping Center     Palos Verdes, CA         1           75,881       One retail
                                                                                    shopping center
North Irvine Business Park      Santa Ana, CA            1           56,880       Two industrial/flex
                                                                                    buildings
El Dorado Industrial Plaza      Phoenix, AZ              1          118,800       Two warehouse/
                                                                                    distribution
                                                                                    buildings
Airport Industrial Park         Memphis, TN              5          476,183       Five warehouse/
                                                                                    distribution
                                                                                    buildings

     Basis of Presentation. The accompanying combined financial statements are not representative of the actual operations of the Trust 83 Properties for the periods presented. Certain expenses may not be comparable to the expenses expected to be incurred by the Company in the proposed future operations of the Trust 83 Properties. Excluded expenses consist of interest, depreciation and amortization, and other costs not directly related to the future operations of the Trust 83 Properties.

     Revenue Recognition. All leases are classified as operating leases, and rental revenue is recognized on a straight-line basis over the terms of the leases.

2. LEASING ACTIVITY.

     The minimum future rental revenues from leases in effect at December 31 1995 are as follows:

                YEAR                                                  AMOUNT
                ----                                                  ------
                1996................................................. $3,739
                1997.................................................  3,464
                1998.................................................  2,232
                1999.................................................  1,418
                2000.................................................    752
                Thereafter...........................................  1,896

     In addition to minimum rental payments, certain tenants pay reimbursements for their pro rata share of specified operating expenses, which amounted to $528, $494, and $657 for the years ended December 31, 1995, 1994 and 1993, respectively.

                              TRUST 83 PROPERTIES

                  NOTES TO COMBINED STATEMENTS OF REVENUE AND
                        CERTAIN EXPENSES -- (CONTINUED)

3. MORTGAGE NOTES PAYABLE.

     The following table presents unaudited information as of December 31, 1995 regarding the mortgage notes payable that will be assumed by the Company in connection with the acquisition of the Trust 83 Properties. All such instruments are first lien notes secured by the rental properties.

                                                    STATED
                                                   INTEREST    ANNUAL     MATURITY
            NAME AND LOCATION OF PROPERTY            RATE      PAYMENTS    DATES      BALANCE
    ---------------------------------------------- --------    -------    --------    -------
    Golden Cove, Palos Verdes, CA.................    9.07%     $ 313     11/01/97    $ 3,254
    North Irvine Business Park, Santa Ana, CA.....   8.500%       277     03/01/96      2,097
    Airport Bldg. 14, Memphis, TN.................   9.500%       153     08/01/03        820
    Airport Bldg. 16A & 16B, Memphis, TN..........   9.250%       126     09/01/09        971
    El Dorado Industrial Plaza, Phoenix, AZ.......  10.625%       189     09/01/08      1,315
    Scripps Business Ranch, San Diego, CA......... Variable       952     03/31/96      7,982
                                                                                      -------
              Total...............................       --        --           --    $16,439
                                                                                      =======

     Principal payments are due as follows:

                1996................................................ $10,297
                1997................................................   3,390
                1998................................................     205
                1999................................................     226
                2000................................................     249
                Thereafter..........................................   2,072
                                                                     -------
                          Total..................................... $16,439
                                                                     =======

     The monthly rate on the underlying mortgage note securing the Golden Cove property is based on the average yield of the six month Treasury Bills plus 3% (8.56% at December 31, 1995). The note is both assumable and pre-payable without penalty.

     The mortgage note securing the Scripps Business Ranch requires monthly principal payments of $8 and bears interest at prime plus 1% (9.50% at December 31, 1995). The Airport Building #3 serves as additional collateral for this loan.

================================================================================

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED IN THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Prospectus Summary....................     4
Risk Factors..........................    17
Recent Investments and Dispositions...    25
The Company...........................    29
Use of Proceeds.......................    36
Price Range of Common Stock...........    36
Distribution Policy...................    36
Dilution..............................    37
Capitalization........................    38
Selected Financial and Other Data.....    39
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    41
Business and Properties...............    48
Policies with Respect to Certain
  Activities..........................    73
Management............................    76
The Consolidation Transactions........    84
Certain Relationships and Related
  Party Transactions..................    85
Principal and Management
  Stockholders........................    87
Description of Stock..................    88
Certain Provisions of Maryland Law and
  of the Charter and Bylaws...........    95
Federal Income Tax Considerations.....   100
Shares Available for Future Sale......   110
Underwriting..........................   112
Legal Matters.........................   113
Experts...............................   113
Additional Information................   113
Glossary..............................   114
Index to Financial Statements.........   F-1

================================================================================


================================================================================

                                3,400,000 Shares

                                      [LOGO]

                                  Common Stock


                             ---------------------
                                   PROSPECTUS
                             ---------------------


                       PRUDENTIAL SECURITIES INCORPORATED

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                         ROBERTSON, STEPHENS & COMPANY


                               November 19, 1996

================================================================================